          As filed with the Securities and Exchange Commission on March 30, 2011
                                                     Registration No. 333-172475
                                                                        811-6584


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          PRE-EFFECTIVE AMENDMENT NO. 1


                                     and/or


         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                                AMENDMENT NO. 156


       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A (formerly, The Manufacturers Life Insurance Company of New York Separate
                                   Account A)
                           (Exact name of Registrant)

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
        (formerly, The Manufacturers Life Insurance Company of New York)
                               (Name of Depositor)

                       100 Summit Lake Drive, Second Floor
                            Valhalla, New York 10595
              (Address of Depositor's Principal Executive Offices)

                                 (914) 773-0708
               (Depositor's Telephone Number Including Area Code)

                            Thomas J. Loftus, Esquire
                 John Hancock Life Insurance Company of New York
                               601 Congress Street
                              Boston, MA 02210-2805
                     (Name and Address of Agent for Service)

                                    Copy to:

Approximate Date of Proposed Public Offering: June 1, 2011

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Securities Being Registered: Variable Annuity Insurance Contracts

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS


[Incorporated by reference to this Registration Statement, File No. 333-172475, filed on February 28, 2011]

                                     PART B

                            INFORMATION REQUIRED IN A

                       STATEMENT OF ADDITIONAL INFORMATION


                                [FILED HEREWITH]

                                             Statement of Additional Information
                                                              dated June 1, 2011

                             (JOHN HANCOCK(R) LOGO)
                             JOHN HANCOCK ANNUITIES

                       Statement of Additional Information

       John Hancock Life Insurance Company of New York Separate Account A

THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A PROSPECTUS. This Statement of Additional Information should be read in conjunction with the Prospectus dated the same date as this Statement of Additional Information. This Statement of Additional Information describes additional information regarding the flexible purchase payment deferred variable annuity contracts (singly, a "Contract" and collectively, the "Contracts" issued by JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK ("John Hancock New York") in the state of New York as follows:

                    CONTRACT ISSUED BY JOHN HANCOCK NEW YORK

                      Venture(R) Frontier Variable Annuity
                     [Venture(R) 7 Series Variable Annuity]
                     [Venture(R) 4 Series Variable Annuity]

You may obtain a copy of the Prospectus listed above by contacting us at the following addresses:

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

John Hancock Annuities Service Center   Mailing Address
164 Corporate Drive                     Post Office Box 9506
Portsmouth, NH 03801-6815               Portsmouth, NH 03802-9506
(800) 551-2078                          www.jhannuitiesnewyork.com

JHNY SEP ACCT A SAI Venture(R) Series Chassis 06/11

                                Table of Contents

GENERAL INFORMATION AND HISTORY ..........................................     1
JOHN HANCOCK VARIABLE INSURANCE TRUST PORTFOLIO HOLDINGS CURRENTLY
   POSTED ON A WEBSITE ...................................................     1
ACCUMULATION UNIT VALUE TABLES ...........................................     1
SERVICES .................................................................     1
   Independent Registered Public Accounting Firm .........................     1
   Servicing Agent .......................................................     2
   Principal Underwriter .................................................     2
   Special Compensation and Reimbursement Arrangements ...................     2
STATE VARIATIONS REGARDING RECOGNITION OF SAME-SEX COUPLES ...............     5
ADDITIONAL INFORMATION ABOUT THE PORTFOLIO STABILIZATION PROCESS .........     6
QUALIFIED PLAN TYPES .....................................................     8
LEGAL AND REGULATORY MATTERS .............................................    13
APPENDIX A: AUDITED FINANCIAL STATEMENTS .................................   A-1

                         General Information and History

John Hancock Life Insurance Company of New York Separate Account A (the "Separate Account") (formerly, The Manufacturers Life Insurance Company of New York Separate Account A) is a separate investment account of John Hancock Life Insurance Company of New York ("we" or "us"), a stock life insurance company organized under the laws of New York in 1992. John Hancock New York's principal office is located at 100 Summit Lake Drive, Valhalla, New York 10595. It also has an Annuities Service Center located at 164 Corporate Drive, Portsmouth, New Hampshire 03801-6815. John Hancock New York is a wholly-owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("John Hancock USA") (formerly, The Manufacturers Life Insurance Company of New York), a stock life insurance company incorporated in Maine on August 20, 1955 by a special act of the Maine legislature and redomesticated under the laws of Michigan. The ultimate parent of John Hancock USA is Manulife Financial Corporation ("MFC") based in Toronto, Canada. MFC is the holding company of The Manufacturers Life Insurance Company and its subsidiaries, collectively known as Manulife Financial.

John Hancock New York established the Separate Account on March 4, 1992 as a separate account under the laws of New York.

Our financial statements which are included in this Statement of Additional Information should be considered only as bearing on our ability to meet our obligations under the Contracts. They should not be considered as bearing on the investment performance of the assets held in the Separate Account.

            John Hancock Variable Insurance Trust Portfolio Holdings
                          Currently Posted on a Website

Each of the John Hancock Variable Insurance Trust's Fund of Funds that are available under the Contracts invests in shares of other funds. The John Hancock Variable Insurance Trust has adopted a policy to post each of these Fund of Funds' holdings in other funds on a website within 30 days after each calendar quarter end and within 30 days after any material changes are made to the holdings of a Fund of Fund. In addition, the ten largest holdings of each fund will be posted to the website 30 days after each calendar quarter end. The information described above will remain on the website until the date the John Hancock Variable Insurance Trust files its Form N-CSR or Form N-Q with the SEC for the period that includes the date as of which the website information is current. John Hancock Variable Insurance Trust's Form N-CSR and Form N-Q will contain each fund's entire portfolio holdings as of the applicable calendar quarter end.

You may access information on holdings for the Funds of Funds available under your Contract on the following website:

     http://www.jhannuities.com/Marketing/Portolios/
     PortfoliosManagementTeamPage.aspx?globalNavID=21

We provide this information in connection with our Contracts, but the John Hancock Variable Insurance Trust is responsible for the accuracy and validity of the information on holdings for the Funds of Funds posted on the website.

                         Accumulation Unit Value Tables

The Accumulation Unit Value Tables are located in Appendix U of the product prospectus.

                                    Services

Independent Registered Public Accounting Firm


The financial statements of John Hancock Life Insurance Company of New York at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and the financial statements of John Hancock Life Insurance Company of New York Separate Account A at December 31, 2010, and for each of the two years in the period ended December 31, 2010, appearing in this Statement of Additional Information of the Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Servicing Agent

Computer Sciences Corporation Financial Services Group ("CSC FSG") provides to us a computerized data processing recordkeeping system for variable annuity administration. CSC FSG provides various daily, semimonthly, monthly, semiannual and annual reports including:

     - daily updates on accumulation unit values, variable annuity participants and transactions, and agent production and commissions;

     -    semimonthly commission statements;

     -    monthly summaries of agent production and daily transaction reports;

     -    semiannual statements for Contract Owners; and

     -    annual Contract Owner tax reports.

We pay CSC FSG approximately $7.80 per Contract per year, plus certain other fees for the services provided.

Principal Underwriter

John Hancock Distributors, LLC, ("JH Distributors"), an indirect wholly owned subsidiary of MFC, serves as principal underwriter of the Contracts. Contracts are offered on a continuous basis. The aggregate dollar amounts of underwriting commissions paid to JH Distributors in 2010, 2009, and 2008 were $369,132,052, $421,625,749, and $597,650,909, respectively.

Special Compensation and Reimbursement Arrangements

The Contracts are primarily sold through selected firms. The Contracts' principal distributor, JH Distributors, and its affiliates (collectively, "JHD") pay compensation to broker-dealers (firms) for the promotion and sale of the Contracts. The compensation JHD pays may vary depending on each firm's selling agreement and the specific Contract(s) distributed by the firm, but compensation (inclusive of wholesaler overrides and expense allowances) paid to the firms for sale of the Contracts is not expected to exceed the standard compensation amounts referenced in the Prospectus for the applicable Contract.. The amount and timing of this compensation may differ among firms.

The registered representative through whom your Contract is sold will be compensated pursuant to that registered representative's own arrangement with his or her broker-dealer. The registered representative and the firm may have multiple options on how they wish to allocate their commissions and/or compensation. We are not involved in determining your registered representative's compensation. You are encouraged to ask your registered representative about the basis upon which he or she will be personally compensated for the advice or recommendations provided in connection with the sale of your Contract.

Compensation to firms for the promotion and sale of the Contracts is not paid directly by Contract owners, but we expect to recoup it through the fees and charges imposed under the Contract.

We may, directly or through JHD, make additional payments to firms, either from 12b-1 distribution fees received from the Contracts' underlying investment Portfolios or out of our own resources. These payments are sometimes referred to as "revenue sharing." Revenue sharing expenses are any payments made to broker-dealers or other intermediaries to either (i) compensate the intermediary for expenses incurred in connection with the promotion and/or sale of John Hancock investment products, or (ii) obtain promotional and/or distribution services for John Hancock investment products. Many firms that sell the Contracts receive one or more types of these cash payments.

We are among several insurance companies that pay additional payments to certain firms to receive "preferred" or recommended status. These privileges include: additional or special access to sales staff; opportunities to provide and/or attend training and other conferences; advantageous placement of our products on customer lists ("shelf-space arrangements"); and other improvements in sales by featuring our products over others.

Revenue sharing payments assist in our efforts to promote the sale of the Contracts and could be significant to a firm. Not all firms, however, receive additional compensation. We determine which firms to support and the extent of the payments we are willing to make, and generally choose to compensate firms that are willing to cooperate with our promotional efforts and have a strong capability to distribute the Contracts. We do not make an independent assessment of the cost of providing such services. Instead, we agree with the firm on the methods for calculating any additional compensation. The methods, which vary by firm and are further described below, may include different categories to measure the amount of revenue sharing payments, such as the level of sales, assets attributable to the firm and the variable annuity contracts covered under the arrangement (including contracts issued by any of our affiliates). The categories of revenue sharing payments that we may provide to firms, directly or through JHD, are not mutually exclusive and may vary from Contract to Contract. We or our affiliates may make additional types of revenue sharing payments for other products, and may enter into new revenue sharing arrangements in the future.

The following list includes the names of member firms of the Financial Industry Regulatory Authority ("FINRA,") (or their affiliated broker-dealers) that we are aware (as of December 31, 2010) received a revenue sharing payment of more than $5,000 with respect to annuity business during the latest calendar year:

NAME OF FIRM [TO BE UPDATED BY AMENDMENT]

                                   DISTRIBUTOR

                            1st Global Capital Corp.
                              AIG - SagePoint, Inc.
                        AIG - FSC Securities Corporation
                      AIG - Royal Alliance Associates, Inc.
                     American Portfolios Financial Services
                        AmTrust Investment Services, Inc.
                    Banc of America Investment Services, Inc.
                       BancWest Investment Services, Inc.
                           Cadaret, Grant & Co., Inc.
                          Cambridge Investment Research
                          CapitalOne Investments, Inc.
                            CapWest Securities, Inc.
                               Centaurus Financial
                         Citigroup Global Markets, Inc.
                           CCO Investment Services Co.
                               Comerica Securities
                         Commonwealth Financial Network
                         Crown Capital Securities, L.P.
                          CUSO Financial Services, L.P.


                             First Allied Securities
                          Fifth Third Securities, Inc.
                               Founders Financial
                         Geneos Wealth Management, Inc.
                          H.D. Vest Investment Services
                            Harbour Investments, Inc.
                    ING - Financial Network Investment Corp.
                             ING Financial Partners
                  ING - Multi-Financial Securities Corporation
                    ING - PrimeVest Financial Services, Inc.
                                 InterSecurities
                                Investacorp, Inc.
                         Investment Professionals, Inc.
                             Investors Capital, Inc.
                        J.J.B. Hilliard, W.L. Lyons, LLC
                          Janney Montgomery Scott, LLC
                         John Hancock Financial Network
                          Key Investments Services, LLC
                           Lasalle St. Securities, LLC
                     Lincoln Financial Advisors Corporation
                       Lincoln Financial Securities Corp.
                               LPL Financial Corp.
                              LPL - Uvest Financial
                           M Holdings Securities, Inc.
                   Merrill Lynch, Pierce, Fenner & Smith, Inc.

                                   DISTRIBUTOR

                              MICG Investments, LLC
                          MML Investors Services, Inc.
                       Money Concepts Capital Corporation
                            Morgan Keegan & Co., Inc.
                           Morgan Stanley & Co., Inc.
                                 Next Financial
                                 NFP Securities
                    NPH - Investment Center of America, Inc.
                       NPH - Invest Financial Corporation
                          NPH - National Planning Corp.
                           NPH - SII Investments, Inc.
                    PAC - United Planners Financial Services
                            People's Securities, Inc.
                                ProEquities, Inc.
                               Prospera Financial
                           Questar Capital Corporation
                            Raymond James Associates
                        Raymond James Financial Services
                             RBC Dain Rauscher, Inc.
                            Securities America, Inc.
                           Sigma Financial Corporation
                        Stifel, Nicolaus & Company, Inc.
                              TFS Securities, Inc.
                        The Huntington Investment Company
                           The Investment Center, Inc.
                          Tower Square Securities, Inc.
                      Transamerica Financial Advisors, Inc.
                          UBS Financial Services, Inc.
                       Unionbanc Investment Services, LLC
                         Walnut Street Securities, Inc.
                    Wells Fargo Financial Advisors, LLC (ISG)
                    Wells Fargo Financial Advisors, LLC (PCG)
                       Wells Fargo Financial Network, LLC
                          Wells Fargo Investments, LLC
                        Woodbury Financial Services, Inc.

Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of a variable annuity contract.

Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by NASD Conduct Rule 2830(l)(4). We will endeavor to update this listing annually; interim arrangements may not be reflected. We assume no duty to notify any investor whether his or her registered representative is or should be included in any such listing. You are encouraged to review the prospectus for each Portfolio for any other compensation arrangements pertaining to the distribution of Portfolio shares.

We may, directly or through JHD, also have arrangements with intermediaries that are not members of FINRA.

Sales and Asset Based Payments. We may, directly or through JHD, make revenue sharing payments as incentives to certain firms to promote and sell the Contracts. We hope to benefit from revenue sharing by increasing Contract sales. In consideration for revenue sharing, a firm may feature the Contracts in its sales system or give us additional access to members of its sales force or management. In addition, a firm may agree to participate in our marketing efforts by allowing us to participate in conferences, seminars or other programs attended by the firm's sales force. Although a firm may seek revenue sharing payments to offset costs incurred by the firm in servicing its clients that have purchased the Contracts, the firm may earn a profit on these payments. Revenue sharing payments may provide a firm with an incentive to favor the Contracts in its sales efforts.

The revenue sharing payments we make may be calculated on sales of our products by the firm ("Sales-Based Payments"). These payments are based upon a percentage of the total amount of money received, or anticipated to be received, for sales through a firm of some or all of the insurance products that we and/or our affiliates offer. We make these payments on a periodic basis.

Such payments also may be calculated based upon the "assets under management" attributable to a particular firm ("Asset-Based Payments"). These payments are based upon a percentage of the contract value of some or all of our (and/or our affiliates') insurance products that were sold through the firm. We make these payments on a periodic basis.

Sales-Based Payments primarily create incentives to make new sales of our insurance products and Asset-Based Payments primarily create incentives to service and maintain previously sold Contracts. We may pay a firm either or both Sales-Based Payments and Asset-Based Payments.

Administrative and Processing Support Payments. We may, directly or through JHD, also make payments to certain firms that sell our products for certain administrative services, including record keeping and sub-accounting Contract owner accounts, and in connection with account maintenance support, statement preparation and transaction processing. The types of payments that we may make under this category include, among others, payment of ticket charges per purchase or exchange order placed by a firm, payment of networking fees in connection with certain mutual fund trading systems, or one-time payments for ancillary services such as setting up funds on a firm's mutual fund trading system.

Other Payments. We may, directly or through JHD, also provide, either from the 12b-1 distribution fees received from the Portfolios underlying the Contracts or out of our own resources, additional compensation to firms that sell or arrange for the sale of Contracts. Such compensation may include seminars for the public, advertising and sales campaigns regarding the Contracts to assist a firm in connection with its systems, operations and marketing expenses, or for other activities of a selling firm or wholesaler. We may contribute to, as well as sponsor, various educational programs, sales contests and/or promotions in which participating firms and their sales persons may receive prizes such as merchandise, cash, or other awards.

Other compensation may be offered to the extent not prohibited by federal or state laws or any self-regulatory agency, such as FINRA. We make payments for entertainment events we deem appropriate, subject to our guidelines and applicable law. These payments may vary widely, depending upon the nature of the event or the relationship. We may make these payments upon the initiation of a relationship with a firm, and at any time thereafter.

We may have other relationships with firms relating to the provisions of services to the Contracts, such as providing omnibus account services, transaction processing services, or effecting portfolio transactions for Portfolios. If a firm provides these services, we may compensate the firm for these services. In addition, a firm may have other compensated or uncompensated relationships with us that are not related to the Contracts.

Signator Investors, Inc. may pay their respective registered representatives additional cash incentives in the form of bonus payments, expense payments, employment benefits or the waiver of overhead costs or expenses in connection with the sale of the Contracts that they would not receive in connection with the sale of contracts issued by unaffiliated companies.

           State Variations Regarding Recognition of Same-Sex Couples

The federal Defense of Marriage Act ("DOMA") does not recognize civil unions or same-sex marriages. Therefore, the federal tax treatment available to spouses who fall within the definition of DOMA may not be available to civil union or same-sex marriage partners. However, the following table identifies the states that may, pursuant to state law, extend to civil union and same-sex marriage partners the same benefits (other than federal tax benefits) that are granted to spouses who fall within the definition of DOMA:

[TO BE UPDATED BY AMENDMENT]

        STATE                TYPE OF JURISDICTION                             RELATED RULE
-------------------- ----------------------------------- -----------------------------------------------------
     California             Domestic Partnership
      Colorado        Designated Beneficiary Agreements  May recognize spouses of civil unions from other jurisdictions
     Connecticut                Civil Union,
                              Same-Sex Marriage

        STATE                TYPE OF JURISDICTION                             RELATED RULE
-------------------- ----------------------------------- -----------------------------------------------------
District of Columbia        Domestic Partnership,
                              Same-Sex Marriage
       Hawaii        Reciprocal Beneficiary Relationship
        Iowa                  Same-Sex Marriage
        Maine               Domestic Partnerships
      Maryland              Domestic Partnership         Also recognizes spouses of same-sex marriages who
                                                         were married in another jurisdiction
    Massachusetts             Same-Sex Marriage
       Nevada               Domestic Partnership
    New Hampshire             Same-Sex Marriage
     New Jersey                 Civil Union,             Also recognizes spouses of civil unions who were
                            Domestic Partnership         married in another jurisdiction
      New York                       --                  Recognizes spouses of civil unions and same-sex
                                                         marriages who were married in another jurisdiction
       Oregon               Domestic Partnership
    Rhode Island            Domestic Partnership         Recognizes spouses of civil unions and same-sex
                                                         marriages who were married in another jurisdiction
       Vermont                Same-Sex Marriage
     Washington             Domestic Partnership
      Wisconsin             Domestic Partnerships

The table above is current only as of the date of this Statement of Additional Information. Please consult with your own qualified tax advisor for information on: (1) how federal tax rules may affect Contracts where civil union or same-sex marriage partners either singularly or jointly own the Contract, or are designated Annuitant(s), Beneficiary(ies) and/or Covered Person(s); and (2) your state's regulations regarding civil unions and same-sex marriages.

        Additional Information about the Portfolio Stabilization Process

Please read the applicable Prospectus for [Venture(R) Frontier Variable Annuity, Venture(R) 7 Series Variable Annuity or Venture 4 Series Variable Annuity] Contracts for general information on Contracts issued with an IPFL 6.11 Series Rider. We provide additional information in this section about the Portfolio Stabilization Process we use to monitor Contract Value and to make automatic transfers between the Lifestyle PS Subaccounts and the Bond PS Subaccount.

Determination of Reference Value under STEP ONE of the Portfolio Stabilization Process

Contract Inception

The initial Reference Value is equal to the Contract Value on the Contract Date.

Determination of Monthly Anniversary Dates

The Reference Value will be adjusted on each Monthly Anniversary to equal the greater of (a) the current Reference Value or (b) the Contract Value on that day.

Adjustments for Additional Purchase Payments

Additional Purchase Payments that we accept on any Business Day prior to the Lifetime Income Date increase the Reference Value by the amount of the Additional Purchase Payment.

Additional Purchase Payments that we accept on any Business Day coincident with or after the Lifetime Income Date increase the Reference Value by the excess, if any, of the Additional Payment over any withdrawal since the later of:

(a)  the Lifetime Income Date, or

(b)  the later of:

     (i) the date of an Additional Purchase Payment that increased the Reference Value, or

     (ii) the date of a reduction in the Reference Value.

Adjustments for Excess Withdrawals

The Reference Value will not be adjusted for withdrawals that are less than or equal to the Lifetime Income Amount.

Excess Withdrawals, including all withdrawals prior to the Lifetime Income Date, will reduce the Reference Value in the same proportion as the amount of the withdrawal divided by the Contract Value prior to the withdrawal.

As an example, assume that you own a Contract with an IPFL 6.11 Series Rider on a Business Day, where:

     -    the Business Day is after the Lifetime Income Date,

     -    no withdrawal charges apply,

     -    the Contract Value is $100,000,

     -    the Lifetime Income Amount is $5,000,

     -    the Reference Value is $120,000, and

     -    you withdraw $15,000.

Under these assumptions, the Portfolio Stabilization Process will adjust the Reference Value as follows:

     -    the Excess Withdrawal amount is $15,000 - $5,000, or $10,000,

     - the Contract Value immediately before the Excess Withdrawal is $100,000 - $5,000, or $95,000,

     -    the Contract Value immediately after the Excess Withdrawal is $95,000
          - $10,000, or $85,000, and

     - the adjusted Reference Value is ($120,000 x ($85,000 / $95,000)), or $107,368.

Review of Contract Value Allocation under STEP TWO of the Portfolio Stabilization Process

The Portfolio Stabilization Process uses the term "Target Bond PS Subaccount Allocation" in connection with the review of Contract Value Allocation to describe the target amount required to be maintained in the Bond PS Subaccount, before adjustment to reflect Contract Value allocated to the Ultra Short Term Bond Subaccount, or any available DCA Fixed Investment Account. We define the term as follows:

Target Bond PS Subaccount Allocation - The sum of (a) plus (b) minus (c) minus
(d) where:

(a)  Is the minimum of the Contract Value and 80% of the Reference Value

(b)  Is the Reference Value Band multiplied by 2.5% of Reference Value

(c) Is 20 divided by the weighted average AEAF ("WAEAF") multiplied by the minimum of the Contract Value and 80% of the Reference Value

(d) Is the Reference Value Band multiplied by 2.5% of the Reference Value multiplied by F.

     For purposes of the Target Bond PS Subaccount Allocation, "F" is determined as follows:

    32 x WAEAF - 540 + RV Band x (WAEAF - 20)
F = -----------------------------------------
    5 x WAEAF

Automatic Transfers under STEP THREE of the Portfolio Stabilization Process

Whenever a Target Bond PS Subaccount Allocation is calculated, the Portfolio Stabilization Process will compare that amount to the combined Contract Value in the Bond PS Subaccount, the Ultra Short Term Bond Subaccount, and any available DCA Fixed Investment Option (the "Combined Contract PS Value").

A. TRANSFERS FROM THE LIFESTYLE PS SUBACCOUNTS. If there is an excess of the Target Bond PS Subaccount Allocation over the Combined Contract PS Value, the excess will be transferred automatically from the Lifestyle PS Subaccounts with current Contract Value to the Bond PS Subaccount. The excess will be transferred on a pro-rata basis from the Lifestyle PS Subaccounts, based on the Contract Value in each Lifestyle PS Subaccount before such transfer.

B. TRANSFERS FROM THE BOND PS SUBACCOUNT TO THE LIFESTYLE PS SUBACCOUNTS. The Portfolio Stabilization Process will result in a transfer to the Lifestyle PS Subaccounts if:

     - the Combined Contract PS Value exceeds the Target Bond PS Subaccount Allocation, and

     - some or all of your Contract Value is currently allocated to the Bond PS Subaccount and any of the Lifestyle PS Subaccounts.

In such an event, your Contract Value allocated to the Bond PS Subaccount, up to the amount of the excess, will be transferred automatically from the Bond PS Subaccount to the Lifestyle PS Subaccounts. The transfer will be on a pro-rata basis into the Lifestyle PS Subaccounts based on the Contract Value in each Lifestyle PS Subaccount before such transfer.

C. TRANSFERS FROM THE BOND PS SUBACCOUNT TO THE ULTRA SHORT TERM BOND SUBACCOUNT OR THE LIFESTYLE CONSERVATIVE PS SUBACCOUNT. The Portfolio Stabilization Process will result in a transfer to the Ultra Short Term Bond Subaccount or the Lifestyle Conservative PS Subaccount if:

     - the Combined Contract PS Value exceeds the Target Bond PS Subaccount Allocation, and

     - you have instructed us to allocate 100% of your available Contract Value to ONE OF the Ultra Short Term Bond Subaccount or the Lifestyle Conservative PS Subaccount, and

     - some of your Contract Value is currently allocated to the Bond PS Subaccount.

In such an event, your Contract Value allocated to the Bond PS Subaccount, up to the amount of the excess, will be transferred automatically to the Subaccount you have instructed.

The Portfolio Stabilization Process will result in a transfer to the Lifestyle Conservative PS Subaccount if:

     - the Combined Contract PS Value exceeds the Target Bond PS Subaccount Allocation. and

     - you have instructed us to allocate 100% of your available Contract Value to A COMBINATION of the Ultra Short Term Bond Subaccount or the Lifestyle Conservative PS Subaccount, and

     - some of your Contract Value is currently allocated to the Bond PS Subaccount.

In such an event, your Contract Value allocated to the Bond PS Subaccount, up to the amount of the excess, will be transferred automatically to the Lifestyle Conservative PS Subaccount.

Processing Transactions Before Performing the Portfolio Stabilization Process

At the end of each Business Day, we will perform the Portfolio Stabilization Process after we process any other transactions under your Contract for that Business Day. The other transactions include any requests for withdrawals, transfers or other Contract benefits received before the end of that Business Day, Additional Purchase Payments received on that Business Day, and any Step-Ups, Credits, deduction of Contract fees and charges or other automated transactions scheduled for that Business Day.

                              Qualified Plan Types

TRADITIONAL IRAS

Individual Retirement Annuities

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or IRA (sometimes referred to as a traditional IRA to distinguish it from the Roth IRA discussed below). IRAs are subject to limits on the amounts that may be contributed and deducted, the persons who may be eligible and the time when distributions may commence. Also, distributions from certain other types of qualified retirement plans may be rolled over on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with an Education IRA under section 530 of the Code.

The Contract may be issued with a death benefit or certain benefits provided by an optional Rider. The presence of such benefits may increase the amount of any required minimum distributions for IRAs and other Contracts subject to the required minimum distribution rules.

Distributions

In general, unless you have made non-deductible contributions to your IRA, all amounts paid out from a traditional IRA contract (in the form of an annuity, a single sum, death benefits or partial withdrawal), are taxable to the payee as ordinary income. As in the case of a Contract not purchased under a Qualified Plan, you may incur an additional 10% penalty tax if you make a surrender or withdrawal before you reach age 59 1/2 (unless certain exceptions apply as specified in section 72(t)) of the Code. If you have made any non-deductible contributions to an IRA contract, all or part of any withdrawal or surrender distribution, single sum death benefit or annuity payment, may be excluded from your taxable income when you receive the distribution.

The tax law requires that annuity payments or other distributions under a traditional IRA contract begin no later than April 1 of the year following the year in which the Owner attains age 70 1/2. The amount that must be distributed each year is computed on the basis of the Owner's age and the value of the Contract, taking into account both the account balance and, in 2006 and subsequent years, the actuarial present value of other benefits provided under the Contract.

ROTH IRAS

Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a Roth IRA. Roth IRAs are generally subject to the same rules as non-Roth IRAs, but they differ in certain significant respects.

Among the differences are that contributions to a Roth IRA are not deductible and qualified distributions from a Roth IRA are excluded from income. A qualified distribution is a distribution that satisfies two requirements. First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution to any Roth IRA established for the Owner was made. Second, the distribution must be:

     -    made after the Owner attains age 59 1/2;

     -    made after the Owner's death;

     -    attributable to the Owner being disabled; or

     -    a qualified first-time homebuyer distribution within the meaning of section 72(t) (2) (F) of the Code.

In addition, distributions from Roth IRAs need not commence when the Owner attains age 70 1/2. Distributions must, however, begin after the Owner's death. A Roth IRA may (subject to constraints explained below under "Conversion or Direct Rollover to a Roth IRA") accept a "qualified rollover contribution" from another Roth IRA, a traditional IRA, a qualified retirement plan described in section 401(a) or 403(a) of the Code, a tax-sheltered annuity contract described in section 403(b) of the Code, or an eligible deferred compensation plan maintained by a governmental employer under section 457(b) of the Code.

If the Contract is issued with certain death benefits or benefits provided by an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which include Roth IRAs) and other Contracts subject to the minimum distribution rules. Also, the state tax treatment of a Roth IRA may differ from the federal income tax treatment of a Roth IRA. YOU SHOULD SEEK INDEPENDENT TAX ADVICE IF YOU INTEND TO USE THE CONTRACT IN CONNECTION WITH A ROTH IRA.

Conversion or Direct Rollover to a Roth IRA

You can convert a traditional IRA to a Roth IRA or directly roll over distributions that you receive from a retirement plan described in sections 401(a), 403(a), or 403(b) of the Code or a governmental deferred compensation plan described in section 457(b) of the Code to a Roth IRA. The Roth IRA annual contribution limit does not apply to converted or rollover amounts.

You must, however, pay tax on any portion of the converted or rollover amount that would have been taxed if you had not converted or rolled over to a Roth IRA. No similar limitations apply to rollovers to a Roth IRA from another Roth IRA or from a designated Roth account within a qualified retirement plan. Please note that the amount deemed to be the "converted amount" for tax purposes may be higher than the Contract Value because of the deemed value of guarantees. If the converted or rollover amount is held in an annuity contract issued by us, we may have to withhold (make a contract withdrawal and remit to the IRS) up to 20% of the taxable gain in the contract. This amount withheld could reduce the benefit value of any elected optional guarantee Rider, in a proportion determined by the Rider. You may find it advantageous to pay the tax due on the conversion from resources outside of the annuity contract in order to avoid any benefit reduction. YOU SHOULD SEEK INDEPENDENT TAX ADVICE IF YOU INTEND TO USE THE CONTRACT IN CONNECTION WITH A ROTH IRA.

SIMPLE IRA PLANS

In general, under section 408(p) of the Code a small business employer may establish a SIMPLE IRA retirement plan if the employer employed no more than 100 employees earning at least $5,000 during the preceding year. Under a SIMPLE IRA plan both employees and the employer make deductible contributions. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. If the Contract is issued with certain death benefits or benefits provided by an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which would include SIMPLE IRAs) and other Contracts subject to the minimum distribution rules. The requirements for minimum distributions from a SIMPLE IRA retirement plan are generally the same as those discussed above for distributions from a traditional IRA. The rules on taxation of distributions are also similar to those that apply to a traditional IRA, except that (i) tax free rollovers may be made from a SIMPLE IRA plan only to another SIMPLE IRA plan during the first two years of participation in the plan; and (ii) the penalty tax on early distribution from a SIMPLE IRA plan that occurs during the first two years of participation is 25%, instead of 10%. EMPLOYERS INTENDING TO USE THE CONTRACT IN CONNECTION WITH SUCH PLANS SHOULD SEEK INDEPENDENT TAX ADVICE.

SIMPLIFIED EMPLOYEE PENSIONS (SEP-IRAS)

Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. If the Contract is issued with certain death benefits or benefits provided by an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which would include SEP - IRAs) and other Contracts subject to the minimum distribution rules. The requirements for minimum distributions from a SEP - IRA, and rules on taxation of distributions from a SEP - IRA, are generally the same as those discussed above for distributions from a traditional IRA.

SECTION 403(B) QUALIFIED PLANS OR TAX-SHELTERED ANNUITIES

Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the Purchase Payments from gross income for tax purposes. These Contracts are commonly referred to as "tax-sheltered annuities." PURCHASERS OF THE CONTRACTS FOR SUCH PURPOSES SHOULD SEEK INDEPENDENT ADVICE AS TO ELIGIBILITY, LIMITATIONS ON PURCHASE PAYMENTS, AND OTHER TAX CONSEQUENCES. In particular, purchasers should note that the Contract provides death benefit options that may exceed the greater of the Purchase Payments and Contract Value. It is possible that the presence of the death benefit could be characterized by the IRS as an "incidental death benefit" and result in currently taxable income to the Owner. There also are limits on the amount of incidental benefits that may be provided under a tax-sheltered annuity. If a Contract is issued with a death benefit or benefits provided by an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions that must be made.

Final regulations concerning tax sheltered annuity contracts became effective on July 26, 2007, but are generally applicable for tax years beginning after December 31, 2008. These regulations require the employer to adopt a written defined contribution plan which, in both form and operation, satisfies the requirements of the regulations. The regulations specify that any exchange of a 403(b) annuity contract for another 403(b) annuity contract occurring after September 24, 2007 will not be treated as a taxable distribution provided the employer and the company issuing the new contract have agreed to share information concerning the employee's employment status, hardship distributions and loans, if any.

Restrictions on Section 403(b) Qualified Plans

AVAILABILITY. We currently are not offering this Contract for use in a retirement plan intended to qualify as a section 403(b) Qualified Plan (a "Section 403(b) Qualified Plan" or the "Plan") unless (a) we (or an affiliate of ours) previously issued annuity contracts to that retirement plan, (b) the initial purchase payment for the new Contract is sent to us directly from the
Section 403(b) Qualified Plan through your employer, the Plan's administrator, the Plan's sponsor or in the form of a transfer acceptable to us, (c) we have entered into an agreement with your Section 403(b) Qualified Plan concerning the sharing of information related to your Contract (an "Information Sharing Agreement"), and (d) unless contained in the Information Sharing Agreement, we have received a written determination by your employer, the Plan administrator or the Plan sponsor of your Section 403(b) Qualified Plan that the plan qualifies under Section 403(b) of the Code and complies with applicable Treasury regulations (a "Certificate of Compliance") (Information Sharing Agreement and Certificate of Compliance, together the "Required Documentation").

We may accept, reject or modify any of the terms of a proposed Information Sharing Agreement presented to us, and make no representation that we will enter into an Information Sharing Agreement with your Section 403(b) Qualified Plan.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with a rollover transfer of initial Purchase Payment funds, the transfer may be treated as a taxable transaction.

OWNERSHIP. You may not sell, assign, transfer, discount or pledge (as collateral for a loan or as security for the performance of an obligation, or for any other purpose) a 403(b) Qualified Contract or some or all of such a Contract's value to any person other than us without the consent of an employer, a Plan administrator or a Plan sponsor. A request to transfer ownership must be accompanied by the Required Documentation. In the event we do not receive the Required Documentation and you nonetheless direct us to proceed with a transfer of ownership, the transfer may be treated as a taxable transaction and your Contract may no longer be qualified under section 403(b), which may result in additional adverse tax consequences to you.

ADDITIONAL PURCHASE PAYMENTS. We will not accept Additional Purchase Payments in the form of salary reduction, matching or other similar contributions in the absence of the Required Documentation. Matching or other employer contributions to Contracts issued on or after January 1, 2009, will be subject to restrictions on withdrawals specified in the Section 403(b) Qualified Plan.

We will not knowingly accept transfers, in the absence of the Required Documentation, from another existing annuity contract or other investment under a Section 403(b) Qualified Plan to a previously issued Contract used in a
Section 403(b) Qualified Plan. Such transfers shall be made directly from a Plan through an employer, a Plan administrator or a Plan sponsor, or by a transfer acceptable to us.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with the Additional Purchase Payments, the Additional Purchase Payment may be treated as a taxable transaction and your Contract may no longer be qualified under section 403(b), which may result in additional adverse tax consequences to you.

WITHDRAWALS. Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

     - contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988;

     -    earnings on those contributions; and

     - earnings after 1988 on amounts attributable to salary reduction contributions (and earnings on those contributions) held as of the last day of 1988.

These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, or become disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions for elective contributions made after 1988; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to section 403(b)(7) custodial accounts may be subject to more stringent restrictions.

Exercise of the withdrawal right for each withdrawal under the Contract may be subject to the terms of the Section 403(b) Qualified Plan and may require the consent of the employer, the Plan administrator or the Plan sponsor, as well as the participant's spouse, under section 403(b) of the Code and applicable Treasury Regulations.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with the withdrawal, your Contract may no longer be qualified under section 403(b), which may result in additional adverse tax consequences to you. Employer consent is not required when we have received documentation in a form acceptable to us confirming that you have reached age 59 1/2, separated from service, died or become disabled. (These limitations on withdrawals do not apply to the extent we are directed to transfer some or all of the Contract Value to the issuer of another tax-sheltered annuity or into a section 403(b)(7) custodial account.)

LOANS. Loans from Qualified Contracts intended for use under Section 403(b) Qualified Plans, where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan and the manner in which the loan must be repaid. We currently offer a loan privilege to Owners of Contracts issued in connection with Section 403(b) Qualified Plans: (1) that were issued prior to January 1, 2009; (2) that are not subject to Title 1 of ERISA, and (3) that have not elected a guaranteed minimum withdrawal benefit Rider. We will not permit nor support loans from Contracts issued on or after January 1, 2009 in connection with Section 403(b) Qualified Plans.

COLLECTING AND USING INFORMATION. Through your participation in a retirement plan intended to qualify under section 403(b), the Company, your employer, your Plan administrator, and your Plan sponsor collect various types of confidential information you provide in your agreements, such as your name and the name of any Beneficiary, Social Security Numbers, addresses, and occupation information. The Company, your employer, the Plan administrator, and your Plan sponsor also collect confidential information relating to your Plan transactions, such as contract values, purchase payments, withdrawals, transfers, loans and investments. In order to comply with IRS regulations and other applicable law in servicing your Contract, the Company, your employer, the Plan administrator and the Plan sponsor may be required to share such confidential information among themselves, other current, former or future providers under the Section 403(b) Qualified Plan, and among their employees. By applying for or purchasing a Contract for use in a Section 403(b) Qualified Plan or by intending to make an additional purchase payment, transfer of ownership, transfer, withdrawal or loan on an existing Contract for use in a Section 403(b) Qualified Plan, you consent to such sharing of confidential information. The Company will not disclose any such confidential information to anyone, except as permitted by law or in accordance with your consent.

If you are considering making a rollover transfer from a retirement plan described in section 403(b) of the Code to a traditional IRA or a Roth IRA, you should consult with a tax advisor regarding possible tax consequences. If you have a loan outstanding under the section 403(b) plan, the transfer may subject you to income taxation on the amount of the loan balance.

Restrictions under the Texas Optional Retirement Program

Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program ("ORP") to withdraw their interest in a variable annuity contract issued under the ORP only upon:

     - termination of employment in all Texas public institutions of higher education;

     -    retirement;

     -    death; or

     -    the participant's attainment of age 70 1/2.

Accordingly, before you withdraw any amounts from the Contract, you must furnish proof to us that one of these four events has occurred. For these purposes a change of company providing ORP benefits or a participant's transfer between institutions of higher education is not a termination of employment. Consequently there is no termination of employment when a participant in the ORP transfers the Contract Value to another Contract or another qualified custodian during the period of participation in the ORP.

CORPORATE AND SELF-EMPLOYED ("H.R. 10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS

Sections 401(a) and 403(a) of the code permit corporate employers to establish various types of tax-deferred retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. - 10" or "Keogh," permits self-employed individuals to establish tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans. The Contract provides death benefit options that in certain circumstances may exceed the greater of the Purchase Payments and Contract Value. It is possible that the presence of the death benefit could be characterized by the IRS as an "incidental death benefit" and result in currently taxable income to the participant. There also are limits on the amount of incidental benefits that may be provided under pension and profit sharing plans. If the Contract is issued with certain death benefits or benefits provided under an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions that must be made. EMPLOYERS INTENDING TO USE THE CONTRACT IN CONNECTION WITH SUCH PLANS SHOULD SEEK INDEPENDENT ADVICE.

Minimum distributions to the employee under an employer's pension and profit sharing plan qualified under section 401(a) of the Code must begin no later than April 1 of the year following the calendar year in which the employee reaches age 70 1/2 or, if later, retires. In the case of an employee who is a 5 percent Owner as defined in section 416 of the Code, the required beginning date is April 1 of the year following the calendar year in which employee reaches age 70 1/2.

DEFERRED COMPENSATION PLANS OF STATE AND LOCAL GOVERNMENTS AND TAX-EXEMPT ORGANIZATIONS

Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a Contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes.

A section 457 plan must satisfy several conditions, including the requirement that it must not permit distributions prior to your separation from service (except in the case of an unforeseen emergency).

When we make payments under your Contract, the payment is taxed as ordinary income. Minimum distributions under a section 457 plan must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires.

                          Legal and Regulatory Matters

There are no legal proceedings to which we, the Separate Account or the principal underwriter is a party, or to which the assets of the Separate Account are subject, that are likely to have a material adverse effect on:

     -    the Separate Account; or

     - the ability of the principal underwriter to perform its contract with the Separate Account; or

     - on our ability to meet our obligations under the variable annuity contracts funded through the Separate Account.

On June 25, 2007, John Hancock Investment Management Services, LLC (the "Adviser") and John Hancock Distributors LLC (the "Distributor") and two of their affiliates (collectively, the "John Hancock Affiliates") reached a settlement with the Securities and Exchange Commission ("SEC") that resolved an investigation of certain practices relating to the John Hancock Affiliates' variable annuity and mutual fund operations involving directed brokerage and revenue sharing. Under the terms of the settlement, each John Hancock Affiliate was censured and agreed to pay a $500,000 civil penalty to the United States Treasury. In addition, the Adviser and the Distributor agreed to pay disgorgement of $14,838,943 and prejudgment interest of $2,001,999 to the John Hancock Trust Portfolios that participated in the Adviser's commission recapture program during the period from 2000 to April 2004. Collectively, all John Hancock Affiliates agreed to pay a total disgorgement of $16,926,420 and prejudgment interest of $2,361,460 to the entities advised or distributed by John Hancock Affiliates. The Adviser discontinued the use of directed brokerage in recognition of the sale of Portfolio shares in April 2004.

                    APPENDIX A: Audited Financial Statements


                                [FILED HEREWITH]

AUDITED FINANCIAL STATEMENTS

John Hancock Life Insurance Company of New York
For the Years Ended December 31, 2010, 2009 and 2008

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                      INDEX TO AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm ..................   F-1
Audited Financial Statements:
   Balance Sheets-
   As of December 31, 2010 and 2009 ......................................   F-2
   Statements of Operations-
   For the Years Ended December 31, 2010, 2009, and 2008 .................   F-4
   Statements of Changes in Shareholder's Equity and Comprehensive Income-
   For the Years Ended December 31, 2010, 2009, and 2008 .................   F-5
   Statements of Cash Flows-
   For the Years Ended December 31, 2010, 2009, and 2008 .................   F-6
   Notes to Financial Statements .........................................   F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
John Hancock Life Insurance Company of New York

We have audited the accompanying balance sheets of John Hancock Life Insurance Company of New York (the Company) as of December 31, 2010 and 2009, and the related statements of operations, changes in shareholder's equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of John Hancock Life Insurance Company of New York at December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 2009 the Company changed their method of accounting and reporting for other-than-temporary impairments on debt securities.


                                                /s/ Ernst & Young, LLP

Boston, Massachusetts
March 30, 2011

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                 BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                         ----------------
                                                                           2010     2009
                                                                         -------   ------
                                                                           (IN MILLIONS)
ASSETS
   Investments
   Fixed maturities:
      Available-for-sale--at fair value
      (amortized cost: 2010--$7,594, 2009--$1,221) ...................   $ 7,813   $1,235
      Held-for-trading--at fair value
      (cost: 2010--$393, 2009--$0) ...................................       410       --
   Investment in unconsolidated affiliate ............................         1        1
   Mortgage loans on real estate .....................................       806       --
   Investment real estate and agriculture ............................        85       --
   Policy loans ......................................................       112       55
   Short-term investments ............................................        67      107
                                                                         -------   ------
      Total Investments ..............................................     9,294    1,398
   Cash and cash equivalents .........................................       445      669
   Accrued investment income .........................................       121       28
   Value of business acquired ........................................        42       --
   Deferred policy acquisition costs and deferred sales inducements ..       595      588
   Amounts due from affiliates .......................................       368        6
   Reinsurance recoverable ...........................................       253      108
   Derivative asset ..................................................        24       --
   Deferred income tax asset .........................................         5       --
   Other assets ......................................................        43       25
   Separate account assets ...........................................     7,351    6,648
                                                                         -------   ------
      TOTAL ASSETS ...................................................   $18,541   $9,470
                                                                         =======   ======

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                   DECEMBER 31,
                                                                 ----------------
                                                                   2010     2009
                                                                 -------   ------
                                                                   (IN MILLIONS)
LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES
   Future policy benefits ....................................   $ 5,737   $  981
   Policyholders' funds ......................................       741       77
   Unearned revenue ..........................................        54       41
   Unpaid claims and claim expense reserves ..................        21       18
   Policyholder dividends payable ............................         2       --
   Amounts due to affiliates .................................     2,556       56
   Current income tax payable ................................       105       86
   Deferred income tax liability .............................        --      100
   Derivative liability ......................................       134       --
   Deferred gains ............................................       120       --
   Other liabilities .........................................       106       51
   Separate account liabilities ..............................     7,351    6,648
                                                                 -------   ------
      Total Liabilities ......................................    16,927    8,058
COMMITMENTS AND LEGAL PROCEEDINGS (NOTE 8)
SHAREHOLDER'S EQUITY
   Common stock ($1.00 par value; 3,000,000 shares authorized;
      2,000,003 shares issued and outstanding at December 31,
      2010 and 2009, respectively) ...........................         2        2
   Additional paid-in capital ................................       895      895
   Retained earnings .........................................       591      510
   Accumulated other comprehensive income ....................       126        5
                                                                 -------   ------
      Total Shareholder's Equity .............................     1,614    1,412
                                                                 -------   ------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY .............   $18,541   $9,470
                                                                 =======   ======

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF OPERATIONS

                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------
                                                                          2010    2009   2008
                                                                         ------   ----   ----
                                                                             (IN MILLIONS)
REVENUES
   Premiums ........................................................     $1,199   $ 27   $ 18
   Fee income ......................................................        281    198    162
   Net investment income ...........................................        462    173    174
   Net realized investment and other (losses) gains ................       (187)     1     10
                                                                         ------   ----   ----
      Total revenues ...............................................      1,755    399    364
BENEFITS AND EXPENSES
   Benefits to policyholders .......................................      1,400    (94)   366
   Policyholder dividends ..........................................          8     --     --
   Amortization of deferred policy acquisition costs, deferred sales
      inducements, and value of business acquired ..................         68    114    (35)
   Other operating costs and expenses ..............................        200     62     54
                                                                         ------   ----   ----
      Total benefits and expenses ..................................      1,676     82    385
                                                                         ------   ----   ----
Income (loss) before income taxes ..................................         79    317    (21)
Income tax (benefit) expense .......................................       (102)   108    (11)
                                                                         ------   ----   ----
Net income (loss) ..................................................     $  181   $209   $(10)
                                                                         ======   ====   ====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                     STATEMENTS OF CHANGES IN SHAREHOLDER'S
                         EQUITY AND COMPREHENSIVE INCOME

                                                          ADDITIONAL              ACCUMULATED OTHER       TOTAL
                                                CAPITAL     PAID-IN    RETAINED     COMPREHENSIVE     SHAREHOLDER'S     OUTSTANDING
                                                 STOCK      CAPITAL    EARNINGS         INCOME           EQUITY           SHARES
                                                -------   ----------   --------   -----------------   -------------   --------------
                                                            (IN MILLIONS, EXCEPT FOR OUTSTANDING SHARES)              (IN THOUSANDS)
BALANCE AT JANUARY 1, 2008 ..................      $2        $113       $ 309            $ 11             $  435           2,000
Comprehensive income:
   Net loss .................................                             (10)                               (10)
      Other comprehensive income, net of tax:
         Net unrealized investment gains ....                                              16                 16
                                                                                                          ------
Comprehensive income ........................                                                                  6
Capital contribution from Parent ............                 300                                            300
                                                  ---        ----       -----            ----             ------           -----
BALANCE AT DECEMBER 31, 2008 ................      $2        $413       $ 299            $ 27             $  741           2,000
Comprehensive income:
   Net income ...............................                             209                                209
      Other comprehensive loss, net of tax:
         Net unrealized investment losses ...                                             (20)               (20)
                                                                                                          ------
Comprehensive income ........................                                                                189
Adoption of ASC 320,
   recognition of other-than-
   temporary impairments ....................                               2              (2)                --
Capital contribution from Parent ............                 482                                            482
                                                  ---        ----       -----            ----             ------           -----
BALANCE AT DECEMBER 31, 2009 ................      $2        $895       $ 510            $  5             $1,412           2,000
Comprehensive income:
   Net income ...............................                             181                                181
      Other comprehensive income, net of tax:
         Net unrealized investment gains ....                                             121                121
                                                                                                          ------
Comprehensive income ........................                                                                302
Dividend paid to Parent .....................                            (100)                              (100)
                                                  ---        ----       -----            ----             ------           -----
BALANCE AT DECEMBER 31, 2010 ................      $2        $895       $ 591            $126             $1,614           2,000
                                                  ===        ====       =====            ====             ======           =====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF CASH FLOWS

                                                                         YEARS ENDED DECEMBER 31,
                                                                         ------------------------
                                                                            2010     2009    2008
                                                                          -------   -----   -----
                                                                               (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ....................................................    $   181   $ 209   $ (10)
Adjustments to reconcile net income to net cash provided by operating activities:
   Net realized investment and other losses (gains) ..................        187      (1)    (10)
   Increase in reinsurance recoverable ...............................       (145)    (14)    (34)
   Amortization of premiums and accretion of discounts associated with
      investments, net ...............................................         77       6       1
   Amortization of deferred policy acquisition costs, deferred sales
      inducements, and value of business acquired ....................         68     114     (35)
   Capitalization of deferred policy acquisition costs and deferred
      sales inducements ..............................................       (132)    (99)   (143)
   Net cash flows from trading securities ............................       (410)     --      --
   Increase in accrued investment income .............................        (93)     (9)     --
   Decrease in other assets and other liabilities, net ...............      2,360     110      15
   Increase (decrease) in policyholder liabilities and accruals,
      net ............................................................      4,526    (204)    357
   (Decrease) increase in deferred income taxes ......................       (170)     31     (21)
                                                                          -------   -----   -----
   Net cash provided by operating activities .........................      6,449     143     120
                                                                          -------   -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
   Sales of:
      Fixed maturities ...............................................      2,258     122     122
      Mortgage loans on real estate ..................................         11      --      --
      Investment real estate and agriculture .........................          5      --      --
   Maturities of:
      Fixed maturities ...............................................        112     104     113
      Mortgage loans on real estate ..................................         20      --      --
   Purchases of:
      Fixed maturities ...............................................     (8,822)   (777)   (390)
      Mortgage loans on real estate ..................................       (851)     --      --
      Investment real estate and agriculture .........................        (90)     --      --
   Net sales (purchases) of short-term investments ...................         40     407    (320)
   Policy loans advanced, net ........................................        (57)    (12)     (8)
   Net change in payable for undelivered securities ..................         (2)     --      (5)
   Derivatives and other, net ........................................        (77)     --      --
                                                                          -------   -----   -----
Net cash used in investing activities ................................     (7,453)   (156)   (488)
                                                                          -------   -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
   Capital contribution from Parent ..................................         --     482     300
   Dividend paid to Parent ...........................................       (100)     --      --
   Universal life and investment-type contract deposits ..............      1,404     320     463
   Universal life and investment-type contract maturities and
      withdrawals ....................................................       (525)    (65)   (136)
   Net transfers to separate accounts related to universal life and
      investment-type contracts ......................................          1    (119)   (228)
                                                                          -------   -----   -----
Net cash provided by financing activities ............................        780     618     399
                                                                          -------   -----   -----
Net (decrease) increase in cash and cash equivalents .................       (224)    605      31
Cash and cash equivalents at beginning of year .......................        669      64      33
                                                                          -------   -----   -----
CASH AND CASH EQUIVALENTS AT END OF YEAR .............................    $   445   $ 669   $  64
                                                                          =======   =====   =====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS. John Hancock Life Insurance Company of New York (the "Company") is a wholly-owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("JHUSA"). JHUSA is a wholly-owned subsidiary of The Manufacturers Investment Corporation ("MIC"). MIC is a wholly-owned subsidiary of John Hancock Holdings (Delaware), LLC ("JHHLLC"). JHHLLC is an indirect, wholly-owned subsidiary of The Manufacturers Life Insurance Company ("MLI"). MLI, in turn, is a wholly-owned subsidiary of Manulife Financial Corporation ("MFC"), a Canadian-based, publicly traded financial services holding company.

The Company provides a wide range of insurance and investment products to both individual and institutional customers located exclusively in the State of New York ("NY"). These products, including individual life insurance and individual and group fixed and variable annuities, are sold through an extensive network of agents, securities dealers, and other financial institutions.

On December 31, 2009, John Hancock Life Insurance Company ("JHLICO"), which was a wholly-owned subsidiary of John Hancock Financial Services, Inc. ("JHFS"), and John Hancock Variable Life Insurance Company ("JHVLICO"), which was a wholly-owned subsidiary of JHLICO, merged with and into JHUSA. As a result of the merger, JHLICO and JHVLICO ceased to exist, and the companies' property and obligations became the property and obligations of JHUSA.

On December 31, 2009, JHFS merged with and into MIC. As a result of the merger, JHFS ceased to exist, and the company's property and obligations became the property and obligations of MIC.

On January 1, 2010, $7,364 million of NY life insurance and fixed and variable annuity reserves and liabilities related to policyholders who reside in the State of NY ("NY business"), including the assets supporting the business, were transferred from JHUSA to the Company. The transfer included participating traditional life insurance, universal life insurance, fixed deferred and immediate annuities, participating pension contracts, and variable annuities. The transfer of the NY business was completed pursuant to the merger of JHLICO and JHVLICO into JHUSA on December 31, 2009. Since the surviving entity, JHUSA, is not licensed in NY, JHLICO filed a Plan of Withdrawal (the "Plan") with the State of NY and pursuant to the Plan, JHUSA transferred substantially all of its NY business to the Company on January 1, 2010 ("NY transfer").

The NY business was transferred using assumption reinsurance and coinsurance and modified coinsurance with cut-through provisions. The January 1, 2010 impact of the transfer on the Company's Balance Sheet was an increase in total assets of $7,489 million, an increase in total liabilities of $7,364 million, and an increase in net income of $125 million. The major categories of assets transferred included available-for-sale fixed maturities of $5,791 million, held-for-trading fixed maturities of $354 million, mortgage loans on real estate of $769 million, investment real estate and agriculture of $88 million, cash and cash equivalents of $163 million, accrued investment income of $69 million, value of business acquired ("VOBA") of $56 million, derivative assets of $17 million, and deferred income tax asset of $143 million. The major categories of liabilities transferred included future policy benefits of $4,436 million, policyholders' funds of $687 million, and amounts due to affiliates of $2,090 million. In addition, deferred gains of $125 million were recorded.

BASIS OF PRESENTATION. These financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"), which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company's investment in John Hancock Investment Management Services, LLC ("JHIMS"), an affiliated company, is accounted for using the equity method of accounting and is included in investment in unconsolidated affiliate.

RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform to the current year presentation.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

INVESTMENTS. The Company classifies its fixed maturity securities as either available-for-sale or held-for-trading and records these securities at fair value. Unrealized investment gains and losses related to available-for-sale securities are reflected in shareholder's equity, net of policyholder related amounts and deferred income taxes. Unrealized investment gains and losses related to held-for-trading securities are reflected in net realized investment and other (losses) gains. Interest income is generally recognized on the accrual basis. The amortized cost of debt securities is adjusted for other-than-temporary impairments, amortization of premiums, and accretion of discounts to maturity. Amortization of premiums and accretion of discounts are included in net investment income. The Company recognizes an impairment loss only when management does not expect to recover the amortized cost of the security.

For mortgage-backed securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date plus anticipated future payments, and any resulting adjustment is included in net investment income.

Mortgage loans on real estate are carried at unpaid principal balances and are adjusted for amortization of premiums or accretion of discounts, less an allowance for probable losses. Premiums or discounts are amortized over the life of the mortgage loan contract in a manner that results in a constant effective yield. Interest income and amortization amounts and other costs that are recognized as an adjustment of yield are included as components of net investment income. When contractual payments of mortgage investments are more than 90 days in arrears, interest is no longer accrued. Mortgage loans on real estate are evaluated periodically as part of the Company's loan review procedures and are considered impaired when it is probable that the Company will be unable to collect all amounts of principal and interest due according to the contractual terms of the mortgage loan agreement. The valuation allowance established as a result of impairment is based on the present value of the expected future cash flows, discounted at the loan's original effective interest rate, or is based on the collateral value of the loan if higher and the loan is collateral dependent. The Company estimates this level to be adequate to absorb estimated probable credit losses that exist at the balance sheet date. Any change to the valuation allowance for mortgage loans on real estate is reported as a component of net realized investment and other (losses) gains. Interest received on impaired mortgage loans on real estate is applied to reduce the outstanding investment balance. If foreclosure becomes probable, the measurement method used is based on the collateral's fair value. Foreclosed real estate is recorded at the collateral's fair value at the date of foreclosure, which establishes a new cost basis.

Investment real estate and agriculture, which the Company has the intent to hold for the production of income, is carried at depreciated cost, using the straight-line method of depreciation, less adjustments for impairments in value. In those cases where it is determined that the carrying amount of investment real estate and agriculture is not recoverable, an impairment loss is recognized based on the difference between the depreciated cost and fair value of the asset. The Company reports impairment losses as part of net realized investment and other (losses) gains.

Policy loans are carried at unpaid principal balances.

Short-term investments, which include investments with remaining maturities of one year or less, but greater than three months, at the time of purchase, are reported at fair value.

Net realized investment and other (losses) gains, other than those related to separate accounts for which the Company does not bear the investment risk, are determined on a specific identification method and are reported net of amounts credited to participating contract holder accounts.

DERIVATIVE FINANCIAL INSTRUMENTS. The Company uses derivative financial instruments ("derivatives") to manage exposures to foreign currency, interest rate, and other market risks arising from on-balance sheet financial instruments and selected anticipated transactions. Derivatives embedded in other financial instruments ("host instruments"), such as investment securities, reinsurance contracts, and certain benefit guarantees, are separately recorded as derivatives when their economic characteristics and risks are not closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the host instrument is not held-for-trading or carried at fair value. Derivatives are recorded at fair value. Derivatives with unrealized gains are reported as derivative assets and derivatives with unrealized losses are reported as derivative liabilities.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

A determination is made for each relationship as to whether hedge accounting can be applied. Where hedge accounting is not applied, changes in fair value of derivatives are recorded in net realized investment and other (losses) gains.

Where the Company has elected to use hedge accounting, a hedge relationship is designated and documented at inception. Hedge effectiveness is evaluated at inception and throughout the term of the hedge, and hedge accounting is only applied when the Company expects that each hedging instrument will be highly effective in achieving offsetting changes in fair value or changes in cash flows attributable to the risk being hedged. Hedge effectiveness is assessed quarterly using a variety of techniques, including regression analysis and cumulative dollar offset. When it is determined that the hedging relationship is no longer effective or the hedged item has been sold or terminated, the Company discontinues hedge accounting prospectively. In such cases, if the derivative hedging instruments are not sold or terminated, any subsequent changes in fair value of the derivative are recognized in net realized investment and other (losses) gains.

In a fair value hedging relationship, changes in the fair value of the hedging derivatives are recorded in net realized investment and other (losses) gains, along with changes in fair value attributable to the hedged risk. The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged risk. To the extent the changes in the fair value of derivatives do not offset the changes in the fair value of the hedged item attributable to the hedged risk in net realized investment and other (losses) gains, any ineffectiveness will remain in net realized investment and other (losses) gains. When hedge accounting is discontinued, the carrying value of the hedged item is no longer adjusted and the cumulative fair value adjustments are amortized to investment income over the remaining term of the hedged item unless the hedged item is sold, at which time the balance is recognized immediately in net investment income.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash and all highly liquid debt investments with a remaining maturity of three months or less when purchased.

VALUE OF BUSINESS ACQUIRED. VOBA is the present value of estimated future profits of insurance policies in-force related to the NY transfer. The Company amortizes VOBA using the same methodology and assumptions used to amortize deferred policy acquisition costs ("DAC") and tests for recoverability at least annually.

DEFERRED POLICY ACQUISITION COSTS AND DEFERRED SALES INDUCEMENTS. DAC are costs that vary with, and are related primarily to, the production of new business and have been deferred to the extent that they are deemed recoverable. Such costs include sales commissions, certain policy issuance and underwriting costs, and certain agency expenses. Similarly, any amounts assessed as initiation fees or front-end loads are recorded as unearned revenue. The Company tests the recoverability of DAC at least annually.

DAC related to participating traditional life insurance is amortized over the life of the policies at a constant rate based on the present value of the estimated gross margin amounts expected to be realized over the lives of the policies. Estimated gross margin amounts include anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve, and expected annual policyholder dividends.

For annuity, universal life insurance, and investment-type products, DAC and unearned revenue are amortized generally in proportion to the change in present value of expected gross profits arising principally from surrender charges, investment results, including realized (losses) gains, and mortality and expense margins. DAC amortization is adjusted retrospectively when estimates are revised. For annuity, universal life insurance, and investment-type products, the DAC asset is adjusted for the impact of unrealized (losses) gains on investments as if these (losses) gains had been realized, with corresponding credits or charges included in accumulated other comprehensive income.

DAC and unearned revenue related to non-participating traditional life insurance is amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves.

The Company offers sales inducements, including enhanced crediting rates or bonus payments, to contract holders on certain of its individual and group annuity products. The Company defers sales inducements and amortizes them over the life of the underlying contracts using the same methodology and assumptions used to amortize DAC.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

REINSURANCE. Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The accompanying Statements of Operations reflect premiums, benefits, and settlement expenses net of reinsurance ceded. Reinsurance premiums, commissions, expense reimbursements, benefits, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company remains liable to its policyholders to the extent that counterparties to reinsurance ceded contracts do not meet their contractual obligations.

SEPARATE ACCOUNT ASSETS AND LIABILITIES. Separate account assets and liabilities reported on the Company's Balance Sheets represent funds that are administered and invested by the Company to meet specific investment objectives of the contract holders. Net investment income and net realized investment and other (losses) gains generally accrue directly to such contract holders who bear the investment risk, subject, in some cases, to principal guarantees and minimum guaranteed rates of income. The assets of each separate account are legally segregated and are not subject to claims that arise out of any other business of the Company. Separate account assets are reported at fair value, and separate account liabilities are set equal to the fair value of the separate account assets. Deposits, surrenders, net investment income, net realized investment and other (losses) gains, and the related liability changes of separate accounts are offset within the same line item in the Statements of Operations. Fees charged to contract holders, principally mortality, policy administration, investment management, and surrender charges, are included in the revenues of the Company.

FUTURE POLICY BENEFITS AND POLICYHOLDERS' FUNDS. Future policy benefits for participating traditional life insurance policies are based on the net level premium method. The net level premium reserve is calculated using the guaranteed mortality and dividend fund interest rates. The liability for annual dividends represents the accrual of annual dividends earned. Settlement dividends are accrued in proportion to gross margins over the life of the policies. Participating business represented 63% and 0% of the Company's traditional life net insurance in-force at December 31, 2010 and 2009, respectively, and 52%, 0%, and 0% of the Company's traditional life net insurance premiums for the years ended December 31, 2010, 2009, and 2008, respectively. The increase in the participating business resulted from the NY transfer, as discussed under the Business subheading above.

Benefit liabilities for annuities during the accumulation period are equal to accumulated contract holders' fund balances and after annuitization are equal to the present value of expected future payments.

For payout annuities in loss recognition, future policy benefits are computed using estimates of expected mortality, expenses, and investment yields as determined at the time these contracts first moved into loss recognition. Payout annuity reserves are adjusted for the impact of net realized investment and other (losses) gains associated with the underlying assets.

For non-participating traditional life insurance policies, future policy benefits are estimated using a net level premium method based upon actuarial assumptions as to mortality, persistency, interest, and expenses established at the policy issue date. Assumptions established at policy issue as to mortality and persistency are based on the Company's experience, which, together with interest and expense assumptions, include a margin for adverse deviation.

Policyholders' funds for participating pension contracts and individual and group annuities are equal to the total of the policyholder account values before surrender charges and additional reserves established on certain guarantees offered in the participating pension contracts. Policyholder account values include deposits plus credited interest or change in investment value less expense and mortality fees, as applicable, and withdrawals. Policy benefits are charged to expense and include benefit claims incurred in the period in excess of related policy account balances and interest credited to policyholders' account balances.

Where permitted by state insurance law, the Company administers a retained asset accounts program as the default method for satisfying non-participating traditional life insurance claims. Retained asset accounts earn interest and are subject to withdrawal at any time by the beneficiaries.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Components of policyholders' funds were as follows:

                                             DECEMBER 31,
                                            -------------
                                             2010   2009
                                             ----   ----
                                            (IN MILLIONS)
Participating pension contracts .........    $558   $--
Individual and group annuities ..........     113    77
Life insurance retained asset accounts ..      70    --
                                             ----   ---
Total policyholders' funds ..............    $741   $77
                                             ====   ===

Liabilities for unpaid claims and claim expenses include estimates of payments to be made on reported life insurance claims and estimates of incurred but not reported claims based on historical claims development patterns.

Estimates of future policy benefit reserves, claim reserves, and expenses are reviewed on a regular basis and adjusted as necessary. Any changes in estimates are reflected in current earnings.

DEFERRED GAINS. Deferred gains were recognized in connection with the NY transfer in an amount equal to the excess of the assets transferred less the liabilities transferred on a pre-tax basis. The Company amortizes the deferred gains over 10 years using the effective interest method.

REVENUE RECOGNITION. Premiums from non-participating traditional life insurance and annuity policies with life contingencies are recognized as revenue when due. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into income in a constant relationship to insurance in-force or, for annuities, the amount of expected future benefit payments.

Deposits related to universal life contracts and investment-type products are credited to policyholders' account balances. Revenues from these contracts, as well as annuity contracts, consist of amounts assessed against policyholders' account balances for mortality, policy administration, and surrender charges and are recorded in fee income in the period in which the services are provided.

Fee income also includes advisory fees and administrative service fees collected from the separate accounts. Such fees are recognized in the period in which the services are performed.

INCOME TAXES. The provision for federal income taxes includes amounts currently payable or recoverable and deferred income taxes, computed under the liability method, resulting from temporary differences between the tax basis and financial statement bases of assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized.

ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

Financing Receivables

Effective December 31, 2010, the Company adopted Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") No. 2010-20, "Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses," which amends FASB Accounting Standards Codification (TM) ("ASC") Topic 310, "Receivables." ASU No. 2010-20 requires enhanced disclosures related to the allowance for credit losses and the credit quality of financing receivables, such as aging information and credit quality indicators. Most of the requirements are effective for the Company on December 31, 2010 with certain additional disclosures effective on December 31, 2011. Adoption of this guidance resulted in expanded disclosures related to the Company's financing receivables, but had no impact on the Company's Balance Sheets or Statements of Operations.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Derivative Instruments and Hedging Activities

Effective July 1, 2010, the Company adopted ASU No. 2010-11, "Derivatives and Hedging - Scope Exception Related to Embedded Credit Derivatives," which amends ASC Topic 815, "Derivatives and Hedging" ("ASC 815"). ASU No. 2010-11 clarifies the scope exception for embedded credit derivative features related to the transfer of credit risk created by the subordination of one financial instrument to another. The amendments address how to determine which embedded credit derivative features, including those in collateralized debt obligations and synthetic collateralized debt obligations, are considered to be embedded derivatives that should not be analyzed for potential bifurcation and separate accounting at fair value. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities," which is now incorporated into ASC 815. This guidance provides extensively expanded disclosure requirements for derivative instruments and hedging activities and applies to all derivative instruments, including bifurcated derivative instruments and related hedged items. Adoption of this guidance resulted in expanded disclosures related to derivative instruments and hedging activities, but had no impact on the Company's Balance Sheets or Statements of Operations.

Fair Value Measurements

Effective January 1, 2010, the Company adopted ASU No. 2010-06, "Fair Value Measurements and Disclosures - Improving Disclosures about Fair Value Measurements," which amends ASC Topic 820, "Fair Value Measurements and Disclosures" ("ASC 820"). This guidance requires new disclosures about significant transfers between Level 1 and 2 measurement categories and clarifies existing fair value disclosures about the level of disaggregation and inputs and valuation techniques used to measure fair value. The guidance also requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements, which will be effective for the Company on January 1, 2011. Adoption of this guidance resulted in expanded disclosures related to fair value measurements, but had no impact on the Company's Balance Sheets or Statements of Operations.

Effective December 31, 2009, the Company adopted ASU No. 2009-12, "Fair Value Measurements and Disclosures - Investment in Certain Entities That Calculate Net Asset per Share (or Its Equivalent)." This amendment to ASC 820 allows entities to use the net asset value of certain investments when determining fair value, provided certain criteria are met. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective December 31, 2009, the Company adopted ASU No. 2009-05, "Measuring Liabilities at Fair Value." This amendment to ASC 820 simplifies, in certain instances, the assessment of fair value of a liability. This amendment, when applicable, allows the use of the fair value of the instrument associated with the liability when it is traded as an asset as a proxy for its fair value as a liability, given inherent difficulties in measuring the fair value of such liabilities directly. The fair value of the liability is not adjusted to reflect any restrictions on its transfer. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective April 1, 2009, the Company adopted FASB Staff Position ("FSP") No. FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly," which is now incorporated into ASC 820. This accounting guidance carries forward and elaborates on previous fair value concepts. The fair value of an asset or liability continues to be the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date under then current market conditions. ASC 820 provides indicators of when a transaction is considered disorderly and elaborates on how to determine the fair value of a financial instrument if such conditions exist. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

In October 2008, the FASB issued FSP No. FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active," which is now incorporated into ASC 820. This pronouncement provided additional guidance on determining fair values of illiquid securities. This guidance was immediately effective, retroactive to prior reporting periods for which financial statements had not yet been issued. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Effective January 1, 2008, the Company adopted FSP No. FAS 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13," which is now incorporated into ASC 820. This guidance provides a scope exception for applying Statement of Financial Accounting Standards No. 157, "Fair Value Measurements ("SFAS No. 157")," fair value methodologies to the evaluation criteria on lease classification or measurement. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective January 1, 2008, the Company adopted SFAS No. 157, which is now incorporated into ASC 820. This guidance provides a single definition of fair value for accounting purposes, establishes a consistent framework for measuring fair value, and expands disclosure requirements about fair value measurements.

ASC 820 requires, among other things, an exit value approach for valuing assets and liabilities, using the best available information about what a market would bear. The exit value approach focuses on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Exit values for liabilities should include margins for risk even if they are not observable. ASC 820 provides guidance on how to measure fair value when required under existing accounting standards. ASC 820 establishes a fair value hierarchy based on the observability of the inputs to valuation techniques used to measure fair value, sorted into three levels ("Level 1, 2, and 3") with the most observable input level being Level 1. The impact of changing of valuation methods to comply with ASC 820 resulted in adjustments to actuarial liabilities, which were recorded as a decrease in net income of $14 million, net of tax, on January 1, 2008.

FASB Accounting Standards Codification

Effective July 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 168, "The FASB Accounting Standards Codification(TM) and the Hierarchy of Generally Accepted Accounting Principles - a Replacement of FASB Statement No. 162," and ASU No. 2009-01, "Topic 105 - Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards No. 168--The FASB Accounting Standards Codification(TM) and the Hierarchy of Generally Accepted Accounting Principles."

ASC Topic 105 establishes the FASB Accounting Standards Codification(TM) as the single source of authoritative U.S. GAAP recognized by the FASB, to be applied by nongovernmental entities and to supersede all previous U.S. GAAP literature. Adoption of the ASC had no impact on the Company's Balance Sheets or Statements of Operations, as it did not change U.S. GAAP principles.

Subsequent Events

Effective April 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 165, "Subsequent Events", which is now incorporated into ASC Topic 855, "Subsequent Events." This guidance was retroactively amended by the FASB in February 2010 by issuance of ASU No. 2010-9, "Subsequent Events," which requires an entity which files or furnishes its financial statements with the U.S. Securities and Exchange Commission ("SEC") to evaluate subsequent events through the date that its financial statements are issued. Adoption of this guidance resulted in expanded disclosures related to subsequent events, but had no impact on the Company's Balance Sheets or Statements of Operations.

Other-Than-Temporary Impairments

Effective April 1, 2009, the Company adopted FSP No. FAS 115-2, "Recognition and Presentation of Other-Than-Temporary Impairments", which is now incorporated into ASC Topic 320, "Investments - Debt and Equity Securities" ("ASC 320"). This new guidance removes the concept of "intent and ability to hold until recovery of value" associated with other-than-temporary impairment of a debt security whose fair value is less than its cost. Impairment losses should be recorded in earnings on an available-for-sale debt security only when management does not expect to recover the amortized cost of the security. For additional information regarding the Company's impairment process, see Note 2 - Investments.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company's adoption of this guidance required reassessment of previous impairment losses recorded on debt securities held at March 31, 2009, with any reversals of previous impairment losses recorded through retained earnings and offset to accumulated other comprehensive income for available-for-sale debt securities and other actuarial related amounts included in other comprehensive income, and related impact on deferred acquisition costs, as of April 1, 2009.

As a result of adoption of ASC 320, the Company recognized an increase in retained earnings of $2 million, net of tax, on April 1, 2009, with a corresponding (decrease) increase in accumulated other comprehensive income of ($2) million, net of tax, attributable to (1) available-for-sale debt securities of ($4) million, (2) deferred policy acquisition costs and deferred sales inducements of $1 million, and (3) deferred income taxes of $1 million.

FUTURE ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

Deferred Policy Acquisition Costs

In October 2010, the FASB issued ASU No. 2010-26, "Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts," which amends ASC Topic 944, "Financial Services - Insurance" ("ASC 944"). ASU No. 2010-26 clarifies the costs that should be deferred when issuing and renewing insurance contracts and also specifies that only costs related directly to successful acquisition of new or renewal contracts can be capitalized. All other acquisition-related costs should be expensed as incurred. This guidance is to be applied prospectively upon the date of adoption, with retrospective application permitted, but not required. ASU No. 2010-26 will be effective for the Company on January 1, 2012. The Company is currently evaluating the impact the adoption of this guidance will have on the Company's Balance Sheets and Statements of Operations.

NOTE 2 -- INVESTMENTS

FIXED MATURITIES

The Company's investments in available-for-sale fixed maturities are summarized below:

                                                                    DECEMBER 31, 2010
                                                      --------------------------------------------
                                                                     GROSS       GROSS
                                                      AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                         COST        GAINS       LOSSES      VALUE
                                                      ---------   ----------   ----------   ------
                                                                     (IN MILLIONS)
FIXED MATURITIES:
   Corporate securities ...........................     $4,991       $206          $14      $5,183
   Commercial mortgage-backed securities ..........        921         40           --         961
   Collateralized debt obligations ................          9          1           --          10
   Other asset-backed securities ..................         61          2           --          63
   U.S. Treasury securities and obligations of U.S.
      government corporations and agencies ........      1,314          4           17       1,301
   Obligations of states and political subdivisions        218          3            7         214
   Debt securities issued by foreign governments ..         80          1           --          81
                                                        ------       ----          ---      ------
   Total fixed maturities available-for-sale ......     $7,594       $257          $38      $7,813
                                                        ======       ====          ===      ======

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                    DECEMBER 31, 2009
                                                      --------------------------------------------
                                                                     GROSS        GROSS
                                                      AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                         COST        GAINS       LOSSES     VALUE
                                                      ---------   ----------   ----------   ------
                                                                     (IN MILLIONS)
FIXED MATURITIES:
   Corporate securities ...........................     $  602        $25          $ 4      $  623
   U.S. Treasury securities and obligations of U.S.
      government corporations and agencies ........        477          9            7         479
   Obligations of states and political subdivisions         31          1            1          31
   Debt securities issued by foreign governments ..        111         --            9         102
                                                        ------        ---          ---      ------
   Total fixed maturities available-for-sale ......     $1,221        $35          $21      $1,235
                                                        ======        ===          ===      ======

The amortized cost and fair value of fixed maturities at December 31, 2010, by contractual maturity, are shown below:

                                                 AMORTIZED COST   FAIR VALUE
                                                 --------------   ----------
                                                        (IN MILLIONS)
FIXED MATURITIES:
Due in one year or less ......................       $  497         $  499
Due after one year through five years ........        2,321          2,378
Due after five years through ten years .......        1,837          1,898
Due after ten years ..........................        1,948          2,004
                                                     ------         ------
                                                      6,603          6,779
Asset-backed and mortgage-backed securities ..          991          1,034
                                                     ------         ------
   Total .....................................       $7,594         $7,813
                                                     ======         ======

Expected maturities may differ from contractual maturities because eligible borrowers may exercise their right to call or prepay obligations with or without call or prepayment penalties. Asset-backed and mortgage-backed securities are shown separately in the table above, as they are not due at a single maturity date.

FIXED MATURITIES IMPAIRMENT REVIEW

The Company has a process in place to identify securities that could potentially have an impairment that is other-than-temporary. This process involves monitoring market events that could impact issuers' credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts, and cash flow projections as indicators of credit issues.

At the end of each quarter, the MFC Loan Review Committee reviews all securities where market value is less than 80 percent of amortized cost for six months or more if there is a significant unrealized loss at the balance sheet date to determine whether impairments need to be taken. The analysis focuses on each company's or project's ability to service its debts in a timely fashion and the length of time the security has been trading below amortized cost. The results of this analysis are reviewed by the Credit Committee at MFC. This committee includes MFC's Chief Financial Officer, Chief Investment Officer, Chief Risk Officer, Chief Credit Officer, and other senior management. This quarterly process includes a fresh assessment of the credit quality of each investment in the entire fixed maturities portfolio.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company considers relevant facts and circumstances in evaluating whether the impairment of a security is other-than-temporary. Relevant facts and circumstances considered include (1) the length of time the fair value has been below cost; (2) the financial position of the issuer, including the current and future impact of any specific events; and (3) the Company's ability and intent to hold the security to maturity or until it recovers in value. If the Company intends to sell, or if it is more likely than not that it will be required to sell an impaired security prior to recovery of its cost basis, the security is considered other-than-temporarily impaired and the Company records a charge to earnings for the full amount of impairment (the difference between the current carrying amount and fair value of the security). For those securities in an unrealized loss position where the Company does not intend to sell or is not more likely than not to be required to sell, the Company determines its ability to recover the amortized cost of the security by comparing the net present value of the projected future cash flows to the amortized cost of the security. If the net present value of the cash flow is less that the security's amortized cost then the difference is recorded as a credit loss. The difference between the estimates of the credit loss and the overall unrealized loss on the security is the non-credit-related component. The credit loss portion is charged to net realized investment (losses) gains in the Statements of Operations, while the non-credit loss is charged to accumulated other comprehensive income (loss) on the Balance Sheets.

The net present value used to determine the credit loss is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company may use the estimated fair value of collateral as a proxy for the net present value if it believes that the security is dependent on the liquidation of collateral for recovery of its investment. The projection of future cash flows is subject to the same analysis the Company applies to its overall impairment evaluation process, as noted above, which incorporates security specific information such as late payments, downgrades by rating agencies, key financial ratios, financial statements, and fundamentals of the industry and geographic area in which the issuer operates, as well as overall macroeconomic conditions. The projections are estimated using assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default.

There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if impairment is other-than-temporary. These risks and uncertainties include (1) the risk that the Company's assessment of an issuer's ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) the risk that fraudulent information could be provided to our investment professionals who determine the fair value estimates and other-than-temporary impairments, and (4) the risk that new information obtained by the Company or changes in other facts and circumstances lead us to change our intent to hold the security to maturity or until it recovers in value. Any of these situations could result in a charge to earnings in a future period.

The cost amounts for fixed maturity securities are net of the other-than-temporary impairment charges.

The following table shows the carrying value and gross unrealized losses aggregated by investment category and length of time that individual fixed maturity securities have been in a continuous unrealized loss position:

       UNREALIZED LOSSES ON FIXED MATURITY SECURITIES -- BY INVESTMENT AGE

                                                                       YEAR ENDED DECEMBER 31, 2010
                                                  ---------------------------------------------------------------------
                                                   LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                                                  ---------------------   ---------------------   ---------------------
                                                  CARRYING   UNREALIZED   CARRYING   UNREALIZED   CARRYING   UNREALIZED
                                                    VALUE      LOSSES       VALUE      LOSSES       VALUE      LOSSES
                                                  --------   ----------   --------   ----------   --------   ----------
                                                                              (IN MILLIONS)
Corporate securities ..........................    $  462        $14         $--         $--       $  462        $14
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies ..     1,047         17          --          --        1,047         17
Obligations of states and political
   subdivisions ...............................       105          7          --          --          105          7
                                                   ------        ---         ---         ---       ------        ---
Total .........................................    $1,614        $38         $--         $--       $1,614        $38
                                                   ======        ===         ===         ===       ======        ===

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                       YEAR ENDED DECEMBER 31, 2009
                                                  ---------------------------------------------------------------------
                                                   LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                                                  ---------------------   ---------------------   ---------------------
                                                  CARRYING   UNREALIZED   CARRYING   UNREALIZED   CARRYING   UNREALIZED
                                                    VALUE      LOSSES       VALUE      LOSSES       VALUE      LOSSES
                                                  --------   ----------   --------   ----------   --------   ----------
                                                                              (IN MILLIONS)
Corporate securities ..........................     $187         $ 4         $--         $--        $187         $ 4
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies ..      146           7          --          --         146           7
Obligations of states and political
   subdivisions ...............................       23           1          --          --          23           1
Debt securities issued by foreign
   governments ................................       92           9          --          --          92           9
                                                    ----         ---         ---         ---        ----         ---
Total .........................................     $448         $21         $--         $--        $448         $21
                                                    ====         ===         ===         ===        ====         ===

Unrealized losses can be created by rising interest rates or by rising credit concerns and hence widening credit spreads. Credit concerns are apt to play a larger role in the unrealized loss on below investment grade securities. Unrealized losses on investment grade securities principally relate to changes in interest rates or changes in credit spreads since the securities were acquired. Credit rating agencies' statistics indicate that investment grade securities have been found to be less likely to develop credit concerns. The gross unrealized loss on below investment grade available-for-sale fixed maturity securities increased to $1 million at December 31, 2010 from $0 million at December 31, 2009.

At December 31, 2010 and 2009, there were 148 and 62 fixed maturity securities with an aggregate gross unrealized loss of $38 million and $21 million, respectively, of which the single largest unrealized loss was $10 million and $3 million, respectively. The Company anticipates that these fixed maturity securities will perform in accordance with their contractual terms and currently has the ability and intent to hold these securities until they recover or mature.

Available-for-sale securities with amortized cost of $2 million were non-income producing for the year ended December 31, 2010. Non-income producing assets represent investments that have not produced income for the twelve months preceding December 31, 2010.

ASSETS ON DEPOSIT

As of December 31, 2010 and 2009, fixed maturity securities with a fair value of $1 million were on deposit with the State of NY as required by law.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 2 -- INVESTMENTS - (CONTINUED)

MORTGAGE LOANS ON REAL ESTATE

At December 31, 2010, the mortgage portfolio was diversified by specific collateral property type and geographic region as displayed below:

COLLATERAL                   CARRYING
PROPERTY TYPE                 AMOUNT
-------------             -------------
                          (IN MILLIONS)
Apartments ............        $174
Industrial ............         148
Office buildings ......         214
Retail ................         221
Mixed use .............           3
Other .................          48
Provision for losses ..          (2)
                               ----
Total .................        $806
                               ====

GEOGRAPHIC                   CARRYING
CONCENTRATION                 AMOUNT
-------------             -------------
                          (IN MILLIONS)
East North Central ....        $109
East South Central ....           2
Middle Atlantic .......         118
Mountain ..............          62
New England ...........          48
Pacific ...............         244
South Atlantic ........         110
West North Central ....          47
West South Central ....          68
Provision for losses ..          (2)
                               ----
Total .................        $806
                               ====

At the end of each quarter, the MFC Loan Review Committee reviews all mortgage loans rated BB or lower, as determined by review of the underlying collateral, and decides whether an allowance for credit loss is needed. The Company considers collateral value, the borrower's ability to pay, normal historical credit loss levels and future expectations in evaluating whether an allowance for credit losses is required for impaired loans.

Changes in the allowance for probable losses on mortgage loans on real estate are summarized below:

                                  BALANCE AT                            CHARGE-OFFS   BALANCE AT
                                   BEGINNING                                AND         END OF
                                   OF PERIOD   ADDITIONS   RECOVERIES    DISPOSALS      PERIOD
                                  ----------   ---------   ----------   -----------   ----------
                                                           (IN MILLIONS)
Year ended December 31, 2010 ..       $--          $2          $--          $--           $2

Changes in the allowance for probable losses on mortgage loans and real estate was $0 million for the years ended December 31, 2009 and 2008.

A mortgages loan charge-off is recorded when the impaired loan is disposed or when an impaired loan is determined to be a full loss with no possibility of recovery.

Mortgage loans with a carrying value of $14 million were non-income producing for the year ended December 31, 2010. Mortgage loans with a carrying value of $14 million were on nonaccrual status at December 31, 2010. At December 31, 2010, there were no delinquent loans.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company provides for credit risk on mortgage loans by establishing allowances against the carrying value of the impaired loans. The total recorded investment in mortgage loans that is considered to be impaired along with the related allowance for credit losses was as follows:

                                                                       DECEMBER 31,
                                                                      -------------
                                                                       2010   2009
                                                                       ----   ----
                                                                      (IN MILLIONS)
Impaired mortgage loans on real estate with provision for losses ..    $16     $--
Allowance for credit losses .......................................     (2)     --
                                                                       ---     ---
Net impaired mortgage loans on real estate ........................    $14     $--
                                                                       ===     ===

The average recorded investment in impaired loans and the interest income recognized on impaired loans were as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                  ------------------------
                                                     2010   2009   2008
                                                     ----   ----   ----
                                                        (IN MILLIONS)
Average recorded investment in impaired loans ..      $ 8    $--    $--
Interest income recognized on impaired loans ...       --     --     --

For mortgage loans, the Company develops an internal risk rating ("IRR") by utilizing the Mortgage Risk Rating System. The IRR is a designated grade that measures the riskiness of expected loss. These ratings are updated on a quarterly basis.

The carrying value of mortgage loans by IRR was as follows:

                             DECEMBER 31,
                            -------------
                             2010   2009
                             ----   ----
                            (IN MILLIONS)
AAA .....................    $ 27    $--
AA ......................     108     --
A .......................     210     --
BBB .....................     426     --
BB ......................      21     --
B & Lower, and unrated ..      14     --
                             ----    ---
Total mortgage loans ....    $806    $--
                             ====    ===

INVESTMENT REAL ESTATE AND AGRICULTURE

Investment real estate and agriculture of $17 million was non-income producing for the year ended December 31, 2010. Depreciation expense on investment real estate and agriculture was $2 million for the year ended December 31, 2010. There was no depreciation expense on investment real estate in 2009 and 2008. Accumulated depreciation was $2 million and $0 million at December 31, 2010 and 2009, respectively.

EQUITY METHOD INVESTMENTS

The Company has a 38% equity ownership in JHIMS, which is included in investment in unconsolidated affiliate, and is allocated approximately 38% of earnings pursuant to the Limited Liability Company Agreement. As of December 31, 2010 and 2009, total assets of JHIMS were $68 million and $40 million, respectively, and total liabilities of JHIMS were $66 million and $38 million, respectively. For the years ended December 31, 2010, 2009, and 2008, net income of JHIMS was $440 million, $328 million, and $350 million, respectively. The Company's share of income earned from its investment in JHIMS was $166 million, $127 million, and $137 million for the years ended December 31, 2010, 2009, and 2008, respectively, and is included in net investment income.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT AND OTHER (LOSSES) GAINS

The following information summarizes the components of net investment income and net realized investment and other (losses) gains:

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                               2010   2009   2008
                                                              -----   ----   ----
                                                                 (IN MILLIONS)
NET INVESTMENT INCOME
   Fixed maturities ....................................      $ 269   $ 43   $ 30
   Mortgage loans on real estate .......................         19     --     --
   Investment real estate and agriculture ..............          7     --     --
   Policy loans ........................................          6      3      3
   Short-term investments ..............................         (1)     2      5
   Equity method investments and other (1) .............        179    127    137
                                                              -----   ----   ----
   Gross investment income .............................        479    175    175
      Less investment expenses .........................         17      2      1
                                                              -----   ----   ----
Net investment income ..................................      $ 462   $173   $174
                                                              =====   ====   ====
NET REALIZED INVESTMENT AND OTHER (LOSSES) GAINS
   Fixed maturities ....................................      $  16   $  1   $  6
   Mortgage loans on real estate .......................         (1)    --     --
   Derivatives and other invested assets ...............       (184)    --      4
   Amounts credited to participating contract holders ..        (18)    --     --
                                                              -----   ----   ----
Net realized investment and other (losses) gains .......      $(187)  $  1   $ 10
                                                              =====   ====   ====

(1)  Primarily represents income earned from the Company's investment in JHIMS.

The change in net unrealized gain on fixed maturities classified as held-for-trading of $16 million is included in net realized investment and other (losses) gains for the year ended December 31, 2010. There were no fixed maturities classified as held-for-trading for the years ended December 31, 2009 and 2008, respectively.

For 2010, net investment income passed through to participating contract holders as interest credited to policyholder account balances amount to $29 million.

Gross gains were realized on the sale of available-for-sale securities of $70 million, $3 million, and $7 million for the years ended December 31, 2010, 2009, and 2008, respectively, and gross losses were realized on the sale of available-for-sale securities of $68 million, $1 million, and $0.1 million for the years ended December 31, 2010, 2009, and 2008, respectively. In addition, other-than-temporary impairments on available-for-sale securities of $0 million, $0 million, and $2 million for the years ended December 31, 2010, 2009, and 2008, respectively, were recognized in the Statements of Operations.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 3 -- DERIVATIVES AND HEDGING INSTRUMENTS

TYPES OF DERIVATIVES AND DERIVATIVE STRATEGIES

INTEREST RATE CONTRACTS. The Company uses interest rate futures contracts and interest rate swap agreements as part of its overall strategies of managing the duration of assets and liabilities or the average life of certain asset portfolios to specified targets. Interest rate futures contracts are contractual obligations to buy or sell a financial instrument, foreign currency, or other underlying commodity on a pre-determined future date at a specified price. Interest rate futures contracts are agreements with standard amounts and settlement dates that are traded on regulated exchanges. Interest rate swap agreements are contracts with counterparties to exchange interest rate payments of a differing character (i.e., fixed-rate payments exchanged for variable-rate payments) based on an underlying principal balance (notional principal). The net differential to be paid or received on interest rate swap agreements is accrued and recognized as a component of net investment income.

The Company also enters into basis swaps to better match the cash flows from assets and related liabilities. Basis swaps are included in interest rate swaps for disclosure purposes. The Company utilizes basis swaps in non-qualifying hedging relationships.

Futures agreements are contractual obligations to buy or sell a financial instrument, foreign currency, or other underlying commodity on a predetermined future date at a specified price. Futures agreements are contracts with standard amounts and settlement dates that are traded on regulated exchanges. The Company uses exchange-traded interest rate futures primarily to hedge mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, to hedge against changes in value of securities the Company owns or anticipates acquiring, and to hedge against changes in interest rates on anticipated liability issuances by replicating U.S. Treasury or swap curve performance. The Company utilizes exchange-traded interest rate futures in non-qualifying hedging relationships.

EQUITY MARKET CONTRACTS. Equity index futures contracts are contractual obligations to buy or sell a specified amount of an underlying equity index at an agreed contract price on a specified date. Equity index futures are contracts with standard amounts and settlement dates that are traded on regulated exchanges.

The table below provides a summary of the gross notional amount and fair value of derivatives contracts by the underlying risk exposure for all derivatives in hedging and non-hedging relationships:

                                                            DECEMBER 31, 2010                 DECEMBER 31, 2009
                                                     -------------------------------   -------------------------------
                                                                 FAIR        FAIR                  FAIR        FAIR
                                                     NOTIONAL    VALUE      VALUE      NOTIONAL    VALUE      VALUE
                                                      AMOUNT    ASSETS   LIABILITIES    AMOUNT    ASSETS   LIABILITIES
                                                     --------   ------   -----------   --------   ------   -----------
                                                                               (IN MILLIONS)
QUALIFYING HEDGING RELATIONSHIPS
Fair value hedges Interest rate swaps ............    $   47      $14        $ --         $--       $--        $--
                                                      ------      ---        ----         ---       ---        ---
Total Derivatives in Hedging Relationships .......    $   47      $14        $ --         $--       $--        $--
                                                      ------      ---        ----         ---       ---        ---
NON-HEDGING RELATIONSHIPS
   Interest rate swaps ...........................    $  975      $10        $ 33         $--       $--        $--
   Interest rate futures .........................       124       --          --          --        --         --
   Equity index futures ..........................       152       --          --          --        --         --
   Embedded derivatives - reinsurance contracts ..        --       --         101          --        --         --
   Embedded derivatives - participating
      pension contracts (1) ......................        --       --          10          --        --         --
   Embedded derivatives - benefit guarantees
      (1) ........................................        --       47          37          --        41         53
                                                      ------      ---        ----         ---       ---        ---
Total Derivatives in Non-Hedging Relationships ...     1,251       57         181          --        41         53
                                                      ------      ---        ----         ---       ---        ---
Total Derivatives (2) ............................    $1,298      $71        $181         $--       $41        $53
                                                      ======      ===        ====         ===       ===        ===


                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

(1) Embedded derivatives related to participating pension contracts are reported as part of future policy benefits and embedded derivatives related to benefit guarantees are reported as part of reinsurance recoverable or future policy benefits on the Balance Sheets.

(2) The fair values of all derivatives in an asset position are reported within derivative asset on the Balance Sheets, and derivatives in a liability position are reported within derivative liability on the Balance Sheets, excluding embedded derivatives related to participating pension contracts and benefit guarantees.

HEDGING RELATIONSHIPS

The Company uses derivatives for economic hedging purposes. In certain circumstances, these hedges also meet the requirements for hedge accounting. Hedging relationships eligible for hedge accounting are designated as fair value hedges as described below.

FAIR VALUE HEDGES. The Company uses interest rate swaps to manage its exposure to changes in fair value of fixed-rate financial instruments caused by changes in interest rates.

The Company recognizes gains and losses on derivatives and the related hedged items in fair value hedges in net realized investment and other (losses) gains. For the years ended December 31, 2010 and 2009, the Company did not recognize any gains or losses related to the portion of the hedging instruments that were excluded from the assessment of hedge effectiveness. At December 31, 2010, the Company had no hedges of firm commitments.

The following table shows the investment gains (losses) recognized:

FOR THE YEAR ENDED DECEMBER 31, 2010

DERIVATIVES IN FAIR VALUE   HEDGED ITEMS IN FAIR VALUE   GAINS RECOGNIZED   LOSSES RECOGNIZED   INEFFECTIVENESS
  HEDGING RELATIONSHIPS        HEDGING RELATIONSHIPS      ON DERIVATIVES     FOR HEDGED ITEMS      RECOGNIZED
-------------------------   --------------------------   ----------------   -----------------   ---------------
                                                                              (IN MILLIONS)
Interest rate swaps         Fixed-rate assets.........          $--                $--                $--
                            Fixed-rate liabilities....            2                 (2)                --
                                                                ---                ---                ---
Total                                                           $ 2                $(2)               $--
                                                                ===                ===                ===

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS. The Company enters into interest rate swap agreements, and interest rate futures contracts to manage exposure to interest rates without designating the derivatives as hedging instruments.

The Company offers certain variable annuity products with a guaranteed minimum withdrawal benefit ("GMWB") rider. This rider is effectively an embedded option on the basket of mutual funds which is offered to contract holders. Beginning in July 2010, for certain contracts, the Company implemented a hedging program to reduce its exposure to the GMWB rider. This dynamic hedging program uses interest rate swap agreements, equity index futures (including but not limited to the Dow Jones Industrial, Standard & Poor's 500, Russell 2000, and Dow Jones Euro Stoxx 50 indices), and foreign currency futures to match the sensitivities of the GMWB rider liability to the market risk factors.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

For the years ended December 31, 2010 and 2009, net losses of $185 million and net gains of $0 million, respectively, related to derivatives in a non-hedge relationship were recognized by the Company. These amounts were recorded in net realized investment and other (losses) gains.

FOR THE YEARS ENDED DECEMBER 31,             2010   2009
--------------------------------            -----   ----
                                           (IN MILLIONS)
NON-HEDGING RELATIONSHIPS
   Investment losses:
      Interest rate swaps ..............    $ (27)   $--
      Interest rate futures ............       (1)    --
      Equity index futures .............      (47)    --
      Embedded derivatives .............     (110)    --
                                            -----    ---
Total Investment Losses from Derivatives
   in Non-Hedging Relationships ........    $(185)   $--
                                            =====    ===

EMBEDDED DERIVATIVES. The Company has certain embedded derivatives that are required to be separated from their host contracts and accounted for as derivatives. These host contracts include, reinsurance contracts, participating pension contracts, and certain benefit guarantees.

For more details on the Company's embedded derivatives see Note 11 - Fair Value of Financial Instruments.

CREDIT RISK. The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to the derivative financial instruments. The current credit exposure of the Company's derivative contracts is limited to the fair value in excess of the collateral held at the reporting date.

The Company manages its credit risk by entering into transactions with creditworthy counterparties, obtaining collateral where appropriate, and entering into master netting agreements that provide for a netting of payments and receipts with a single counterparty. The Company enters into credit support annexes with its over-the-counter derivative dealers in order to manage its credit exposure to those counterparties. As part of the terms and conditions of those agreements, the pledging and accepting of collateral in connection with the Company's derivative usage is required. As of December 31, 2010 and 2009, the Company had accepted collateral consisting of various securities with a fair value of $12 million and $0 million, respectively, which is held in separate custodial accounts. In addition, as of December 31, 2010 and 2009, the Company pledged collateral of $13 million and $0 million, respectively, which is included in available-for-sale fixed maturities on the Balance Sheets.

NOTE 4 -- INCOME TAXES

Prior to 2010, the Company is included in the consolidated federal income tax return of Manulife Holdings (Delaware), LLC ("MHDLLC") with the following entities: MIC, JHUSA, Manulife Reinsurance Limited ("MRL"), Manulife Reinsurance (Bermuda) Limited ("MRBL") and Manulife Service Corporation ("MSC"). On December 31, 2009, MHDLLC merged with and into JHHLLC. For the 2010 tax year, the Company is included in the consolidated federal income tax return of JHHLLC with the following entities: MIC, JHUSA, MRL, MRBL, MSC, John Hancock Subsidiaries, LLC, and John Hancock International Holdings, Inc.

In accordance with the income tax sharing agreements in effect for the applicable tax years, the income tax provision (or benefit) is computed as if each entity filed separate federal income tax returns. Intercompany settlements of income taxes are made through an increase or reduction to amounts due to or from affiliates. Such settlements occur on a periodic basis in accordance with the tax sharing agreements. Tax benefits from operating losses are provided at the U.S. statutory rate plus any tax credits attributable, provided the consolidated group utilizes such benefits currently.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The components of income taxes were as follows:

                                        YEARS ENDED DECEMBER 31,
                                        ------------------------
                                            2010   2009   2008
                                           -----   ----   ----
                                              (IN MILLIONS)
Current taxes:
   Federal ..........................      $  69   $ 77   $ 10
Deferred taxes:
   Federal ..........................       (171)    31    (21)
                                           -----   ----   ----
Total income tax (benefit) expense ..      $(102)  $108   $(11)
                                           =====   ====   ====

A reconciliation of income taxes at the federal income tax rate to income tax expense charged to operations is as follows:

                                              YEARS ENDED DECEMBER 31,
                                              ------------------------
                                                  2010   2009   2008
                                                 -----   ----   ----
                                                    (IN MILLIONS)
Tax at 35% ................................      $  28   $111   $ (8)
Add (deduct):
   Prior year taxes .......................         --      2      3
   Dividends received deduction ...........         (6)    (4)    (6)
   Unrecognized tax benefits ..............          1     --     --
   Tax - exempt income ....................       (125)    --     --
   Other ..................................         --     (1)    --
                                                 -----   ----   ----
      Total income tax (benefit) expense ..      $(102)  $108   $(11)
                                                 =====   ====   ====

Deferred income tax assets and liabilities result from tax effecting the differences between the financial statement values and income tax values of assets and liabilities at each balance sheet date. Deferred tax assets and liabilities consisted of the following:

                                                     DECEMBER 31,
                                                    -------------
                                                     2010    2009
                                                     ----   -----
                                                    (IN MILLIONS)
DEFERRED TAX ASSETS:
   Policy reserves ..............................    $266   $ 155
   Tax credits ..................................       7       7
   Unearned revenue .............................      16      14
   Other ........................................      --       1
                                                     ----   -----
      Total deferred tax assets .................     289     177
                                                     ----   -----
DEFERRED TAX LIABILITIES:
   Unrealized investment gains on securities ....      69       5
   Deferred policy acquisition costs ............      86     165
   Deferred sales inducements ...................      12      13
   Reinsurance ..................................      82      79
   Securities and other investments .............      20      15
   Intangibles ..................................      15      --
                                                     ----   -----
      Total deferred tax liabilities ............     284     277
                                                     ----   -----
         Net deferred tax assets (liabilities) ..    $  5   $(100)
                                                     ====   =====

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

At December 31, 2010 and 2009, the Company had no operating loss carryforwards. The Company believes that it will realize the full benefit of its deferred tax assets.

The Company made income tax payments of $49 million, $7 million, and $32 million in 2010, 2009, and 2008, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and in NY. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by taxing authorities for years before 2004.

The Internal Revenue Service ("IRS") completed its examination of the Company's income tax returns for years 2004 through 2005 in July 2009. The Company filed protests with the IRS Appeals Division of various adjustments raised by the IRS in its examinations of these years. The examination of the 2006 and 2007 tax years began in November 2009.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

                                                                   DECEMBER 31,
                                                                  -------------
                                                                   2010   2009
                                                                   ----   ----
                                                                  (IN MILLIONS)
Beginning balance .............................................    $17    $16
Additions based on tax positions related to the current year ..      2      2
Reductions for tax positions of prior years ...................     (4)    (1)
                                                                   ---    ---
Ending balance ................................................    $15    $17
                                                                   ===    ===

Included in the balance as of December 31, 2010 and 2009, respectively, are $15 million and $17 million of unrecognized benefits that, if recognized, would affect the Company's effective tax rate.

Included in the balance as of December 31, 2010 and 2009, respectively are no tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest or penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of taxes to an earlier period.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense (part of other operating costs and expenses) and penalties in income tax expense. During the years ended December 31, 2010, 2009, and 2008, the Company recognized approximately $1 million, $1 million, and $(1) million in interest expense, respectively. The Company had approximately $3 million and $2 million accrued for interest as of December 31, 2010 and 2009, respectively. The Company did not recognize any material amounts of penalties during the years ended December 31, 2010, 2009, and 2008.

NOTE 5 -- RELATED PARTY TRANSACTIONS

REINSURANCE TRANSACTIONS

On January 1, 2010, the assets supporting the NY business were transferred from JHUSA to the Company. The transfer included participating traditional life insurance, universal life insurance, fixed deferred and immediate annuities, participating pension contracts, and variable annuities. The NY business was transferred using assumption reinsurance, modified coinsurance and coinsurance with cut-through provisions. The January 1, 2010 impact of these transfers on the Company's Balance Sheet was an increase in total assets and total liabilities of $7,489 million and $7,364 million, respectively. There was no pre-tax impact at the time of transfer; revenues were offset against expenses of $1,023 million. The Company recorded a $125 million tax benefit related to this transfer. As of January 1, 2010, the Company recorded $56 million related to VOBA and recorded $8 million of VOBA amortization in the Statement of Operations for the year ended December 31, 2010. As of December 31, 2010, the Company reported a receivable from JHUSA of $289 million and a payable to JHUSA of $325 million which was reported with amounts due from and amounts due to affiliates, respectively.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The NY business related to the closed block was transferred from JHUSA to JHNY under a coinsurance agreement and was immediately retroceded back to JHUSA using a coinsurance funds withheld agreement. As the reinsurance agreements do not subject the reinsurer to reasonable possibility of significant loss, they are classified as financial reinsurance and given deposit-type accounting treatment. The Company retained the invested assets supporting this block of business and $2,133 million is included in amounts due to affiliates on the Balance Sheet as of December 31, 2010.

Effective January 1, 2010, the Company entered into a partition and novation reinsurance agreement with an affiliate, John Hancock Reassurance Company Limited ("JHRECO"), to reinsure 20% of the risk related to payout annuity policies issued January 1, 2008 through September 30, 2008 and 65% of the risk related to payout annuity policies issued prior to January 1, 2008. The reinsurance agreement is written on a modified coinsurance basis where the assets supporting the reinsured policies remain invested with the Company. Under the terms of the agreement, the Company recorded a modified coinsurance reserve adjustment of $14 million, which reduced benefits to policyholders in the Statements of Operations for the year ended December 31, 2010. As of December 31, 2010, the Company also recorded $4 million related to the cost of reinsurance, which was reported with reinsurance recoverable on the Balance Sheets. The cost of reinsurance is being amortized into income through benefits to policyholders over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

SERVICE AGREEMENTS

The Company has formal service agreements with JHUSA. Under these agreements, the Company will pay investment and operating expenses incurred by JHUSA on behalf of the Company. Services provided under the agreements include legal, personnel, marketing, investment, and certain other administrative services and are billed based on intercompany cost allocations. Costs incurred under the agreements were $65 million, $41 million, and $47 million for the years ended December 31, 2010, 2009, and 2008, respectively. As of December 31, 2010 and 2009, the Company had accrued payables of $10 million and $12 million, respectively.

Management believes the allocation methods used are reasonable and appropriate in the circumstances; however, the Company's Balance Sheets may not necessarily be indicative of the financial condition that would have existed if the Company operated as an unaffiliated entity.

Effective December 28, 2009, in connection with the hedging risks associated with the Company's variable annuity products, the Company has entered into an Asset & Liability Management Services Agreement with MLI, pursuant to which MLI performs certain asset and liability management services in connection with the hedging program. The fees for services provided under this agreement shall be determined at fair market value. Costs incurred under this agreement were $1 million, and $0 million, for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010 and 2009, the Company had no accrued payables.

CAPITAL STOCK TRANSACTIONS

On March 30, 2009, the Company received a $282 million capital contribution from JHUSA in exchange for one share of common stock. The amount included $84 million in cash and fixed maturities with a fair value of $216 million, reduced by a deferred tax liability of $18 million. The deferred tax liability was recognized as the fixed maturities contributed had a cost basis of $164 million.

On December 21, 2009, the Company received a capital contribution from JHUSA of $200 million in cash.

OTHER

The Company has entered into an Amended and Restated Underwriting and Distribution Agreement with John Hancock Distributors, LLC ("JHD"), effective December 1, 2009, pursuant to which JHD is appointed as the principal underwriter and exclusive distributor of the variable annuity, variable life and other products issued by the Company. This agreement replaced and superseded the previous Underwriting and Distribution Agreement dated January 1, 2002 between the parties. For the years ended December 31, 2010, 2009, and 2008, the Company was billed by JHD for underwriting commissions of $101 million, $100 million, and $130 million, respectively. The Company had accrued payables for services provided of $5 million and $4 million at December 31, 2010 and 2009, respectively.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company had receivables from JHIMS relating to distributions of $15 million and $13 million, which were included in accrued investment income at December 31, 2010 and 2009, respectively.

The Company participates in a liquidity pool operated by JHUSA, in which affiliates can invest excess cash. Terms of participation in the liquidity pool are set out in the Second Restated and Amended Liquidity Pool Agreement effective January 1, 2010. The Company had $401 million and $139 million invested in this pool at December 31, 2010 and 2009, respectively, which were included in cash and cash equivalents on the Company's Balance Sheets.

NOTE 6 -- REINSURANCE

The effect of reinsurance on life and fixed and variable annuity premiums earned was as follows:

                                          DECEMBER 31,
                                     ----------------------
                                      2010     2009    2008
                                     ------   -----   -----
                                        (IN MILLIONS)
Direct ...........................   $  220    $100    $ 70
Assumed ..........................    1,090      --      --
Ceded ............................     (111)    (73)    (52)
                                     ------    ----    ----
   Net life and fixed and variable
      annuity premiums earned ....   $1,199    $ 27    $ 18
                                     ======    ====    ====

For the years ended December 31, 2010, 2009 and 2008, benefits to policyholders under life and annuity ceded reinsurance contracts were $164 million, $65 million, and $52 million, respectively.

At December 31, 2010, the Company had treaties with 26 reinsurers (23 non-affiliated and 3 affiliated). The per policy life risk retained by the Company is capped at a maximum of $30 million on single life policies and $35 million on survivorship life policies. The previous limit of $100 thousand, which was revised as a consequence of the transfer of NY business, continues to apply to policies and reinsurance agreements in-force as at December 31, 2009. In 2010, recoveries under these agreements totaled $72 million on $107 million of death claims. In 2009, recoveries under these agreements totaled $40 million on $48 million of death claims. In 2008, recoveries under these agreements totaled $28 million on $35 million of death claims.

The Company utilizes reinsurance agreements to provide for greater diversification of business, allowing management to control exposure to potential losses arising from large risks and provide additional capacity for growth. Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under the reinsurance agreements. Failure of the reinsurers to honor their obligations could result in losses to the Company; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar characteristics among the reinsurers.

NOTE 7 -- PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company participates in a funded qualified defined benefit plan (the "Plan"). Effective January 1, 2008, the John Hancock Financial Services, Inc. Pension Plan was renamed the John Hancock Pension Plan. Pursuant to the merger of JHFS into MIC, as discussed in Note 1, JHFS ceased to exist, and sponsorship of the Plan transferred to JHUSA effective January 1, 2010. Effective December 31, 2010, sponsorship of the Plan transferred to MIC. Historically, pension benefits were calculated utilizing a traditional formula. Under the traditional formula, benefits were provided based upon length of service and final average compensation. As of January 1, 2002, the defined benefit pension plan was amended to a cash balance basis. Under the cash balance formula, participants are credited with benefits equal to a percentage of eligible pay, as well as interest. In addition, early retirement benefits are subsidized for certain grandfathered participants. The costs associated with the Plan were charged to the Company and were not material for the years ended December 31, 2010, 2009, and 2008, respectively.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company participates in a postretirement medical and life insurance benefit plan for its retired employees and their spouses. Sponsorship of this plan transferred to JHUSA effective January 1, 2010. Effective December 31, 2010, sponsorship of this plan transferred to MIC. Certain employees hired prior to 2005 who meet age and service criteria may be eligible for these postretirement benefits in accordance with the plan's provisions. The majority of retirees contribute a portion of the total cost of postretirement medical benefits. Life insurance benefits are based on final compensation subject to the plan maximum.

The employee welfare plan was amended effective January 1, 2007, whereby participants who had not reached a certain age and years of service with the Company were no longer eligible for such Company contributory benefits. Also the number of years of service required to be eligible for the benefit was increased to 15 years. The future retiree life insurance coverage amount was frozen as of December 31, 2006. The costs associated with other postretirement benefits were charged to the Company and were not material for the years ended December 31, 2010, 2009, and 2008, respectively.

The Company participates in a qualified defined contribution plan. Sponsorship of this plan transferred to JHUSA effective January 1, 2010. The costs associated with the defined contribution plan were charged to the Company and were not material for the years ended December 31, 2010, 2009, and 2008, respectively.

NOTE 8 -- COMMITMENTS AND LEGAL PROCEEDINGS

COMMITMENTS. The Company has extended commitments to purchase U.S. private debt and to issue mortgage loans on real estate totaling $30 million and $4 million, respectively, at December 31, 2010. If funded, loans related to real estate mortgages would be fully collateralized by the mortgaged properties. The Company monitors the creditworthiness of borrowers under long-term bond commitments and requires collateral as deemed necessary. Approximately half of these commitments expire in 2011, and the remainder expire in 2013.

The Company leases office space under operating lease agreements, which will expire in March of 2012. Rental expenses were $62 thousand, $75 thousand, and $75 thousand for each of the years ended December 31, 2010, 2009, and 2008, respectively.

The future minimum lease payments by year and in the aggregate, under the remaining operating leases are presented below:

                                     OPERATING
                                      LEASES
                                  --------------
                                  (IN THOUSANDS)
2011 ..........................         $52
2012 ..........................          13
                                        ---
Total minimum lease payments ..         $65
                                        ===

LEGAL PROCEEDINGS. The Company is regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming the Company as a defendant ordinarily involves its activities as a provider of insurance protection and wealth management products and as a taxpayer. In addition, the NY State Insurance Department, the NY Attorney General, the SEC, the Financial Industry Regulatory Authority, and other government and regulatory bodies regularly make inquiries and, from time to time, require the production of information or conduct examinations concerning the Company's compliance with, among other things, insurance laws, securities laws, and laws governing the activities of broker-dealers. The Company does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on its financial condition or results of operations.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 9 -- SHAREHOLDER'S EQUITY

CAPITAL STOCK

The Company has one class of capital stock, common stock. All of the outstanding common stock of the Company is owned by its parent, JHUSA.

ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income were as follows:

                                                                     NET          ACCUMULATED
                                                                  UNREALIZED         OTHER
                                                                  INVESTMENT     COMPREHENSIVE
                                                                GAINS (LOSSES)       INCOME
                                                                --------------   -------------
                                                                         (IN MILLIONS)
BALANCE AT JANUARY 1, 2008 ..................................        $ 11             $ 11
Gross unrealized investment gains (net of deferred income
   tax expense of $15 million) ..............................          29               29
Reclassification adjustment for gains realized in net
   income (net of deferred income tax benefit of
   $2 million) ..............................................          (5)              (5)
Adjustment for deferred policy acquisition costs and
   deferred sales inducements and unearned revenue
   liability (net of deferred income tax benefit of $3
   million) .................................................          (5)              (5)
Adjustment for policyholder liabilities (net of deferred
   income tax benefit of $2 million) ........................          (3)              (3)
                                                                     ----             ----
Net unrealized investment gains .............................          16               16
                                                                     ----             ----
BALANCE AT DECEMBER 31, 2008 ................................        $ 27             $ 27
                                                                     ====             ====
Gross unrealized investment losses (net of deferred income
   tax benefit of $14 million) ..............................        $(26)            $(26)
Reclassification adjustment for gains realized in net
   income (net of deferred income tax benefit of
   $1 million) ..............................................          (1)              (1)
Adjustment for deferred policy acquisition costs, deferred
   sales inducements and unearned revenue liability (net of
   deferred income tax expense of $1 million) ...............           2                2
Adjustment for policyholder liabilities (net of deferred
   income tax expense of $1 million) ........................           3                3
                                                                     ----             ----
Net unrealized investment losses ............................         (22)             (22)
                                                                     ----             ----
BALANCE AT DECEMBER 31, 2009 ................................        $  5             $  5
                                                                     ====             ====
Gross unrealized investment gains (net of deferred income
   tax expense of $73 million) ..............................        $134             $134
Reclassification adjustment for gains realized in net
   income (net of deferred income tax benefit of
   $1 million) ..............................................          (1)              (1)
Adjustment for deferred policy acquisition costs, deferred
   sales inducements, value of business acquired, and
   unearned revenue liability (net of deferred income tax
   benefit of $5 million) ...................................         (12)             (12)
                                                                     ----             ----
Net unrealized investment gains .............................         121              121
                                                                     ----             ----
BALANCE AT DECEMBER 31, 2010 ................................        $126             $126
                                                                     ====             ====

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Net unrealized investment gains (losses) included on the Company's Balance Sheets as a component of shareholder's equity are summarized below:

                                                              DECEMBER 31,
                                                           ------------------
                                                           2010   2009   2008
                                                           ----   ----   ----
                                                              (IN MILLIONS)
Balance, end of year comprises:
   Unrealized investment gains on:
      Fixed maturities .................................   $219    $14    $56
                                                           ----    ---    ---
   Total ...............................................    219     14     56
Amounts of unrealized investment losses attributable to:
      Deferred policy acquisition costs, deferred
         sales inducements, value of business
         acquired, and unearned revenue liability ......    (23)    (6)    (9)
      Policyholder liabilities .........................     (1)    (1)    (5)
      Deferred income taxes ............................    (69)    (2)   (15)
                                                           ----    ---    ---
   Total ...............................................    (93)    (9)   (29)
                                                           ----    ---    ---
Net unrealized investment gains ........................   $126    $ 5    $27
                                                           ====    ===    ===

STATUTORY RESULTS

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile, which is NY.

The Company's statutory net (loss) income for the years ended December 31, 2010, 2009, and 2008 was $(41) million (unaudited), $310 million, and $(329) million, respectively.

The Company's statutory capital and surplus as of December 31, 2010 and 2009 was $976 million (unaudited) and $1,017 million, respectively.

Under NY insurance law, no insurer may pay any shareholder dividends from any source other than statutory earned surplus without the prior approval of the Superintendent of Insurance (the "Superintendent"). NY law also limits the aggregate amount of dividends a life insurer may pay in any calendar year, without the prior permission of the Superintendent, to the lesser of (i) 10% of its statutory policyholders' surplus as of the immediately preceding calendar year or (ii) the company's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains. The Company paid shareholder dividends to JHUSA in the amount of $100 million, $0 million, and $0 million for the years ended December 31, 2010, 2009, and 2008, respectively.

NOTE 10 -- SEGMENT INFORMATION

The Company operates in the following three business segments: (1) Insurance,
(2) Wealth Management, which primarily serve retail customers, and (3)
Corporate.

The Company's reportable segments are strategic business units offering different products and services. The reportable segments are managed separately, as they focus on different products, markets, and distribution channels.

INSURANCE SEGMENT. Offers a variety of individual life insurance products, including participating whole life, term life, universal life, and variable life insurance. Products are distributed through multiple distribution channels, including insurance agents, brokers, banks, financial planners, and direct marketing.

WEALTH MANAGEMENT SEGMENT. Offers individual and group annuities contracts. Individual annuities consist of fixed deferred annuities, fixed immediate annuities and variable annuities. These products are distributed through multiple distribution channels, including insurance agents and brokers affiliated with the Company, securities brokerage firms, financial planners, pension plan sponsors, pension plan consultants, and banks.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

This segment also offers a variety of retirement products to qualified defined benefit plans, defined contribution plans, and non-qualified buyers, including guaranteed investment contracts, funding agreements, single premium annuities, and general account participating annuities and fund-type products. These contracts provide non-guaranteed, partially guaranteed, and fully guaranteed investment options through general and separate account products. These products are distributed through a combination of dedicated regional representatives, pension consultants, and investment professionals.

CORPORATE. Includes corporate operations primarily related to certain financing activities and income on capital not specifically allocated to the reporting segments.

The accounting policies of the segments are the same as those described in Note 1 -- Summary of Significant Accounting Policies. Allocations of net investment income are based on the amount of assets allocated to each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations utilizing time studies, and other relevant allocation methodologies.

The following table summarizes selected financial information by segment for the periods indicated:

                                                                  WEALTH
                                                    INSURANCE   MANAGEMENT   CORPORATE    TOTAL
                                                    ---------   ----------   ---------   -------
                                                                    (IN MILLIONS)
2010
   Revenues from external customers .............    $  327       $ 1,156     $   (3)    $ 1,480
   Net investment income ........................        40           224        198         462
   Net realized investment and other losses .....       (75)         (104)        (8)       (187)
                                                     ------       -------     ------     -------
   Revenues .....................................    $  292       $ 1,276     $  187     $ 1,755
                                                     ======       =======     ======     =======
   Net income ...................................    $   21       $    39     $  121     $   181
                                                     ======       =======     ======     =======
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted
      for by the equity method ..................    $    1       $    24     $  141     $   166
   Carrying value of investments accounted
      for under the equity method ...............        --            --          1           1
   Amortization of deferred policy acquisition
      costs, deferred sales inducements, and
      value of business acquired ................        41            27         --          68
   Income tax (benefit) expense .................      (106)          (60)        64        (102)
   Segment assets ...............................    $4,469       $12,358     $1,714     $18,541

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                                          WEALTH
                                                                            INSURANCE   MANAGEMENT   CORPORATE    TOTAL
                                                                            ---------   ----------   ---------   ------
                                                                                             (IN MILLIONS)
2009
   Revenues from external customers .....................................      $132       $   93       $   --    $  225
   Net investment income ................................................        17           19          137       173
   Net realized investment and other gains ..............................         1           --           --         1
                                                                               ----       ------       ------    ------
   Revenues .............................................................      $150       $  112       $  137    $  399
                                                                               ====       ======       ======    ======
   Net (loss) income ....................................................      $(13)      $  134       $   88    $  209
                                                                               ====       ======       ======    ======
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted for by the equity
      method ............................................................      $ --       $   20       $  107    $  127
   Carrying value of investments accounted for under the equity method ..        --           --            1         1
   Amortization of deferred policy acquisition costs and deferred
      sales inducements .................................................        23           91           --       114
   Income tax (benefit) expense .........................................        (7)          68           47       108
   Segment assets .......................................................      $869       $7,037       $1,564    $9,470

                                                                                          WEALTH
                                                                            INSURANCE   MANAGEMENT   CORPORATE   TOTAL
                                                                            ---------   ----------   ---------   -----
                                                                                             (IN MILLIONS)
2008
   Revenues from external customers .....................................      $ 82        $ 98         $ --     $180
   Net investment income ................................................        12          24          138      174
   Net realized investment and other gains (losses) .....................        10           1           (1)      10
                                                                               ----        ----         ----     ----
   Revenues .............................................................      $104        $123         $137     $364
                                                                               ====        ====         ====     ====
   Net (loss) income ....................................................      $ (5)       $(91)        $ 86     $(10)
                                                                               ====        ====         ====     ====
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted for by the equity
      method ............................................................      $ --        $ 21         $116     $137
   Carrying value of investments accounted for under the equity method ..        --          --            1        1
   Amortization of deferred policy acquisition costs and deferred
      sales inducements .................................................        (8)        (27)          --      (35)
   Income tax (benefit) expense .........................................        (3)        (59)          51      (11)

The Company operates primarily in the United States and has no reportable major customers.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 11 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments. Fair values have been determined by using available market information and the valuation methodologies described below.

                                                                             DECEMBER 31,
                                                               --------------------------------------
                                                                      2010                 2009
                                                               ------------------   -----------------
                                                               CARRYING     FAIR    CARRYING    FAIR
                                                                 VALUE     VALUE      VALUE     VALUE
                                                               --------   -------   --------   ------
                                                                           (IN MILLIONS)
ASSETS:
   Fixed maturities:
      Available-for-sale ...................................    $ 7,813   $ 7,813    $1,235    $1,235
      Held-for-trading .....................................        410       410        --        --
   Mortgage loans on real estate ...........................        806       838        --        --
   Policy loans ............................................        112       112        55        55
   Short-term investments ..................................         67        67       107       107
   Cash and cash equivalents ...............................        445       445       669       669
   Derivatives:
      Interest rate swap agreements ........................         24        24        --        --
      Embedded derivatives .................................         47        47        41        41
   Separate account assets .................................      7,351     7,351     6,648     6,648
                                                                -------   -------    ------    ------
TOTAL ASSETS ...............................................    $17,075   $17,107    $8,755    $8,755
                                                                =======   =======    ======    ======
LIABILITIES:
   Guaranteed investment contracts and funding agreements ..    $ 2,020   $ 1,988    $   --    $   --
   Fixed-rate deferred and immediate annuities .............        765       784         3         3
   Supplementary contracts without life contingencies ......          5         5        --        --
   Derivatives:
      Interest rate swap agreements ........................         33        33        --        --
      Embedded derivatives .................................        148       148        53        53
                                                                -------   -------    ------    ------
TOTAL LIABILITIES ..........................................    $ 2,971   $ 2,958    $   56    $   56
                                                                =======   =======    ======    ======

ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit value. The exit value assumes the asset or liability is exchanged in an orderly transaction; it is not a forced liquidation or distressed sale.

ASC 820 effectively created the following two primary categories of financial instruments for the purpose of fair value disclosure:

- Financial Instruments Measured at Fair Value and Reported in the Balance Sheets - This category includes assets and liabilities measured at fair value on a recurring and nonrecurring basis. Financial instruments measured on a recurring basis include fixed maturities, short-term investments, derivatives and separate account assets. Assets and liabilities measured at fair value on a nonrecurring basis include mortgage loans, which are reported at fair value only in the period in which an impairment is recognized.

- Other Financial Instruments Not Reported at Fair Value - This category includes assets and liabilities which do not require the additional ASC 820 disclosures, as follows:

MORTGAGE LOANS ON REAL ESTATE - The fair value of unimpaired mortgage loans is estimated using discounted cash flows and takes into account the contractual maturities and discount rates, which were based on current market rates for similar maturity ranges and adjusted for risk due to the property type.

POLICY LOANS - These loans are carried at unpaid principal balances, which approximate their fair values.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

CASH AND CASH EQUIVALENTS - The carrying values for cash and cash equivalents approximate fair value due to the short-term maturities of these instruments.

FIXED-RATE DEFERRED AND IMMEDIATE ANNUITIES - The fair value of these financial instruments is estimated by projecting multiple stochastically generated interest rate scenarios under a risk neutral environment reflecting inputs (interest rates, volatility, etc.) observable at the valuation date. The fair value of fixed immediate annuities is determined by projecting cash flows and discounting at current corporate rates, defined as U.S. Treasury rates plus MFC's corporate spread. The fair value attributable to credit risk represents the present value of the spread.

GUARANTEED INVESTMENT CONTRACTS AND FUNDING AGREEMENTS - The fair value associated with these financial instruments is determined by projecting cash flows and discounting at current corporate rates, defined as U.S. Treasury rates plus MFC's corporate spread. The fair value attributable to credit risk represents the present value of the spread.

FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE ON THE BALANCE SHEETS

VALUATION HIERARCHY

Following ASC 820 guidance, the Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

- Level 1 - Fair value measurements that reflect unadjusted, quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. Valuations are based on quoted prices reflecting market transactions involving assets or liabilities identical to those being measured. Level 1 assets primarily include separate account assets.

- Level 2 - Fair value measurements using inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in inactive markets, inputs that are observable that are not prices (such as interest rates, credit risks, etc.) and inputs that are derived from or corroborated by observable market data. Most debt securities and some short-term investments are classified within Level 2. Also included in the Level 2 category are derivative instruments that are priced using models with observable market inputs.

- Level 3 - Fair value measurements using significant non market observable inputs. These include valuations for assets and liabilities that are derived using data, some or all of which is not market observable data, including assumptions about risk. Embedded derivatives related to reinsurance agreements or product guarantees are included in this category.

DETERMINATION OF FAIR VALUE

The valuation methodologies used to determine the fair values of assets and liabilities under ASC 820 reflect market participant assumptions and are based on the application of the fair value hierarchy that prioritizes observable market inputs over unobservable inputs. When available, the Company uses quoted market prices to determine fair value and classifies such items within Level 1. If quoted market prices are not available, fair value is based upon valuation techniques which discount expected cash flows utilizing independent market observable interest rates based on the credit quality and duration of the instrument. Items valued using models are classified according to the lowest level input that is significant to the valuation. Thus, an item may be classified in Level 3 even though significant market observable inputs are used.

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

FAIR VALUE MEASUREMENTS ON A RECURRING BASIS

FIXED MATURITIES

For fixed maturities, including corporate, US Treasury, foreign government and obligations of states and political subdivisions, fair values are based on quoted market prices when available. When market prices are not available, fair value is generally estimated using discounted cash flow analyses, incorporating current market inputs for similar financial instruments with comparable terms and credit quality (matrix pricing). The significant inputs into these models include, but are not limited to, yield curves, credit risks and spreads, measures of volatility and prepayment speeds. These fixed maturities are classified within Level 2. Fixed maturities with significant pricing inputs which are unobservable are classified within Level 3.

SHORT-TERM INVESTMENTS

Short-term investments are comprised of securities due to mature within one year of the date of purchase that are traded in active markets and are classified within Level 1, as fair values are based on quoted market prices. Securities such as commercial paper and discount notes are classified within Level 2 because these securities are typically not actively traded due to their short maturities and, as such, their cost generally approximates fair value.

DERIVATIVES

The fair value of derivatives is determined through the use of quoted market prices for exchange-traded derivatives or through the use of pricing models for over-the-counter ("OTC") derivatives. The pricing models used are based on market standard valuation methodologies, and the inputs to these models are consistent with what a market participant would use when pricing the instruments. Derivative valuations can be affected by changes in interest rates, currency exchange rates, financial indices, credit spreads, default risk (including the counterparties to the contract), and volatility. The Company's derivatives are generally classified within Level 2 given the significant inputs to the pricing models for most OTC derivatives which are observable or can be corroborated by observable market data. Inputs that are observable generally include interest rates, foreign currency exchange rates, and interest rate curves; however, certain OTC derivatives may rely on inputs that are significant to the fair value, but are unobservable in the market or cannot be derived principally from or corroborated by observable market data and would be classified within Level 3. Inputs that are unobservable generally include broker quotes, volatilities, and inputs that are outside of the observable portion of the interest rate curve or other relevant market measures. These unobservable inputs may involve significant management judgment or estimation.

Even though unobservable, these inputs are based on assumptions deemed appropriate given the circumstances and consistent with what market participants would use when pricing such instruments. The credit risk of both the counterparty and the Company are considered in determining the fair value for all OTC derivatives after taking into account the effects of netting agreements and collateral arrangements.

EMBEDDED DERIVATIVES

As defined in ASC 815, the Company holds assets and liabilities classified as embedded derivatives, which are reported separately on the Balance Sheets. Those assets include guaranteed minimum income benefits that are ceded under modified coinsurance reinsurance arrangements ("Reinsurance GMIB Assets"). Liabilities include policyholder benefits offered under variable annuity contracts such as GMWB with a term certain and embedded reinsurance derivatives.

Embedded derivatives are recorded in the Balance Sheets at fair value, separately from their host contract, and the change in their fair value is reflected in net income. Many factors including, but not limited to, market conditions, credit ratings, variations in actuarial assumptions regarding policyholder liabilities and risk margins related to non-capital market inputs may result in significant fluctuations in the fair value of these embedded derivatives that could materially affect net income.

The fair value of embedded derivatives is estimated as the present value of future benefits less the present value of future fees. The fair value calculation includes assumptions for risk margins including nonperformance risk.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Risk margins are established to capture the risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, persistency, partial withdrawal and surrenders. The establishment of these actuarial assumptions, risk margins, nonperformance risk, and other inputs requires the use of significant judgment.

Nonperformance risk refers to the risk that the obligation will not be fulfilled and affects the value of the liability. The fair value measurement assumes that the nonperformance risk is the same before and after the transfer. Therefore, fair value reflects the reporting entity's own credit risk.

Nonperformance risk for liabilities held by the Company is based on MFC's own credit risk, which is determined by taking into consideration publicly available information relating to MFC's debt as well as its claims paying ability. Nonperformance risk is also reflected in the Reinsurance GMIB assets held by the Company. The credit risk of the reinsurance companies is most representative of the nonperformance risk for Reinsurance GMIB assets, and is derived from publicly available information relating to the reinsurance companies' publicly issued debt.

The fair value of embedded derivatives related to reinsurance agreements is determined based on a total return swap methodology. These total return swaps are reflected as assets or liabilities on the Balance Sheets representing the difference between the statutory book value and fair value of the related modified coinsurance assets with ongoing changes in fair value recorded in net realized investment and other (losses) gains. The fair value of the underlying assets is based on the valuation approach for similar assets described herein.

SEPARATE ACCOUNT ASSETS

Separate account assets are reported at fair value and reported as a summarized total on the Balance Sheets in accordance with SOP No. 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," which is now incorporated into ASC 944. The fair value of separate account assets is based on the fair value of the underlying assets owned by the separate account. Assets owned by the Company's separate accounts primarily include investments in mutual funds, short-term investments, and cash and cash equivalents.

The fair value of mutual fund investments is based upon quoted market prices or reported net asset values ("NAV"). Open-ended mutual fund investments that are traded in an active market and have a publically available price are included in Level 1. The fair values of short-term investments and cash equivalents held by separate accounts are determined on a basis consistent with the methodologies described herein for similar financial instruments held within the Company's general account.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis by ASC 820 fair value hierarchy levels, as of December 31, 2010 and 2009.

                                                                         DECEMBER 31, 2010
                                                            ----------------------------------------
                                                              TOTAL
                                                            FAIR VALUE   LEVEL 1   LEVEL 2   LEVEL 3
                                                            ----------   -------   -------   -------
                                                                          (IN MILLIONS)
ASSETS:
   Fixed maturities available-for-sale:
      Corporate securities ..............................     $ 5,183     $   --    $4,928     $255
      Commercial mortgage-backed securities .............         961         --       951       10
      Collateralized debt obligations ...................          10         --        10       --
      Other asset-backed securities .....................          63         --        63       --
      U.S. Treasury securities and obligations of U.S. ..
         government corporations and agencies ...........       1,301         --     1,301       --
      Obligations of states and political subdivisions ..         214         --       207        7
      Debt securities issued by foreign governments .....          81         --        81       --
                                                              -------     ------    ------     ----
   Total fixed maturities available-for-sale ............       7,813         --     7,541      272
   Fixed maturities held-for-trading:
      Corporate securities ..............................         246         --       243        3
      Commercial mortgage-backed securities .............          81         --        81       --
      Collateralized debt obligations ...................          --         --        --       --
      Other asset-backed securities .....................           3         --         3       --
      U.S. Treasury securities and obligations of U.S. ..
         government corporations and agencies ...........          67         --        67       --
      Obligations of states and political subdivisions ..          12         --        12       --
      Debt securities issued by foreign governments .....           1         --         1       --
                                                              -------     ------    ------     ----
   Total fixed maturities held-for-trading ..............         410         --       407        3
   Short-term investments ...............................          67         --        67       --
   Derivative assets ....................................          24         --        24       --
   Separate account assets (2) ..........................       7,351      7,351        --       --
   Embedded derivatives (1) .............................          47         --        --       47
                                                              -------     ------    ------     ----
TOTAL ASSETS AT FAIR VALUE ..............................     $15,712     $7,351    $8,039     $322
                                                              =======     ======    ======     ====
LIABILITIES:
   Derivative liabilities ...............................          33         --        33       --
   Embedded derivatives (1) .............................         148         --       111       37
                                                              -------     ------    ------     ----
TOTAL LIABILITIES AT FAIR VALUE .........................     $   181     $   --    $  144     $ 37
                                                              =======     ======    ======     ====

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 11 -- FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

                                                                            DECEMBER 31, 2009
                                                                ----------------------------------------
                                                                  TOTAL
                                                                FAIR VALUE   LEVEL 1   LEVEL 2   LEVEL 3
                                                                ----------   -------   -------   -------
                                                                              (IN MILLIONS)
ASSETS:
   Fixed maturities:
      Corporate securities...................................     $  623      $   --    $  623     $--
      U.S. Treasury securities and obligations of U.S.
         government corporations and agencies................        479          --       479      --
      Obligations of states and political subdivisions.......         31          --        31      --
      Debt securities issued by foreign governments..........        102          --       102      --
   Short-term investments....................................        107          --       107      --
   Separate account assets (2)...............................      6,648       6,648        --      --
   Embedded derivatives (1)..................................         41          --        --      41
                                                                  ------      ------    ------     ---
TOTAL ASSETS AT FAIR VALUE...................................     $8,031      $6,648    $1,342     $41
                                                                  ======      ======    ======     ===
LIABILITIES:
   Embedded derivatives (1)..................................     $   53      $   --    $   --     $53
                                                                  ------      ------    ------     ---
TOTAL LIABILITIES AT FAIR VALUE..............................     $   53      $   --    $   --     $53
                                                                  ======      ======    ======     ===

(1) Derivative assets and liabilities are presented gross to reflect the presentation in the Balance Sheets, but are presented net for purposes of the Level 3 roll forward in the following table.

     Embedded derivatives related to fixed maturities and reinsurance contracts are reported as part of the derivative asset or liability on the Balance Sheets. Embedded derivatives related to benefit guarantees are reported as part of the reinsurance recoverable or future policy benefits on the Balance Sheets. Embedded derivatives related to participating pension contracts are reported as part of future policy benefits on the Balance Sheets.

(2) Separate account assets are recorded at fair value. Investment performance related to separate account assets is fully offset by corresponding amounts credited to contract holders whose interest in the separate account assets is recorded by the Company as separate account liabilities. Separate account liabilities are set equal to the fair value of separate account assets as prescribed by ASC 944.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 11 -- FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

LEVEL 3 FINANCIAL INSTRUMENTS

The changes in Level 3 financial instruments measured at fair value on a recurring basis for the years ended December 31, 2010 and 2009 are summarized as follows:

                                                                                                                       CHANGE IN
                                                                                                                      UNREALIZED
                                                   NET REALIZED                                                     GAINS (LOSSES)
                                                    /UNREALIZED                                                        INCLUDED
                                                  GAINS (LOSSES)                         TRANSFERS                    IN EARNINGS
                                                   INCLUDED IN:        PURCHASES,     --------------                      ON
                                   BALANCE AT   ------------------   ISSUANCES, AND    INTO   OUT OF   BALANCE AT     INSTRUMENTS
                                   JANUARY 1,                AOCI      SETTLEMENTS    LEVEL    LEVEL    DECEMBER         STILL
                                      2010       EARNINGS     (2)         (NET)       3 (3)    3 (3)    31, 2010         HELD
                                  -----------   ---------   ------   --------------   -----   ------   ----------   --------------
                                                                            (IN MILLIONS)
Fixed maturities
   available-for-sale:
   Corporate debt securities         $ --        $(2)(1)     $14         $233        $26        $(16)         $255         $--
   Commercial mortgage-backed
      securities ...............       --         --          --           11         --          (1)           10          --
   Obligations of states and
      political subdivisions ...       --         --          --           29          7         (29)            7          --
                                     ----        ---         ---         ----        ---        ----          ----         ----
Total fixed maturities
   available-for-sale ..........       --         (2)         14          273         33         (46)          272          --
Fixed maturities held-for-
   trading:
   Corporate debt securities ...       --         --          --            4         --          (1)            3          --
                                     ----        ---         ---         ----        ---        ----          ----        ----
Total fixed maturities
   held-for-trading ............       --         --          --            4         --          (1)            3          --
Net embedded derivatives .......      (12)        22(4)       --           --         --          --            10          22
                                    -----        ---         ---         ----        ---        ----          ----        -----
TOTAL ..........................    $ (12)       $20         $14         $277        $33        $(47)         $285        $ 22
                                    =====        ===         ===         ====        ===        ====          ====        =====

                                                                                                                       CHANGE IN
                                                                                                                      UNREALIZED
                                                   NET REALIZED                                                     GAINS (LOSSES)
                                                    /UNREALIZED                                                        INCLUDED
                                                  GAINS (LOSSES)                         TRANSFERS                    IN EARNINGS
                                                   INCLUDED IN:        PURCHASES,     --------------                      ON
                                   BALANCE AT   ------------------   ISSUANCES, AND    INTO   OUT OF   BALANCE AT     INSTRUMENTS
                                   JANUARY 1,                AOCI      SETTLEMENTS    LEVEL    LEVEL    DECEMBER         STILL
                                      2009       EARNINGS     (2)         (NET)       3 (3)    3 (3)    31, 2009         HELD
                                  -----------   ---------   ------   --------------   -----   ------   ----------   --------------
                                                                            (IN MILLIONS)
Net embedded derivatives......      $(235)         $223(4)   $--         $--           $--       $--        $(12)        $223
                                    -----          ----      ---         ---           ---       ---        ----         ----
TOTAL.........................      $(235)         $223      $--         $--           $--       $--        $(12)        $223
                                    =====          ====      ===         ===           ===       ===        ====         ====

(1) This amount is included in net realized investment and other (losses) gains on the Statements of Operations.

(2) This amount is included in accumulated other comprehensive income on the Balance Sheets.

(3) For financial assets that are transferred into and/or out of Level 3, the Company uses the fair value of the assets at the beginning of the reporting period.

(4) This amount is included in benefits to policyholders on the Statements of Operations.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 11 -- FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

The Company may hedge positions with offsetting positions that are classified in a different level. For example, the gains and losses for assets and liabilities in the Level 3 category presented in the tables above may not reflect the effect of offsetting gains and losses on hedging instruments that have been classified by the Company in the Level 1 and Level 2 categories.

The transfers into Level 3 primarily result from securities that were impaired during the year or securities where a lack of observable market data (versus the previous year) resulted in reclassifying assets into Level 3. The transfers out of Level 3 primarily result from observable market data becoming available for that asset, thus eliminating the need to extrapolate market data beyond observable points.

FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE ON A NONRECURRING BASIS

Certain financial assets are reported at fair value on a nonrecurring basis, including investments such as mortgage loans, joint ventures, and limited partnership interests, which are reported at fair value only in the period in which an impairment is recognized. The fair value of these securities is calculated using either models that are widely accepted in the financial services industry or the valuation of collateral underlying impaired mortgages. During the reporting period, there were no assets or liabilities measured at fair value on a nonrecurring basis.

NOTE 12 -- VALUE OF BUSINESS ACQUIRED

The balance of and changes in VOBA as of and for the years ended December 31, were as follows:

                                                             DECEMBER 31,
                                                            -------------
                                                             2010   2009
                                                             ----   ----
                                                            (IN MILLIONS)
Balance, beginning of year...............................    $--     $--
Capitalization (1).......................................     56      --
Amortization.............................................     (8)     --
Change in unrealized investment losses...................     (6)     --
                                                             ---     ---
Balance, end of year.....................................    $42     $--
                                                             ===     ===

(1) Amount transferred from JHUSA on January 1, 2010 in connection with the NY transfer.

The following table provides estimated future amortization (net of tax) for the periods indicated:

                                              VOBA
                                          AMORTIZATION
                                         -------------
                                         (IN MILLIONS)
2011..................................         $7
2012..................................          7
2013..................................          6
2014..................................          3
2015..................................          3

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 13 -- CERTAIN SEPARATE ACCOUNTS

The Company issues variable annuity and variable life contracts through its separate accounts for which investment income and investment gains and losses accrue to, and investment risk is borne by, the contract holder. Most contracts contain certain guarantees, which are discussed more fully below.

The assets supporting the variable portion of variable annuities are carried at fair value and reported on the Balance Sheets as separate account assets with an equivalent amount reported for separate account liabilities. Amounts assessed against the contract holders for mortality, administrative, and other services are included in revenue, and changes in liabilities for minimum guarantees are included in benefits to policyholders in the Company's Statements of Operations. For the years ended December 31, 2010 and 2009, there were no gains or losses on transfers of assets from the general account to the separate account.

The deposits related to the variable life insurance contracts are invested in separate accounts, and the Company guarantees a specified death benefit on certain policies if specified premiums on these policies are paid by the policyholder, regardless of separate account performance.

The following table reflects variable life insurance contracts with guarantees held by the Company:

                                                      DECEMBER 31,
                                                      ------------
                                                       2010   2009
                                                       ----   ----
                                                      (IN MILLIONS,
                                                       EXCEPT FOR
                                                           AGE)
LIFE INSURANCE CONTRACTS WITH GUARANTEED BENEFITS
   In the event of death
   Account value...................................     $63    $44
   Net amount at risk related to deposits..........       6      7
   Average attained age of contract holders........      46     45

Many of the variable annuity contracts issued by the Company offer various guaranteed minimum death, income, and/or withdrawal benefits. Guaranteed Minimum Death Benefit ("GMDB") features guarantee the contract holder either (a) a return of no less than total deposits made to the contract less any partial withdrawals, (b) total deposits made to the contract less any partial withdrawals plus a minimum return, (c) the highest contract value on a specified anniversary date minus any withdrawals following the contract anniversary, or
(d) a combination benefit of (b) and (c) above.

Contracts with Guaranteed Minimum Income Benefit ("GMIB") riders provide a guaranteed lifetime annuity, which may be elected by the contract holder after a stipulated waiting period (ten years), and which may be larger than what the contract account balance would purchase at then-current annuity purchase rates.

Multiple variations of an optional GMWB rider have also been offered by the Company. The GMWB rider provides contract holders a guaranteed annual withdrawal amount over a specified time period or in some cases for as long as they live. In general, guaranteed annual withdrawal amounts are based on deposits and may be reduced if withdrawals exceed allowed amounts. Guaranteed amounts may also be increased as a result of "step-up" provisions which increase the benefit base to higher account values at specified intervals. Guaranteed amounts may also be increased if withdrawals are deferred over a specified period. In addition, certain versions of the GMWB rider extend lifetime guarantees to spouses.

Unaffiliated reinsurance has been utilized to mitigate risk related to some of the guarantee benefit riders. Hedging has also been utilized to mitigate risk related to some of the GMWB riders.

For GMDB, the net amount at risk is defined as the current guaranteed minimum death benefit in excess of the current account balance. For GMIB, the net amount at risk is defined as the excess of the current annuitization income base over the current account value. For GMWB, the net amount at risk is defined as the current guaranteed withdrawal amount minus the current account value. For all the guarantees, the net amount at risk is floored at zero at the single contract level.

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 13 -- CERTAIN SEPARATE ACCOUNTS - (CONTINUED)

The Company had the following variable annuity contracts with guarantees. Amounts at risk are shown net of reinsurance. Note that the Company's variable annuity contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed are not mutually exclusive.

                                                                 DECEMBER 31,
                                                             -------------------
                                                               2010      2009
                                                              ------   -------
                                                                (IN MILLIONS,
                                                              EXCEPT FOR AGES)
GUARANTEED MINIMUM DEATH BENEFIT
   Return of net deposits
   In the event of death
      Account value ......................................     $1,545   $1,426
      Net amount at risk - net of reinsurance ............         38      103
      Average attained age of contract holders ...........         65       64

   Highest specified anniversary account value minus
   withdrawals post anniversary
   In the event of death
      Account value ......................................     $2,914   $2,827
      Net amount at risk - net of reinsurance ............        154      300
      Average attained age of contract holders ...........         64       64

GUARANTEED MINIMUM INCOME BENEFIT
      Account value ......................................     $  483   $  477
      Net amount at risk - net of reinsurance ............         --       --
      Average attained age of contract holders ...........         61       61

GUARANTEED MINIMUM WITHDRAWAL BENEFIT
      Account value ......................................     $3,036   $2,802
      Net amount at risk .................................        355      470
      Average attained age of contract holders ...........         64       63

Account balances of variable contracts with guarantees were invested in various separate accounts with the following characteristics:

                                               DECEMBER 31,
                                             ----------------
                                              2010     2009
                                             ------   -------
                                              (IN MILLIONS)
TYPE OF FUND
Equity ...................................   $2,477   $1,907
Balanced .................................    1,290    1,617
Bonds ....................................      571      527
Money Market .............................       79      111
                                             ------   ------
   Total .................................   $4,417   $4,162
                                             ======   ======

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 13 -- CERTAIN SEPARATE ACCOUNTS - (CONTINUED)

The following table summarizes the liabilities for guarantees on variable contracts reflected in the general account:

                                               GUARANTEED   GUARANTEED   GUARANTEED
                                                 MINIMUM     MINIMUM      MINIMUM
                                                 DEATH       INCOME      WITHDRAWAL
                                                BENEFIT      BENEFIT      BENEFIT
                                                (GMDB)       (GMIB)        (GMWB)      TOTAL
                                               ----------   ----------   ----------   ------
                                                              (IN MILLIONS)
Balance at January 1, 2010 .................     $ 20          $  6        $  54      $  80
Assumed reserves from NY transfer (1) ......       11            --           --         11
Incurred guarantee benefits ................       (9)           --           --         (9)
Other reserve changes ......................        6            --          (15)        (9)
                                                 ----          ----        -----      -----
Balance at December 31, 2010 ...............       28             6           39         73
Reinsurance recoverable ....................       --           (47)          --        (47)
                                                 ----          ----        -----      -----
Net balance at December 31, 2010 ...........     $ 28          $(41)       $  39      $  26
                                                 ----          ----        -----      -----
Balance at January 1, 2009 .................     $ 36          $ 12        $ 277      $ 325
Incurred guarantee benefits ................      (12)           --           --        (12)
Other reserve changes ......................       (4)           (6)        (223)      (233)
                                                 ----          ----        -----      -----
Balance at December 31, 2009 ...............       20             6           54         80
Reinsurance recoverable ....................       --           (41)          --        (41)
                                                 ----          ----        -----      -----
Net balance at December 31, 2009 ...........     $ 20          $(35)       $  54      $  39
                                                 ====          ====        =====      =====

(1)  Amount assumed from JHUSA on January 1, 2010.

The GMDB gross and ceded reserves, the GMIB gross reserves, and the life contingent portion of the GMWB reserves were determined in accordance with ASC 944, and the GMIB reinsurance recoverable and non-life contingent GMWB gross reserve were determined in accordance with ASC 815.

The Company regularly evaluates estimates used and adjusts the liability balance, with a related charge or credit to benefits to policyholders, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the amounts above at December 31, 2010 and 2009:

     - Data used included 1,000 stochastically generated investment performance scenarios. For ASC 815 calculations, risk neutral scenarios were used.

     - For life products, reserves were established using stochastic modeling of future separate account returns and best estimate mortality, lapse, and premium persistency assumptions, which vary by product.

     - Mean return and volatility assumptions were determined by asset classes. Market consistent observed volatilities were used where available for ASC 815 calculations.

     - Annuity mortality was based on the 1994 MGDB table multiplied by factors varied by rider types (living benefit/GMDB only) and qualified and non-qualified business.

     - Annuity lapse rates vary by contract type, commission type, duration, and by with or without living benefit or death benefit riders. The lapse rates range from 0.8% to 41.5% for GMDB and 0.3% to 41.5% for GMIB and GMWB.

     - The discount rate is 7% (in-force issued before 2004) or 6.4% (in-force issued after 2003) in the ASC 944 calculations. The discount rates used for ASC 815 calculations are based on the term structure of swap curves with a credit spread based on the credit standing of MFC (for GMWB) and the reinsurers (for GMIB).

                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 14 -- DEFERRED POLICY ACQUISITION COSTS AND DEFERRED SALES INDUCEMENTS

The balance of and changes in deferred policy acquisition costs as of and for the years ended December 31, were as follows:

                                                                 DECEMBER 31,
                                                                 -------------
                                                                 2010    2009
                                                                 -----   -----
                                                                 (IN MILLIONS)
Balance, beginning of year ...................................   $551    $ 553
Capitalization ...............................................     76       97
Amortization (1) .............................................    (58)    (104)
Change in unrealized investment (losses) gains ...............     (9)       4
Adoption of ASC 320, recognition of other-than-temporary
   impairments ...............................................     --        1
                                                                 ----    -----
Balance, end of year .........................................   $560    $ 551
                                                                 ====    =====

The balance of and changes in deferred sales inducements ("DSI") as of and for the years ended December 31, were as follows:

                                                                  DECEMBER 31,
                                                                 -------------
                                                                 2010    2009
                                                                 -----   -----
                                                                 (IN MILLIONS)
Balance, beginning of year ...................................    $37    $ 46
Capitalization ...............................................     --       2
Amortization (1) .............................................     (2)    (10)
Change in unrealized investment gains (losses) ...............     --      (1)
                                                                  ---    -----
Balance, end of year .........................................    $35    $ 37
                                                                  ===    ====

(1) In 2010 and 2009, DAC and DSI amortization includes unlocking due to the estimated gross profit impact arising from the change in benefits to policyholders related to certain separate account guarantees. This unlocking contributed to the overall amortization change during the year.

NOTE 15 -- SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events for its December 31, 2010 financial statements through the date on which the financial statements were issued.

AUDITED FINANCIAL STATEMENTS

John Hancock Life Insurance Company of New York Separate Account A December 31, 2010

                 John Hancock Life Insurance Company of New York
                               Separate Account A

                          Audited Financial Statements

                                December 31, 2010

                                    CONTENTS

Report of Independent Registered Public Accounting Firm ...................    1
Statements of Assets and Liabilities ......................................    4
Statements of Operations and Changes in Contract Owners' Equity ...........   27
Notes to Financial Statements .............................................   76

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Contract Owners of
John Hancock Life Insurance Company of New York Separate Account A

We have audited the accompanying statements of assets and liabilities of John Hancock Life Insurance Company of New York Separate Account A, the "Account," comprised of the following sub-accounts,

500 Index Fund B Series NAV
500 Index Series I
500 Index Series II
500 Index Trust Series NAV
Active Bond Series I
Active Bond Series II
All Cap Core Series I
All Cap Core Series II
All Cap Value Series I
All Cap Value Series II
American Asset Allocation Series I
American Asset Allocation Series II
American Blue-Chip Income & Growth Series II
American Blue-Chip Income & Growth Series III
American Bond Series II
American Bond Series III
American Fundamental Holdings Series II
American Global Diversification Series II
American Global Growth Series II
American Global Small Capitalization Series II
American Global Small Capitalization Series III
American Growth Series II
American Growth Series III
American Growth-Income Series I
American Growth-Income Series II
American Growth-Income Series III
American High-Income Bond Series II
American High-Income Bond Series III
American International Series II
American International Series III
American New World Series II
Blue Chip Growth Series I
Blue Chip Growth Series II
Capital Appreciation Series I
Capital Appreciation Series II
Capital Appreciation Value Series II
Core Allocation Plus Series II
Core Allocation Series I
Core Allocation Series II
Core Balanced Series I
Core Balanced Series II
Core Balanced Strategy Series NAV
Core Bond Series II
Core Disciplined Diversification Series II
Core Fundamental Holdings Series II
Core Fundamental Holdings Series III
Core Global Diversification Series II
Core Global Diversification Series III
Core Strategy Series II
Core Strategy Series NAV
Disciplined Diversification Series II
DWS Equity 500 Index
Equity-Income Series I
Equity-Income Series II
Financial Services Series I
Financial Services Series II
Founding Allocation Series II
Fundamental Value Series I
Fundamental Value Series II
Global Bond Series I
Global Bond Series II
Global Trust Series I
Global Trust Series II
Health Sciences Series I
Health Sciences Series II
High Income Series II
High Yield Series I
High Yield Series II
International Core Series I
International Core Series II
International Equity Index A Trust Series I
International Equity Index A Trust Series II
International Equity Index Series NAV
International Opportunities Series II
International Small Company Series I
International Small Company Series II
International Value Series I
International Value Series II

Investment Quality Bond Series I
Investment Quality Bond Series II
Large Cap Series I
Large Cap Series II
Large Cap Value Series I
Large Cap Value Series II
Lifestyle Aggressive Series I
Lifestyle Aggressive Series II
Lifestyle Balanced Series I
Lifestyle Balanced Series II
Lifestyle Conservative Series I
Lifestyle Conservative Series II
Lifestyle Growth Series I
Lifestyle Growth Series II
Lifestyle Moderate Series I
Lifestyle Moderate Series II
Mid Cap Index Series I
Mid Cap Index Series II
Mid Cap Stock Series I
Mid Cap Stock Series II
Mid Value Series I
Mid Value Series II
Money Market Series I
Money Market Series II
Money Market Trust B Series NAV
Mutual Shares Series I
Natural Resources Series II
Optimized All Cap Series II
Optimized Value Series II
PIMCO All Asset
Real Estate Securities Series I
Real Estate Securities Series II
Real Return Bond Series II
Science & Technology Series I
Science & Technology Series II
Short Term Government Income Series I
Short Term Government Income Series II
Small Cap Growth Series II
Small Cap Index Series I
Small Cap Index Series II
Small Cap Opportunities Series I
Small Cap Opportunities Series II
Small Cap Value Series II
Small Company Value Series I
Small Company Value Series II
Smaller Company Growth Series I
Smaller Company Growth Series II
Strategic Income Opportunities Series I
Strategic Income Opportunities Series II
Total Bond Market Trust A Series II
Total Bond Market Trust A Series NAV
Total Return Series I
Total Return Series II
Total Stock Market Index Series I
Total Stock Market Index Series II
Ultra Short Term Bond Series II
Utilities Series I
Utilities Series II
Value Series I
Value Series II
as of December 31, 2010, and the related statements of operations and changes in contract owners' equity for the above mentioned sub-accounts and for the All Cap Growth Series I, All Cap Growth Series II, CGTC Overseas Equity Series II, Pacific Rim Series I, Pacific Rim Series II, Strategic Bond Series I, Strategic Bond Series II, U.S. Government Securities Series I, U.S. Government Securities Series II, and U.S. High Yield Series II sub-accounts (the "closed sub-accounts") for each of the periods indicated therein. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Account's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the underlying Portfolios. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the above mentioned sub-accounts constituting John Hancock Life Insurance Company of New York Separate Account A at December 31, 2010, and the results of their and the closed sub-accounts' operations and changes in contract owners' equity for each of the periods indicated therein, in conformity with U.S. generally accepted accounting principles.


                                                      /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 30, 2011

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                      500 Index                               500 Index
                                       Fund B     500 Index     500 Index       Trust     Active Bond   Active Bond
                                     Series NAV    Series I     Series II    Series NAV     Series I     Series II
                                     ----------   ----------   -----------   ----------   -----------   -----------
TOTAL ASSETS
Investments at fair value            $6,360,843   $2,586,179   $10,647,992    $958,413     $4,098,943   $47,666,099
                                     ==========   ==========   ===========    ========     ==========   ===========
NET ASSETS
Contracts in accumulation            $6,360,843   $2,586,179   $10,632,717    $958,413     $4,098,943   $47,666,099
Contracts in payout (annuitization)          --           --        15,275          --             --            --
                                     ----------   ----------   -----------    --------     ----------   -----------
Total net assets                     $6,360,843   $2,586,179   $10,647,992    $958,413     $4,098,943   $47,666,099
                                     ==========   ==========   ===========    ========     ==========   ===========
Units outstanding                       597,448      244,336       749,755      54,645        255,460     3,013,411
Unit value                           $    10.65   $    10.58   $     14.20    $  17.54     $    16.05   $     15.82
Shares                                  404,891      234,894       970,647      88,333        422,136     4,903,919
Cost                                 $7,220,440   $2,472,850   $10,162,344    $870,184     $3,963,514   $46,239,860

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                                                                          American      American
                                       All Cap      All Cap      All Cap      All Cap      Asset         Asset
                                        Core         Core         Value        Value     Allocation    Allocation
                                      Series I     Series II    Series I     Series II    Series I      Series II
                                     ----------   ----------   ----------   ----------   ----------   ------------
TOTAL ASSETS
Investments at fair value            $3,460,680   $1,115,631   $1,724,788   $4,997,742   $8,268,102   $107,550,475
                                     ==========   ==========   ==========   ==========   ==========   ============
NET ASSETS
Contracts in accumulation            $3,460,680   $1,115,631   $1,724,788   $4,997,742   $8,257,635   $107,550,475
Contracts in payout (annuitization)          --           --           --           --       10,467             --
                                     ----------   ----------   ----------   ----------   ----------   ------------
Total net assets                     $3,460,680   $1,115,631   $1,724,788   $4,997,742   $8,268,102   $107,550,475
                                     ==========   ==========   ==========   ==========   ==========   ============
Units outstanding                       222,732       72,091       99,334      272,008      710,831      9,291,199
Unit value                           $    15.54   $    15.48   $    17.36   $    18.37   $    11.63   $      11.58
Shares                                  209,105       67,491      206,561      599,250      750,963      9,768,436
Cost                                 $2,860,620   $1,226,004   $1,666,181   $5,235,554   $6,464,772   $ 97,376,030

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                        American          American                                      American       American
                                        Blue-Chip         Blue-Chip                       American    Fundamental       Global
                                     Income & Growth   Income & Growth   American Bond      Bond        Holdings    Diversification
                                        Series II        Series III        Series II     Series III    Series II       Series II
                                     ---------------   ---------------   -------------   ----------   -----------   ---------------
TOTAL ASSETS
Investments at fair value              $ 9,435,469         $364,714       $92,938,095     $537,656    $80,652,138     $54,657,340
                                       ===========         ========       ===========     ========    ===========     ===========
NET ASSETS
Contracts in accumulation              $ 9,435,469         $364,714       $92,938,095     $537,656    $80,652,138     $54,657,340
Contracts in payout (annuitization)             --               --                --           --             --              --
                                       -----------         --------       -----------     --------    -----------     -----------
Total net assets                       $ 9,435,469         $364,714       $92,938,095     $537,656    $80,652,138     $54,657,340
                                       ===========         ========       ===========     ========    ===========     ===========
Units outstanding                          556,024           30,505         6,924,316       40,945      6,973,611       4,571,948
Unit value                             $     16.97         $  11.96       $     13.42     $  13.13    $     11.57     $     11.95
Shares                                     831,319           32,190         7,693,551       44,582      7,792,477       5,240,397
Cost                                   $11,492,079         $336,682       $96,180,630     $542,857    $69,813,694     $47,416,805

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                                          American        American
                                                        Global Small    Global Small     American     American
                                      American Global  Capitalization  Capitalization     Growth       Growth    American Growth-
                                     Growth Series II     Series II      Series III      Series II   Series III   Income Series I
                                     ----------------  --------------  --------------  ------------  ----------  ----------------
TOTAL ASSETS
Investments at fair value               $13,941,723      $5,291,796        $10,304     $137,648,718   $254,348      $8,666,179
                                        ===========      ==========        =======     ============   ========      ==========
NET ASSETS
Contracts in accumulation               $13,941,723      $5,291,796        $10,304     $137,637,047   $254,348      $8,666,179
Contracts in payout (annuitization)              --              --             --           11,671         --              --
                                        -----------      ----------        -------     ------------   --------      ----------
Total net assets                        $13,941,723      $5,291,796        $10,304     $137,648,718   $254,348      $8,666,179
                                        ===========      ==========        =======     ============   ========      ==========
Units outstanding                         1,145,847         454,695            822        7,522,530     20,995         504,702
Unit value                              $     12.17      $    11.64        $ 12.54     $      18.30   $  12.11      $    17.17
Shares                                    1,241,471         523,940          1,019        8,829,295     16,336         582,013
Cost                                    $13,617,770      $4,348,181        $ 7,595     $144,614,316   $225,948      $6,397,999

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                        American       American    American High-  American High-    American       American
                                     Growth-Income  Growth-Income    Income Bond     Income Bond   International  International
                                       Series II      Series III     Series II       Series III      Series II      Series III
                                     -------------  -------------  --------------  --------------  -------------  -------------
TOTAL ASSETS
Investments at fair value             $122,472,507     $20,607       $5,127,047       $274,254      $79,176,836      $222,420
                                      ============     =======       ==========       ========      ===========      ========
NET ASSETS
Contracts in accumulation             $122,462,375     $20,607       $5,127,047       $274,254      $79,176,836      $222,420
Contracts in payout (annuitization)         10,132          --               --             --               --            --
                                      ------------     -------       ----------       --------      -----------      --------
Total net assets                      $122,472,507     $20,607       $5,127,047       $274,254      $79,176,836      $222,420
                                      ============     =======       ==========       ========      ===========      ========
Units outstanding                        7,610,502       1,720          375,058         17,939        3,470,576        18,249
Unit value                            $      16.09     $ 11.98       $    13.67       $  15.29      $     22.81      $  12.19
Shares                                   8,236,214       1,387          469,080         25,138        4,854,496        13,662
Cost                                  $133,475,139     $17,098       $4,790,500       $266,082      $87,575,173      $209,633

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                      American                                         Capital      Capital         Capital
                                      New World     Blue Chip         Blue Chip     Appreciation  Appreciation   Appreciation
                                      Series II  Growth Series I  Growth Series II    Series I      Series II   Value Series II
                                     ----------  ---------------  ----------------  ------------  ------------  ---------------
TOTAL ASSETS
Investments at fair value            $6,674,761    $22,001,609       $17,961,914     $12,339,135   $10,381,711    $22,084,157
                                     ==========    ===========       ===========     ===========   ===========    ===========
NET ASSETS
Contracts in accumulation            $6,674,761    $21,961,997       $17,961,914     $12,339,135   $10,381,711    $22,084,157
Contracts in payout (annuitization)          --         39,612                --              --            --             --
                                     ----------    -----------       -----------     -----------   -----------    -----------
Total net assets                     $6,674,761    $22,001,609       $17,961,914     $12,339,135   $10,381,711    $22,084,157
                                     ==========    ===========       ===========     ===========   ===========    ===========
Units outstanding                       468,445      1,103,152         1,175,177       1,256,921       687,646      1,706,388
Unit value                           $    14.25    $     19.94       $     15.28     $      9.82   $     15.10    $     12.94
Shares                                  485,790      1,086,499           891,410       1,241,362     1,053,981      1,922,033
Cost                                 $5,787,725    $17,617,197       $15,691,269     $11,171,436   $ 9,301,205    $18,278,053

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                        Core
                                     Allocation      Core         Core        Core        Core        Core Balanced
                                        Plus      Allocation   Allocation   Balanced     Balanced    Strategy Series
                                     Series II     Series I     Series II   Series I    Series II          NAV
                                     ----------   ----------   ----------   --------   -----------   ---------------
TOTAL ASSETS
Investments at fair value            $9,097,479     $59,434    $7,737,553   $183,696   $13,941,573      $224,898
                                     ==========     =======    ==========   ========   ===========      ========
NET ASSETS
Contracts in accumulation            $9,097,479     $59,434    $7,737,553   $183,696   $13,941,573      $224,898
Contracts in payout (annuitization)          --          --            --         --            --            --
                                     ----------     -------    ----------   --------   -----------      --------
Total net assets                     $9,097,479     $59,434    $7,737,553   $183,696   $13,941,573      $224,898
                                     ==========     =======    ==========   ========   ===========      ========
Units outstanding                       776,549       3,653       471,067     11,234       839,588        15,082
Unit value                           $    11.72     $ 16.27    $    16.43   $  16.35   $     16.61      $  14.91
Shares                                  834,631       3,731       485,722     11,194       848,544        15,341
Cost                                 $7,236,738     $55,727    $7,247,579   $161,400   $12,916,575      $208,744

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                                      Core             Core          Core
                                                   Disciplined     Fundamental   Fundamental     Core Global       Core Global
                                     Core Bond   Diversification     Holdings      Holdings    Diversification   Diversification
                                     Series II      Series II       Series II     Series III      Series II         Series III
                                     ---------   ---------------   -----------   -----------   ---------------   ---------------
TOTAL ASSETS
Investments at fair value             $900,000     $12,674,828     $20,481,928     $19,810       $21,939,663         $157,794
                                      ========     ===========     ===========     =======       ===========         ========
NET ASSETS
Contracts in accumulation             $900,000     $12,674,828     $20,481,928     $19,810       $21,939,663         $157,794
Contracts in payout (annuitization)         --              --              --          --                --               --
                                      --------     -----------     -----------     -------       -----------         --------
Total net assets                      $900,000     $12,674,828     $20,481,928     $19,810       $21,939,663         $157,794
                                      ========     ===========     ===========     =======       ===========         ========
Units outstanding                       59,094         745,797       1,288,391       1,253         1,353,080            9,813
Unit value                            $  15.23     $     17.00     $     15.90     $ 15.81       $     16.21         $  16.08
Shares                                  65,790         751,769       1,301,266       1,260         1,369,517            9,862
Cost                                  $848,811     $11,935,634     $19,252,029     $19,569       $20,827,614         $147,135

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                                                       Disciplined
                                     Core Strategy   Core Strategy   Diversification   DWS Equity   Equity-Income   Equity-Income
                                       Series II       Series NAV       Series II      500 Index       Series I       Series II
                                     -------------   -------------   ---------------   ----------   -------------   -------------
TOTAL ASSETS
Investments at fair value             $56,653,449       $471,587        $8,972,381     $4,243,191    $29,279,973     $24,674,763
                                      ===========       ========        ==========     ==========    ===========     ===========
NET ASSETS
Contracts in accumulation             $56,653,449       $471,587        $8,972,381     $4,243,191    $29,258,560     $24,674,763
Contracts in payout (annuitization)            --             --                --             --         21,413              --
                                      -----------       --------        ----------     ----------    -----------     -----------
Total net assets                      $56,653,449       $471,587        $8,972,381     $4,243,191    $29,279,973     $24,674,763
                                      ===========       ========        ==========     ==========    ===========     ===========
Units outstanding                       4,192,363         29,704           703,845        216,100      1,009,386       1,619,885
Unit value                            $     13.51       $  15.88        $    12.75     $    19.64    $     29.01     $     15.23
Shares                                  4,460,902         37,221           727,687        322,676      2,111,029       1,782,859
Cost                                  $53,720,326       $408,873        $6,818,990     $4,187,287    $32,068,669     $26,492,205

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                     Financial   Financial    Founding   Fundamental  Fundamental
                                      Services   Services    Allocation     Value        Value     Global Bond
                                      Series I   Series II   Series II     Series I    Series II     Series I
                                     ---------  ----------  -----------  -----------  -----------  -----------
TOTAL ASSETS
Investments at fair value             $843,150  $4,735,385  $93,003,433  $29,715,275  $38,467,246   $3,817,486
                                      ========  ==========  ===========  ===========  ===========   ==========
NET ASSETS
Contracts in accumulation             $843,150  $4,735,385  $93,003,433  $29,702,399  $38,467,246   $3,817,486
Contracts in payout (annuitization)         --          --           --       12,876           --           --
                                      --------  ----------  -----------  -----------  -----------   ----------
Total net assets                      $843,150  $4,735,385  $93,003,433  $29,715,275  $38,467,246   $3,817,486
                                      ========  ==========  ===========  ===========  ===========   ==========
Units outstanding                       63,011     337,796    8,710,530    2,046,036    2,527,288      130,685
Unit value                            $  13.38  $    14.02  $     10.68  $     14.52  $     15.22   $    29.21
Shares                                  71,212     401,644    9,328,328    2,076,539    2,691,900      295,471
Cost                                  $737,035  $4,536,173  $96,227,081  $21,789,513  $36,157,274   $3,787,315

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                     Global Bond  Global Trust  Global Trust  Health Sciences  Health Sciences  High Income
                                       Series II     Series I     Series II       Series I        Series II      Series II
                                     -----------  ------------  ------------  ---------------  ---------------  -----------
TOTAL ASSETS
Investments at fair value            $18,637,399   $9,355,713    $5,009,225      $2,017,251       $6,838,296    $1,162,727
                                     ===========   ==========    ==========      ==========       ==========    ==========
NET ASSETS
Contracts in accumulation            $18,637,399   $9,347,880    $5,009,225      $2,017,251       $6,838,296    $1,162,727
Contracts in payout (annuitization)           --        7,833            --              --               --            --
                                     -----------   ----------    ----------      ----------       ----------    ----------
Total net assets                     $18,637,399   $9,355,713    $5,009,225      $2,017,251       $6,838,296    $1,162,727
                                     ===========   ==========    ==========      ==========       ==========    ==========
Units outstanding                        937,014      361,316       329,717          99,428          320,261        92,392
Unit value                           $     19.89   $    25.89    $    15.19      $    20.29       $    21.35    $    12.58
Shares                                 1,451,511      646,113       346,899         129,727          449,002       162,166
Cost                                 $18,779,379   $9,407,292    $5,980,686      $1,782,047       $6,045,788    $1,448,491

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                                                                             International   International
                                     High Yield  High Yield  International   International  Equity Index A   Equity Index A
                                      Series I    Series II  Core Series I  Core Series II  Trust Series I  Trust Series II
                                     ----------  ----------  -------------  --------------  --------------  ---------------
TOTAL ASSETS
Investments at fair value            $3,254,178  $7,613,577    $2,106,797     $1,799,690      $2,206,181      $5,687,639
                                     ==========  ==========    ==========     ==========      ==========      ==========
NET ASSETS
Contracts in accumulation            $3,246,408  $7,611,723    $2,100,837     $1,799,690      $2,205,608      $5,687,639
Contracts in payout (annuitization)       7,770       1,854         5,960             --             573              --
                                     ----------  ----------    ----------     ----------      ----------      ----------
Total net assets                     $3,254,178  $7,613,577    $2,106,797     $1,799,690      $2,206,181      $5,687,639
                                     ==========  ==========    ==========     ==========      ==========      ==========
Units outstanding                       175,856     385,269       150,783        111,847         115,358         307,086
Unit value                           $    18.50  $    19.76    $    13.97     $    16.09      $    19.12      $    18.52
Shares                                  547,841   1,264,714       215,639        182,710         199,302         513,325
Cost                                 $4,036,074  $9,453,167    $2,646,809     $2,119,613      $2,668,819      $6,722,143

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                     International   International   International   International   International   International
                                      Equity Index   Opportunities   Small Company   Small Company       Value           Value
                                       Series NAV      Series II        Series I       Series II        Series I       Series II
                                     -------------   -------------   -------------   -------------   -------------   -------------
TOTAL ASSETS
Investments at fair value              $2,866,085      $3,619,551      $3,023,843      $5,826,290      $7,726,084     $15,513,374
                                       ==========      ==========      ==========      ==========      ==========     ===========
NET ASSETS
Contracts in accumulation              $2,866,085      $3,619,551      $3,023,149      $5,826,290      $7,723,996     $15,513,374
Contracts in payout (annuitization)            --              --             694              --           2,088              --
                                       ----------      ----------      ----------      ----------      ----------     -----------
Total net assets                       $2,866,085      $3,619,551      $3,023,843      $5,826,290      $7,726,084     $15,513,374
                                       ==========      ==========      ==========      ==========      ==========     ===========
Units outstanding                         265,456         234,291         203,803         394,175         440,077         798,580
Unit value                             $    10.80      $    15.45      $    14.84      $    14.78      $    17.56     $     19.43
Shares                                    179,918         286,584         287,985         554,885         638,519       1,284,219
Cost                                   $3,206,996      $3,516,581      $2,598,718      $5,014,121      $9,518,884     $18,911,655

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                      Investment     Investment
                                     Quality Bond   Quality Bond    Large Cap     Large Cap      Large Cap        Large Cap
                                       Series I       Series II      Series I     Series II   Value Series I   Value Series II
                                     ------------   ------------   -----------   ----------   --------------   ---------------
TOTAL ASSETS
Investments at fair value             $6,614,026     $26,939,091   $11,493,103   $1,160,245     $  926,415        $4,615,110
                                      ==========     ===========   ===========   ==========     ==========        ==========
NET ASSETS
Contracts in accumulation             $6,598,478     $26,939,091   $11,493,103   $1,160,245     $  926,415        $4,615,110
Contracts in payout (annuitization)       15,548              --            --           --             --                --
                                      ----------     -----------   -----------   ----------     ----------        ----------
Total net assets                      $6,614,026     $26,939,091   $11,493,103   $1,160,245     $  926,415        $4,615,110
                                      ==========     ===========   ===========   ==========     ==========        ==========
Units outstanding                        262,376       1,566,059       859,641       87,817         49,718           249,351
Unit value                            $    25.21     $     17.20   $     13.37   $    13.21     $    18.63        $    18.51
Shares                                   585,308       2,381,883       929,863       94,099         55,741           278,354
Cost                                  $6,558,969     $26,754,288   $14,289,526   $1,346,515     $1,108,120        $5,534,902

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                      Lifestyle    Lifestyle     Lifestyle      Lifestyle       Lifestyle      Lifestyle
                                     Aggressive    Aggressive     Balanced       Balanced     Conservative   Conservative
                                      Series I     Series II      Series I      Series II       Series I       Series II
                                     ----------   -----------   -----------   -------------   ------------   ------------
TOTAL ASSETS
Investments at fair value            $2,562,023   $34,935,351   $26,553,787    $910,708,888    $11,142,048   $229,081,633
                                     ==========   ===========   ===========    ============    ===========   ============
NET ASSETS
Contracts in accumulation            $2,562,023   $34,935,351   $26,532,426    $910,461,533    $11,142,048   $229,081,633
Contracts in payout (annuitization)          --            --        21,361         247,355             --             --
                                     ----------   -----------   -----------    ------------    -----------   ------------
Total net assets                     $2,562,023   $34,935,351   $26,553,787    $910,708,888    $11,142,048   $229,081,633
                                     ==========   ===========   ===========    ============    ===========   ============
Units outstanding                       162,469     2,052,754     1,410,143      56,894,217        547,415     13,932,363
Unit value                           $    15.77   $     17.02   $     18.83    $      16.01    $     20.35   $      16.44
Shares                                  306,829     4,193,920     2,261,822      77,904,952        886,400     18,311,881
Cost                                 $2,618,461   $37,635,172   $26,332,394    $938,299,476    $10,373,890   $211,078,622

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                      Lifestyle       Lifestyle      Lifestyle      Lifestyle
                                        Growth         Growth         Moderate      Moderate     Mid Cap Index   Mid Cap Index
                                       Series I       Series II       Series I      Series II      Series I       Series II
                                     -----------   --------------   -----------   ------------   -------------   -------------
TOTAL ASSETS
Investments at fair value            $17,871,210   $  981,607,196   $13,479,556   $324,398,052     $1,920,821     $11,969,026
                                     ===========   ==============   ===========   ============     ==========     ===========
NET ASSETS
Contracts in accumulation            $17,871,210   $  981,435,127   $13,479,556   $324,398,052     $1,920,821     $11,969,026
Contracts in payout (annuitization)           --          172,069            --             --             --              --
                                     -----------   --------------   -----------   ------------     ----------     -----------
Total net assets                     $17,871,210   $  981,607,196   $13,479,556   $324,398,052     $1,920,821     $11,969,026
                                     ===========   ==============   ===========   ============     ==========     ===========
Units outstanding                      1,039,719       63,086,541       695,933     20,211,324         89,699         620,385
Unit value                           $     17.19   $        15.56   $     19.37   $      16.05     $    21.41     $     19.29
Shares                                 1,564,905       86,105,894     1,122,361     27,123,583        108,276         676,216
Cost                                 $18,825,003   $1,046,133,535   $13,267,170   $310,770,316     $1,694,818     $10,711,425

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                     Mid Cap Stock   Mid Cap Stock    Mid Value    Mid Value    Money Market   Money Market
                                        Series I      Series II       Series I     Series II      Series I       Series II
                                     -------------   -------------   ----------   -----------   ------------   ------------
TOTAL ASSETS
Investments at fair value             $10,302,151     $17,115,088    $4,084,783   $12,804,101    $10,277,716    $58,457,292
                                      ===========     ===========    ==========   ===========    ===========    ===========
NET ASSETS
Contracts in accumulation             $10,302,151     $17,115,088    $4,071,897   $12,804,101    $10,262,601    $58,457,292
Contracts in payout (annuitization)            --              --        12,886            --         15,115             --
                                      -----------     -----------    ----------   -----------    -----------    -----------
Total net assets                      $10,302,151     $17,115,088    $4,084,783   $12,804,101    $10,277,716    $58,457,292
                                      ===========     ===========    ==========   ===========    ===========    ===========
Units outstanding                         591,585         813,035       237,261       747,969        641,917      4,659,224
Unit value                            $     17.41     $     21.05    $    17.22   $     17.12    $     16.01    $     12.55
Shares                                    729,098       1,236,639       367,336     1,151,448     10,277,717     58,457,292
Cost                                  $10,752,971     $17,516,938    $2,732,400   $ 8,624,136    $10,277,717    $58,457,292

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                         Money                        Natural
                                     Market Trust   Mutual Shares    Resources    Optimized All   Optimized Value
                                     B Series NAV      Series I      Series II    Cap Series II      Series II      PIMCO All Asset
                                     ------------   -------------   -----------   -------------   ---------------   ---------------
TOTAL ASSETS
Investments at fair value             $4,416,639       $431,547     $15,562,436     $7,484,420       $2,249,184        $3,452,509
                                      ==========       ========     ===========     ==========       ==========        ==========
NET ASSETS
Contracts in accumulation             $4,416,639       $431,547     $15,562,436     $7,484,420       $2,249,184        $3,452,509
Contracts in payout (annuitization)           --             --              --             --               --                --
                                      ----------       --------     -----------     ----------       ----------        ----------
Total net assets                      $4,416,639       $431,547     $15,562,436     $7,484,420       $2,249,184        $3,452,509
                                      ==========       ========     ===========     ==========       ==========        ==========
Units outstanding                        354,292         36,991         436,135        423,707          164,831           200,424
Unit value                            $    12.47       $  11.67     $     35.68     $    17.66       $    13.65        $    17.23
Shares                                 4,416,639         43,856       1,233,157        581,089          227,190           312,162
Cost                                  $4,416,639       $406,239     $11,439,548     $9,256,037       $3,006,393        $3,398,145

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                     Real Estate  Real Estate  Real Return   Science &   Science &     Short Term
                                      Securities   Securities     Bond      Technology  Technology     Government
                                       Series I    Series II    Series II    Series I    Series II  Income Series I
                                     -----------  -----------  -----------  ----------  ----------  ---------------
TOTAL ASSETS
Investments at fair value             $3,087,127  $10,202,032  $ 9,311,869  $8,333,390  $6,815,469    $10,263,448
                                      ==========  ===========  ===========  ==========  ==========    ===========
NET ASSETS
Contracts in accumulation             $3,083,851  $10,202,032  $ 9,311,869  $8,307,874  $6,815,469    $10,263,448
Contracts in payout (annuitization)        3,276           --           --      25,516          --             --
                                      ----------  -----------  -----------  ----------  ----------    -----------
Total net assets                      $3,087,127  $10,202,032  $ 9,311,869  $8,333,390  $6,815,469    $10,263,448
                                      ==========  ===========  ===========  ==========  ==========    ===========
Units outstanding                        101,289      432,280      572,059     649,939     385,284        814,226
Unit value                            $    30.48  $     23.60  $     16.28  $    12.82  $    17.69    $     12.61
Shares                                   271,515      895,701      812,554     492,808     408,601        794,385
Cost                                  $3,153,145  $ 9,163,269  $10,089,704  $5,862,601  $5,146,505    $10,235,754

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                        Short Term       Small Cap  Small Cap   Small Cap    Small Cap      Small Cap
                                     Government Income    Growth      Index       Index    Opportunities  Opportunities
                                         Series II       Series II   Series I   Series II     Series I      Series II
                                     -----------------  ----------  ---------  ----------  -------------  -------------
TOTAL ASSETS
Investments at fair value               $11,557,501     $2,591,582   $732,141  $8,567,580    $1,864,355     $5,378,218
                                        ===========     ==========   ========  ==========    ==========     ==========
NET ASSETS:
Contracts in accumulation               $11,557,501     $2,591,582   $732,141  $8,558,844    $1,864,355     $5,378,218
Contracts in payout (annuitization)              --             --         --       8,736            --             --
                                        -----------     ----------   --------  ----------    ----------     ----------
Total net assets                        $11,557,501     $2,591,582   $732,141  $8,567,580    $1,864,355     $5,378,218
                                        ===========     ==========   ========  ==========    ==========     ==========
Units outstanding                           918,610        148,482     42,319     477,159        86,350        258,126
Unit value                              $     12.58     $    17.45   $  17.30  $    17.96    $    21.59     $    20.84
Shares                                      893,851        259,677     52,258     613,284        95,217        276,657
Cost                                    $11,550,207     $2,035,034   $707,021  $8,863,821    $1,722,016     $4,981,292

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                      Small Cap  Small Company  Small Company  Smaller Company  Smaller Company  Strategic Income
                                       Value         Value          Value           Growth           Growth        Opportunities
                                      Series II     Series I      Series II        Series I         Series II         Series I
                                     ----------  -------------  -------------  ---------------  ---------------  ----------------
TOTAL ASSETS
Investments at fair value            $3,697,409    $4,530,268    $12,957,174      $2,651,467       $3,213,522       $7,358,982
                                     ==========    ==========    ===========      ==========       ==========       ==========
NET ASSETS:
Contracts in accumulation            $3,697,409    $4,530,268    $12,957,174      $2,651,467       $3,213,522       $7,358,982
Contracts in payout (annuitization)          --            --             --              --               --               --
                                     ----------    ----------    -----------      ----------       ----------       ----------
Total net assets                     $3,697,409    $4,530,268    $12,957,174      $2,651,467       $3,213,522       $7,358,982
                                     ==========    ==========    ===========      ==========       ==========       ==========
Units outstanding                       212,689       179,148        643,617         163,910          199,274          400,195
Unit value                           $    17.38    $    25.29    $     20.13      $    16.18       $    16.13       $    18.39
Shares                                  196,045       265,393        765,338         150,737          183,107          525,642
Cost                                 $3,004,714    $4,588,776    $13,336,723      $2,110,252       $2,537,393       $7,761,170

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                     Strategic Income    Total Bond      Total Bond                                  Total Stock
                                       Opportunities   Market Trust A  Market Trust A  Total Return   Total Return  Market Index
                                         Series II        Series II      Series NAV      Series I      Series II      Series I
                                     ----------------  --------------  --------------  -------------  ------------  ------------
TOTAL ASSETS
Investments at fair value               $12,429,624      $1,348,037       $660,921      $18,678,850    $35,301,614    $496,079
                                        ===========      ==========       ========      ===========    ===========    ========
NET ASSETS:
Contracts in accumulation               $12,423,690      $1,348,037       $660,921      $18,649,227    $35,292,264    $496,079
Contracts in payout (annuitization)           5,934              --             --           29,623          9,350          --
                                        -----------      ----------       --------      -----------    -----------    --------
Total net assets                        $12,429,624      $1,348,037       $660,921      $18,678,850    $35,301,614    $496,079
                                        ===========      ==========       ========      ===========    ===========    ========
Units outstanding                           686,997         102,841         48,571          868,495      1,928,887      41,604
Unit value                              $     18.09      $    13.11       $  13.61      $     21.51    $     18.30    $  11.92
Shares                                      886,564          97,542         47,893        1,292,654      2,444,710      42,364
Cost                                    $12,942,951      $1,376,068       $667,249      $17,861,297    $33,783,968    $492,502

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2010

                                      Total Stock  Ultra Short
                                     Market Index   Term Bond    Utilities   Utilities
                                       Series II    Series II    Series I    Series II  Value Series I  Value Series II
                                     ------------  -----------  ----------  ----------  --------------  ---------------
TOTAL ASSETS
Investments at fair value             $8,253,083    $1,010,235  $2,093,451  $5,250,537    $4,974,132       $3,771,557
                                      ==========    ==========  ==========  ==========    ==========       ==========
NET ASSETS:
Contracts in accumulation             $8,253,083    $1,010,235  $2,093,451  $5,250,537    $4,971,180       $3,771,557
Contracts in payout (annuitization)           --            --          --          --         2,952               --
                                      ----------    ----------  ----------  ----------    ----------       ----------
Total net assets                      $8,253,083    $1,010,235  $2,093,451  $5,250,537    $4,974,132       $3,771,557
                                      ==========    ==========  ==========  ==========    ==========       ==========
Units outstanding                        528,320        81,420     107,466     178,376       180,985          201,675
Unit value                            $    15.62    $    12.41  $    19.48  $    29.44    $    27.48       $    18.70
Shares                                   706,600        81,734     180,160     455,380       299,466          227,751
Cost                                  $8,373,494    $1,019,224  $2,009,512  $5,535,877    $5,393,443       $3,808,037

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                  500 Index Fund B
                                     Series NAV            500 Index Series I         500 Index Series II
                              -----------------------   ------------------------   -------------------------
                                 2010         2009         2010         2009           2010          2009
                              ----------   ----------   ----------   -----------   -----------   -----------
Income:
   Dividend distributions
      received                $  105,318   $  117,831   $   34,615   $    42,396   $   120,064   $   134,865
Expenses:
   Mortality and expense
      risk and
      administrative charges     (93,078)     (81,635)     (40,244)      (44,058)     (157,578)     (142,811)
                              ----------   ----------   ----------   -----------   -----------   -----------
Net investment income (loss)      12,240       36,196       (5,629)       (1,662)      (37,514)       (7,946)
                              ----------   ----------   ----------   -----------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --           --           --            --            --            --
   Net realized gain (loss)     (233,355)    (285,052)    (118,783)     (653,997)     (296,976)     (930,425)
                              ----------   ----------   ----------   -----------   -----------   -----------
Realized gains (losses)         (233,355)    (285,052)    (118,783)     (653,997)     (296,976)     (930,425)
                              ----------   ----------   ----------   -----------   -----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                        972,425    1,450,342      434,632     1,160,457     1,538,024     2,848,187
                              ----------   ----------   ----------   -----------   -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations               751,310    1,201,486      310,220       504,798     1,203,534     1,909,816
                              ----------   ----------   ----------   -----------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments              41,392       32,969       20,179         2,064        62,317        72,151
   Transfers between
      sub-accounts and the
      company                   (121,929)     (57,444)     (93,910)     (801,898)       98,440      (380,036)
   Withdrawals                  (319,626)    (161,172)    (355,795)     (512,763)     (893,181)     (880,875)
   Annual contract fee           (33,741)     (35,858)      (2,384)       (2,625)      (37,685)      (37,140)
                              ----------   ----------   ----------   -----------   -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (433,904)    (221,505)    (431,910)   (1,315,222)     (770,109)   (1,225,900)
                              ----------   ----------   ----------   -----------   -----------   -----------
Total increase (decrease) in
   contract owners' equity       317,406      979,981     (121,690)     (810,424)      433,425       683,916
Contract owners' equity at
   beginning of period         6,043,437    5,063,456    2,707,869     3,518,293    10,214,567     9,530,651
                              ----------   ----------   ----------   -----------   -----------   -----------
Contract owners' equity at
   end of period              $6,360,843   $6,043,437   $2,586,179   $ 2,707,869   $10,647,992   $10,214,567
                              ==========   ==========   ==========   ===========   ===========   ===========

                                 2010         2009         2010          2009          2010          2009
                              ----------   ----------   ----------   -----------   -----------   -----------
Units, beginning of period       641,987      669,110      288,558       463,723       810,761       939,686
Units issued                      22,517       21,896       16,108         7,364        60,268        84,744
Units redeemed                    67,056       49,019       60,330       182,529       121,274       213,669
                              ----------   ----------   ----------   -----------   -----------   -----------
Units, end of period             597,448      641,987      244,336       288,558       749,755       810,761
                              ==========   ==========   ==========   ===========   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                500 Index Trust
                                   Series NAV        Active Bond Series I      Active Bond Series II
                              -------------------  ------------------------  -------------------------
                                2010       2009       2010          2009         2010          2009
                              --------   --------  -----------   ----------  -----------   -----------
Income:
   Dividend distributions
      received                $ 12,054   $  2,479  $   306,751   $  328,935  $ 3,244,956   $ 3,032,454
Expenses:
   Mortality and expense
      risk and
      administrative charges    (5,001)      (494)     (68,937)     (75,154)    (750,297)     (674,608)
                              --------   --------  -----------   ----------  -----------   -----------
Net investment income (loss)     7,053      1,985      237,814      253,781    2,494,659     2,357,846
                              --------   --------  -----------   ----------  -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received        --         --           --           --           --            --
   Net realized gain (loss)     11,276        728       22,331     (116,704)     147,195      (869,285)
                              --------   --------  -----------   ----------  -----------   -----------
Realized gains (losses)         11,276        728       22,331     (116,704)     147,195      (869,285)
                              --------   --------  -----------   ----------  -----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                       78,299      9,929      247,186      841,829    2,544,305     6,909,620
                              --------   --------  -----------   ----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations              96,628     12,642      507,331      978,906    5,186,159     8,398,181
                              --------   --------  -----------   ----------  -----------   -----------
Changes from principal
   transactions:
   Purchase payments           554,582    186,357          300          824      303,416       204,240
   Transfers between
      sub-accounts and the
      company                  115,661     35,960      103,179      (11,673)    (455,973)    1,472,435
   Withdrawals                 (12,490)        95   (1,309,796)    (922,736)  (3,976,577)   (2,731,538)
   Annual contract fee         (23,531)    (7,491)      (2,823)      (3,362)    (171,135)     (177,702)
                              --------   --------  -----------   ----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                634,222    214,921   (1,209,140)    (936,947)  (4,300,269)   (1,232,565)
                              --------   --------  -----------   ----------  -----------   -----------
Total increase (decrease) in
   contract owners' equity     730,850    227,563     (701,809)      41,959      885,890     7,165,616
Contract owners' equity at
   beginning of period         227,563         --    4,800,752    4,758,793   46,780,209    39,614,593
                              --------   --------  -----------   ----------  -----------   -----------
Contract owners' equity at
   end of period              $958,413   $227,563  $ 4,098,943   $4,800,752  $47,666,099   $46,780,209
                              ========   ========  ===========   ==========  ===========   ===========

                                2010       2009        2010         2009         2010          2009
                              --------   --------  -----------   ----------  -----------   -----------
Units, beginning of period      14,732         --      335,545      408,746    3,309,048     3,429,685
Units issued                    44,293     15,071       15,218        9,403      300,127       334,547
Units redeemed                   4,380        339       95,303       82,604      595,764       455,184
                              --------   --------  -----------   ----------  -----------   -----------
Units, end of period            54,645     14,732      255,460      335,545    3,013,411     3,309,048
                              ========   ========  ===========   ==========  ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                               All Cap Core Series I    All Cap Core Series II   All Cap Growth Series I
                              -----------------------  -----------------------  -------------------------
                                 2010         2009        2010         2009         2010          2009
                              ----------   ----------  ----------   ----------  -----------   -----------
Income:
   Dividend distributions
      received                $   34,593   $   54,566  $    8,690   $   13,355  $    12,636   $    41,013
Expenses:
   Mortality and expense
      risk and
      administrative charges     (51,034)     (50,136)    (16,791)     (15,254)     (29,484)      (85,490)
                              ----------   ----------  ----------   ----------  -----------   -----------
Net investment income (loss)     (16,441)       4,430      (8,101)      (1,899)     (16,848)      (44,477)
                              ----------   ----------  ----------   ----------  -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --           --          --           --           --            --
   Net realized gain (loss)      103,202     (175,510)    (19,194)     (51,977)     131,976      (369,565)
                              ----------   ----------  ----------   ----------  -----------   -----------
Realized gains (losses)          103,202     (175,510)    (19,194)     (51,977)     131,976      (369,565)
                              ----------   ----------  ----------   ----------  -----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                        279,796      986,089     138,557      279,910      133,905     1,418,639
                              ----------   ----------  ----------   ----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations               366,557      815,009     111,262      226,034      249,033     1,004,597
                              ----------   ----------  ----------   ----------  -----------   -----------
Changes from principal
   transactions:
   Purchase payments               7,920        3,953       9,395        4,681       16,601        32,444
   Transfers between
      sub-accounts and the
      company                    (87,651)    (205,064)    (10,020)     (69,826)  (6,291,458)     (352,176)
   Withdrawals                  (615,384)    (354,387)    (73,077)     (20,089)    (197,419)     (735,121)
   Annual contract fee            (3,010)      (3,604)     (5,365)      (5,684)      (1,888)       (7,049)
                              ----------   ----------  ----------   ----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (698,125)    (559,102)    (79,067)     (90,918)  (6,474,164)   (1,061,902)
                              ----------   ----------  ----------   ----------  -----------   -----------
Total increase (decrease) in
   contract owners' equity      (331,568)     255,907      32,195      135,116   (6,225,131)      (57,305)
Contract owners' equity at
   beginning of period         3,792,248    3,536,341   1,083,436      948,320    6,225,131     6,282,436
                              ----------   ----------  ----------   ----------  -----------   -----------
Contract owners' equity at
   end of period              $3,460,680   $3,792,248  $1,115,631   $1,083,436  $        --   $ 6,225,131
                              ==========   ==========  ==========   ==========  ===========   ===========

                                 2010         2009        2010         2009         2010          2009
                              ----------   ----------  ----------   ----------  -----------   -----------
Units, beginning of period       283,207      330,382      77,751       85,829      493,030       603,763
Units issued                       1,958        4,054       1,532        1,144        1,340        12,225
Units redeemed                    62,433       51,229       7,192        9,222      494,370       122,958
                              ----------   ----------  ----------   ----------  -----------   -----------
Units, end of period             222,732      283,207      72,091       77,751           --       493,030
                              ==========   ==========  ==========   ==========  ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                              All Cap Growth Series II   All Cap Value Series I   All Cap Value Series II
                              ------------------------  -----------------------  ------------------------
                                  2010         2009        2010         2009        2010          2009
                              -----------   ----------  ----------   ----------  ----------   -----------
Income:
   Dividend distributions
      received                $     2,001   $    8,711  $    5,980   $    8,521  $    7,182   $    13,286
Expenses:
   Mortality and expense
      risk and
      administrative charges       (9,637)     (26,128)    (27,298)     (26,460)    (75,227)      (68,649)
                              -----------   ----------  ----------   ----------  ----------   -----------
Net investment income (loss)       (7,636)     (17,417)    (21,318)     (17,939)    (68,045)      (55,363)
                              -----------   ----------  ----------   ----------  ----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --          --           --          --            --
   Net realized gain (loss)      (221,136)     (47,049)   (217,101)    (479,285)   (481,062)   (1,048,934)
                              -----------   ----------  ----------   ----------  ----------   -----------
Realized gains (losses)          (221,136)     (47,049)   (217,101)    (479,285)   (481,062)   (1,048,934)
                              -----------   ----------  ----------   ----------  ----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                         303,275      360,925     490,140      828,560   1,274,706     2,039,813
                              -----------   ----------  ----------   ----------  ----------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations                 74,503      296,459     251,721      331,336     725,599       935,516
                              -----------   ----------  ----------   ----------  ----------   -----------
Changes from principal
   transactions:
   Purchase payments                  136        8,663         924        1,038      78,396        29,783
   Transfers between
      sub-accounts and the
      company                  (1,894,371)      38,884    (116,509)     (99,302)   (110,692)     (189,672)
   Withdrawals                    (65,469)    (114,359)   (216,505)    (113,226)   (415,266)     (436,608)
   Annual contract fee             (2,332)      (6,603)     (1,504)      (1,774)    (15,644)      (17,287)
                              -----------   ----------  ----------   ----------  ----------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (1,962,036)     (73,415)   (333,594)    (213,264)   (463,206)     (613,784)
                              -----------   ----------  ----------   ----------  ----------   -----------
Total increase (decrease) in
   contract owners' equity     (1,887,533)     223,044     (81,873)     118,072     262,393       321,732
Contract owners' equity at
   beginning of period          1,887,533    1,664,489   1,806,661    1,688,589   4,735,349     4,413,617
                              -----------   ----------  ----------   ----------  ----------   -----------
Contract owners' equity at
   end of period              $        --   $1,887,533  $1,724,788   $1,806,661  $4,997,742   $ 4,735,349
                              ===========   ==========  ==========   ==========  ==========   ===========

                                  2010         2009        2010         2009        2010          2009
                              -----------   ----------  ----------   ----------  ----------   -----------
Units, beginning of period        170,832      179,605     121,385      141,423     299,688       347,725
Units issued                        2,962        7,113       1,084        6,230      12,618         7,566
Units redeemed                    173,794       15,886      23,135       26,268      40,298        55,603
                              -----------   ----------  ----------   ----------  ----------   -----------
Units, end of period                   --      170,832      99,334      121,385     272,008       299,688
                              ===========   ==========  ==========   ==========  ==========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                   American Asset              American Asset            American Blue-Chip
                                Allocation Series I         Allocation Series II     Income & Growth Series II
                              ------------------------  ---------------------------  -------------------------
                                 2010          2009         2010           2009          2010          2009
                              -----------   ----------  ------------   ------------  -----------   -----------
Income:
   Dividend distributions
      received                $   125,098   $  174,513  $  1,478,405   $  1,689,940  $   104,336   $   125,992
Expenses:
   Mortality and expense
      risk and
      administrative charges     (128,065)     (93,530)   (1,550,407)    (1,283,514)    (145,990)     (144,361)
                              -----------   ----------  ------------   ------------  -----------   -----------
Net investment income (loss)       (2,967)      80,983       (72,002)       406,426      (41,654)      (18,369)
                              -----------   ----------  ------------   ------------  -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received        3,126           --        37,605      1,907,483           --       663,650
   Net realized gain (loss)       500,619      141,758    (2,165,340)    (3,171,962)    (965,347)   (1,506,138)
                              -----------   ----------  ------------   ------------  -----------   -----------
Realized gains (losses)           503,745      141,758    (2,127,735)    (1,264,479)    (965,347)     (842,488)
                              -----------   ----------  ------------   ------------  -----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                         319,058    1,484,273    12,238,742     18,800,730    1,874,262     2,956,646
                              -----------   ----------  ------------   ------------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations                819,836    1,707,014    10,039,005     17,942,677      867,261     2,095,789
                              -----------   ----------  ------------   ------------  -----------   -----------
Changes from principal
   transactions:
   Purchase payments               23,328       14,726     1,975,790      9,905,588       67,466        49,166
   Transfers between
      sub-accounts and the
      company                    (244,059)   7,805,250    (1,764,611)    16,140,995     (523,530)     (984,415)
   Withdrawals                 (2,059,425)     212,227    (3,481,384)    (2,871,758)    (888,313)     (582,847)
   Annual contract fee             (6,446)      (4,349)     (618,942)      (479,515)     (32,814)      (37,081)
                              -----------   ----------  ------------   ------------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (2,286,602)   8,027,854    (3,889,147)    22,695,310   (1,377,191)   (1,555,177)
                              -----------   ----------  ------------   ------------  -----------   -----------
Total increase (decrease) in
   contract owners' equity     (1,466,766)   9,734,868     6,149,858     40,637,987     (509,930)      540,612
Contract owners' equity at
   beginning of period          9,734,868           --   101,400,617     60,762,630    9,945,399     9,404,787
                              -----------   ----------  ------------   ------------  -----------   -----------
Contract owners' equity at
   end of period              $ 8,268,102   $9,734,868  $107,550,475   $101,400,617  $ 9,435,469   $ 9,945,399
                              ===========   ==========  ============   ============  ===========   ===========

                                 2010         2009          2010           2009         2010          2009
                              -----------   ----------  ------------   ------------  -----------   -----------
Units, beginning of period        924,283           --     9,657,714      7,028,589      645,237       763,674
Units issued                       40,319    1,060,512       296,640      3,331,381       28,199        26,578
Units redeemed                    253,771      136,229       663,155        702,256      117,412       145,015
                              -----------   ----------  ------------   ------------  -----------   -----------
Units, end of period              710,831      924,283     9,291,199      9,657,714      556,024       645,237
                              ===========   ==========  ============   ============  ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                              American Blue-Chip
                                Income & Growth                                  American Bond
                                  Series III       American Bond Series II       Series III
                              ------------------  -------------------------  -------------------
                                2010       2009       2010          2009       2010       2009
                              --------   -------  -----------   -----------  --------   --------
Income:
   Dividend distributions
      received                $  5,821   $ 1,557  $ 2,171,143   $ 2,183,158  $ 15,058   $  3,750
Expenses:
   Mortality and expense
      risk and
      administrative charges    (1,912)     (196)  (1,442,690)   (1,320,258)   (2,700)      (298)
                              --------   -------  -----------   -----------  --------   --------
Net investment income (loss)     3,909     1,361      728,453       862,900    12,358      3,452
                              --------   -------  -----------   -----------  --------   --------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received        --        --           --            --        --         --
   Net realized gain (loss)      3,430       473   (1,319,168)   (1,789,388)    1,770         47
                              --------   -------  -----------   -----------  --------   --------
Realized gains (losses)          3,430       473   (1,319,168)   (1,789,388)    1,770         47
                              --------   -------  -----------   -----------  --------   --------
Unrealized appreciation
   (depreciation) during the
   period                       24,011     4,021    4,441,039     8,704,714    (3,769)    (1,433)
                              --------   -------  -----------   -----------  --------   --------
Net increase (decrease) in
   contract owners' equity
   from operations              31,350     5,855    3,850,324     7,778,226    10,359      2,066
                              --------   -------  -----------   -----------  --------   --------
Changes from principal
   transactions:
   Purchase payments           208,768    73,183      833,317       741,352   312,824    106,809
   Transfers between
      sub-accounts and the
      company                   47,956    13,869    1,370,069    10,638,186    98,114     29,888
   Withdrawals                  (4,482)        7   (6,129,807)   (4,646,488)   (5,114)       (18)
   Annual contract fee          (8,884)   (2,908)    (453,304)     (462,313)  (13,046)    (4,226)
                              --------   -------  -----------   -----------  --------   --------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                243,358    84,151   (4,379,725)    6,270,737   392,778    132,453
                              --------   -------  -----------   -----------  --------   --------
Total increase (decrease) in
   contract owners' equity     274,708    90,006     (529,401)   14,048,963   403,137    134,519
Contract owners' equity at
   beginning of period          90,006        --   93,467,496    79,418,533   134,519         --
                              --------   -------  -----------   -----------  --------   --------
Contract owners' equity at
   end of period              $364,714   $90,006  $92,938,095   $93,467,496  $537,656   $134,519
                              ========   =======  ===========   ===========  ========   ========

                                2010       2009       2010          2009       2010       2009
                              --------   -------  -----------   -----------  --------   --------
Units, beginning of period       8,370        --    7,265,638     6,802,117    10,793         --
Units issued                    24,110     8,656      950,022     1,352,747    32,280     10,892
Units redeemed                   1,975       286    1,291,344       889,226     2,128         99
                              --------   -------  -----------   -----------  --------   --------
Units, end of period            30,505     8,370    6,924,316     7,265,638    40,945     10,793
                              ========   =======  ===========   ===========  ========   ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                 American Fundamental         American Global            American Global
                                  Holdings Series II     Diversification Series II       Growth Series II
                              -------------------------  -------------------------  -------------------------
                                  2010          2009         2010          2009         2010         2009
                              -----------   -----------  -----------   -----------  -----------   -----------
Income:
   Dividend distributions
      received                $ 1,076,241   $ 1,096,628  $   936,341   $   831,092  $   123,197   $   100,231
Expenses:
   Mortality and expense
      risk and
      administrative charges   (1,175,242)   (1,002,931)    (802,702)     (728,532)    (202,427)     (177,470)
                              -----------   -----------  -----------   -----------  -----------   -----------
Net investment income (loss)      (99,001)       93,697      133,639       102,560      (79,230)      (77,239)
                              -----------   -----------  -----------   -----------  -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --            --           --            --           --       644,432
   Net realized gain (loss)    (1,426,305)   (1,821,754)  (1,296,631)   (2,548,271)    (569,944)   (1,331,863)
                              -----------   -----------  -----------   -----------  -----------   -----------
Realized gains (losses)        (1,426,305)   (1,821,754)  (1,296,631)   (2,548,271)    (569,944)     (687,431)
                              -----------   -----------  -----------   -----------  -----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                       7,876,526    17,558,142    6,378,483    16,492,544    1,896,871     4,618,010
                              -----------   -----------  -----------   -----------  -----------   -----------
Net increase (decrease)
   in contract owners'
   equity from operations       6,351,220    15,830,085    5,215,491    14,046,833    1,247,697     3,853,340
                              -----------   -----------  -----------   -----------  -----------   -----------
Changes from principal
   transactions:
   Purchase payments            1,706,186    10,990,630      525,874     3,545,312      145,596       928,910
   Transfers between
      sub-accounts and the
      company                  (3,432,334)    8,409,288   (4,240,901)      702,303     (318,609)   (1,275,983)
   Withdrawals                 (2,580,133)   (1,946,577)  (1,525,479)     (918,858)    (432,525)     (346,970)
   Annual contract fee           (483,179)     (374,127)    (312,070)     (289,434)     (73,407)      (74,991)
                              -----------   -----------  -----------   -----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (4,789,460)   17,079,214   (5,552,576)    3,039,323     (678,945)     (769,034)
                              -----------   -----------  -----------   -----------  -----------   -----------
Total increase (decrease) in
   contract owners' equity      1,561,760    32,909,299     (337,085)   17,086,156      568,752     3,084,306
Contract owners' equity at
   beginning of period         79,090,378    46,181,079   54,994,425    37,908,269   13,372,971    10,288,665
                              -----------   -----------  -----------   -----------  -----------   -----------
Contract owners' equity at
   end of period              $80,652,138   $79,090,378  $54,657,340   $54,994,425  $13,941,723   $13,372,971
                              ===========   ===========  ===========   ===========  ===========   ===========

                                  2010          2009         2010          2009         2010          2009
                              -----------   -----------  -----------   -----------  -----------   -----------
Units, beginning of period      7,421,868     5,407,548    5,088,467     4,707,054    1,203,593     1,289,271
Units issued                      202,350     2,527,690       57,681       966,445      134,468       226,060
Units redeemed                    650,607       513,370      574,200       585,032      192,214       311,738
                              -----------   -----------  -----------   -----------  -----------   -----------
Units, end of period            6,973,611     7,421,868    4,571,948     5,088,467    1,145,847     1,203,593
                              ===========   ===========  ===========   ===========  ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                        American Global
                                                             Small
                                American Global Small    Capitalization
                              Capitalization Series II     Series III      American Growth Series II
                              ------------------------  ----------------  ---------------------------
                                 2010         2009        2010     2009       2010           2009
                              ----------   -----------  -------   ------  ------------   ------------
Income:
   Dividend distributions
      received                $   53,936   $        58  $   153   $   --  $    252,241   $     94,466
Expenses:
   Mortality and expense
      risk and
      administrative charges     (74,325)      (59,085)     (80)     (31)   (2,100,364)    (1,928,286)
                              ----------   -----------  -------   ------  ------------   ------------
Net investment income (loss)     (20,389)      (59,027)      73      (31)   (1,848,123)    (1,833,820)
                              ----------   -----------  -------   ------  ------------   ------------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received      15,012       424,677       31       --            --     20,388,021
   Net realized gain (loss)     (477,466)   (1,306,829)     415      119    (9,696,901)   (12,895,980)
                              ----------   -----------  -------   ------  ------------   ------------
Realized gains (losses)         (462,454)     (882,152)     446      119    (9,696,901)     7,492,041
                              ----------   -----------  -------   ------  ------------   ------------
Unrealized appreciation
   (depreciation) during the
   period                      1,381,325     2,630,810    1,436    1,272    32,357,393     32,672,255
                              ----------   -----------  -------   ------  ------------   ------------
Net increase (decrease) in
   contract owners' equity
   from operations               898,482     1,689,631    1,955    1,360    20,812,369     38,330,476
                              ----------   -----------  -------   ------  ------------   ------------
Changes from principal
   transactions:
   Purchase payments              52,168       169,832      283    6,422     1,104,341      1,289,556
   Transfers between
      sub-accounts and the
      company                   (222,473)     (140,830)    (889)   1,543    (8,200,594)   (10,552,900)
   Withdrawals                  (227,481)     (149,807)       7       23    (9,934,464)    (7,004,318)
   Annual contract fee           (25,503)      (24,230)     (93)    (307)     (571,547)      (593,321)
                              ----------   -----------  -------   ------  ------------   ------------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (423,289)     (145,035)    (692)   7,681   (17,602,264)   (16,860,983)
                              ----------   -----------  -------   ------  ------------   ------------
Total increase (decrease) in
   contract owners' equity       475,193     1,544,596    1,263    9,041     3,210,105     21,469,493
Contract owners' equity at
   beginning of period         4,816,603     3,272,007    9,041       --   134,438,613    112,969,120
                              ----------   -----------  -------   ------  ------------   ------------
Contract owners' equity at
   end of period              $5,291,796   $ 4,816,603  $10,304   $9,041  $137,648,718   $134,438,613
                              ==========   ===========  =======   ======  ============   ============

                                 2010          2009       2010     2009       2010           2009
                              ----------   -----------  -------   ------  ------------   ------------
Units, beginning of period       496,793       533,124      876       --     8,519,369      9,718,275
Units issued                      99,026       128,556       72      948       354,258        310,559
Units redeemed                   141,124       164,887      126       72     1,351,097      1,509,465
                              ----------   -----------  -------   ------  ------------   ------------
Units, end of period             454,695       496,793      822      876     7,522,530      8,519,369
                              ==========   ===========  =======   ======  ============   ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                American Growth     American Growth-Income       American Growth-Income
                                  Series III               Series I                     Series II
                              ------------------  --------------------------  ---------------------------
                                2010       2009      2010           2009          2010           2009
                              --------   -------  -----------   ------------  ------------   ------------
Income:
   Dividend distributions
      received                $  1,618   $   217  $    91,176   $  1,173,131  $  1,151,008   $     97,550
Expenses:
   Mortality and expense
      risk and
      administrative charges    (1,244)      (81)    (131,558)    (1,739,407)   (1,892,756)       (93,872)
                              --------   -------  -----------   ------------  ------------   ------------
Net investment income (loss)       374       136      (40,382)      (566,276)     (741,748)         3,678
                              --------   -------  -----------   ------------  ------------   ------------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received        --        --           --      9,369,738            --             --
   Net realized gain (loss)      3,527        92      388,345     (7,856,221)   (5,437,509)       219,700
                              --------   -------  -----------   ------------  ------------   ------------
Realized gains (losses)          3,527        92      388,345      1,513,517    (5,437,509)       219,700
                              --------   -------  -----------   ------------  ------------   ------------
Unrealized appreciation
   (depreciation) during the
   period                       26,818     1,582      393,519     27,509,680    17,322,815      1,874,660
                              --------   -------  -----------   ------------  ------------   ------------
Net increase (decrease) in
   contract owners' equity
   from operations              30,719     1,810      741,482     28,456,921    11,143,558      2,098,038
                              --------   -------  -----------   ------------  ------------   ------------
Changes from principal
   transactions:
   Purchase payments           159,865    38,315        7,088        969,416       930,531          6,216
   Transfers between
      sub-accounts and the
      company                   30,180     5,569     (183,311)     1,248,814    (2,697,816)     4,678,935
   Withdrawals                  (4,026)       41   (1,173,638)   (20,846,959)   (8,246,110)    13,460,456
   Annual contract fee          (6,604)   (1,521)      (7,063)      (546,571)     (535,398)        (5,123)
                              --------   -------  -----------   ------------  ------------   ------------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                179,415    42,404   (1,356,924)   (19,175,300)  (10,548,793)    18,140,484
                              --------   -------  -----------   ------------  ------------   ------------
Total increase (decrease) in
   contract owners' equity     210,134    44,214     (615,442)     9,281,621       594,765     20,238,522
Contract owners' equity at
   beginning of period          44,214        --    9,281,621             --   121,877,742    101,639,220
                              --------   -------  -----------   ------------  ------------   ------------
Contract owners' equity at
   end of period              $254,348   $44,214  $ 8,666,179   $  9,281,621  $122,472,507   $121,877,742
                              ========   =======  ===========   ============  ============   ============

                                2010       2009       2010          2009          2010           2009
                              --------   -------  -----------   ------------  ------------   ------------
Units, beginning of period       4,287        --      591,841             --     8,246,370      8,827,121
Units issued                    18,712     4,355       22,668        696,928       535,019        664,906
Units redeemed                   2,004        68      109,807        105,087     1,170,887      1,245,657
                              --------   -------  -----------   ------------  ------------   ------------
Units, end of period            20,995     4,287      504,702        591,841     7,610,502      8,246,370
                              ========   =======  ===========   ============  ============   ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                   American                                    American
                                Growth-Income      American High-Income       High-Income
                                  Series III          Bond Series II        Bond Series III
                              -----------------  -----------------------  ------------------
                                2010      2009      2010         2009       2010       2009
                              -------   -------  ----------   ----------  --------   -------
Income:
   Dividend distributions
      received                $   292   $   251  $  325,337   $  242,811  $ 18,783   $ 5,942
Expenses:
   Mortality and expense
      risk and
      administrative charges     (157)      (62)    (70,364)     (54,490)   (2,061)     (162)
                              -------   -------  ----------   ----------  --------   -------
Net investment income (loss)      135       189     254,973      188,321    16,722     5,780
                              -------   -------  ----------   ----------  --------   -------
Realized gains (losses) on
   investments:
   Capital gain distributions
received                           --        --          --           --        --        --
   Net realized gain (loss)       354       120      66,413     (324,823)      931        27
                              -------   -------  ----------   ----------  --------   -------
Realized gains (losses)           354       120      66,413     (324,823)      931        27
                              -------   -------  ----------   ----------  --------   -------
Unrealized appreciation
   (depreciation) during the
   period                       1,648     1,860     198,367    1,194,482    10,293    (2,120)
                              -------   -------  ----------   ----------  --------   -------
Net increase (decrease) in
   contract owners' equity
   from operations              2,137     2,169     519,753    1,057,980    27,946     3,687
                              -------   -------  ----------   ----------  --------   -------
Changes from principal
   transactions:
   Purchase payments              565    12,845      29,237      134,590   117,799    83,521
   Transfers between
      sub-accounts and the
      company                      (3)    3,635     597,631    1,189,114    42,630    14,314
   Withdrawals                     13        47    (313,483)    (506,330)   (6,490)     (107)
   Annual contract fee           (186)     (615)    (18,046)     (17,847)   (5,979)   (3,067)
                              -------   -------  ----------   ----------  --------   -------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                   389    15,912     295,339      799,527   147,960    94,661
                              -------   -------  ----------   ----------  --------   -------
Total increase (decrease) in
   contract owners' equity      2,526    18,081     815,092    1,857,507   175,906    98,348
Contract owners' equity at
   beginning of period         18,081        --   4,311,955    2,454,448    98,348        --
                              -------   -------  ----------   ----------  --------   -------
Contract owners' equity at
   end of period              $20,607   $18,081  $5,127,047   $4,311,955  $274,254   $98,348
                              =======   =======  ==========   ==========  ========   =======

                                2010      2009      2010         2009       2010       2009
                              -------   -------  ----------   ----------  --------   -------
Units, beginning of period      1,668        --     355,648      275,706     7,334        --
Units issued                      198     1,753      95,403      217,848    11,995     7,496
Units redeemed                    146        85      75,993      137,906     1,390       162
                              -------   -------  ----------   ----------  --------   -------
Units, end of period            1,720     1,668     375,058      355,648    17,939     7,334
                              =======   =======  ==========   ==========  ========   =======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                               American
                                        American             International            American
                                International Series II       Series III        New World Series II
                              --------------------------  ------------------  -----------------------
                                 2010           2009        2010       2009      2010         2009
                              -----------   ------------  --------   -------  ----------   ----------
Income:
   Dividend distributions
      received                $ 1,121,223   $    652,216  $  4,129   $   513  $   64,372   $   41,476
Expenses:
   Mortality and expense
      risk and
      administrative charges   (1,209,951)    (1,142,433)   (1,107)      (65)    (85,964)     (54,000)
                              -----------   ------------  --------   -------  ----------   ----------
Net investment income (loss)      (88,728)      (490,217)    3,022       448     (21,592)     (12,524)
                              -----------   ------------  --------   -------  ----------   ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --     15,492,098        --        --          --       40,954
   Net realized gain (loss)    (6,417,280)    (8,573,299)      368        17      88,012     (506,038)
                              -----------   ------------  --------   -------  ----------   ----------
Realized gains (losses)        (6,417,280)     6,918,799       368        17      88,012     (465,084)
                              -----------   ------------  --------   -------  ----------   ----------
Unrealized appreciation
   (depreciation) during the
   period                      10,595,916     18,147,921    12,971      (184)    765,905    1,762,063
                              -----------   ------------  --------   -------  ----------   ----------
Net increase (decrease) in
   contract owners' equity
   from operations              4,089,908     24,576,503    16,361       281     832,325    1,284,455
                              -----------   ------------  --------   -------  ----------   ----------
Changes from principal
   transactions:
   Purchase payments              624,237        651,466   138,614    35,944      54,186      205,263
   Transfers between
      sub-accounts and the
      company                     457,492     (8,342,124)   34,197     7,059   1,348,431      782,071
   Withdrawals                 (5,563,584)    (3,783,170)   (2,941)      (36)   (369,958)    (128,265)
   Annual contract fee           (329,178)      (350,878)   (5,735)   (1,324)    (16,138)     (10,254)
                              -----------   ------------  --------   -------  ----------   ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (4,811,033)   (11,824,706)  164,135    41,643   1,016,521      848,815
                              -----------   ------------  --------   -------  ----------   ----------
Total increase (decrease) in
   contract owners' equity       (721,125)    12,751,797   180,496    41,924   1,848,846    2,133,270
Contract owners' equity at
   beginning of period         79,897,961     67,146,164    41,924        --   4,825,915    2,692,645
                              -----------   ------------  --------   -------  ----------   ----------
Contract owners' equity at
   end of period              $79,176,836   $ 79,897,961  $222,420   $41,924  $6,674,761   $4,825,915
                              ===========   ============  ========   =======  ==========   ==========

                                  2010          2009        2010       2009      2010         2009
                              -----------   ------------  --------   -------  ----------   ----------
Units, beginning of period      3,654,277      4,270,613     3,655        --     390,957      319,955
Units issued                      396,432        236,166    15,916     3,681     232,483      200,901
Units redeemed                    580,133        852,502     1,322        26     154,995      129,899
                              -----------   ------------  --------   -------  ----------   ----------
Units, end of period            3,470,576      3,654,277    18,249     3,655     468,445      390,957
                              ===========   ============  ========   =======  ==========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                              Blue Chip Growth               Capital
                              Blue Chip Growth Series I          Series II            Appreciation Series I
                              -------------------------  -------------------------  -------------------------
                                  2010          2009         2010          2009         2010          2009
                              -----------   -----------  -----------   -----------  -----------   -----------
Income:
   Dividend distributions
      received                $    17,700   $    29,971  $     9,139   $    13,600  $    15,436   $    16,157
Expenses:
   Mortality and expense
      risk and
      administrative charges     (311,084)     (302,273)    (261,705)     (231,972)    (151,041)      (96,810)
                              -----------   -----------  -----------   -----------  -----------   -----------
Net investment income (loss)     (293,384)     (272,302)    (252,566)     (218,372)    (135,605)      (80,653)
                              -----------   -----------  -----------   -----------  -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --            --           --            --           --            --
   Net realized gain (loss)       507,533    (1,071,093)     233,020      (401,157)     (20,200)     (380,288)
                              -----------   -----------  -----------   -----------  -----------   -----------
Realized gains (losses)           507,533    (1,071,093)     233,020      (401,157)     (20,200)     (380,288)
                              -----------   -----------  -----------   -----------  -----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                       2,620,302     8,370,097    2,312,392     5,704,536    1,075,571     2,614,582
                              -----------   -----------  -----------   -----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations              2,834,451     7,026,702    2,292,846     5,085,007      919,766     2,153,641
                              -----------   -----------  -----------   -----------  -----------   -----------
Changes from principal
   transactions:
   Purchase payments               46,405        30,686       99,627       355,993       20,270        32,405
   Transfers between
      sub-accounts and the
      company                    (460,028)   (1,375,657)    (106,376)     (567,738)   5,849,816      (320,782)
   Withdrawals                 (2,985,508)   (2,749,718)  (1,498,037)     (722,940)  (1,475,782)     (943,309)
   Annual contract fee            (17,139)      (19,386)     (55,653)      (58,679)      (9,428)       (6,513)
                              -----------   -----------  -----------   -----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from  principal
   transactions                (3,416,270)   (4,114,075)  (1,560,439)     (993,364)   4,384,876    (1,238,199)
                              -----------   -----------  -----------   -----------  -----------   -----------
Total increase (decrease) in
   contract owners' equity       (581,819)    2,912,627      732,407     4,091,643    5,304,642       915,442
Contract owners' equity at
   beginning of period         22,583,428    19,670,801   17,229,507    13,137,864    7,034,493     6,119,051
                              -----------   -----------  -----------   -----------  -----------   -----------
Contract owners' equity at
   end of period              $22,001,609   $22,583,428  $17,961,914   $17,229,507  $12,339,135   $ 7,034,493
                              ===========   ===========  ===========   ===========  ===========   ===========

                                  2010          2009         2010          2009         2010          2009
                              -----------   -----------  -----------   -----------  -----------   -----------
Units, beginning of period      1,321,971     1,660,613    1,286,919     1,372,983      791,397       966,431
Units issued                       34,955        47,485      110,926       134,937      688,212        42,315
Units redeemed                    253,774       386,127      222,668       221,001      222,688       217,349
                              -----------   -----------  -----------   -----------  -----------   -----------
Units, end of period            1,103,152     1,321,971    1,175,177     1,286,919    1,256,921       791,397
                              ===========   ===========  ===========   ===========  ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                Capital Appreciation       Capital Appreciation    CGTC Overseas Equity
                                     Series II               Value Series II             Series II
                              ------------------------  -------------------------  --------------------
                                  2010         2009         2010         2009         2010       2009
                              -----------   ----------  -----------   -----------  ---------   --------
Income:
   Dividend distributions
      received                $     2,026   $    3,833  $   271,588   $   355,159  $   2,199   $  5,352
Expenses:
   Mortality and expense
      risk and
      administrative charges     (140,150)    (111,698)    (335,556)     (270,775)    (2,284)    (4,534)
                              -----------   ----------  -----------   -----------  ---------   --------
Net investment income (loss)     (138,124)    (107,865)     (63,968)       84,384        (85)       818
                              -----------   ----------  -----------   -----------  ---------   --------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --    2,350,975        95,771         --         --
   Net realized gain (loss)        16,361     (225,104)     497,306      (368,582)  (109,375)   (61,538)
                              -----------   ----------  -----------   -----------  ---------   --------
Realized gains (losses)            16,361     (225,104)   2,848,281      (272,811)  (109,375)   (61,538)
                              -----------   ----------  -----------   -----------  ---------   --------
Unrealized appreciation
   (depreciation) during the
   period                         944,013    2,752,525     (406,427)    4,846,064    102,406    132,538
                              -----------   ----------  -----------   -----------  ---------   --------
Net increase (decrease) in
   contract owners' equity
   from operations                822,250    2,419,556    2,377,886     4,657,637     (7,054)    71,818
                              -----------   ----------  -----------   -----------  ---------   --------
Changes from principal
   transactions:
   Purchase payments               48,532       51,373      306,371     2,954,155        910      1,085
   Transfers between
      sub-accounts and the
      company                   2,187,364     (196,976)  (1,158,400)    5,832,589   (435,647)    88,578
   Withdrawals                   (913,630)    (304,530)    (711,691)     (193,396)    (1,701)   (10,688)
   Annual contract fee            (30,226)     (28,046)    (122,068)      (78,792)      (188)      (903)
                              -----------   ----------  -----------   -----------  ---------   --------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 1,292,040     (478,179)  (1,685,788)    8,514,556   (436,626)    78,072
                              -----------   ----------  -----------   -----------  ---------   --------
Total increase (decrease) in
   contract owners' equity      2,114,290    1,941,377      692,098    13,172,193   (443,680)   149,890
Contract owners' equity at
   beginning of period          8,267,421    6,326,044   21,392,059     8,219,866    443,680    293,790
                              -----------   ----------  -----------   -----------  ---------   --------
Contract owners' equity at
   end of period              $10,381,711   $8,267,421  $22,084,157   $21,392,059  $      --   $443,680
                              ===========   ==========  ===========   ===========  =========   ========

                                  2010         2009         2010          2009       2010        2009
                              -----------   ----------  -----------   -----------  ---------   --------
Units, beginning of period        600,894      642,374    1,848,324       907,608     30,865     26,214
Units issued                      205,355       41,820       55,401     1,250,412        411     11,449
Units redeemed                    118,603       83,300      197,337       309,696     31,276      6,798
                              -----------   ----------  -----------   -----------  ---------   --------
Units, end of period              687,646      600,894    1,706,388     1,848,324         --     30,865
                              ===========   ==========  ===========   ===========  =========   ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                Core Allocation Plus    Core Allocation       Core Allocation
                                     Series II              Series I             Series II
                              -----------------------  -----------------  -----------------------
                                 2010         2009       2010      2009      2010         2009
                              ----------   ----------  -------   -------  ----------   ----------
Income:
   Dividend distributions
      received                $   79,909   $  106,371  $ 1,275   $ 1,558  $  151,678   $   84,873
Expenses:
   Mortality and expense
      risk and
      administrative charges    (126,458)     (98,357)    (410)      (96)    (67,331)     (10,810)
                              ----------   ----------  -------   -------  ----------   ----------
Net investment income (loss)     (46,549)       8,014      865     1,462      84,347       74,063
                              ----------   ----------  -------   -------  ----------   ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received     139,606      275,675      307        --      35,578           --
   Net realized gain (loss)       44,277     (136,779)      16        --      (6,532)      20,990
                              ----------   ----------  -------   -------  ----------   ----------
Realized gains (losses)          183,883      138,896      323        --      29,046       20,990
                              ----------   ----------  -------   -------  ----------   ----------
Unrealized appreciation
   (depreciation) during the
   period                        584,863    1,544,452    4,126      (419)    422,535       67,439
                              ----------   ----------  -------   -------  ----------   ----------
Net increase (decrease) in
   contract owners' equity
   from operations               722,197    1,691,362    5,314     1,043     535,928      162,492
                              ----------   ----------  -------   -------  ----------   ----------
Changes from principal
   transactions:
   Purchase payments             365,150    1,807,490      794    44,125   2,665,931    1,131,423
   Transfers between
      sub-accounts and the
      company                   (135,712)   2,160,248    8,441     2,457   1,987,322    1,317,103
   Withdrawals                  (165,301)    (112,948)      33       117     (39,803)       3,101
   Annual contract fee           (53,296)     (28,428)    (463)   (2,427)    (24,417)      (1,527)
                              ----------   ----------  -------   -------  ----------   ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                   10,841    3,826,362    8,805    44,272   4,589,033    2,450,100
                              ----------   ----------  -------   -------  ----------   ----------
Total increase (decrease) in
   contract owners' equity       733,038    5,517,724   14,119    45,315   5,124,961    2,612,592
Contract owners' equity at
   beginning of period         8,364,441    2,846,717   45,315        --   2,612,592           --
                              ----------   ----------  -------   -------  ----------   ----------
Contract owners' equity at
   end of period              $9,097,479   $8,364,441  $59,434   $45,315  $7,737,553   $2,612,592
                              ==========   ==========  =======   =======  ==========   ==========

                                 2010         2009       2010      2009      2010         2009
                              ----------   ----------  -------   -------  ----------   ----------
Units, beginning of period       775,960      325,588    3,065        --     173,650           --
Units issued                      44,211      572,665      616     3,065     339,456      202,593
Units redeemed                    43,622      122,293       28        --      42,039       28,943
                              ----------   ----------  -------   -------  ----------   ----------
Units, end of period             776,549      775,960    3,653     3,065     471,067      173,650
                              ==========   ==========  =======   =======  ==========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                Core Balanced
                                 Core Balanced                                    Strategy
                                    Series I        Core Balanced Series II      Series NAV
                              -------------------  ------------------------  ------------------
                                2010       2009        2010         2009       2010       2009
                              --------   --------  -----------   ----------  --------   -------
Income:
   Dividend distributions
      received                $  3,106   $  1,804  $   206,708   $   69,024  $  5,550   $   456
Expenses:
   Mortality and expense
      risk and
      administrative charges    (1,559)      (340)    (136,967)     (21,593)   (3,180)      (48)
                              --------   --------  -----------   ----------  --------   -------
Net investment income (loss)     1,547      1,464       69,741       47,431     2,370       408
                              --------   --------  -----------   ----------  --------   -------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received       566         --       38,124           --       276        --
   Net realized gain (loss)        405         37      188,338       38,365        64        (1)
                              --------   --------  -----------   ----------  --------   -------
Realized gains (losses)            971         37      226,462       38,365       340        (1)
                              --------   --------  -----------   ----------  --------   -------
Unrealized appreciation
   (depreciation) during the
   period                       14,794      7,501      804,962      220,038    16,660      (507)
                              --------   --------  -----------   ----------  --------   -------
Net increase (decrease) in
   contract owners' equity
   from operations              17,312      9,002    1,101,165      305,834    19,370      (100)
                              --------   --------  -----------   ----------  --------   -------
Changes from principal
   transactions:
   Purchase payments            44,544    100,000    5,948,409    1,929,424   180,628    25,000
   Transfers between
      sub-accounts and the
      company                   13,693      4,864    3,224,911    2,548,477      (149)      (64)
   Withdrawals                     106        284   (1,058,885)      (9,214)      149        64
   Annual contract fee          (2,109)    (4,000)     (43,377)      (5,171)       --        --
                              --------   --------  -----------   ----------  --------   -------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 56,234    101,148    8,071,058    4,463,516   180,628    25,000
                              --------   --------  -----------   ----------  --------   -------
Total increase (decrease) in
   contract owners' equity      73,546    110,150    9,172,223    4,769,350   199,998    24,900
Contract owners' equity at
   beginning of period         110,150         --    4,769,350           --    24,900        --
                              --------   --------  -----------   ----------  --------   -------
Contract owners' equity at
   end of period              $183,696   $110,150  $13,941,573   $4,769,350  $224,898   $24,900
                              ========   ========  ===========   ==========  ========   =======

                                2010       2009        2010         2009       2010       2009
                              --------   --------  -----------   ----------  --------   -------
Units, beginning of period       7,475         --      317,395           --     1,821        --
Units issued                     3,846      7,475      610,003      352,630    13,261     1,821
Units redeemed                      87         --       87,810       35,235        --        --
                              --------   --------  -----------   ----------  --------   -------
Units, end of period            11,234      7,475      839,588      317,395    15,082     1,821
                              ========   ========  ===========   ==========  ========   =======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                          Core Disciplined          Core Fundamental
                               Core Bond Series II   Diversification Series II     Holdings Series II
                              ---------------------  -------------------------  ------------------------
                                 2010        2009        2010          2009         2010         2009
                              ---------   ---------  -----------    ----------  -----------   ----------
Income:
   Dividend distributions
      received                $  22,531   $  21,040  $   200,497    $   92,792  $   304,622   $  105,250
Expenses:
   Mortality and expense
      risk and
      administrative charges    (16,372)    (17,126)    (106,905)      (18,776)    (187,799)     (35,485)
                              ---------   ---------  -----------    ----------  -----------   ----------
Net investment income (loss)      6,159       3,914       93,592        74,016      116,823       69,765
                              ---------   ---------  -----------    ----------  -----------   ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received      8,994          --       22,253            --       95,406           --
   Net realized gain (loss)      25,818      18,789       19,613        21,795      137,667        8,534
                              ---------   ---------  -----------    ----------  -----------   ----------
Realized gains (losses)          34,812      18,789       41,866        21,795      233,073        8,534
                              ---------   ---------  -----------    ----------  -----------   ----------
Unrealized appreciation
   (depreciation) during the
   period                         9,694      58,378      601,050       138,143      829,710      400,188
                              ---------   ---------  -----------    ----------  -----------   ----------
Net increase (decrease) in
   contract owners' equity
   from operations               50,665      81,081      736,508       233,954    1,179,606      478,487
                              ---------   ---------  -----------    ----------  -----------   ----------
Changes from principal
   transactions:
   Purchase payments                 --      16,000    2,783,568     1,293,074    7,010,260    3,777,551
   Transfers between
      sub-accounts and the
      company                    73,095     326,519    4,579,169     3,267,440    5,469,244    3,138,587
   Withdrawals                 (145,277)   (209,406)    (177,117)       (1,443)    (470,403)     (25,438)
   Annual contract fee           (1,106)     (2,229)     (35,707)       (4,618)     (69,764)      (6,202)
                              ---------   ---------  -----------    ----------  -----------   ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (73,288)    130,884    7,149,913     4,554,453   11,939,337    6,884,498
                              ---------   ---------  -----------    ----------  -----------   ----------
Total increase (decrease) in
   contract owners' equity      (22,623)    211,965    7,886,421     4,788,407   13,118,943    7,362,985
Contract owners' equity at
   beginning of period          922,623     710,658    4,788,407            --    7,362,985           --
                              ---------   ---------  -----------    ----------  -----------   ----------
Contract owners' equity at
   end of period              $ 900,000   $ 922,623  $12,674,828    $4,788,407  $20,481,928   $7,362,985
                              =========   =========  ===========    ==========  ===========   ==========

                                 2010        2009        2010          2009        2010          2009
                              ---------   ---------  -----------    ----------  -----------   ----------
Units, beginning of period       63,667      52,762      311,316            --      500,513           --
Units issued                     13,869      68,706      559,785       323,886      879,840      520,457
Units redeemed                   18,442      57,801      125,304        12,570       91,962       19,944
                              ---------   ---------  -----------    ----------  -----------   ----------
Units, end of period             59,094      63,667      745,797       311,316    1,288,391      500,513
                              =========   =========  ===========    ==========  ===========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                              Core Fundamental                                Core Global
                                  Holdings             Core Global          Diversification
                                 Series III     Diversification Series II     Series III
                              ----------------  -------------------------  -----------------
                                2010     2009       2010          2009       2010      2009
                              -------   ------  -----------   -----------  --------   ------
Income:
   Dividend distributions
      received                $   368   $   47  $   373,995   $   171,699  $  3,281   $   44
Expenses:
   Mortality and expense
      risk and
      administrative charges      (57)      (4)    (254,574)      (55,661)     (753)      (4)
                              -------   ------  -----------   -----------  --------   ------
Net investment income (loss)      311       43      119,421       116,038     2,528       40
                              -------   ------  -----------   -----------  --------   ------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received       26       --      183,624            --     1,130       --
   Net realized gain (loss)         1       --      253,609        74,454       225       --
                              -------   ------  -----------   -----------  --------   ------
Realized gains (losses)            27       --      437,233        74,454     1,355       --
                              -------   ------  -----------   -----------  --------   ------
Unrealized appreciation
   (depreciation) during the
   period                         253      (12)     706,838       405,212    10,674      (16)
                              -------   ------  -----------   -----------  --------   ------
Net increase (decrease) in
   contract owners' equity
   from operations                591       31    1,263,492       595,704    14,557       24
                              -------   ------  -----------   -----------  --------   ------
Changes from principal
   transactions:
   Purchase payments               --       --    6,222,069     3,069,220    81,250       --
   Transfers between
      sub-accounts and the
      company                  16,577    2,567    1,931,544     9,719,073    63,547    2,567
   Withdrawals                     73        7     (748,382)        1,299    (2,560)       7
   Annual contract fee            (36)      --      (93,345)      (21,011)   (1,598)      --
                              -------   ------  -----------   -----------  --------   ------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                16,614    2,574    7,311,886    12,768,581   140,639    2,574
                              -------   ------  -----------   -----------  --------   ------
Total increase (decrease) in
   contract owners' equity     17,205    2,605    8,575,378    13,364,285   155,196    2,598
Contract owners' equity at
   beginning of period          2,605       --   13,364,285            --     2,598       --
                              -------   ------  -----------   -----------  --------   ------
Contract owners' equity at
   end of period              $19,810   $2,605  $21,939,663   $13,364,285  $157,794   $2,598
                              =======   ======  ===========   ===========  ========   ======

                                2010     2009       2010          2009       2010      2009
                              -------   ------  -----------   -----------  --------   ------
Units, beginning of period        180       --      879,791            --       174       --
Units issued                    1,076      180      677,122       922,006     9,838      174
Units redeemed                      3       --      203,833        42,215       199       --
                              -------   ------  -----------   -----------  --------   ------
Units, end of period            1,253      180    1,353,080       879,791     9,813      174
                              =======   ======  ===========   ===========  ========   ======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                    Disciplined
                                                            Core Strategy         Diversification
                               Core Strategy Series II       Series NAV              Series II
                              -------------------------  -------------------  -----------------------
                                 2010          2009        2010       2009       2010         2009
                              -----------   -----------  --------   --------  ----------   ----------
Income:
   Dividend distributions
      received                $ 1,120,569   $   813,703  $ 10,393   $  7,605  $  118,598   $  141,374
Expenses:
   Mortality and expense
      risk and
      administrative charges     (806,453)     (655,700)   (5,235)    (1,772)   (122,013)     (91,083)
                              -----------   -----------  --------   --------  ----------   ----------
Net investment income (loss)      314,116       158,003     5,158      5,833      (3,415)      50,291
                              -----------   -----------  --------   --------  ----------   ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --       225,360        --         --          --       54,534
   Net realized gain (loss)      (547,333)   (1,466,230)      752        265      56,601     (176,034)
                              -----------   -----------  --------   --------  ----------   ----------
Realized gains (losses)          (547,333)   (1,240,870)      752        265      56,601     (121,500)
                              -----------   -----------  --------   --------  ----------   ----------
Unrealized appreciation
   (depreciation) during the
   period                       5,637,128     9,516,520    41,663     21,050     875,240    1,683,473
                              -----------   -----------  --------   --------  ----------   ----------
Net increase (decrease) in
   contract owners' equity
   from operations              5,403,911     8,433,653    47,573     27,148     928,426    1,612,264
                              -----------   -----------  --------   --------  ----------   ----------
Changes from principal
   transactions:
   Purchase payments            2,090,541     6,600,578        --    409,142     227,718    1,263,376
   Transfers between
      sub-accounts and the
      company                      72,415     3,066,225      (302)    (1,094)   (214,639)   1,722,188
   Withdrawals                 (2,130,595)   (1,567,700)      302      1,092    (129,732)     (64,083)
   Annual contract fee           (304,403)     (258,818)       --    (12,274)    (49,317)     (29,408)
                              -----------   -----------  --------   --------  ----------   ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                  (272,042)    7,840,285        --    396,866    (165,970)   2,892,073
                              -----------   -----------  --------   --------  ----------   ----------
Total increase (decrease) in
   contract owners' equity      5,131,869    16,273,938    47,573    424,014     762,456    4,504,337
Contract owners' equity at
   beginning of period         51,521,580    35,247,642   424,014         --   8,209,925    3,705,588
                              -----------   -----------  --------   --------  ----------   ----------
Contract owners' equity at
   end of period              $56,653,449   $51,521,580  $471,587   $424,014  $8,972,381   $8,209,925
                              ===========   ===========  ========   ========  ==========   ==========

                                  2010          2009       2010       2009       2010         2009
                              -----------   -----------  --------   --------  ----------   ----------
Units, beginning of period      4,216,608     3,460,841    29,704         --     718,555      405,906
Units issued                      322,046     1,189,315        --     32,551      25,181      419,949
Units redeemed                    346,291       433,548        --      2,847      39,891      107,300
                              -----------   -----------  --------   --------  ----------   ----------
Units, end of period            4,192,363     4,216,608    29,704     29,704     703,845      718,555
                              ===========   ===========  ========   ========  ==========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                DWS Equity 500 Index     Equity-Income Series I    Equity-Income Series II
                              -----------------------  -------------------------  -------------------------
                                 2010         2009         2010          2009         2010          2009
                              ----------   ----------  -----------   -----------  -----------   -----------
Income:
   Dividend distributions
      received                $   58,865   $   82,643  $   526,079   $   563,195  $   390,292   $   404,850
Expenses:
   Mortality and expense
      risk and
      administrative charges     (62,031)     (52,558)    (414,314)     (392,612)    (371,146)     (324,701)
                              ----------   ----------  -----------   -----------  -----------   -----------
Net investment income (loss)      (3,166)      30,085      111,765       170,583       19,146        80,149
                              ----------   ----------  -----------   -----------  -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --           --           --            --           --            --
   Net realized gain (loss)      (16,668)     (67,233)  (1,135,250)   (2,925,569)  (1,331,912)   (1,909,277)
                              ----------   ----------  -----------   -----------  -----------   -----------
Realized gains (losses)          (16,668)     (67,233)  (1,135,250)   (2,925,569)  (1,331,912)   (1,909,277)
                              ----------   ----------  -----------   -----------  -----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                        499,624      784,608    4,600,720     8,327,148    4,245,161     6,487,037
                              ----------   ----------  -----------   -----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations               479,790      747,460    3,577,235     5,572,162    2,932,395     4,657,909
                              ----------   ----------  -----------   -----------  -----------   -----------
Changes from principal
   transactions:
   Purchase payments              17,668       43,710      298,944        39,252      196,878       284,316
   Transfers between
      sub-accounts and
      the company                (16,027)     (22,751)    (351,562)   (1,931,663)     445,180       910,630
   Withdrawals                   (97,602)     (84,280)  (3,691,347)   (3,047,931)  (3,024,727)   (1,703,253)
   Annual contract fee           (23,788)     (24,085)     (20,008)      (22,849)     (70,595)      (72,903)
                              ----------   ----------  -----------   -----------  -----------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (119,749)     (87,406)  (3,763,973)   (4,963,191)  (2,453,264)     (581,210)
                              ----------   ----------  -----------   -----------  -----------   -----------
Total increase (decrease) in
   contract owners' equity       360,041      660,054     (186,738)      608,971      479,131     4,076,699
Contract owners' equity at
   beginning of period         3,883,150    3,223,096   29,466,711    28,857,740   24,195,632    20,118,933
                              ----------   ----------  -----------   -----------  -----------   -----------
Contract owners' equity at
   end of period              $4,243,191   $3,883,150  $29,279,973   $29,466,711  $24,674,763   $24,195,632
                              ==========   ==========  ===========   ===========  ===========   ===========

                                    2010         2009         2010          2009         2010          2009
                              ----------   ----------  -----------   -----------  -----------   -----------
Units, beginning of period       222,514      228,714    1,176,917     1,451,326    1,793,196     1,832,651
Units issued                       5,169        4,960       30,958        23,022      139,525       253,016
Units redeemed                    11,583       11,160      198,489       297,431      312,836       292,471
                              ----------   ----------  -----------   -----------  -----------   -----------
Units, end of period             216,100      222,514    1,009,386     1,176,917    1,619,885     1,793,196
                              ==========   ==========  ===========   ===========  ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                    Financial              Financial                  Founding
                               Services Series I       Services Series II       Allocation Series II
                              --------------------  -----------------------  --------------------------
                                2010        2009       2010         2009         2010           2009
                              --------   ---------  ----------   ----------  ------------   -----------
Income:
   Dividend distributions
      received                $  2,564   $   5,560  $    5,935   $   18,477  $  3,204,051   $ 3,273,588
Expenses:
   Mortality and expense
      risk and
      administrative charges   (13,102)    (12,002)    (68,125)     (51,606)   (1,452,202)   (1,315,109)
                              --------   ---------  ----------   ----------  ------------   -----------
Net investment income (loss)   (10,538)     (6,442)    (62,190)     (33,129)    1,751,849     1,958,479
                              --------   ---------  ----------   ----------  ------------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received        --          --          --           --            --            --
   Net realized gain (loss)    (70,758)   (191,684)   (388,940)    (684,380)   (3,814,560)   (4,866,975)
                              --------   ---------  ----------   ----------  ------------   -----------
Realized gains (losses)        (70,758)   (191,684)   (388,940)    (684,380)   (3,814,560)   (4,866,975)
                              --------   ---------  ----------   ----------  ------------   -----------
Unrealized appreciation
   (depreciation) during the
   period                      162,166     470,016     878,264    1,854,845     9,749,649    25,037,352
                              --------   ---------  ----------   ----------  ------------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations              80,870     271,890     427,134    1,137,336     7,686,938    22,128,856
                              --------   ---------  ----------   ----------  ------------   -----------
Changes from principal
   transactions:
   Purchase payments               527         450      62,055      168,435       725,661       981,288
   Transfers between
      sub-accounts and the
      company                  (65,336)    140,352      79,724      540,076    (7,611,794)      293,211
   Withdrawals                 (83,842)   (130,229)   (245,218)    (142,192)   (3,770,762)   (2,529,553)
   Annual contract fee          (1,066)     (1,034)    (11,657)     (12,947)     (582,727)     (586,416)
                              --------   ---------  ----------   ----------  ------------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions               (149,717)      9,539    (115,096)     553,372   (11,239,622)   (1,841,470)
                              --------   ---------  ----------   ----------  ------------   -----------
Total increase (decrease) in
   contract owners' equity     (68,847)    281,429     312,038    1,690,708    (3,552,684)   20,287,386
Contract owners' equity at
   beginning of period         911,997     630,568   4,423,347    2,732,639    96,556,117    76,268,731
                              --------   ---------  ----------   ----------  ------------   -----------
Contract owners' equity at
   end of period              $843,150   $ 911,997  $4,735,385   $4,423,347  $ 93,003,433   $96,556,117
                              ========   =========  ==========   ==========  ============   ===========

                                2010        2009       2010         2009         2010           2009
                              --------   ---------  ----------   ----------  ------------   -----------
Units, beginning of period      75,363      72,690     349,051      294,472     9,835,744    10,027,323
Units issued                       148      26,813      61,475      140,696       102,482       759,771
Units redeemed                  12,500      24,140      72,730       86,117     1,227,696       951,350
                              --------   ---------  ----------   ----------  ------------   -----------
Units, end of period            63,011      75,363     337,796      349,051     8,710,530     9,835,744
                              ========   =========  ==========   ==========  ============   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                             Fundamental                Fundamental
                                            Value Series I            Value Series II         Global Bond Series I
                                      -------------------------  -------------------------  ------------------------
                                          2010          2009         2010          2009        2010          2009
                                      -----------   -----------  -----------   -----------  ----------   -----------
Income:
   Dividend distributions
      received                        $   314,833   $   256,595  $   334,231   $   245,556  $  135,050   $   519,039
Expenses:
   Mortality and expense
      risk and
      administrative charges             (424,302)     (417,148)    (584,609)     (532,063)    (60,721)      (63,038)
                                      -----------   -----------  -----------   -----------  ----------   -----------
Net investment income (loss)             (109,469)     (160,553)    (250,378)     (286,507)     74,329       456,001
                                      -----------   -----------  -----------   -----------  ----------   -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received                   --            --           --            --          --       590,775
   Net realized gain (loss)               989,760      (882,293)    (986,394)   (2,207,571)   (280,521)     (313,548)
                                      -----------   -----------  -----------   -----------  ----------   -----------
Realized gains (losses)                   989,760      (882,293)    (986,394)   (2,207,571)   (280,521)      277,227
                                      -----------   -----------  -----------   -----------  ----------   -----------
Unrealized appreciation
   (depreciation) during the
   period                               2,225,941     8,376,907    5,297,109    11,688,299     546,718      (245,216)
                                      -----------   -----------  -----------   -----------  ----------   -----------
Net increase (decrease) in
   contract owners' equity
   from operations                      3,106,232     7,334,061    4,060,337     9,194,221     340,526       488,012
                                      -----------   -----------  -----------   -----------  ----------   -----------
Changes from principal
   transactions:
   Purchase payments                       74,225        98,358      281,982       273,599       2,278         9,213
   Transfers between
      sub-accounts and the
      company                            (705,775)   (2,243,617)  (1,049,083)      (41,101)    178,367      (130,406)
   Withdrawals                         (3,600,178)   (3,989,468)  (3,187,445)   (1,751,934)   (811,518)     (981,309)
   Annual contract fee                    (24,748)      (28,884)    (153,083)     (154,892)     (3,314)       (3,731)
                                      -----------   -----------  -----------   -----------  ----------   -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                        (4,256,476)   (6,163,611)  (4,107,629)   (1,674,328)   (634,187)   (1,106,233)
                                      -----------   -----------  -----------   -----------  ----------   -----------
Total increase (decrease) in
   contract owners' equity             (1,150,244)    1,170,450      (47,292)    7,519,893    (293,661)     (618,221)
Contract owners' equity at
   beginning of period                 30,865,519    29,695,069   38,514,538    30,994,645   4,111,147     4,729,368
                                      -----------   -----------  -----------   -----------  ----------   -----------
Contract owners' equity at
   end of period                      $29,715,275   $30,865,519  $38,467,246   $38,514,538  $3,817,486   $ 4,111,147
                                      ===========   ===========  ===========   ===========  ==========   ===========

                                          2010          2009         2010          2009        2010          2009
                                      -----------   -----------  -----------   -----------  ----------   -----------
Units, beginning of period              2,370,649     2,964,566    2,813,343     2,935,029     154,685       205,667
Units issued                               28,063        42,765      117,466       383,592      23,421        16,448
Units redeemed                            352,676       636,682      403,521       505,278      47,421        67,430
                                      -----------   -----------  -----------   -----------  ----------   -----------
Units, end of period                    2,046,036     2,370,649    2,527,288     2,813,343     130,685       154,685
                                      ===========   ===========  ===========   ===========  ==========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                Global Bond Series II    Global Trust Series I   Global Trust Series II
                              ------------------------  -----------------------  ----------------------
                                  2010         2009        2010         2009        2010        2009
                              -----------  -----------  ----------  -----------  ----------  ----------
Income:
   Dividend distributions
      received                $   596,392  $ 2,021,954  $  138,101  $   141,004  $   63,718  $   62,882
Expenses:
   Mortality and expense
      risk and
      administrative charges     (293,115)    (272,660)   (128,838)    (124,348)    (72,708)    (66,611)
                              -----------  -----------  ----------  -----------  ----------  ----------
Net investment income (loss)      303,277    1,749,294       9,263       16,656      (8,990)     (3,729)
                              -----------  -----------  ----------  -----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --    2,284,799          --           --          --          --
   Net realized gain (loss)      (765,762)    (722,522)   (125,631)    (439,634)   (156,487)   (317,359)
                              -----------  -----------  ----------  -----------  ----------  ----------
Realized gains (losses)          (765,762)   1,562,277    (125,631)    (439,634)   (156,487)   (317,359)
                              -----------  -----------  ----------  -----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                   1,932,844   (1,224,651)    630,250    2,693,904     441,470   1,446,606
                              -----------  -----------  ----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations              1,470,359    2,086,920     513,882    2,270,926     275,993   1,125,518
                              -----------  -----------  ----------  -----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments              220,491      312,665      16,886       27,418      20,514      26,841
   Transfers between
      sub-accounts and the
      company                    (133,527)     215,211    (156,575)    (428,681)      5,074    (204,043)
   Withdrawals                 (1,543,929)    (948,861)   (800,647)    (931,622)   (315,294)   (164,987)
   Annual contract fee            (57,673)     (63,684)     (7,116)      (8,616)    (23,071)    (25,053)
                              -----------  -----------  ----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (1,514,638)    (484,669)   (947,452)  (1,341,501)   (312,777)   (367,242)
                              -----------  -----------  ----------  -----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                         (44,279)   1,602,251    (433,570)     929,425     (36,784)    758,276
Contract owners' equity at
   beginning of period         18,681,678   17,079,427   9,789,283    8,859,858   5,046,009   4,287,733
                              -----------  -----------  ----------  -----------  ----------  ----------
Contract owners' equity at
   end of period              $18,637,399  $18,681,678  $9,355,713  $ 9,789,283  $5,009,225  $5,046,009
                              ===========  ===========  ==========  ===========  ==========  ==========

                                  2010         2009        2010         2009        2010        2009
                              -----------  -----------  ----------  -----------  ----------  ----------
Units, beginning of period      1,016,226    1,046,271     407,879      485,555     351,866     386,248
Units issued                      112,360      204,434       6,065        8,040      13,600      15,549
Units redeemed                    191,572      234,479      52,628       85,716      35,749      49,931
                              -----------  -----------  ----------  -----------  ----------  ----------
Units, end of period              937,014    1,016,226     361,316      407,879     329,717     351,866
                              ===========  ===========  ==========  ===========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                  Health Sciences         Health Sciences
                                      Series I               Series II         High Income Series II
                              ----------------------  ----------------------  ----------------------
                                 2010        2009        2010        2009        2010        2009
                              ----------  ----------  ----------  ----------  ----------  ----------
Income:
   Dividend distributions
      received                $       --  $       --  $       --  $       --  $  437,272  $  112,145
Expenses:
   Mortality and expense
      risk and
      administrative charges     (33,561)    (32,777)   (101,366)    (92,160)    (23,364)     (7,964)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net investment income (loss)     (33,561)    (32,777)   (101,366)    (92,160)    413,908     104,181
                              ----------  ----------  ----------  ----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --      26,932          --      80,805          --          --
   Net realized gain (loss)       80,317    (249,769)    (70,326)   (704,446)     94,080      55,041
                              ----------  ----------  ----------  ----------  ----------  ----------
Realized gains (losses)           80,317    (222,837)    (70,326)   (623,641)     94,080      55,041
                              ----------  ----------  ----------  ----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                    215,280     752,123   1,013,641   2,248,277    (375,661)    116,557
                              ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations               262,036     496,509     841,949   1,532,476     132,327     275,779
                              ----------  ----------  ----------  ----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments                 465         515      54,888     152,348       8,158      36,487
   Transfers between
      sub-accounts and the
      company                   (287,898)    222,109      99,237    (509,393)   (187,022)  1,157,180
   Withdrawals                  (350,470)   (259,749)   (598,100)   (439,028)   (110,663)   (201,630)
   Annual contract fee            (2,842)     (3,023)    (23,268)    (23,675)     (3,865)       (540)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (640,745)    (40,148)   (467,243)   (819,748)   (293,392)    991,497
                              ----------  ----------  ----------  ----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                       (378,709)    456,361     374,706     712,728    (161,065)  1,267,276
Contract owners' equity at
   beginning of period         2,395,960   1,939,599   6,463,590   5,750,862   1,323,792      56,516
                              ----------  ----------  ----------  ----------  ----------  ----------
Contract owners' equity at
   end of period              $2,017,251  $2,395,960  $6,838,296  $6,463,590  $1,162,727  $1,323,792
                              ==========  ==========  ==========  ==========  ==========  ==========

                                 2010        2009        2010        2009        2010        2009
                              ----------  ----------  ----------  ----------  ----------  ----------
Units, beginning of period       134,134     141,062     344,715     393,557     115,426       8,816
Units issued                       8,019      44,429      54,251      73,263      66,005     152,717
Units redeemed                    42,725      51,357      78,705     122,105      89,039      46,107
                              ----------  ----------  ----------  ----------  ----------  ----------
Units, end of period              99,428     134,134     320,261     344,715      92,392     115,426
                              ==========  ==========  ==========  ==========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                       International
                                 High Yield Series I      High Yield Series II         Core Series I
                              ------------------------  ------------------------  ----------------------
                                  2010         2009         2010         2009        2010        2009
                              -----------  -----------  -----------  -----------  ----------  ----------
Income:
   Dividend distributions
      received                $ 1,216,978  $   401,992  $ 2,815,510  $   868,360  $   37,462  $   52,651
Expenses:
   Mortality and expense
      risk and
      administrative charges      (54,720)     (59,896)    (123,988)    (124,824)    (31,377)    (32,758)
                              -----------  -----------  -----------  -----------  ----------  ----------
Net investment income (loss)    1,162,258      342,096    2,691,522      743,536       6,085      19,893
                              -----------  -----------  -----------  -----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --           --           --          --      64,529
   Net realized gain (loss)       341,375     (849,251)     887,862   (1,322,314)   (218,019)   (193,387)
                              -----------  -----------  -----------  -----------  ----------  ----------
Realized gains (losses)           341,375     (849,251)     887,862   (1,322,314)   (218,019)   (128,858)
                              -----------  -----------  -----------  -----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                  (1,137,574)   2,075,324   (2,808,146)   3,762,976     354,579     419,453
                              -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations                366,059    1,568,169      771,238    3,184,198     142,645     310,488
                              -----------  -----------  -----------  -----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments                5,568        2,832       44,651      521,654       1,824       5,478
   Transfers between
      sub-accounts and the
      company                    (104,129)     222,434     (841,126)     600,605     (30,773)    (29,891)
   Withdrawals                   (906,018)  (1,326,392)  (1,299,366)  (1,329,919)   (341,641)   (314,930)
   Annual contract fee             (2,986)      (3,874)     (15,109)     (14,461)     (1,545)     (1,860)
                              -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (1,007,565)  (1,105,000)  (2,110,950)    (222,121)   (372,135)   (341,203)
                              -----------  -----------  -----------  -----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                        (641,506)     463,169   (1,339,712)   2,962,077    (229,490)    (30,715)
Contract owners' equity at
   beginning of period          3,895,684    3,432,515    8,953,289    5,991,212   2,336,287   2,367,002
                              -----------  -----------  -----------  -----------  ----------  ----------
Contract owners' equity at
   end of period              $ 3,254,178  $ 3,895,684  $ 7,613,577  $ 8,953,289  $2,106,797  $2,336,287
                              ===========  ===========  ===========  ===========  ==========  ==========

                                  2010         2009         2010         2009        2010        2009
                              -----------  -----------  -----------  -----------  ----------  ----------
Units, beginning of period        237,134      321,813      508,280      513,029     180,124     215,174
Units issued                       60,220       89,687      212,574      240,622       8,678      11,167
Units redeemed                    121,498      174,366      335,585      245,371      38,019      46,217
                              -----------  -----------  -----------  -----------  ----------  ----------
Units, end of period              175,856      237,134      385,269      508,280     150,783     180,124
                              ===========  ===========  ===========  ===========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                       International Equity   International Equity
                                International Core            Index A                Index A
                                     Series II            Trust Series I        Trust Series II
                              ----------------------  ---------------------  ----------------------
                                 2010        2009        2010        2009       2010        2009
                              ----------  ----------  ----------  ---------  ----------  ----------
Income:
   Dividend distributions
      received                $   27,985  $   35,484  $   44,558  $ 102,277  $  100,928  $  285,795
Expenses:
   Mortality and expense
      risk and
      administrative charges     (27,129)    (25,519)    (26,461)   (13,464)    (69,704)    (37,377)
                              ----------  ----------  ----------  ---------  ----------  ----------
Net investment income (loss)         856       9,965      18,097     88,813      31,224     248,418
                              ----------  ----------  ----------  ---------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --      46,085     617,992         --   1,607,576          --
   Net realized gain (loss)     (291,698)   (163,533)   (284,438)   (53,984)   (648,353)   (312,802)
                              ----------  ----------  ----------  ---------  ----------  ----------
Realized gains (losses)         (291,698)   (117,448)    333,554    (53,984)    959,223    (312,802)
                              ----------  ----------  ----------  ---------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                    417,526     364,750    (159,414)   217,781    (533,972)    793,125
                              ----------  ----------  ----------  ---------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations               126,684     257,267     192,237    252,610     456,475     728,741
                              ----------  ----------  ----------  ---------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments              12,274      19,417      13,516        318      17,903      17,236
   Transfers between
      sub-accounts and the
      company                    (97,914)     54,156   1,412,741    (32,871)  2,858,859     (69,518)
   Withdrawals                  (114,432)    (37,764)   (306,158)  (140,310)   (141,583)   (417,935)
   Annual contract fee            (4,731)     (5,175)       (956)      (542)    (18,363)    (10,121)
                              ----------  ----------  ----------  ---------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (204,803)     30,634   1,119,143   (173,405)  2,716,816    (480,338)
                              ----------  ----------  ----------  ---------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                        (78,119)    287,901   1,311,380     79,205   3,173,291     248,403
Contract owners' equity at
   beginning of period         1,877,809   1,589,908     894,801    815,596   2,514,348   2,265,945
                              ----------  ----------  ----------  ---------  ----------  ----------
Contract owners' equity at
   end of period              $1,799,690  $1,877,809  $2,206,181  $ 894,801  $5,687,639  $2,514,348
                              ==========  ==========  ==========  =========  ==========  ==========

                                 2010        2009        2010        2009       2010        2009
                              ----------  ----------  ----------  ---------  ----------  ----------
Units, beginning of period       125,956     123,749      51,358     63,514     145,519     177,598
Units issued                      24,498      17,658      92,877      1,534     219,326      24,527
Units redeemed                    38,607      15,451      28,877     13,690      57,759      56,606
                              ----------  ----------  ----------  ---------  ----------  ----------
Units, end of period             111,847     125,956     115,358     51,358     307,086     145,519
                              ==========  ==========  ==========  =========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                           International
                               International Equity        Opportunities       International Small
                                 Index Series NAV            Series II           Company Series I
                              ----------------------  ----------------------  ----------------------
                                 2010        2009        2010        2009        2010        2009
                              ----------  ----------  ----------  ----------  ----------  ----------
Income:
   Dividend distributions
      received                $   67,990  $   89,594  $   41,494  $   25,231  $   74,411  $   26,634
Expenses:
   Mortality and expense
      risk and
      administrative charges     (42,178)    (37,600)    (53,610)    (43,777)    (43,417)     (6,569)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net investment income (loss)      25,812      51,994     (12,116)    (18,546)     30,994      20,065
                              ----------  ----------  ----------  ----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --      44,897          --          --          --          --
   Net realized gain (loss)     (159,616)   (273,567)   (509,808)   (644,480)      6,649      (3,246)
                              ----------  ----------  ----------  ----------  ----------  ----------
Realized gains (losses)         (159,616)   (228,670)   (509,808)   (644,480)      6,649      (3,246)
                              ----------  ----------  ----------  ----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                    401,284     935,096     912,748   1,506,941     507,564     (82,438)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations               267,480     758,420     390,824     843,915     545,207     (65,619)
                              ----------  ----------  ----------  ----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments              16,788      25,170      12,097     193,471      13,276         783
   Transfers between
      sub-accounts and the
      company                     23,058    (139,721)   (264,021)    424,886    (118,267)  3,461,809
   Withdrawals                  (159,434)   (108,745)   (167,287)   (123,597)   (729,071)    (80,975)
   Annual contract fee           (15,384)    (17,934)     (7,452)     (6,172)     (3,022)       (278)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (134,972)   (241,230)   (426,663)    488,588    (837,084)  3,381,339
                              ----------  ----------  ----------  ----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                        132,508     517,190     (35,839)  1,332,503    (291,877)  3,315,720
Contract owners' equity at
   beginning of period         2,733,577   2,216,387   3,655,390   2,322,887   3,315,720          --
                              ----------  ----------  ----------  ----------  ----------  ----------
Contract owners' equity at
   end of period              $2,866,085  $2,733,577  $3,619,551  $3,655,390  $3,023,843  $3,315,720
                              ==========  ==========  ==========  ==========  ==========  ==========

                                 2010        2009        2010        2009        2010        2009
                              ----------  ----------  ----------  ----------  ----------  ----------
Units, beginning of period       277,682     307,630     264,723     226,741     270,317          --
Units issued                      25,467      16,918      48,073      90,691       6,575     288,673
Units redeemed                    37,693      46,866      78,505      52,709      73,089      18,356
                              ----------  ----------  ----------  ----------  ----------  ----------
Units, end of period             265,456     277,682     234,291     264,723     203,803     270,317
                              ==========  ==========  ==========  ==========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                International Small         International             International
                                 Company Series II         Value Series I            Value Series II
                              ----------------------  ------------------------  ------------------------
                                 2010        2009         2010         2009         2010         2009
                              ----------  ----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions
      received                $  130,537  $   42,921  $   144,534  $   167,876  $   256,663  $   276,285
Expenses:
   Mortality and expense
      risk and
      administrative charges     (82,081)    (11,480)    (114,660)    (120,529)    (233,901)    (218,859)
                              ----------  ----------  -----------  -----------  -----------  -----------
Net investment income (loss)      48,456      31,441       29,874       47,347       22,762       57,426
                              ----------  ----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --          --           --      382,066           --      658,719
   Net realized gain (loss)       15,754      (4,610)    (749,402)    (999,628)  (1,463,992)  (1,555,571)
                              ----------  ----------  -----------  -----------  -----------  -----------
Realized gains (losses)           15,754      (4,610)    (749,402)    (617,562)  (1,463,992)    (896,852)
                              ----------  ----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during
   the period                    948,123    (135,953)   1,125,805    2,878,861    2,332,107    4,965,601
                              ----------  ----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations             1,012,333    (109,122)     406,277    2,308,646      890,877    4,126,175
                              ----------  ----------  -----------  -----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments              71,828       3,020       16,763       38,012      119,859       61,632
   Transfers between
      sub-accounts and the
      company                   (372,025)  5,525,696      (87,208)    (569,057)     186,248     (756,628)
   Withdrawals                  (275,521)    (13,061)  (1,244,636)  (1,179,362)  (1,634,543)    (849,163)
   Annual contract fee           (14,680)     (2,178)      (6,143)      (7,397)     (54,256)     (59,812)
                              ----------  ----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (590,398)  5,513,477   (1,321,224)  (1,717,804)  (1,382,692)  (1,603,971)
                              ----------  ----------  -----------  -----------  -----------  -----------
Total increase (decrease)
   in contract owners'
   equity                        421,935   5,404,355     (914,947)     590,842     (491,815)   2,522,204
Contract owners' equity at
   beginning of period         5,404,355          --    8,641,031    8,050,189   16,005,189   13,482,985
                              ----------  ----------  -----------  -----------  -----------  -----------
Contract owners' equity at
   end of period              $5,826,290  $5,404,355  $ 7,726,084  $ 8,641,031  $15,513,374  $16,005,189
                              ==========  ==========  ===========  ===========  ===========  ===========

                                 2010        2009         2010         2009         2010         2009
                              ----------  ----------  -----------  -----------  -----------  -----------
Units, beginning of period       440,744          --      524,669      654,115      875,493      981,827
Units issued                      28,244     457,462       18,826        8,517       85,576       52,503
Units redeemed                    74,813      16,718      103,418      137,963      162,489      158,837
                              ----------  ----------  -----------  -----------  -----------  -----------
Units, end of period             394,175     440,744      440,077      524,669      798,580      875,493
                              ==========  ==========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                 Investment Quality        Investment Quality
                                    Bond Series I            Bond Series II          Large Cap Series I
                              ------------------------  ------------------------  ------------------------
                                  2010         2009         2010         2009         2010         2009
                              -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions
      received                $   344,894  $   348,056  $ 1,268,803  $ 1,145,721  $   115,917  $   193,950
Expenses:
   Mortality and expense
      risk and
      administrative charges     (106,338)    (113,085)    (425,202)    (353,277)    (157,152)    (144,960)
                              -----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)      238,556      234,971      843,601      792,444      (41,235)      48,990
                              -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --           --           --           --           --
   Net realized gain (loss)       (60,341)    (276,836)     137,399     (414,847)    (547,704)  (1,441,722)
                              -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)           (60,341)    (276,836)     137,399     (414,847)    (547,704)  (1,441,722)
                              -----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during
   the period                     221,901      787,816      499,130    1,730,595    1,852,759    4,007,657
                              -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations                400,116      746,000    1,480,130    2,108,192    1,263,820    2,614,925
                              -----------  -----------  -----------  -----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments              165,501       40,749      130,824      211,726       14,038       16,933
   Transfers between
      sub-accounts and the
      company                     221,599      153,158      645,701    5,578,920      (65,220)    (592,720)
   Withdrawals                 (1,202,449)  (1,394,862)  (2,381,368)  (1,570,138)  (1,011,147)  (1,087,247)
   Annual contract fee             (8,492)      (5,858)    (107,915)     (96,673)      (9,708)     (10,900)
                              -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                  (823,841)  (1,206,813)  (1,712,758)   4,123,835   (1,072,037)  (1,673,934)
                              -----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease)
   in contract owners'
   equity                        (423,725)    (460,813)    (232,628)   6,232,027      191,783      940,991
Contract owners' equity at
   beginning of period          7,037,751    7,498,564   27,171,719   20,939,692   11,301,320   10,360,329
                              -----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at
   end of period              $ 6,614,026  $ 7,037,751  $26,939,091  $27,171,719  $11,493,103  $11,301,320
                              ===========  ===========  ===========  ===========  ===========  ===========

                                  2010         2009         2010         2009         2010         2009
                              -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period        294,959      355,339    1,667,272    1,421,789      947,965    1,120,962
Units issued                       42,641       25,837      228,279      470,765        6,870        3,216
Units redeemed                     75,224       86,217      329,492      225,282       95,194      176,213
                              -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period              262,376      294,959    1,566,059    1,667,272      859,641      947,965
                              ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                             Large Cap               Large Cap
                                Large Cap Series II       Value Series I          Value Series II
                              ----------------------  ----------------------  ----------------------
                                 2010        2009        2010        2009        2010        2009
                              ----------  ----------  ----------  ----------  ----------  ----------
Income:
   Dividend distributions
      received                $    9,120  $   15,349  $   10,767  $   17,241  $   41,970  $   59,538
Expenses:
   Mortality and expense
      risk and
      administrative charges     (15,253)    (13,438)    (15,888)    (17,980)    (66,862)    (66,640)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net investment income (loss)      (6,133)      1,911      (5,121)       (739)    (24,892)     (7,102)
                              ----------  ----------  ----------  ----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --          --          --          --          --          --
   Net realized gain (loss)      (52,205)    (70,009)   (211,059)   (275,364)   (385,944)   (468,394)
                              ----------  ----------  ----------  ----------  ----------  ----------
Realized gains (losses)          (52,205)    (70,009)   (211,059)   (275,364)   (385,944)   (468,394)
                              ----------  ----------  ----------  ----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                    175,806     305,069     278,483     355,507     742,350     851,685
                              ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations               117,468     236,971      62,303      79,404     331,514     376,189
                              ----------  ----------  ----------  ----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments               3,900       8,948         986       2,080     131,441      44,301
   Transfers between
      sub-accounts and the
      company                     51,168     (49,350)   (157,435)    (99,391)    (15,891)   (217,618)
   Withdrawals                   (22,354)    (36,384)    (99,939)   (177,140)   (324,492)   (207,819)
   Annual contract fee            (5,067)     (5,192)     (1,059)     (1,623)    (16,575)    (18,703)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                   27,647     (81,978)   (257,447)   (276,074)   (225,517)   (399,839)
                              ----------  ----------  ----------  ----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                        145,115     154,993    (195,144)   (196,670)    105,997     (23,650)
Contract owners' equity at
   beginning of period         1,015,130     860,137   1,121,559   1,318,229   4,509,113   4,532,763
                              ----------  ----------  ----------  ----------  ----------  ----------
Contract owners' equity at
   end of period              $1,160,245  $1,015,130  $  926,415  $1,121,559  $4,615,110  $4,509,113
                              ==========  ==========  ==========  ==========  ==========  ==========

                                 2010        2009        2010        2009        2010        2009
                              ----------  ----------  ----------  ----------  ----------  ----------
Units, beginning of period        85,876      93,616      65,259      83,531     262,996     287,239
Units issued                      10,585       1,267       6,422       8,143      32,801      27,500
Units redeemed                     8,644       9,007      21,963      26,415      46,446      51,743
                              ----------  ----------  ----------  ----------  ----------  ----------
Units, end of period              87,817      85,876      49,718      65,259     249,351     262,996
                              ==========  ==========  ==========  ==========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                               Lifestyle Aggressive     Lifestyle Aggressive       Lifestyle Balanced
                                     Series I                  Series II                Series I
                              ----------------------  ------------------------  ------------------------
                                 2010        2009         2010         2009         2010         2009
                              ----------  ----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions
      received                $   45,412  $   26,928  $   559,089  $   249,745  $   697,861  $ 1,168,306
Expenses:
   Mortality and expense
      risk and
      administrative charges     (41,024)    (41,736)    (504,192)    (437,792)    (424,622)    (406,434)
                              ----------  ----------  -----------  -----------  -----------  -----------
Net investment income (loss)       4,388     (14,808)      54,897     (188,047)     273,239      761,872
                              ----------  ----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --          --           --           --           --       20,676
   Net realized gain (loss)     (446,163)   (713,847)  (3,625,448)  (2,264,362)  (1,671,753)  (2,647,971)
                              ----------  ----------  -----------  -----------  -----------  -----------
Realized gains (losses)         (446,163)   (713,847)  (3,625,448)  (2,264,362)  (1,671,753)  (2,627,295)
                              ----------  ----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during
   the period                    758,616   1,513,949    8,125,981   11,293,317    3,940,420    8,459,040
                              ----------  ----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations               316,841     785,294    4,555,430    8,840,908    2,541,906    6,593,617
                              ----------  ----------  -----------  -----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments              24,177      55,738      413,104      311,457      192,809      679,112
   Transfers between
      sub-accounts and the
      company                   (190,326)   (131,896)  (1,075,283)   1,410,125     (799,512)   1,765,336
   Withdrawals                  (629,001)   (234,636)  (3,701,370)  (1,199,805)  (5,579,010)  (3,572,063)
   Annual contract fee            (3,309)     (3,551)    (158,371)    (159,949)     (31,836)     (42,476)
                              ----------  ----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (798,459)   (314,345)  (4,521,920)     361,828   (6,217,549)  (1,170,091)
                              ----------  ----------  -----------  -----------  -----------  -----------
Total increase (decrease)
   in contract owners'
   equity                       (481,618)    470,949       33,510    9,202,736   (3,675,643)   5,423,526
Contract owners' equity at
   beginning of period         3,043,641   2,572,692   34,901,841   25,699,105   30,229,430   24,805,904
                              ----------  ----------  -----------  -----------  -----------  -----------
Contract owners' equity at
   end of period              $2,562,023  $3,043,641  $34,935,351  $34,901,841  $26,553,787  $30,229,430
                              ==========  ==========  ===========  ===========  ===========  ===========

                                 2010        2009         2010         2009         2010         2009
                              ----------  ----------  -----------  -----------  -----------  -----------
Units, beginning of period       221,429     250,075    2,337,815    2,297,428    1,753,765    1,854,565
Units issued                      11,805      46,386      160,462      233,782      156,250      345,363
Units redeemed                    70,765      75,032      445,523      193,395      499,872      446,163
                              ----------  ----------  -----------  -----------  -----------  -----------
Units, end of period             162,469     221,429    2,052,754    2,337,815    1,410,143    1,753,765
                              ==========  ==========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                  Lifestyle Balanced       Lifestyle Conservative     Lifestyle Conservative
                                       Series II                   Series I                  Series II
                              --------------------------  ------------------------  --------------------------
                                  2010          2009         2010         2009          2010          2009
                              ------------  ------------  -----------  -----------  ------------  ------------
Income:
   Dividend distributions
      received                $ 22,272,947  $ 31,175,464  $   292,345  $   582,874  $  5,685,259  $  9,422,110
Expenses:
   Mortality and expense
      risk and
      administrative charges   (13,319,349)  (11,042,216)    (179,668)    (187,363)   (3,464,326)   (2,553,242)
                              ------------  ------------  -----------  -----------  ------------  ------------
Net investment income (loss)     8,953,598    20,133,248      112,677      395,511     2,220,933     6,868,868
                              ------------  ------------  -----------  -----------  ------------  ------------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received            --       562,085           --       30,408            --       396,359
   Net realized gain (loss)    (18,392,184)  (26,404,043)    (112,720)    (875,345)   (1,004,053)   (6,087,187)
                              ------------  ------------  -----------  -----------  ------------  ------------
Realized gains (losses)        (18,392,184)  (25,841,958)    (112,720)    (844,937)   (1,004,053)   (5,690,828)
                              ------------  ------------  -----------  -----------  ------------  ------------
Unrealized appreciation
   (depreciation) during
   the period                   90,471,045   188,255,011      811,520    2,536,873    14,230,745    28,807,979
                              ------------  ------------  -----------  -----------  ------------  ------------
Net increase (decrease) in
   contract owners' equity
   from operations              81,032,459   182,546,301      811,477    2,087,447    15,447,625    29,986,019
                              ------------  ------------  -----------  -----------  ------------  ------------
Changes from principal
   transactions:
   Purchase payments            34,688,684    54,719,626       41,322       34,459    13,767,992    15,012,122
   Transfers between
      sub-accounts and the
      company                    9,904,899    42,738,422      810,679     (349,654)   25,264,396    38,955,393
   Withdrawals                 (57,011,407)  (37,119,350)  (2,132,151)  (1,925,443)  (20,121,162)  (12,961,289)
   Annual contract fee          (4,305,274)   (3,669,105)     (10,863)     (12,575)   (1,107,805)     (753,569)
                              ------------  ------------  -----------  -----------  ------------  ------------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (16,723,098)   56,669,593   (1,291,013)  (2,253,213)   17,803,421    40,252,657
                              ------------  ------------  -----------  -----------  ------------  ------------
Total increase (decrease)
   in contract owners'
   equity                       64,309,361   239,215,894     (479,536)    (165,766)   33,251,046    70,238,676
Contract owners' equity at
   beginning of period         846,399,527   607,183,633   11,621,584   11,787,350   195,830,587   125,591,911
                              ------------  ------------  -----------  -----------  ------------  ------------
Contract owners' equity at
   end of period              $910,708,888  $846,399,527  $11,142,048  $11,621,584  $229,081,633  $195,830,587
                              ============  ============  ===========  ===========  ============  ============

                                  2010          2009         2010         2009          2010          2009
                              ------------  ------------  -----------  -----------  ------------  ------------
Units, beginning of period      57,547,943    52,147,101      617,028      751,308    12,691,596     9,578,698
Units issued                     4,247,183    10,179,238       98,678      172,624     4,422,431     5,570,239
Units redeemed                   4,900,909     4,778,396      168,291      306,904     3,181,664     2,457,341
                              ------------  ------------  -----------  -----------  ------------  ------------
Units, end of period            56,894,217    57,547,943      547,415      617,028    13,932,363    12,691,596
                              ============  ============  ===========  ===========  ============  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                  Lifestyle Growth          Lifestyle Growth           Lifestyle Moderate
                                      Series I                  Series II                  Series I
                              ------------------------  --------------------------  ------------------------
                                  2010         2009         2010          2009          2010         2009
                              -----------  -----------  ------------  ------------  -----------  -----------
Income:
   Dividend distributions
      received                $   404,582  $   525,295  $ 20,586,742  $ 24,794,572  $   345,602  $   591,383
Expenses:
   Mortality and expense
      risk and
      administrative charges     (265,550)    (259,214)  (14,210,727)  (11,900,119)    (212,716)    (204,458)
                              -----------  -----------  ------------  ------------  -----------  -----------
Net investment income (loss)      139,032      266,081     6,376,015    12,894,453      132,886      386,925
                              -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --            --            --           --           --
   Net realized gain (loss)      (849,392)  (1,770,153)  (26,794,554)  (28,458,260)    (350,878)  (1,428,354)
                              -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses)          (849,392)  (1,770,153)  (26,794,554)  (28,458,260)    (350,878)  (1,428,354)
                              -----------  -----------  ------------  ------------  -----------  -----------
Unrealized appreciation
   (depreciation) during
   the period                   2,536,783    6,093,815   118,232,817   227,997,208    1,335,132    3,936,810
                              -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations              1,826,423    4,589,743    97,814,278   212,433,401    1,117,140    2,895,381
                              -----------  -----------  ------------  ------------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments              758,857       61,791    33,337,999    42,788,493      144,585      261,638
   Transfers between
      sub-accounts and the
      company                      35,860       37,528    (1,640,229)   18,997,254      802,638      469,072
   Withdrawals                 (2,650,531)  (3,123,219)  (47,342,647)  (25,030,528)  (2,466,475)  (3,144,087)
   Annual contract fee            (34,146)     (15,479)   (4,938,190)   (4,498,747)      (8,008)     (11,363)
                              -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (1,889,960)  (3,039,379)  (20,583,067)   32,256,472   (1,527,260)  (2,424,740)
                              -----------  -----------  ------------  ------------  -----------  -----------
Total increase (decrease)
   in contract owners'
   equity                         (63,537)   1,550,364    77,231,211   244,689,873     (410,120)     470,641
Contract owners' equity at
   beginning of period         17,934,747   16,384,383   904,375,985   659,686,112   13,889,676   13,419,035
                              -----------  -----------  ------------  ------------  -----------  -----------
Contract owners' equity at
   end of period              $17,871,210  $17,934,747  $981,607,196  $904,375,985  $13,479,556  $13,889,676
                              ===========  ===========  ============  ============  ===========  ===========

                                  2010         2009         2010          2009          2010         2009
                              -----------  -----------  ------------  ------------  -----------  -----------
Units, beginning of period      1,147,523    1,375,913    64,056,962    60,321,560      783,719      955,032
Units issued                      145,233      117,878     4,856,082     7,969,505       87,828      127,180
Units redeemed                    253,037      346,268     5,826,503     4,234,103      175,614      298,493
                              -----------  -----------  ------------  ------------  -----------  -----------
Units, end of period            1,039,719    1,147,523    63,086,541    64,056,962      695,933      783,719
                              ===========  ===========  ============  ============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                  Lifestyle Moderate
                                       Series II          Mid Cap Index Series I   Mid Cap Index Series II
                              --------------------------  ----------------------  ------------------------
                                  2010          2009         2010        2009          2010        2009
                              ------------  ------------  ----------  ----------  -----------  -----------
Income:
   Dividend distributions
      received                $  7,765,954  $ 11,622,622  $   17,830  $   14,511  $    91,816  $    75,130
Expenses:
   Mortality and expense
      risk and
      administrative charges    (4,650,149)   (3,741,454)    (25,107)    (21,345)    (174,249)    (139,206)
                              ------------  ------------  ----------  ----------  -----------  -----------
Net investment income (loss)     3,115,805     7,881,168      (7,277)     (6,834)     (82,433)     (64,076)
                              ------------  ------------  ----------  ----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received            --            --          --      21,314           --      137,046
   Net realized gain (loss)     (4,072,791)  (10,373,082)   (130,192)   (194,675)    (646,299)    (942,577)
                              ------------  ------------  ----------  ----------  -----------  -----------
Realized gains (losses)         (4,072,791)  (10,373,082)   (130,192)   (173,361)    (646,299)    (805,531)
                              ------------  ------------  ----------  ----------  -----------  -----------
Unrealized appreciation
   (depreciation) during
   the period                   26,496,520    57,486,635     480,195     588,423    3,051,766    3,551,689
                              ------------  ------------  ----------  ----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations              25,539,534    54,994,721     342,726     408,228    2,323,034    2,682,082
                              ------------  ------------  ----------  ----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments            17,732,999    24,379,694         949         504       99,739      117,506
   Transfers between
      sub-accounts and the
      company                   18,561,452    20,452,516     184,609      98,015      (17,297)      65,698
   Withdrawals                 (20,876,029)  (15,253,812)   (236,092)   (216,642)    (949,067)    (619,417)
   Annual contract fee          (1,469,867)   (1,128,582)     (1,493)     (1,464)     (49,550)     (47,089)
                              ------------  ------------  ----------  ----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 13,948,555    28,449,816     (52,027)   (119,587)    (916,175)    (483,302)
                              ------------  ------------  ----------  ----------  -----------  -----------
Total increase (decrease)
   in contract owners'
   equity                       39,488,089    83,444,537     290,699     288,641    1,406,859    2,198,780
Contract owners' equity at
   beginning of period         284,909,963   201,465,426   1,630,122   1,341,481   10,562,167    8,363,387
                              ------------  ------------  ----------  ----------  -----------  -----------
Contract owners' equity at
   end of period              $324,398,052  $284,909,963  $1,920,821  $1,630,122  $11,969,026  $10,562,167
                              ============  ============  ==========  ==========  ===========  ===========

                                  2010          2009         2010        2009          2010        2009
                              ------------  ------------  ----------  ----------  -----------  -----------
Units, beginning of period      19,158,362    16,670,661      94,682     105,262      677,616      712,717
Units issued                     3,195,748     4,853,075      30,277      14,212       96,466       79,738
Units redeemed                   2,142,786     2,365,374      35,260      24,792      153,697      114,839
                              ------------  ------------  ----------  ----------  -----------  -----------
Units, end of period            20,211,324    19,158,362      89,699      94,682      620,385      677,616
                              ============  ============  ==========  ==========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                               Mid Cap Stock Series I    Mid Cap Stock Series II    Mid Value Series I
                              ------------------------  ------------------------  ----------------------
                                 2010          2009         2010         2009        2010        2009
                              -----------  -----------  -----------  -----------  ----------  ----------
Income:
   Dividend distributions
      received                $         8  $        --  $        --  $        --  $   79,489  $   17,371
Expenses:
   Mortality and expense
      risk and
      administrative charges     (152,443)    (148,460)    (248,275)    (215,809)    (63,581)    (42,414)
                              -----------  -----------  -----------  -----------  ----------  ----------
Net investment income (loss)     (152,435)    (148,460)    (248,275)    (215,809)     15,908     (25,043)
                              -----------  -----------  -----------  -----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --           --           --      14,426          --
   Net realized gain (loss)      (603,741)  (1,223,712)    (555,709)    (953,223)    208,997     112,107
                              -----------  -----------  -----------  -----------  ----------  ----------
Realized gains (losses)          (603,741)  (1,223,712)    (555,709)    (953,223)    223,423     112,107
                              -----------  -----------  -----------  -----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                   2,673,841    3,767,207    3,916,006    4,892,184     295,396   1,056,987
                              -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations              1,917,665    2,395,035    3,112,022    3,723,152     534,727   1,144,051
                              -----------  -----------  -----------  -----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments               95,957       43,082      106,950      177,993         960         640
   Transfers between
      sub-accounts and the
      company                    (194,531)    (505,479)    (671,767)    (392,922)    (91,115)  3,256,905
   Withdrawals                 (1,590,973)  (2,030,770)  (1,572,129)    (652,219)   (518,770)   (235,959)
   Annual contract fee            (13,314)     (11,975)     (54,680)     (57,305)     (4,384)     (2,272)
                              -----------  -----------  -----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (1,702,861)  (2,505,142)  (2,191,626)    (924,453)   (613,309)  3,019,314
                              -----------  -----------  -----------  -----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                         214,804     (110,107)     920,396    2,798,699     (78,582)  4,163,365
Contract owners' equity at
   beginning of period         10,087,347   10,197,454   16,194,692   13,395,993   4,163,365          --
                              -----------  -----------  -----------  -----------  ----------  ----------
Contract owners' equity at
   end of period              $10,302,151  $10,087,347  $17,115,088  $16,194,692  $4,084,783  $4,163,365
                              ===========  ===========  ===========  ===========  ==========  ==========

                                 2010          2009         2010         2009        2010        2009
                              -----------  -----------  -----------  -----------  ----------  ----------
Units, beginning of period        699,450      913,146      928,470      988,037     276,616          --
Units issued                       24,695       17,509       65,213       77,964       3,189     330,859
Units redeemed                    132,560      231,205      180,648      137,531      42,544      54,243
                              -----------  -----------  -----------  -----------  ----------  ----------
Units, end of period              591,585      699,450      813,035      928,470     237,261     276,616
                              ===========  ===========  ===========  ===========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                 Mid Value Series II       Money Market Series I       Money Market Series II
                              ------------------------  ---------------------------  --------------------------
                                  2010         2009          2010          2009          2010          2009
                              -----------  -----------  -------------  ------------  ------------  ------------
Income:
   Dividend distributions
      received                $   221,539  $    28,391  $          --  $     43,350  $         --  $     97,661
Expenses:
   Mortality and expense
      risk and
      administrative charges     (194,559)    (128,922)      (194,916)     (299,887)   (1,200,594)   (1,862,672)
                              -----------  -----------  -------------  ------------  ------------  ------------
Net investment income (loss)       26,980     (100,531)      (194,916)     (256,537)   (1,200,594)   (1,765,011)
                              -----------  -----------  -------------  ------------  ------------  ------------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received       45,322           --            135            --           793            --
   Net realized gain (loss)       684,730      (66,016)            --            --            --            --
                              -----------  -----------  -------------  ------------  ------------  ------------
Realized gains (losses)           730,052      (66,016)           135            --           793            --
                              -----------  -----------  -------------  ------------  ------------  ------------
Unrealized appreciation
   (depreciation) during
   the period                     885,273    3,679,685             --            --            --            --
                              -----------  -----------  -------------  ------------  ------------  ------------
Net increase (decrease) in
   contract owners' equity
   from operations              1,642,305    3,513,138       (194,781)     (256,537)   (1,199,801)   (1,765,011)
                              -----------  -----------  -------------  ------------  ------------  ------------
Changes from principal
   transactions:
   Purchase payments               80,124       28,778        837,582       323,581     9,959,577    16,044,584
   Transfers between
      sub-accounts and the
      company                    (281,807)   9,765,797     (9,167,167)    2,443,820   (17,961,509)  (17,431,242)
   Withdrawals                 (1,499,018)  (1,004,525)  4,396,281.00   (12,230,007)  (19,083,486)  (29,337,317)
   Annual contract fee            (42,218)     (27,861)       (13,403)      (19,360)     (376,425)     (516,087)
                              -----------  -----------  -------------  ------------  ------------  ------------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (1,742,919)   8,762,189     (3,946,707)   (9,481,966)  (27,461,843)  (31,240,062)
                              -----------  -----------  -------------  ------------  ------------  ------------
Total increase (decrease)
   in contract
   owners'equity                 (100,614)  12,275,327     (4,141,488)   (9,738,503)  (28,661,644)  (33,005,073)
Contract owners' equity at
   beginning of period         12,904,715      629,388     14,419,204    24,157,707    87,118,936   120,124,009
                              -----------  -----------  -------------  ------------  ------------  ------------
Contract owners' equity at
   end of period              $12,804,101  $12,904,715  $  10,277,716  $ 14,419,204  $ 58,457,292  $ 87,118,936
                              ===========  ===========  =============  ============  ============  ============

                                  2010         2009          2010          2009          2010          2009
                              -----------  -----------  -------------  ------------  ------------  ------------
Units, beginning of period        859,298       60,229        908,732     1,531,839     6,838,505     9,306,136
Units issued                       31,463      918,435        507,903       642,409     4,333,167     6,447,774
Units redeemed                    142,792      119,366        774,718     1,265,516     6,512,448     8,915,405
                              -----------  -----------  -------------  ------------  ------------  ------------
Units, end of period              747,969      859,298        641,917       908,732     4,659,224     6,838,505
                              ===========  ===========  =============  ============  ============  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                   Money Market          Mutual Shares        Natural Resources
                                 Trust B Series NAV         Series I             Series II
                              -----------------------  -----------------  ------------------------
                                 2010         2009       2010      2009      2010          2009
                              ----------  -----------  --------  -------  -----------  -----------
Income:
   Dividend distributions
      received                $    2,509  $    35,813  $  9,720  $    --  $    59,074  $    79,211
Expenses:
   Mortality and expense
      risk and
      administrative charges     (79,157)    (112,620)   (2,212)    (203)    (214,563)    (179,275)
                              ----------  -----------  --------  -------  -----------  -----------
Net investment income (loss)     (76,648)     (76,807)    7,508     (203)    (155,489)    (100,064)
                              ----------  -----------  --------  -------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --           --        --       --           --    3,543,039
   Net realized gain (loss)           --           --     2,435      225   (1,543,370)  (8,213,168)
                              ----------  -----------  --------  -------  -----------  -----------
Realized gains (losses)               --           --     2,435      225   (1,543,370)  (4,670,129)
                              ----------  -----------  --------  -------  -----------  -----------
Unrealized appreciation
   (depreciation) during
   the period                         --           --    20,698    4,608    3,370,023    9,728,386
                              ----------  -----------  --------  -------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations               (76,648)     (76,807)   30,641    4,630    1,671,164    4,958,193
                              ----------  -----------  --------  -------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments               2,100       28,940   253,906   80,765       98,002      323,936
   Transfers between
      sub-accounts and the
      company                    (88,035)  (1,334,047)   65,778   15,548      207,771    1,880,159
   Withdrawals                  (697,979)  (1,866,420)   (5,834)      29   (1,489,128)    (627,661)
   Annual contract fee           (21,746)     (29,479)  (10,699)  (3,217)     (33,709)     (35,596)
                              ----------  -----------  --------  -------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (805,660)  (3,201,006)  303,151   93,125   (1,217,064)   1,540,838
                              ----------  -----------  --------  -------  -----------  -----------
Total increase (decrease)
   in contract owners'
   equity                       (882,308)  (3,277,813)  333,792   97,755      454,100    6,499,031
Contract owners' equity at
   beginning of period         5,298,947    8,576,760    97,755       --   15,108,336    8,609,305
                              ----------  -----------  --------  -------  -----------  -----------
Contract owners' equity at
   end of period              $4,416,639  $ 5,298,947  $431,547  $97,755  $15,562,436  $15,108,336
                              ==========  ===========  ========  =======  ===========  ===========

                                 2010         2009       2010      2009      2010          2009
                              ----------  -----------  --------  -------  -----------  -----------
Units, beginning of period       418,279      669,660     9,252       --      474,644      403,134
Units issued                      94,649      165,449    29,132    9,411      114,590      228,216
Units redeemed                   158,636      416,830     1,393      159      153,099      156,706
                              ----------  -----------  --------  -------  -----------  -----------
Units, end of period             354,292      418,279    36,991    9,252      436,135      474,644
                              ==========  ===========  ========  =======  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                   Optimized All          Optimized Value
                                   Cap Series II             Series II          Pacific Rim Series I
                              ----------------------  ----------------------  -----------------------
                                 2010        2009        2010        2009         2010        2009
                              ----------  ----------  ----------  ----------  -----------  ----------
Income:
   Dividend distributions
      received                $   64,977  $   72,801  $   36,847  $   37,663  $     5,872  $   14,150
Expenses:
   Mortality and expense
      risk and
      administrative charges    (109,341)    (97,015)    (32,605)    (29,969)      (6,682)    (19,265)
                              ----------  ----------  ----------  ----------  -----------  ----------
Net investment income (loss)     (44,364)    (24,214)      4,242       7,694         (810)     (5,115)
                              ----------  ----------  ----------  ----------  -----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --          --          --          --           --          --
   Net realized gain (loss)     (574,475)   (765,283)   (205,692)   (333,238)    (120,892)   (416,096)
                              ----------  ----------  ----------  ----------  -----------  ----------
Realized gains (losses)         (574,475)   (765,283)   (205,692)   (333,238)    (120,892)   (416,096)
                              ----------  ----------  ----------  ----------  -----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                  1,766,357   2,252,025     435,673     724,556      145,471     816,107
                              ----------  ----------  ----------  ----------  -----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations             1,147,518   1,462,528     234,223     399,012       23,769     394,896
                              ----------  ----------  ----------  ----------  -----------  ----------
Changes from principal
   transactions:
   Purchase payments              36,073      43,365      23,357      26,284        4,085      12,210
   Transfers between
      sub-accounts and the
      company                   (244,255)   (267,895)      7,059     (69,335)  (1,379,063)    (53,767)
   Withdrawals                  (436,933)   (308,094)   (246,932)   (158,997)     (85,315)   (130,098)
   Annual contract fee           (40,292)    (42,526)    (13,173)    (14,261)        (532)     (1,101)
                              ----------  ----------  ----------  ----------  -----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (685,407)   (575,150)   (229,689)   (216,309)  (1,460,825)   (172,756)
                              ----------  ----------  ----------  ----------  -----------  ----------
Total increase (decrease)
   in contract owners'
   equity                        462,111     887,378       4,534     182,703   (1,437,056)    222,140
Contract owners' equity at
   beginning of period         7,022,309   6,134,931   2,244,650   2,061,947    1,437,056   1,214,916
                              ----------  ----------  ----------  ----------  -----------  ----------
Contract owners' equity at
   end of period              $7,484,420  $7,022,309  $2,249,184  $2,244,650  $        --  $1,437,056
                              ==========  ==========  ==========  ==========  ===========  ==========

                                 2010        2009        2010        2009         2010        2009
                              ----------  ----------  ----------  ----------  -----------  ----------
Units, beginning of period       466,660     513,791     183,307     206,574      122,888     135,518
Units issued                      17,608       7,991       6,482      19,185        5,128      57,054
Units redeemed                    60,561      55,122      24,958      42,452      128,016      69,684
                              ----------  ----------  ----------  ----------  -----------  ----------
Units, end of period             423,707     466,660     164,831     183,307           --     122,888
                              ==========  ==========  ==========  ==========  ===========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                     Real Estate
                               Pacific Rim Series II       PIMCO All Asset       Securities Series I
                              -----------------------  ----------------------  -----------------------
                                 2010         2009        2010        2009        2010        2009
                              -----------  ----------  ----------  ----------  ----------  -----------
Income:
   Dividend distributions
      received                $    13,606  $   23,073  $  218,530  $  168,350  $   53,764  $    77,834
Expenses:
   Mortality and expense
      risk and
      administrative charges      (16,717)    (40,689)    (49,758)    (39,114)    (45,211)     (34,816)
                              -----------  ----------  ----------  ----------  ----------  -----------
Net investment income (loss)       (3,111)    (17,616)    168,772     129,236       8,553       43,018
                              -----------  ----------  ----------  ----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --          --          --          --          --           --
   Net realized gain (loss)      (684,752)   (393,668)     (8,143)    (68,113)   (436,977)  (1,219,646)
                              -----------  ----------  ----------  ----------  ----------  -----------
Realized gains (losses)          (684,752)   (393,668)     (8,143)    (68,113)   (436,977)  (1,219,646)
                              -----------  ----------  ----------  ----------  ----------  -----------
Unrealized appreciation
   (depreciation) during
   the period                     728,122   1,119,926     160,831     369,699   1,141,656    1,763,234
                              -----------  ----------  ----------  ----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations                 40,259     708,642     321,460     430,822     713,232      586,606
                              -----------  ----------  ----------  ----------  ----------  -----------
Changes from principal
   transactions:
   Purchase payments                5,222     113,054       2,680      19,545       1,071        1,264
   Transfers between
      sub-accounts and the
      company                  (3,151,494)    138,397     484,433     126,389     (48,231)     (75,576)
   Withdrawals                    (91,861)    (25,460)   (179,436)    (95,173)   (414,769)    (196,464)
   Annual contract fee             (2,997)     (9,945)     (7,965)     (6,640)     (2,289)      (2,393)
                              -----------  ----------  ----------  ----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (3,241,130)    216,046     299,712      44,121    (464,218)    (273,169)
                              -----------  ----------  ----------  ----------  ----------  -----------
Total increase (decrease)
   in contract owners'
   equity                      (3,200,871)    924,688     621,172     474,943     249,014      313,437
Contract owners' equity at
   beginning of period          3,200,872   2,276,184   2,831,337   2,356,394   2,838,113    2,524,676
                              -----------  ----------  ----------  ----------  ----------  -----------
Contract owners' equity at
   end of period              $         0  $3,200,872  $3,452,509  $2,831,337  $3,087,127  $ 2,838,113
                              ===========  ==========  ==========  ==========  ==========  ===========

                                 2010         2009        2010        2009        2010        2009
                              -----------  ----------  ----------  ----------  ----------  ----------
Units, beginning of period        194,752     177,225     182,296     181,038     118,763     135,450
Units issued                       30,501      47,897      38,673      20,090       7,451      13,000
Units redeemed                    225,253      30,370      20,545      18,832      24,925      29,687
                              -----------  ----------  ----------  ----------  ----------  ----------
Units, end of period                   --     194,752     200,424     182,296     101,289     118,763
                              ===========  ==========  ==========  ==========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                     Real Estate              Real Return           Science & Technology
                                Securities Series II         Bond Series II               Series I
                              ------------------------  ------------------------  ------------------------
                                 2010          2009         2010         2009         2010         2009
                              -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions
      received                $   157,637  $   230,901  $ 1,107,379  $   832,425  $         5  $        --
Expenses:
   Mortality and expense
      risk and
      administrative charges     (152,979)    (112,466)    (162,215)    (154,589)    (110,747)     (99,920)
                              -----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)        4,658      118,435      945,164      677,836     (110,742)     (99,920)
                              -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --           --      568,581           --           --
   Net realized gain (loss)    (1,474,186)  (3,395,117)    (259,540)    (372,894)     438,706      257,419
                              -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)        (1,474,186)  (3,395,117)    (259,540)     195,687      438,706      257,419
                              -----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during
   the period                   3,743,589    5,342,313       17,561      687,618    1,238,098    3,121,520
                              -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations              2,274,061    2,065,631      703,185    1,561,141    1,566,062    3,279,019
                              -----------  -----------  -----------  -----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments               30,061      112,904       34,852       73,673       14,390       15,845
   Transfers between
      sub-accounts and the
      company                     (17,355)    (217,683)     282,105       38,601        9,975     (230,040)
   Withdrawals                   (963,859)    (469,699)  (1,642,717)  (1,218,551)  (1,057,599)    (714,467)
   Annual contract fee            (26,339)     (25,821)     (24,205)     (25,176)      (9,211)      (9,525)
                              -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                  (977,492)    (600,299)  (1,349,965)  (1,131,453)  (1,042,445)    (938,187)
                              -----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease)
   in contract owners'
   equity                       1,296,569    1,465,332     (646,780)     429,688      523,617    2,340,832
Contract owners' equity at
   beginning of period          8,905,463    7,440,131    9,958,649    9,528,961    7,809,773    5,468,941
                              -----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at
   end of period              $10,202,032  $ 8,905,463  $ 9,311,869  $ 9,958,649  $ 8,333,390  $ 7,809,773
                              ===========  ===========  ===========  ===========  ===========  ===========

                                 2010          2009         2010         2009         2010         2009
                              -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period        474,270      500,920      653,813      734,055      799,316      926,425
Units issued                       57,329       83,419      116,489      117,510       41,110       90,720
Units redeemed                     99,319      110,069      198,243      197,752      190,487      217,829
                              -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period              432,280      474,270      572,059      653,813      649,939      799,316
                              ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                       Short Term   Short Term
                                                       Government   Government
                               Science & Technology      Income       Income       Small Cap Growth
                                     Series II          Series I    Series II          Series II
                              ----------------------  ------------------------  ----------------------
                                 2010        2009         2010         2010        2010        2009
                              ----------  ----------  -----------  -----------  ----------  ----------
Income:
   Dividend distributions
      received                $       --  $       --  $   154,892  $   139,500  $       --  $       --
Expenses:
   Mortality and expense
      risk and
      administrative charges     (91,352)    (69,391)    (111,018)    (121,667)    (36,022)    (31,175)
                              ----------  ----------  -----------  -----------  ----------  ----------
Net investment income (loss)     (91,352)    (69,391)      43,874       17,833     (36,022)    (31,175)
                              ----------  ----------  -----------  -----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --          --        2,625        2,564          --          --
   Net realized gain (loss)      199,524    (259,262)      29,788       45,620      95,536    (387,587)
                              ----------  ----------  -----------  -----------  ----------  ----------
Realized gains (losses)          199,524    (259,262)      32,413       48,184      95,536    (387,587)
                              ----------  ----------  -----------  -----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                  1,072,386   2,462,380       27,695        7,293     377,758     948,228
                              ----------  ----------  -----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations             1,180,558   2,133,727      103,982       73,310     437,272     529,466
                              ----------  ----------  -----------  -----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments              56,663     142,572        1,975       44,718       7,879      61,707
   Transfers between
      sub-accounts and the
      company                    286,631     873,255   11,665,101   12,107,819     179,620    (341,122)
   Withdrawals                  (486,069)   (270,749)  (1,505,242)    (652,913)   (186,778)   (144,347)
   Annual contract fee           (20,980)    (20,856)      (2,368)     (15,433)     (4,544)     (4,694)
                              ----------  ----------  -----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (163,755)    724,222   10,159,466   11,484,191      (3,823)   (428,456)
                              ----------  ----------  -----------  -----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                      1,016,803   2,857,949   10,263,448   11,557,501     433,449     101,010
Contract owners' equity at
   beginning of period         5,798,666   2,940,717           --           --   2,158,133   2,057,123
                              ----------  ----------  -----------  -----------  ----------  ----------
Contract owners' equity at
   end of period              $6,815,469  $5,798,666  $10,263,448  $11,557,501  $2,591,582  $2,158,133
                              ==========  ==========  ===========  ===========  ==========  ==========

                                 2010        2009         2010         2010        2010        2009
                              ----------  ----------  -----------  -----------  ----------  ----------
Units, beginning of period       402,031     328,686           --           --     148,541     183,623
Units issued                     111,727     213,398      951,405    1,145,731      41,615      38,363
Units redeemed                   128,474     140,053      137,179      227,121      41,674      73,445
                              ----------  ----------  -----------  -----------  ----------  ----------
Units, end of period             385,284     402,031      814,226      918,610     148,482     148,541
                              ==========  ==========  ===========  ===========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                    Small Cap             Small Cap               Small Cap
                                 Index Series I         Index Series II     Opportunities Series I
                              --------------------  ----------------------  ----------------------
                                2010        2009       2010        2009        2010        2009
                              ---------  ---------  ----------  ----------  ----------  ----------
Income:
   Dividend distributions
      received                $   3,319  $   4,358  $   22,531  $   41,146  $       --  $       --
Expenses:
   Mortality and expense
      risk and
      administrative charges    (10,213)    (8,931)   (123,406)   (105,816)    (22,737)    (19,501)
                              ---------  ---------  ----------  ----------  ----------  ----------
Net investment income (loss)     (6,894)    (4,573)   (100,875)    (64,670)    (22,737)    (19,501)
                              ---------  ---------  ----------  ----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received         --     17,896          --     213,772          --          --
   Net realized gain (loss)     (64,309)   (93,539)   (387,937)   (644,653)   (200,165)   (340,508)
                              ---------  ---------  ----------  ----------  ----------  ----------
Realized gains (losses)         (64,309)   (75,643)   (387,937)   (430,881)   (200,165)   (340,508)
                              ---------  ---------  ----------  ----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                   203,420    202,170   2,236,079   2,034,942     528,216     708,428
                              ---------  ---------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations              132,217    121,954   1,747,267   1,539,391     305,314     348,419
                              ---------  ---------  ----------  ----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments                527        284      93,719      68,639       1,200         215
   Transfers between
      sub-accounts and the
      company                   144,425    (24,002)   (386,240)   (310,047)    294,790     (16,203)
   Withdrawals                 (136,664)   (93,340)   (556,119)   (325,070)   (139,935)   (203,421)
   Annual contract fee             (504)      (507)    (40,654)    (43,093)       (821)       (819)
                              ---------  ---------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                   7,784   (117,565)   (889,294)   (609,571)    155,234    (220,228)
                              ---------  ---------  ----------  ----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                       140,001      4,389     857,973     929,820     460,548     128,191
Contract owners' equity at
   beginning of period          592,140    587,751   7,709,607   6,779,787   1,403,807   1,275,616
                              ---------  ---------  ----------  ----------  ----------  ----------
Contract owners' equity at
   end of period              $ 732,141  $ 592,140  $8,567,580  $7,709,607  $1,864,355  $1,403,807
                              =========  =========  ==========  ==========  ==========  ==========

                                2010        2009       2010        2009        2010        2009
                              ---------  ---------  ----------  ----------  ----------  ----------
Units, beginning of period       42,433     52,481     533,669     583,749      83,182      99,833
Units issued                     12,660      3,054      23,314      22,252      29,949      18,942
Units redeemed                   12,774     13,102      79,824      72,332      26,781      35,593
                              ---------  ---------  ----------  ----------  ----------  ----------
Units, end of period             42,319     42,433     477,159     533,669      86,350      83,182
                              =========  =========  ==========  ==========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                     Small Cap
                                  Opportunities              Small Cap             Small Company
                                     Series II            Value Series II         Value Series I
                              ----------------------  ----------------------  ----------------------
                                 2010        2009        2010        2009        2010        2009
                              ----------  ----------  ----------  ----------  ----------  ----------
Income:
   Dividend distributions
      received                $       --  $       --  $    5,292  $   10,137  $   58,056  $   15,608
Expenses:
   Mortality and expense
      risk and
      administrative charges     (76,162)    (60,020)    (51,490)    (36,783)    (66,337)    (64,550)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net investment income (loss)     (76,162)    (60,020)    (46,198)    (26,646)     (8,281)    (48,942)
                              ----------  ----------  ----------  ----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --          --          --          --          --     555,545
   Net realized gain (loss)     (386,959)   (515,078)    123,025    (594,282)   (409,101)   (863,053)
                              ----------  ----------  ----------  ----------  ----------  ----------
Realized gains (losses)         (386,959)   (515,078)    123,025    (594,282)   (409,101)   (307,508)
                              ----------  ----------  ----------  ----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                  1,618,931   1,704,218     629,957   1,096,411   1,203,325   1,264,860
                              ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations             1,155,810   1,129,120     706,784     475,483     785,943     908,410
                              ----------  ----------  ----------  ----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments              76,815     138,664      44,895      51,352      24,488      14,174
   Transfers between
      sub-accounts and the
      company                     84,422    (334,139)    362,248    (299,777)   (144,474)   (283,218)
   Withdrawals                  (447,302)   (154,937)   (258,883)   (121,071)   (686,173)   (705,124)
   Annual contract fee           (20,022)    (19,923)     (5,031)     (4,703)     (4,343)     (4,758)
                              ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (306,087)   (370,335)    143,229    (374,199)   (810,502)   (978,926)
                              ----------  ----------  ----------  ----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                        849,723     758,785     850,013     101,284     (24,559)    (70,516)
Contract owners' equity at
   beginning of period         4,528,495   3,769,710   2,847,396   2,746,112   4,554,827   4,625,343
                              ----------  ----------  ----------  ----------  ----------  ----------
Contract owners' equity at
   end of period              $5,378,218  $4,528,495  $3,697,409  $2,847,396  $4,530,268  $4,554,827
                              ==========  ==========  ==========  ==========  ==========  ==========

                                 2010        2009        2010        2009        2010        2009
                              ----------  ----------  ----------  ----------  ----------  ----------
Units, beginning of period       278,902     302,602     204,515     244,270     214,933     274,110
Units issued                      59,034      32,698     116,669      66,041       6,933       4,256
Units redeemed                    79,810      56,398     108,495     105,796      42,718      63,433
                              ----------  ----------  ----------  ----------  ----------  ----------
Units, end of period             258,126     278,902     212,689     204,515     179,148     214,933
                              ==========  ==========  ==========  ==========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                    Small Company           Smaller Company         Smaller Company
                                   Value Series II          Growth Series I        Growth Series II
                              ------------------------  ----------------------  ----------------------
                                 2010          2009        2010        2009        2010        2009
                              -----------  -----------  ----------  ----------  ----------  ----------
Income:
   Dividend distributions
      received                $   142,357  $    24,338  $       --  $       --  $       --  $       --
Expenses:
   Mortality and expense
      risk and
      administrative charges     (191,216)    (165,565)    (33,225)     (4,433)    (42,394)     (5,238)
                              -----------  -----------  ----------  ----------  ----------  ----------
Net investment income (loss)      (48,859)    (141,227)    (33,225)     (4,433)    (42,394)     (5,238)
                              -----------  -----------  ----------  ----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --    1,357,226      34,941          --      42,773          --
   Net realized gain (loss)      (834,981)  (1,019,331)     40,915       1,262      48,176         934
                              -----------  -----------  ----------  ----------  ----------  ----------
Realized gains (losses)          (834,981)     337,895      75,856       1,262      90,949         934
                              -----------  -----------  ----------  ----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                   3,063,165    2,262,385     426,562     114,654     547,065     129,064
                              -----------  -----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations              2,179,325    2,459,053     469,193     111,483     595,620     124,760
                              -----------  -----------  ----------  ----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments              108,495      120,410       3,832         327      43,278       1,119
   Transfers between
      sub-accounts and the
      company                    (200,628)    (341,237)    146,819   2,215,961     111,863   2,521,246
   Withdrawals                 (1,267,208)    (669,358)   (277,240)    (17,015)   (169,182)     (2,845)
   Annual contract fee            (36,737)     (36,636)     (1,560)       (333)    (11,338)       (999)
                              -----------  -----------  ----------  ----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (1,396,078)    (926,821)   (128,149)  2,198,940     (25,379)  2,518,521
                              -----------  -----------  ----------  ----------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                         783,247    1,532,232     341,044   2,310,423     570,241   2,643,281
Contract owners' equity at
   beginning of period         12,173,927   10,641,695   2,310,423          --   2,643,281          --
                              -----------  -----------  ----------  ----------  ----------  ----------
Contract owners' equity at
   end of period              $12,957,174  $12,173,927  $2,651,467  $2,310,423  $3,213,522  $2,643,281
                              ===========  ===========  ==========  ==========  ==========  ==========

                                 2010          2009        2010        2009        2010        2009
                              -----------  -----------  ----------  ----------  ----------  ----------
Units, beginning of period        720,645      786,503     176,005          --     201,519          --
Units issued                       39,786       48,073      17,122     179,215      23,769     203,336
Units redeemed                    116,814      113,931      29,217       3,210      26,014       1,817
                              -----------  -----------  ----------  ----------  ----------  ----------
Units, end of period              643,617      720,645     163,910     176,005     199,274     201,519
                              ===========  ===========  ==========  ==========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                     Strategic
                                                                                       Income
                               Strategic Bond Series I   Strategic Bond Series II  Opportunities
                              ------------------------  -------------------------  -------------
                                  2010         2009          2010         2009          2010
                              -----------  -----------  ------------  -----------  -------------
Income:
   Dividend distributions
      received                $   695,001  $   604,592  $  1,000,406  $   755,804   $  534,671
Expenses:
   Mortality and expense
      risk and
      administrative charges      (95,680)    (117,365)     (143,162)    (147,763)     (16,573)
                              -----------  -----------  ------------  -----------   ----------
Net investment income (loss)      599,321      487,227       857,244      608,041      518,098
                              -----------  -----------  ------------  -----------   ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --            --           --           --
   Net realized gain (loss)      (866,858)    (558,030)     (985,898)    (478,876)      (2,550)
                              -----------  -----------  ------------  -----------   ----------
Realized gains (losses)          (866,858)    (558,030)     (985,898)    (478,876)      (2,550)
                              -----------  -----------  ------------  -----------   ----------
Unrealized appreciation
   (depreciation) during
   the period                   1,056,418    1,579,060     1,200,326    1,655,906     (402,188)
                              -----------  -----------  ------------  -----------   ----------
Net increase (decrease) in
   contract owners' equity
   from operations                788,881    1,508,257     1,071,672    1,785,071      113,360
                              -----------  -----------  ------------  -----------   ----------
Changes from principal
   transactions:
   Purchase payments                1,862        4,256        17,876      112,618          404
   Transfers between
      sub-accounts and the
      company                  (7,163,728)    (217,167)  (10,747,286)     854,538    7,487,436

   Withdrawals                 (1,540,794)  (1,418,552)     (878,014)    (655,344)    (241,406)
   Annual contract fee             (5,184)      (7,009)      (27,821)     (30,552)        (812)
Net increase (decrease) in    -----------  -----------  ------------  -----------   ----------
   contract owners' equity
   from principal
   transactions                (8,707,844)  (1,638,472)  (11,635,245)     281,260    7,245,622
                              -----------  -----------  ------------  -----------   ----------
Total increase (decrease)
   in contract owners'
   equity                      (7,918,963)    (130,215)  (10,563,573)   2,066,331    7,358,982
Contract owners' equity at
   beginning of period          7,918,963    8,049,178    10,563,573    8,497,242           --
                              -----------  -----------  ------------  -----------   ----------
Contract owners' equity at
   end of period              $        --  $ 7,918,963  $         --  $10,563,573   $7,358,982
                              ===========  ===========  ============  ===========   ==========

                                  2010         2009          2010         2009          2010
                              -----------  -----------  ------------  -----------  -------------
Units, beginning of period        387,892      483,588       670,617      653,786           --
Units issued                       13,027       19,334        48,100      121,307      416,819
Units redeemed                    400,919      115,030       718,717      104,476       16,624
                              -----------  -----------  ------------  -----------   ----------
Units, end of period                   --      387,892            --      670,617      400,195
                              ===========  ===========  ============  ===========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                  Strategic Income       Total Bond Market    Total Bond Market
                                  Opportunities II       Trust A Series II    Trust A Series NAV
                              -----------------------  --------------------  -------------------
                                  2010        2009        2010       2009      2010      2009
                              -----------  ----------  ----------  --------  --------  --------
Income:
   Dividend distributions
      received                $   893,246  $   82,627  $   34,518  $  7,046  $ 17,143  $  4,130
Expenses:
   Mortality and expense
      risk and
      administrative charges      (49,791)    (22,117)    (10,806)   (5,667)   (3,498)     (362)
                              -----------  ----------  ----------  --------  --------  --------
Net investment income (loss)      843,455      60,510      23,712     1,379    13,645     3,768
                              -----------  ----------  ----------  --------  --------  --------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --          --          --     4,052        --        --
   Net realized gain (loss)       112,595     (61,716)     18,016     3,730     1,702        41
                              -----------  ----------  ----------  --------  --------  --------
Realized gains (losses)           112,595     (61,716)     18,016     7,782     1,702        41
                              -----------  ----------  ----------  --------  --------  --------
Unrealized appreciation
   (depreciation) during
   the period                    (606,973)    288,879     (35,388)   (2,639)   (3,350)   (2,979)
                              -----------  ----------  ----------  --------  --------  --------
Net increase (decrease) in
   contract owners' equity
   from operations                349,077     287,673       6,340     6,522    11,997       830
                              -----------  ----------  ----------  --------  --------  --------
Changes from principal
   transactions:
   Purchase payments                3,827       2,892     969,448    40,000   373,278   138,903
   Transfers between
      sub-accounts and the
      company                  11,094,996     362,083     297,012   119,710)  126,786    38,208
   Withdrawals                   (527,181)   (225,585)   (234,869)      768    (7,709)      (39)
   Annual contract fee             (8,560)     (3,361)    (14,424)   (2,973)  (15,901)   (5,432)
                              -----------  ----------  ----------  --------  --------  --------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                10,563,082     136,029   1,017,167   (81,915)  476,454   171,640
                              -----------  ----------  ----------  --------  --------  --------
Total increase (decrease)
   in contract owners'
   equity                      10,912,159     423,702   1,023,507   (75,393)  488,451   172,470
Contract owners' equity at
   beginning of period          1,517,465   1,093,763     324,530   399,923   172,470        --
                              -----------  ----------  ----------  --------  --------  --------
Contract owners' equity at
   end of period              $12,429,624  $1,517,465  $1,348,037  $324,530  $660,921  $172,470
                              ===========  ==========  ==========  ========  ========  ========

                                  2010        2009        2010       2009      2010      2009
                              -----------  ----------  ----------  --------  --------  --------
Units, beginning of period         94,813      85,155      23,891    29,789    13,287        --
Units issued                      640,653      50,469     128,752     5,966    38,296    13,392
Units redeemed                     48,469      40,811      49,802    11,864     3,012       105
                              -----------  ----------  ----------  --------  --------  --------
Units, end of period              686,997      94,813     102,841    23,891    48,571    13,287
                              ===========  ==========  ==========  ========  ========  ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                   Total Stock Market
                                Total Return Series I    Total Return Series II      Index Series I
                              ------------------------  ------------------------  --------------------
                                  2010         2009         2010         2009        2010       2009
                              -----------  -----------  -----------  -----------  ---------  ---------
Income:
   Dividend distributions
      received                $   460,801  $   828,353  $   781,694  $ 1,338,600  $   6,276  $   8,415
Expenses:
   Mortality and expense
      risk and
      administrative charges     (320,373)    (332,050)    (588,683)    (537,450)    (8,156)    (9,573)
                              -----------  -----------  -----------  -----------  ---------  ---------
Net investment income (loss)      140,428      496,303      193,011      801,150     (1,880)    (1,158)
                              -----------  -----------  -----------  -----------  ---------  ---------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received      336,232      968,836      627,320    1,548,911         --         --
   Net realized gain (loss)       312,637      (39,037)     614,402      (15,135)    (3,721)    (8,713)
                              -----------  -----------  -----------  -----------  ---------  ---------
Realized gains (losses)           648,869      929,799    1,241,722    1,533,776     (3,721)    (8,713)
                              -----------  -----------  -----------  -----------  ---------  ---------
Unrealized appreciation
   (depreciation) during
   the period                     396,696      860,574      680,284    1,383,771     79,880    156,312
                              -----------  -----------  -----------  -----------  ---------  ---------
Net increase (decrease) in
   contract owners' equity
   from operations              1,185,993    2,286,676    2,115,017    3,718,697     74,279    146,441
                              -----------  -----------  -----------  -----------  ---------  ---------
Changes from principal
   transactions:
   Purchase payments               20,443       41,414      289,194    1,234,607      2,776      1,507
   Transfers between
      sub-accounts and the
      company                    (108,977)   2,027,027      477,899    5,662,392    (22,934)   (29,555)
   Withdrawals                 (3,815,516)  (4,039,080)  (5,393,110)  (3,482,147)  (121,349)  (173,300)
   Annual contract fee            (13,348)     (13,589)     (91,301)     (93,823)      (670)      (950)
                              -----------  -----------  -----------  -----------  ---------  ---------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (3,917,398)  (1,984,228)  (4,717,318)   3,321,029   (142,177)  (202,298)
                              -----------  -----------  -----------  -----------  ---------  ---------
Total increase (decrease)
   in contract owners'
   equity                      (2,731,405)     302,448   (2,602,301)   7,039,726    (67,898)   (55,857)
Contract owners' equity at
   beginning of period         21,410,255   21,107,807   37,903,915   30,864,189    563,977    619,834
                              -----------  -----------  -----------  -----------  ---------  ---------
Contract owners' equity at
   end of period              $18,678,850  $21,410,255  $35,301,614  $37,903,915  $ 496,079  $ 563,977
                              ===========  ===========  ===========  ===========  =========  =========

                                  2010         2009         2010         2009        2010       2009
                              -----------  -----------  -----------  -----------  ---------  ---------
Units, beginning of period      1,055,654    1,165,684    2,189,457    1,984,413     54,556     76,037
Units issued                       75,177      160,384      314,544      606,285      5,915        882
Units redeemed                    262,336      270,414      575,114      401,241     18,867     22,363
                              -----------  -----------  -----------  -----------  ---------  ---------
Units, end of period              868,495    1,055,654    1,928,887    2,189,457     41,604     54,556
                              ===========  ===========  ===========  ===========  =========  =========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                        Ultra Short        U.S. Government
                                 Total Stock Market      Term Bond           Securities
                                   Index Series II       Series II            Series I
                              ------------------------  -----------  -------------------------
                                  2010         2009         2010         2010          2009
                              -----------  -----------  -----------  ------------  -----------
Income:
   Dividend distributions
      received                $    85,596  $    99,342  $     8,907  $    117,839  $   393,928
Expenses:
   Mortality and expense
      risk and
      administrative charges     (125,825)    (116,237)      (4,026)      (60,691)    (204,379)
                              -----------  -----------  -----------  ------------  -----------
Net investment income (loss)      (40,229)     (16,895)       4,881        57,148      189,549
                              -----------  -----------  -----------  ------------  -----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received           --           --           --       392,057      350,536
   Net realized gain (loss)      (263,375)  (1,004,292)         (10)     (579,728)    (321,966)
                              -----------  -----------  -----------  ------------  -----------
Realized gains (losses)          (263,375)  (1,004,292)         (10)     (187,671)      28,570
                              -----------  -----------  -----------  ------------  -----------
Unrealized appreciation
   (depreciation) during
   the period                   1,414,768    2,671,682       (8,989)      356,080      669,506
                              -----------  -----------  -----------  ------------  -----------
Net increase (decrease) in
   contract owners' equity
   from operations              1,111,164    1,650,495       (4,118)      225,557      887,625
                              -----------  -----------  -----------  ------------  -----------
Changes from principal
   transactions:
   Purchase payments               24,578       35,761       16,542           315       66,573
   Transfers between
      sub-accounts and the
      company                    (194,409)    (672,950)     981,727   (11,852,396)    (642,462)
   Withdrawals                   (819,655)    (465,187)      16,439      (881,948)  (2,645,920)
   Annual contract fee            (38,845)     (41,431)        (355)       (2,340)      (6,491)
                              -----------  -----------  -----------  ------------  -----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (1,028,331)  (1,143,807)   1,014,353   (12,736,369)  (3,228,300)
                              -----------  -----------  -----------  ------------  -----------
Total increase (decrease)
   in contract owners'
   equity                          82,833      506,688    1,010,235   (12,510,812)  (2,340,675)
Contract owners' equity at
   beginning of period          8,170,250    7,663,562                 12,510,812   14,851,487
                              -----------  -----------  -----------  ------------  -----------
Contract owners' equity at
   end of period              $ 8,253,083  $ 8,170,250  $ 1,010,235  $         --  $12,510,812
                              ===========  ===========  ===========  ============  ===========

                                  2010         2009         2010         2010          2009
                              -----------  -----------  -----------  ------------  -----------
Units, beginning of period        602,567      715,004           --       585,906      750,264
Units issued                       14,603       52,156       83,875        38,929       66,521
Units redeemed                     88,850      164,593        2,455       624,835      230,879
                              -----------  -----------  -----------  ------------  -----------
Units, end of period              528,320      602,567       81,420            --      585,906
                              ===========  ===========  ===========  ============  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                   U.S. Government            U.S. High
                                 Securities Series II      Yield Series II      Utilities Series I
                              -------------------------  -------------------  ----------------------
                                  2010          2009        2010      2009       2010        2009
                              ------------  -----------  ---------  --------  ----------  ----------
Income:
   Dividend distributions
      received                $     99,118  $   327,320  $  89,577  $ 24,273  $   46,409  $   99,554
Expenses:
   Mortality and expense
      risk and
      administrative charges       (64,275)    (187,580)    (3,573)   (4,353)    (32,968)    (32,159)
                              ------------  -----------  ---------  --------  ----------  ----------
Net investment income (loss)        34,843      139,740     86,004    19,920      13,441      67,395
                              ------------  -----------  ---------  --------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received       365,802      287,365     73,602        --          --          --
   Net realized gain (loss)       (199,197)    (175,497)  (108,826)   (4,649)   (194,180)   (280,974)
                              ------------  -----------  ---------  --------  ----------  ----------
Realized gains (losses)            166,605      111,868    (35,224)   (4,649)   (194,180)   (280,974)
                              ------------  -----------  ---------  --------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                      (19,326)     463,320    (30,360)   88,017     382,561     740,657
                              ------------  -----------  ---------  --------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations                 182,122      714,928     20,420   103,288     201,822     527,078
                              ------------  -----------  ---------  --------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments                55,258      133,090         --        18      19,677      16,526
   Transfers between
      sub-accounts and the
      company                  (10,888,303)     749,702   (232,337)   25,356    (474,824)    355,809
   Withdrawals                    (667,709)  (1,955,283)   (64,672)  (16,327)   (299,592)   (233,094)
   Annual contract fee              (6,661)     (26,618)      (518)   (1,264)     (2,177)     (2,864)
                              ------------  -----------  ---------  --------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                (11,507,415)  (1,099,109)  (297,527)    7,783    (756,916)    136,377
                              ------------  -----------  ---------  --------  ----------  ----------
Total increase (decrease)
   in contract owners'
   equity                      (11,325,293)    (384,181)  (277,107)  111,071    (555,094)    663,455
Contract owners' equity at
   beginning of period          11,325,293   11,709,474    277,107   166,036   2,648,545   1,985,090
                              ------------  -----------  ---------  --------  ----------  ----------
Contract owners' equity at
   end of period              $         --  $11,325,293  $      --  $277,107  $2,093,451  $2,648,545
                              ============  ===========  =========  ========  ==========  ==========

                                  2010          2009        2010      2009       2010        2009
                              ------------  -----------  ---------  --------  ----------  ----------
Units, beginning of period         802,554      882,824     17,601    15,184     152,666     150,812
Units issued                       147,108      222,215      8,743    17,629      17,223      36,975
Units redeemed                     949,662      302,485     26,344    15,212      62,423      35,121
                              ------------  -----------  ---------  --------  ----------  ----------
Units, end of period                    --      802,554         --    17,601     107,466     152,666
                              ============  ===========  =========  ========  ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
         STATEMENTS OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                Utilities Series II        Value Series I          Value Series II
                              ----------------------  -----------------------  ----------------------
                                 2010        2009        2010         2009        2010        2009
                              ----------  ----------  ----------  -----------  ----------  ----------
Income:
   Dividend distributions
      received                $  107,429  $  210,972  $   46,517  $    55,641  $   27,741  $   32,480
Expenses:
   Mortality and expense
      risk and
      administrative charges     (80,546)    (72,485)    (71,184)     (64,434)    (55,691)    (45,529)
                              ----------  ----------  ----------  -----------  ----------  ----------
Net investment income (loss)      26,883     138,487     (24,667)      (8,793)    (27,950)    (13,049)
                              ----------  ----------  ----------  -----------  ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain
      distributions received          --          --          --           --          --          --
   Net realized gain (loss)     (458,534)   (508,172)   (352,397)    (925,736)   (281,011)   (489,824)
                              ----------  ----------  ----------  -----------  ----------  ----------
Realized gains (losses)         (458,534)   (508,172)   (352,397)    (925,736)   (281,011)   (489,824)
                              ----------  ----------  ----------  -----------  ----------  ----------
Unrealized appreciation
   (depreciation) during
   the period                    971,366   1,604,951   1,256,800    2,328,399     957,419   1,450,421
                              ----------  ----------  ----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from operations               539,715   1,235,266     879,736    1,393,870     648,458     947,548
                              ----------  ----------  ----------  -----------  ----------  ----------
Changes from principal
   transactions:
   Purchase payments              27,658      28,255      42,676       18,000      19,393      27,398
   Transfers between
      sub-accounts and the
      company                   (280,239)     56,160       9,362     (380,272)     13,532    (107,009)
   Withdrawals                  (447,249)   (231,826)   (695,662)    (670,826)   (244,997)   (137,328)
   Annual contract fee           (11,121)    (12,293)     (3,137)      (3,836)     (8,586)     (8,385)
                              ----------  ----------  ----------  -----------  ----------  ----------
Net increase (decrease) in
   contract owners' equity
   from principal
   transactions                 (710,951)   (159,704)   (646,761)  (1,036,934)   (220,658)   (225,324)
                              ----------  ----------  ----------  -----------  ----------  ----------
Total increase (decrease)
   in contract
   owners'equity                (171,236)  1,075,562     232,975      356,936     427,800     722,224
Contract owners' equity at
   beginning of period         5,421,773   4,346,211   4,741,157    4,384,221   3,343,757   2,621,533
                              ----------  ----------  ----------  -----------  ----------  ----------
Contract owners' equity at
   end of period              $5,250,537  $5,421,773  $4,974,132  $ 4,741,157  $3,771,557  $3,343,757
                              ==========  ==========  ==========  ===========  ==========  ==========

                                 2010        2009        2010         2009        2010        2009
                              ----------  ----------  ----------  -----------  ----------  ----------
Units, beginning of period       205,704     216,811     207,725      267,802     213,686     230,916
Units issued                      14,926      30,366       7,608        4,765      27,954      23,425
Units redeemed                    42,254      41,473      34,348       64,842      39,965      40,655
                              ----------  ----------  ----------  -----------  ----------  ----------
Units, end of period             178,376     205,704     180,985      207,725     201,675     213,686
                              ==========  ==========  ==========  ===========  ==========  ==========

See accompanying notes.

  JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 2010

1. ORGANIZATION

John Hancock Life Insurance Company of New York, Separate Account A (the "Account") is a separate account established by John Hancock Life Insurance Company of New York (the "Company"). The Company established the Account on July 22, 1992 as a separate account under New York law. The Account operates as a Unit Investment Trust under the Investment Company Act of 1940, as amended, and consists of 136 sub-accounts which are exclusively invested in a corresponding portfolio of the John Hancock Trust (the "Trust"), and 2 sub-accounts that are invested in portfolios of other Outside Trusts (the "Outside Trusts"). The Account is a funding vehicle for variable annuity contracts issued by the Company. The Account includes contracts issued for the following products:
Venture, Vantage, Vision, Venture III, Venture IV, Wealthmark, and Wealthmark ML3. These products are distinguished principally by the level of expenses and surrender charges.

Each sub-account holds shares of a particular series ("Portfolio") of a registered investment company. Sub-accounts that invest in Portfolios of the Trust may offer four classes of units to fund variable annuity contracts issued by the Company. These classes, Series I, Series II, Series III and Series NAV, represent an interest in the same Trust Portfolio, but in different classes of that Portfolio. Series I, Series II, Series III and Series NAV shares of the Trust Portfolio differ in the level of 12b-1 fees and other expenses assessed against the Portfolio's assets.

The Company is a wholly owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("JHUSA"), which in turn is an indirect, wholly owned subsidiary of the Manufacturers Life Insurance Company which is an indirect, wholly owned subsidiary of Manulife Financial Corporation ("MFC"), a Canadian-based publicly traded stock life insurance company. MFC and its subsidiaries are known collectively as Manulife Financial.

In addition to the Account, certain contract owners may also allocate funds to the Fixed Account, which is part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Company's general account has not been registered as an investment company under the Investment Company Act of 1940.

Sub-accounts closed or opened in 2010 are as follows:

SUB-ACCOUNTS CLOSED                          2010
---------------------------------------   ---------
All Cap Growth Series I                    5/3/2010
All Cap Growth Series II                   5/3/2010
CGTC Overseas Equity Series II             5/3/2010
Pacific Rim Series I                       5/3/2010
Pacific Rim Series II                      5/3/2010
U.S. Government Securities Series I        5/3/2010
U.S. Government Securities Series II       5/3/2010
Strategic Bond Series I                   11/8/2010
Strategic Bond Series II                  11/8/2010
U.S. High Yield Series II                 11/8/2010

SUB-ACCOUNTS OPENED                          2010
---------------------------------------   ----------
Short Term Government Income Series I      5/3/2010
Short Term Government Income Series II     5/3/2010
Ultra Short Term Bond Series II            8/2/2010
Strategic Income Opportunities Series I   11/8/2010

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2010

2. SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

VALUATION OF INVESTMENTS

Investments made in the Portfolios of the Trust and of the Outside Trusts are valued at fair value based on the reported net asset values of such Portfolios. Investment transactions are recorded on the trade date. Income from dividends, and gains from realized gain distributions are recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

NET ASSETS IN PAYOUT (ANNUITIZATION) PERIOD

A portion of net assets is allocated to annuity policies in the payout period. The liability for these policies is calculated using statutory accounting using mortality assumptions and an assumed interest rate. Mortality assumptions are based on the Individual Annuity Mortality Table in effect at the time of annuitization. The assumed interest rate is 3% to 4%, as regulated by the laws of the respective states. The mortality risk is borne entirely by the Company and may result in additional amounts being transferred into the variable annuity account by the Company to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company.

EXPENSES

The expense ratio represents the contract expenses of the Account for the period indicated and includes only those expenses that are charged through a reduction of the unit value. Included in this category are mortality and expense charges, and the cost of any riders the policy holder has elected. These fees range between 0.35% and 2.10% of net assets of the sub-account depending on the type of contract. In addition, annual contract charges of up to $30 per policy are made through redemption of units.

AMOUNTS RECEIVABLE/PAYABLE

Receivables/Payables from/to Portfolios/the Company are due to unsettled contract transactions (net of asset-based charges) and/or subsequent/preceding purchases/sales of the respective Portfolios' shares. The amounts are due from/to either the respective Portfolio and/or the Company for the benefit of contract owners. There are no unsettled policy transactions at December 31, 2010.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2010

3. FEDERAL INCOME TAXES

The Account does not file separate tax returns. The taxable income of the Account is consolidated with that of the Company within the consolidated federal tax return. Any tax contingencies arising from the taxable income generated by the Account is the responsibility of the Company and the Company holds any and all tax contingencies on its financial statements. The Account is not a party to the consolidated tax sharing agreement thus no amount of income taxes or tax contingencies are passed through to the Account. The legal form of the Account is not taxable in any state or foreign jurisdictions.

The income taxes topic of the FASB Accounting Standard Codification establishes a minimum threshold for financial statement recognition of the benefit of positions taken, or expected to be taken, in filing tax returns (including whether the Account is taxable in certain jurisdictions). The topic requires the evaluation of tax positions taken or expected to be taken in the course of preparing John Hancock's tax returns to determine whether tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions deemed to meet more-than likely-than-not threshold would be recorded as tax expense.

The Account complies with the provisions of FASB ASC Topic 740, Income Taxes. As of December 31, 2010, the Account did not have a liability for any uncertain tax positions. The Account recognizes interest and penalties, if any, related to tax liabilities as income tax expense in the Statements of Operations.

4. TRANSACTIONS WITH AFFILIATES

The Company has an administrative services agreement with Manulife Financial, whereby Manulife Financial or its designee, with the consent of the Company, performs certain services on behalf of the Company necessary for the operation of the Account. John Hancock Investment Management Services, LLC ("JHIMS"), a Delaware limited liability company controlled by JHUSA, serves as investment adviser for the Trust.

5. FAIR VALUE MEASUREMENTS

Accounting Standards Codification 820 ("ASC 820") "Fair Value Measurements and Disclosures" provides a single definition of fair value for accounting purposes, establishes a consistent framework for measuring fair value, and expands disclosure requirements about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit value. An exit value is not a forced liquidation or distressed sale.

Following ASC 820 guidance, the Account has categorized its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Account's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

- Level 1 - Fair value measurements that reflect unadjusted, quoted prices in active markets for identical assets and liabilities that the Account has the ability to access at the measurement date.

- Level 2 - Fair value measurements using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.

- Level 3 - Fair value measurements using significant non market observable inputs.

All of the Account's sub-accounts' investments in a portfolio of the Trust and the Outside Trusts were valued at the reported net asset value of the Portfolio and categorized as Level 1 as of December 31, 2009 and December 31, 2010.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2010

6. PURCHASES AND SALES OF INVESTMENTS

The cost of purchases including reinvestment of dividend distributions and proceeds from the sales of investments in the Portfolios of the Trust and the Outside Trusts during 2010 were as follows:

                                                    Details of Investments
                                                  --------------------------
Sub-account                                        Purchases        Sales
-----------------------------------------------   -----------   ------------
500 Index Fund B Series NAV                       $   314,968   $    736,632
500 Index Series I                                    186,389        623,928
500 Index Series II                                   881,216      1,688,839
500 Index Trust Series NAV                            718,564         77,290
Active Bond Series I                                  538,856      1,510,181
Active Bond Series II                               7,863,686      9,669,296
All Cap Core Series I                                  62,402        776,967
All Cap Core Series II                                 30,494        117,664
All Cap Growth Series I                                28,044      6,519,059
All Cap Growth Series II                               33,633      2,003,304
All Cap Value Series I                                 22,954        377,866
All Cap Value Series II                               205,873        737,125
American Asset Allocation Series I                    543,228      2,829,671
American Asset Allocation Series II                 4,474,841      8,398,385
American Blue-Chip Income & Growth Series II          536,771      1,955,616
American Blue-Chip Income & Growth Series III         271,244         23,978
American Bond Series II                            14,829,551     18,480,824
American Bond Series III                              434,984         29,848
American Fundamental Holdings Series II             3,101,219      7,989,679
American Global Diversification Series II           1,498,057      6,916,994
American Global Growth Series II                    1,539,822      2,297,997
American Global Small Capitalization Series II      1,052,613      1,481,281
American Global Small Capitalization Series III           949          1,537
American Growth Series II                           5,218,067     24,668,454
American Growth Series III                            203,619         23,830
American Growth-Income Series I                       443,887      1,841,192
American Growth-Income Series II                    8,136,376     19,426,916
American Growth-Income Series III                       2,324          1,800
American High-Income Bond Series II                 1,580,135      1,029,823
American High-Income Bond Series III                  185,737         21,054
American International Series II                    8,767,816     13,667,577
American International Series III                     183,157         16,000
American New World Series II                        3,086,911      2,091,982
Blue Chip Growth Series I                             439,767      4,149,419
Blue Chip Growth Series II                          1,459,788      3,272,793
Capital Appreciation Series I                       6,346,326      2,097,055
Capital Appreciation Series II                      2,866,402      1,712,486
Capital Appreciation Value Series II                3,236,338      2,635,120
CGTC Overseas Equity Series II                          8,062        444,772
Core Allocation Plus Series II                        688,184        584,286
Core Allocation Series I                               10,815            837
Core Allocation Series II                           5,380,465        671,507
Core Balanced Series I                                 61,212          2,866
Core Balanced Series II                             9,668,103      1,489,178
Core Balanced Strategy Series NAV                     186,454          3,180
Core Bond Series II                                   238,716        296,851
Core Disciplined Diversification Series II          9,190,536      1,924,779
Core Fundamental Holdings Series II                13,625,909      1,474,343
Core Fundamental Holdings Series III                   17,044             93
Core Global Diversification Series II              10,833,525      3,218,595
Core Global Diversification Series III                148,114          3,817
Core Strategy Series II                             5,091,057      5,048,980
Core Strategy Series NAV                               10,393          5,235

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2010

6. PURCHASES AND SALES OF INVESTMENTS-- (CONTINUED)

                                                    Details of Investments
                                                  --------------------------
Sub-account                                        Purchases        Sales
-----------------------------------------------   -----------   ------------
Disciplined Diversification Series II             $   401,878   $    571,263
DWS Equity 500 Index                                  148,844        271,759
Equity-Income Series I                              1,357,555      5,009,764
Equity-Income Series II                             2,214,649      4,648,767
Financial Services Series I                             4,194        164,450
Financial Services Series II                          782,449        959,736
Founding Allocation Series II                       4,118,123     13,605,895
Fundamental Value Series I                            657,208      5,023,153
Fundamental Value Series II                         1,851,509      6,209,516
Global Bond Series I                                  675,332      1,235,191
Global Bond Series II                               2,710,316      3,921,676
Global Trust Series I                                 260,064      1,198,252
Global Trust Series II                                250,386        572,152
Health Sciences Series I                              152,304        826,610
Health Sciences Series II                           1,006,728      1,575,335
High Income Series II                               1,258,073      1,137,555
High Yield Series I                                 2,218,116      2,063,422
High Yield Series II                                6,695,811      6,115,238
International Core Series I                           130,473        496,523
International Core Series II                          340,179        544,126
International Equity Index A Trust Series I         2,271,941        516,609
International Equity Index A Trust Series II        5,364,351      1,008,736
International Equity Index Series NAV                 305,331        414,491
International Opportunities Series II                 703,678      1,142,456
International Small Company Series I                  155,748        961,837
International Small Company Series II                 483,017      1,024,959
International Value Series I                          436,743      1,728,094
International Value Series II                       1,795,916      3,155,846
Investment Quality Bond Series I                    1,413,981      1,999,266
Investment Quality Bond Series II                   5,145,819      6,014,976
Large Cap Series I                                    193,346      1,306,617
Large Cap Series II                                   137,893        116,379
Large Cap Value Series I                              118,926        381,493
Large Cap Value Series II                             610,032        860,441
Lifestyle Aggressive Series I                         225,143      1,019,216
Lifestyle Aggressive Series II                      2,939,403      7,406,425
Lifestyle Balanced Series I                         3,034,364      8,978,674
Lifestyle Balanced Series II                       78,418,431     86,187,930
Lifestyle Conservative Series I                     2,193,585      3,371,921
Lifestyle Conservative Series II                   73,931,806     53,907,452
Lifestyle Growth Series I                           2,362,712      4,113,642
Lifestyle Growth Series II                         81,559,467     95,766,518
Lifestyle Moderate Series I                         1,890,195      3,284,570
Lifestyle Moderate Series II                       53,649,235     36,584,876
Mid Cap Index Series I                                603,966        663,268
Mid Cap Index Series II                             1,744,645      2,743,251
Mid Cap Stock Series I                                333,187      2,188,483
Mid Cap Stock Series II                             1,104,664      3,544,566

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2010

6. PURCHASES AND SALES OF INVESTMENTS-- (CONTINUED)

                                                    Details of Investments
                                                  --------------------------
Sub-account                                        Purchases        Sales
-----------------------------------------------   -----------   ------------
Mid Value Series I                                $   141,234   $    724,210
Mid Value Series II                                   723,001      2,393,618
Money Market Series I                               1,190,085      2,072,394
Money Market Series II                              7,899,696     12,041,183
Money Market Trust B Series NAV                    53,915,611     82,577,256
Mutual Shares Series I                                328,012         17,354
Natural Resources Series II                         3,525,079      4,897,633
Optimized All Cap Series II                           334,171      1,063,943
Optimized Value Series II                             115,834        341,282
Pacific Rim Series I                                   67,672      1,529,308
Pacific Rim Series II                                 525,181      3,769,424
PIMCO All Asset                                       854,964        386,480
Real Estate Securities Series I                       252,955        708,619
Real Estate Securities Series II                    1,295,220      2,268,054
Real Return Bond Series II                          2,929,670      3,334,470
Science & Technology Series I                         507,807      1,660,995
Science & Technology Series II                      1,738,768      1,993,876
Short Term Government Income Series I              12,046,615      1,840,649
Short Term Government Income Series II             14,490,011      2,985,424
Small Cap Growth Series II                            671,649        711,495
Small Cap Index Series I                              199,693        198,804
Small Cap Index Series II                             369,126      1,359,298
Small Cap Opportunities Series I                      615,795        483,297
Small Cap Opportunities Series II                   1,031,032      1,413,281
Small Cap Value Series II                           1,737,840      1,640,809
Small Company Value Series I                          212,711      1,031,494
Small Company Value Series II                         843,422      2,288,360
Smaller Company Growth Series I                       307,303        433,734
Smaller Company Growth Series II                      380,625        405,624
Strategic Bond Series I                               977,397      9,085,921
Strategic Bond Series II                            1,771,665     12,549,667
Strategic Income Opportunties Series I              8,077,391        313,671
Strategic Income Opportunities Series II           12,269,801        863,265
Total Bond Market Trust A Series II                 1,724,108        683,229
Total Bond Market Trust A Series NAV                  533,785         43,687
Total Return Series I                               2,357,240      5,797,977
Total Return Series II                              6,951,655     10,848,640
Total Stock Market Index Series I                      66,834        210,891
Total Stock Market Index Series II                    296,867      1,365,428
Ultra Short Term Bond Series II                     1,053,787         34,553
U.S. Government Securities Series I                 1,247,394     13,534,556
U.S. Government Securities Series II                2,546,613     13,653,381
U.S. High Yield Series II                             305,592        443,514
Utilities Series I                                    349,843      1,093,317
Utilities Series II                                   509,086      1,193,154
Value Series I                                        223,813        895,241
Value Series II                                       487,168        735,777

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES

A summary of unit values and units outstanding for variable annuity contracts and the expense and income ratios, excluding expenses of the underlying Portfolios, were as follows:

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
500 Index Fund B Series NAV   2010    597 $10.71 to $10.53  $  6,361     1.85% to 1.40%         1.75%         13.26% to 12.76%
                              2009    642     9.45 to 9.34     6,043      1.85 to 1.40          2.23           24.59 to 24.03
                              2008    669     7.59 to 7.53     5,063      1.85 to 1.40          2.08         (38.07) to (38.35)
                              2007    757   12.25 to 12.21     9,257      1.85 to 1.40          1.23          (2.01) to (2.30)
500 Index Series I            2010    244   10.64 to 10.56     2,586      1.75 to 1.40          1.36           12.99 to 12.59
                              2009    289     9.42 to 9.38     2,708      1.75 to 1.40          1.53           23.99 to 23.56
                              2008    464     7.60 to 7.59     3,518      1.75 to 1.40          0.66         (38.08) to (38.30)
                              2007    623   12.31 to 12.27     7,643      1.75 to 1.40          2.41            3.43 to 3.07
                              2006    752   11.94 to 11.66     8,946      1.75 to 1.40          0.92           13.66 to 13.26
500 Index Series II           2010    750   14.49 to 13.94    10,648      1.85 to 1.40          1.19           12.70 to 12.19
                              2009    811   12.86 to 12.42    10,215      1.85 to 1.40          1.48           23.84 to 23.29
                              2008    940   10.38 to 10.08     9,531      1.85 to 1.40          0.46         (38.27) to (38.55)
                              2007  1,081   16.82 to 16.40    17,780      1.85 to 1.40          1.93            3.26 to 2.80
                              2006  1,168   16.29 to 15.21    18,636      1.85 to 1.40          0.78           13.47 to 12.96
500 Index Trust Series NAV    2010     55   17.58 to 17.36       958      1.55 to 0.80          2.19           13.73 to 12.88
                              2009     15   15.46 to 15.38       228      1.55 to 0.80          2.98           23.67 to 23.06
Active Bond Series I          2010    255   16.20 to 15.88     4,099      1.75 to 1.40          7.01           12.27 to 11.87
                              2009    336   14.43 to 14.19     4,801      1.75 to 1.40          6.94           23.07 to 22.64
                              2008    409   11.72 to 11.57     4,759      1.75 to 1.40          5.02         (11.78) to (12.09)
                              2007    538   13.29 to 13.17     7,114      1.75 to 1.40          8.45            2.59 to 2.23
                              2006    666   12.95 to 12.88     8,600      1.75 to 1.40          2.82            2.97 to 2.61
Active Bond Series II         2010  3,013   16.01 to 15.61    47,666      1.85 to 1.40          6.99           12.13 to 11.62
                              2009  3,309   14.28 to 13.98    46,780      1.85 to 1.40          7.26           22.65 to 22.10
                              2008  3,430   11.64 to 11.45    39,615      1.85 to 1.40          4.80         (11.90) to (12.29)
                              2007  5,138   13.22 to 13.06    67,505      1.85 to 1.40          8.02            1.87 to 0.87
                              2006  4,968   12.91 to 12.82    63,915      1.85 to 1.40          2.61            2.76 to 2.30
All Cap Core Series I         2010    223    17.73 to 7.73     3,461      1.75 to 1.40          0.99           11.47 to 11.08
                              2009    283    15.90 to 6.96     3,792      1.75 to 1.40          1.60           26.68 to 26.24
                              2008    330    12.55 to 5.51     3,536      1.75 to 1.40          1.59         (40.47) to (40.68)
                              2007    397    21.09 to 9.29     7,207      1.75 to 1.40          1.38            1.23 to 0.87
                              2006    522    20.83 to 9.21     9,535      1.75 to 1.40          0.72           13.16 to 12.76
All Cap Core Series II        2010     72   15.98 to 15.37     1,116      1.85 to 1.40          0.82           11.25 to 10.75
                              2009     78   14.37 to 13.88     1,083      1.85 to 1.40          1.39           26.48 to 25.91
                              2008     86   11.36 to 11.03       948      1.85 to 1.40          1.30         (40.59) to (40.86)
                              2007    128   19.12 to 18.64     2,391      1.85 to 1.40          0.80           0.53 to (4.85)
                              2006     73   18.94 to 16.71     1,341      1.85 to 1.40          0.52           12.96 to 12.45
All Cap Growth Series I       2010      0    15.89 to 6.67         0      1.75 to 1.40          0.21            4.15 to 4.03
                              2009    493    15.26 to 6.42     6,225      1.75 to 1.40          0.70           19.41 to 18.99
                              2008    604    12.78 to 5.39     6,282      1.75 to 1.40          0.29         (42.76) to (42.96)
                              2007    771    22.33 to 9.45    13,881      1.75 to 1.40          0.04           10.49 to 10.10
                              2006  1,006    20.21 to 8.59    16,657      1.75 to 1.40          0.00            5.10 to 4.73
All Cap Growth Series II      2010      0   11.76 to 11.35         0      1.85 to 1.40          0.11            4.07 to 3.92
                              2009    171   11.30 to 10.92     1,888      1.85 to 1.40          0.52           19.19 to 18.65
                              2008    180     9.48 to 9.20     1,664      1.85 to 1.40          0.11         (42.87) to (43.13)
                              2007    221   16.60 to 16.18     3,588      1.85 to 1.40          0.00           10.26 to 9.77
                              2006    288   15.05 to 14.04     4,253      1.85 to 1.40          0.00            4.84 to 4.37
All Cap Value Series I        2010     99   17.13 to 13.78     1,725      1.75 to 0.80          0.35           17.41 to 16.3
                              2009    121   14.73 to 11.73     1,807      1.75 to 0.80          0.53           24.41 to 20.78
                              2008    141   12.16 to 11.84     1,689      1.75 to 1.40          0.73         (29.78) to (30.02)
                              2007    211   17.32 to 16.92     3,593      1.75 to 1.40          1.74            6.81 to 6.44
                              2006    243   16.21 to 15.90     3,883      1.75 to 1.40          0.95           12.14 to 11.75
All Cap Value Series II       2010    272   19.01 to 18.28     4,998      1.85 to 1.40          0.15           16.49 to 15.97
                              2009    300   16.31 to 15.76     4,735      1.85 to 1.40          0.31           24.65 to 24.09
                              2008    348   13.09 to 12.70     4,414      1.85 to 1.40          0.54         (29.86) to (30.18)
                              2007    426   18.66 to 18.19     7,724      1.85 to 1.40          1.35            6.53 to 6.05
                              2006    514   17.52 to 15.89     8,775      1.85 to 1.40          0.79           11.96 to 11.45

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
American Asset Allocation
   Series I                   2010    711 $11.65 to $11.50  $  8,268     1.75% to 1.40%         1.46%         10.50% to 10.11%
                              2009    924   10.55 to 10.45     9,735      1.75 to 1.40          1.86           20.11 to 19.83
American Asset Allocation
   Series II                  2010  9,291   11.73 to 11.41   107,550      1.90 to 1.15          1.46           10.62 to 9.80
                              2009  9,658   10.60 to 10.39   101,401      1.90 to 1.15          2.03           21.86 to 20.95
                              2008  7,029     8.70 to 8.59    60,763      1.90 to 1.15          3.04         (30.64) to (31.16)
                              2007  3,023   12.54 to 12.48    37,906      1.90 to 1.15          3.76           0.34 to (0.16)
American Blue-Chip Income
   & Growth Series II         2010    556   17.19 to 16.61     9,435      1.85 to 1.40          1.12           10.20 to 9.70
                              2009    645   15.60 to 15.14     9,945      1.85 to 1.40          1.38           25.36 to 24.80
                              2008    764   12.44 to 12.13     9,405      1.85 to 1.40          3.95         (37.64) to (37.93)
                              2007    880   19.96 to 19.54    17,405      1.85 to 1.40          2.09           0.06 to (0.39)
                              2006  1,055   19.94 to 19.62    20,894      1.85 to 1.40          0.42           15.17 to 14.66
American Blue Chip Income
   & Growth Series III        2010     31   12.01 to 11.75       365      1.55 to 0.80          2.76           11.39 to 10.56
                              2009      8   10.78 to 10.63        90      1.55 to 0.80          4.73           26.15 to 25.53
American Bond Series II       2010  6,924   13.75 to 13.19    92,938      1.90 to 1.15          2.39            4.75 to 3.97
                              2009  7,266   13.13 to 12.68    93,467      1.90 to 1.15          2.63           10.65 to 9.82
                              2008  6,802   11.87 to 11.55    79,419      1.90 to 1.15          8.97         (10.86) to (11.52)
                              2007  9,127   13.31 to 13.05   120,045      1.90 to 1.15          4.33           1.58 to (0.20)
                              2006  5,697   13.10 to 12.96    74,052      1.85 to 1.15          0.00            5.01 to 4.46
American Bond Series III      2010     41   13.19 to 12.91       538      1.55 to 0.80          5.11            5.56 to 4.77
                              2009     11   12.49 to 12.32       135      1.55 to 0.80          7.46            8.99 to 8.46
American Fundamental
   Holdings Series II         2010  6,974   11.70 to 11.43    80,652      1.90 to 1.15          1.39            8.93 to 8.12
                              2009  7,422   10.74 to 10.57    79,090      1.90 to 1.15          1.66           25.23 to 24.30
                              2008  5,408     8.58 to 8.50    46,181      1.90 to 1.15          5.92         (31.76) to (32.27)
                              2007    350   12.57 to 12.56     4,401      1.90 to 1.15          2.82            0.55 to 0.45
American Global
   Diversification Series II  2010  4,572   12.10 to 11.82    54,657      1.90 to 1.15          1.80           11.01 to 10.19
                              2009  5,088   10.90 to 10.73    54,994      1.90 to 1.15          1.78           34.73 to 33.73
                              2008  4,707     8.09 to 8.02    37,908      1.90 to 1.15          5.46         (35.60) to (36.09)
                              2007    273   12.56 to 12.55     3,425      1.90 to 1.15          2.93            0.52 to 0.41
American Global Growth
   Series II                  2010  1,146   12.34 to 12.01    13,942      1.90 to 1.15          0.94            9.90 to 9.08
                              2009  1,204   11.23 to 11.01    13,373      1.90 to 1.15          0.87           39.80 to 38.76
                              2008  1,289     8.03 to 7.93    10,289      1.90 to 1.15          2.58         (39.39) to (39.84)
                              2007    996   13.25 to 13.19    13,159      1.90 to 1.15          3.53            6.02 to 5.49
American Global Small
   Capitalization Series II   2010    455   11.80 to 11.48     5,292      1.90 to 1.15          1.12           20.46 to 19.56
                              2009    497      9.80 to 9.6     4,817      1.90 to 1.15          0.00           58.60 to 57.42
                              2008    533     6.18 to 6.10     3,272      1.90 to 1.15          1.36         (54.33) to (54.67)
                              2007    394   13.52 to 13.46     5,319      1.90 to 1.15          3.02            8.20 to 7.66
American Global Small
   Capitalization Series III  2010      1   12.55 to 12.28        10      1.55 to 0.80          1.61           21.52 to 20.62
                              2009      1   10.33 to 10.18         9      1.55 to 0.80          0.00           37.43 to 36.75
American Growth Series II     2010  7,523   19.27 to 12.53   137,649      1.90 to 1.15          0.19           16.79 to 15.92
                              2009  8,519   16.63 to 10.73   134,439      1.90 to 1.15          0.08           37.09 to 36.07
                              2008  9,718    12.22 to 7.83   112,969      1.90 to 1.15          1.71         (44.92) to (45.33)
                              2007  9,075   22.35 to 14.21   194,068      1.90 to 1.15          0.97           11.89 to 10.45
                              2006  7,988   20.77 to 12.83   160,869      1.85 to 1.15          0.16            8.12 to 2.53
American Growth Series III    2010     21   12.17 to 11.91       254      1.55 to 0.80          1.18           17.74 to 16.86
                              2009      4   10.34 to 10.19        44      1.55 to 0.80          1.62           24.36 to 23.75
American Growth-Income
   Series I                   2010    505   17.34 to 16.88     8,666      1.75 to 1.40          1.07            9.51 to 9.13
                              2009    592   15.84 to 15.47     9,282      1.75 to 1.40          1.08           26.38 to 26.08
American Growth-Income
   Series II                  2010  7,611   16.65 to 12.08   122,473      1.90 to 1.15          0.97            9.57 to 8.76
                              2009  8,246   15.31 to 11.02   121,878      1.90 to 1.15          1.08           29.17 to 28.21
                              2008  8,827    11.94 to 8.53   101,639      1.90 to 1.15          1.92         (38.88) to (39.34)
                              2007  8,979   19.68 to 13.96   170,839      1.90 to 1.15          2.81            4.44 to 3.28
                              2006  7,484   19.56 to 13.49   142,470      1.85 to 1.15          0.92           13.03 to 7.76
American Growth-Income
   Series III                 2010      2   11.99 to 11.73        21      1.55 to 0.80          1.55           10.55 to 9.72
                              2009      2   10.84 to 10.69        18      1.55 to 0.80          2.25           23.59 to 22.98

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
American High-Income Bond
   Series II                  2010    375 $13.88 to $13.51  $  5,127     1.90% to 1.15%         7.28%         13.22% to 12.37%
                              2009    356   12.26 to 12.02     4,312      1.90 to 1.15          7.04           36.84 to 35.81
                              2008    276     8.96 to 8.85     2,454      1.90 to 1.15          6.87         (25.26) to (25.82)
                              2007    230   11.99 to 11.93     2,756      1.90 to 1.15         14.42          (4.07) to (4.55)
American High-Income Bond
   Series III                 2010     18   15.34 to 15.02       274      1.55 to 0.80          8.48           14.06 to 13.21
                              2009      7   13.45 to 13.26        98      1.55 to 0.80         23.21           26.17 to 25.55
American International
   Series II                  2010  3,471   25.53 to 13.20    79,177      1.90 to 1.15          1.47            5.46 to 4.67
                              2009  3,654   24.39 to 12.52    79,898      1.90 to 1.15          0.91           40.78 to 39.73
                              2008  4,271    17.45 to 8.89    67,146      1.90 to 1.15          3.75         (43.13) to (43.56)
                              2007  4,182   30.92 to 15.64   117,982      1.90 to 1.15          2.12           20.00 to 18.04
                              2006  3,719   26.88 to 13.22    94,939      1.85 to 1.15          0.72           16.68 to 5.59
American International
   Series III                 2010     18   12.24 to 11.98       222      1.55 to 0.80          3.41            6.40 to 5.60
                              2009      4   11.51 to 11.35        42      1.55 to 0.80          4.91           30.60 to 29.96
American New World
   Series II                  2010    468   14.44 to 14.05     6,675      1.90 to 1.15          1.14           15.85 to 14.98
                              2009    391   12.47 to 12.22     4,826      1.90 to 1.15          1.19           47.11 to 46.02
                              2008    320     8.48 to 8.37     2,693      1.90 to 1.15          2.39         (43.32) to (43.74)
                              2007    305   14.95 to 14.88     4,543      1.90 to 1.15          4.54           19.62 to 19.02
Blue Chip Growth Series I     2010  1,103   24.16 to 10.99    22,002      1.75 to 1.40          0.08           14.54 to 14.14
                              2009  1,322    21.09 to 9.63    22,583      1.75 to 1.40          0.15           40.91 to 40.42
                              2008  1,661    14.97 to 6.86    19,671      1.75 to 1.40          0.31         (43.34) to (43.54)
                              2007  1,903   26.42 to 12.14    40,711      1.75 to 1.40          0.71           11.17 to 10.78
                              2006  2,288   24.22 to 10.96    45,399      1.75 to 1.40          0.21            8.07 to 7.69
Blue Chip Growth Series II    2010  1,175   15.11 to 13.45    17,962      1.90 to 1.15          0.05           14.61 to 13.76
                              2009  1,287   13.28 to 11.73    17,230      1.90 to 1.15          0.09           40.93 to 39.88
                              2008  1,373     9.50 to 8.32    13,138      1.90 to 1.15          0.14         (43.29) to (43.71)
                              2007  1,218   16.87 to 14.68    20,648      1.90 to 1.15          0.38           12.67 to 11.22
                              2006  1,374   15.64 to 13.17    21,093      1.85 to 1.15          0.03            7.80 to 5.20
Capital Appreciation
   Series I                   2010  1,257     9.91 to 9.56    12,339      1.75 to 1.40          0.15           10.28 to 9.89
                              2009    791      8.98 to 8.7     7,034      1.75 to 1.40          0.25           40.31 to 39.82
                              2008    966     6.40 to 6.22     6,119      1.75 to 1.40          0.43         (38.10) to (38.32)
                              2007  1,202   10.34 to 10.09    12,303      1.75 to 1.40          0.27           10.05 to 9.66
                              2006  1,426     9.40 to 9.20    13,949      1.75 to 1.40          0.00            0.84 to 0.49
Capital Appreciation
   Series II                  2010    688   14.85 to 13.35    10,382      1.90 to 1.15          0.02           10.30 to 9.48
                              2009    601   13.56 to 12.10     8,267      1.90 to 1.15          0.05           40.42 to 39.37
                              2008    642     9.73 to 8.62     6,326      1.90 to 1.15          0.22         (38.08) to (38.54)
                              2007    746   15.83 to 13.92    11,902      1.90 to 1.15          0.08           10.85 to 10.08
                              2006    868   14.83 to 12.61    12,654      1.85 to 1.15          0.00            1.15 to 0.20
Capital Appreciation Value
   Series II                  2010  1,706   13.09 to 12.85    22,084      1.90 to 1.15          1.30           12.34 to 11.5
                              2009  1,848   11.65 to 11.52    21,392      1.90 to 1.15          2.11           28.35 to 27.39
                              2008    908     9.08 to 9.04     8,220      1.90 to 1.15          1.55         (27.36) to (27.65)
CGTC Overseas Equity
   Series II                  2010      0   14.29 to 13.97         0      1.85 to 1.40          0.51          (1.50) to (1.65)
                              2009     31   14.51 to 14.21       444      1.85 to 1.40          1.87           28.63 to 28.05
                              2008     26   11.28 to 11.09       294      1.85 to 1.40          1.53         (43.00) to (43.26)
                              2007     36   19.79 to 19.55       715      1.85 to 1.40          1.88           10.64 to 10.14
                              2006     46   17.89 to 17.75       820      1.85 to 1.40          0.40           17.98 to 17.45
Core Allocation Plus
   Series II                  2010    777   11.81 to 11.59     9,097      1.90 to 1.15          0.93            9.03 to 8.21
                              2009    776   10.84 to 10.71     8,364      1.90 to 1.15          1.62           23.67 to 22.74
                              2008    326     8.76 to 8.73     2,847      1.90 to 1.15          1.01         (29.91) to (30.19)
Core Allocation Series I      2010      4   16.28 to 16.08        59      1.55 to 0.80          2.55           10.12 to 9.30
                              2009      3   14.79 to 14.71        45      1.55 to 0.80          8.43           18.30 to 17.71
Core Allocation Series II     2010    471   16.49 to 14.09     7,738      2.10 to 1.15          3.00           9.46 to 12.73
                              2009    174   15.06 to 14.99     2,613      1.90 to 1.15          6.98           20.5 to 19.89
Core Balanced Series I        2010     11   16.42 to 16.22       184      1.55 to 0.80          2.07           11.30 to 10.47
                              2009      7   14.75 to 14.68       110      1.55 to 0.80          3.52           18.04 to 17.46
Core Balanced Series II       2010    840   16.68 to 14.10    13,942      2.10 to 1.15          2.11           10.77 to 12.80
                              2009    317   15.05 to 14.98     4,769      1.90 to 1.15          3.10           20.43 to 19.83

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
Core Balanced Strategy
   Series NAV                 2010     15  14.91% to 14.91% $    225     1.60% to 1.60%         2.77%          9.07% to 9.07%
                              2009      2   13.67 to 13.67        25      1.60 to 1.60          6.55            9.37 to 9.37
Core Bond Series II           2010     59   15.46 to 15.07       900      1.85 to 1.40          2.28            5.44 to 4.96
                              2009     64   14.66 to 14.36       923      1.85 to 1.40          2.01            8.08 to 7.60
                              2008     53   13.57 to 13.34       711      1.85 to 1.40          5.88            1.71 to 1.25
                              2007     17   13.34 to 13.18       229      1.85 to 1.40          7.42            4.58 to 4.11
                              2006     17   12.76 to 12.66       211      1.85 to 1.40          1.59            2.18 to 1.72
Core Disciplined
   Diversification Series II  2010    746   17.11 to 14.28    12,675      2.10 to 1.15          2.76           10.92 to 14.27
                              2009    311   15.42 to 15.34     4,788      1.90 to 1.15          4.82           23.37 to 22.75
Core Fundamental Holdings
   Series II                  2010  1,288   13.85 to 13.48    20,482      2.10 to 0.35          2.24           7.43 to 10.81
                              2009    501   14.73 to 14.66     7,363      1.90 to 1.15          2.72           17.86 to 17.27
Core Fundamental Holdings
   Series III                 2010      1   15.81 to 15.62        20      1.55 to 0.80          5.86            9.20 to 8.38
                              2009      0   14.48 to 14.41         3      1.55 to 0.80          8.68           15.85 to 15.28
Core Global
   Diversification Series II  2010  1,353   14.16 to 13.47    21,940      2.10 to 0.35          2.17           7.98 to 13.30
                              2009    880   15.23 to 15.15    13,364      1.90 to 1.15          3.12           21.83 to 21.22
Core Global
   Diversification Series III 2010     10   16.11 to 15.91       158      1.55 to 0.80          3.94            7.84 to 7.03
                              2009      0   14.94 to 14.86         3      1.55 to 0.80          8.00           19.48 to 18.90
Core Strategy Series II       2010  4,192   14.17 to 13.51    56,653      2.10 to 1.15          2.09           10.89 to 13.36
                              2009  4,217   12.19 to 12.12    51,522      1.90 to 1.15          1.89           20.26 to 19.36
                              2008  3,461   10.15 to 10.13    35,248      1.90 to 1.15          1.22         (27.32) to (27.86)
                              2007  2,939   14.07 to 13.94    41,358      1.90 to 1.15          4.15            5.33 to 5.12
                              2006    967   13.52 to 13.21    13,001      1.85 to 1.15          2.84            8.17 to 5.51
Core Strategy Series NAV      2010     30   15.88 to 15.88       472      1.20 to 1.20          2.38           11.22 to 14.16
                              2009     30   14.27 to 14.27       424      1.20 to 1.20          3.01           14.20 to 10.40
Disciplined
   Diversification Series II  2010    704   12.84 to 12.60      8972      1.90 to 1.15          1.41           11.89 to 11.05
                              2009    719   11.48 to 11.35     8,210      1.90 to 1.15          2.26           25.51 to 24.57
                              2008    406     9.15 to 9.11     3,706      1.90 to 1.15          1.89         (26.83) to (27.13)
DWS Equity 500 Index          2010    216   19.93 to 19.20     4,243      1.85 to 1.40          1.50           12.70 to 12.20
                              2009    223   17.68 to 17.11     3,883      1.85 to 1.40          2.48           24.04 to 23.49
                              2008    229   14.25 to 13.86     3,223      1.85 to 1.40          2.01         (38.24) to (38.51)
                              2007    308   23.08 to 22.54     7,045      1.85 to 1.40          1.19            3.38 to 2.92
                              2006    372   22.32 to 21.90     8,245      1.85 to 1.40          0.89           13.61 to 13.10
Equity-Income Series I        2010  1,009   32.68 to 17.96    29,280      1.75 to 1.40          1.86           13.52 to 13.12
                              2009  1,177   28.79 to 15.88    29,467      1.75 to 1.40          2.12           23.97 to 23.54
                              2008  1,451   23.22 to 12.85    28,858      1.75 to 1.40          2.28         (36.86) to (37.08)
                              2007  1,807   36.77 to 20.43    56,669      1.75 to 1.40          2.82            1.90 to 1.54
                              2006  2,087   36.09 to 20.12    65,058      1.75 to 1.40          1.53           17.37 to 16.96
Equity-Income Series II       2010  1,620   15.02 to 12.50    24,675      1.90 to 1.15          1.65           13.60 to 12.75
                              2009  1,793   13.32 to 11.00    24,196      1.90 to 1.15          1.96           24.11 to 23.18
                              2008  1,833    10.81 to 8.86    20,119      1.90 to 1.15          2.14         (36.89) to (37.37)
                              2007  2,077   17.26 to 14.04    36,349      1.90 to 1.15          2.51            2.49 to 1.97
                              2006  2,177   17.74 to 13.74    37,727      1.85 to 1.15          1.36           17.12 to 9.77
Financial Services Series I   2010     63   13.61 to 13.16       843      1.75 to 1.40          0.31           10.69 to 10.31
                              2009     75   12.29 to 11.93       912      1.75 to 1.40          0.74           39.44 to 38.95
                              2008     73     8.82 to 8.58       631      1.75 to 1.40          0.76         (45.43) to (45.62)
                              2007    117   16.16 to 15.78     1,856      1.75 to 1.40          1.14          (8.12) to (8.44)
                              2006    199   17.58 to 17.24     3,472      1.75 to 1.40          0.34           21.41 to 20.99

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
Financial Services
   Series II                  2010    338 $14.08 to $11.18  $  4,735     1.90% to 1.15%         0.14%         10.72% to 9.90%
                              2009    349    12.82 to 10.1     4,423      1.90 to 1.15          0.56           39.37 to 38.33
                              2008    294     9.26 to 7.25     2,733      1.90 to 1.15          0.63         (45.39) to (45.80)
                              2007    295   17.09 to 13.27     5,040      1.90 to 1.15          0.90          (4.45) to (8.00)
                              2006    309   19.16 to 14.39     5,828      1.85 to 1.15          0.20           21.07 to 14.95
Founding Allocation
   Series II                  2010  8,711   18.99 to 10.54    93,003      1.90 to 0.35          3.46            9.45 to 8.36
                              2009  9,836     9.92 to 9.72    96,556      1.90 to 1.15          3.91           29.62 to 28.66
                              2008 10,027     7.65 to 7.56    76,269      1.90 to 1.15          3.04         (36.29) to (36.77)
                              2007  5,985   12.01 to 11.95    71,857      1.90 to 1.15          1.09          (3.90) to (4.38)
Fundamental Value Series I    2010  2,046   14.13 to 12.01    29,715      1.75 to 0.80          1.09           12.20 to 11.14
                              2009  2,371    12.71 to 10.7    30,866      1.75 to 0.80          0.91           29.49 to 24.99
                              2008  2,965    10.08 to 9.82    29,695      1.75 to 1.40          3.25         (40.17) to (40.38)
                              2007    492   16.85 to 16.46     8,158      1.75 to 1.40          1.58            2.59 to 2.23
                              2006    560   16.43 to 16.10     9,076      1.75 to 1.40          0.83           12.93 to 12.53
Fundamental Value Series II   2010  2,527   15.16 to 12.16    38,467      1.90 to 1.15          0.90           11.59 to 10.76
                              2009  2,813    13.69 to 10.9    38,515      1.90 to 1.15          0.73           30.08 to 29.11
                              2008  2,935    10.60 to 8.38    30,995      1.90 to 1.15          0.68         (40.15) to (40.60)
                              2007  2,595   17.85 to 14.00    45,930      1.90 to 1.15          1.18            4.11 to 2.68
                              2006  2,101   17.92 to 13.60    36,932      1.85 to 1.15          0.59           12.66 to 8.68
Global Bond Series I          2010    131   21.76 to 14.30     3,817      1.75 to 0.80          3.37            9.43 to 8.39
                              2009    155   20.08 to 13.06     4,111      1.75 to 0.80         12.54           17.11 to 13.39
                              2008    206   27.85 to 17.71     4,729      1.75 to 1.40          0.63          (5.81) to (6.14)
                              2007    217   29.57 to 18.87     5,364      1.75 to 1.40          7.20            8.10 to 7.72
                              2006    252   27.35 to 17.51     5,851      1.75 to 1.40          0.00            3.81 to 3.45
Global Bond Series II         2010    937   20.15 to 16.02    18,637      1.90 to 1.15          3.24            8.86 to 8.05
                              2009  1,016   18.65 to 14.71    18,682      1.90 to 1.15         11.87           13.82 to 12.97
                              2008  1,046   16.51 to 12.92    17,079      1.90 to 1.15          0.58          (5.75) to (6.46)
                              2007  1,202   17.65 to 13.71    20,931      1.90 to 1.15          6.99            8.09 to 6.56
                              2006  1,045   17.40 to 12.66    17,310      1.85 to 1.15          0.00            3.61 to 1.12
Global Trust Series I         2010    361   13.05 to 11.86     9,356      1.75 to 0.80          1.52            6.90 to 5.89
                              2009    408   12.32 to 11.09     9,789      1.75 to 0.80          1.61           29.09 to 27.06
                              2008    486    19.74 to 9.55     8,860      1.75 to 1.40          1.86         (40.39) to (40.60)
                              2007    585   33.11 to 16.07    17,812      1.75 to 1.40          2.27          (0.08) to (0.43)
                              2006    722   33.14 to 16.14    22,073      1.75 to 1.40          1.34           18.65 to 18.24
Global Trust Series II        2010    330   15.38 to 14.79     5,009      1.85 to 1.40          1.34            6.06 to 5.58
                              2009    352   14.50 to 14.01     5,046      1.85 to 1.40          1.44           29.28 to 28.70
                              2008    386   11.22 to 10.89     4,288      1.85 to 1.40          1.68         (40.48) to (40.75)
                              2007    432   18.85 to 18.37     8,056      1.85 to 1.40          1.25          (0.77) to (4.80)
                              2006    252   18.91 to 18.43     4,726      1.85 to 1.40          1.11           18.43 to 17.90
Health Sciences Series I      2010     99   20.75 to 20.06     2,017      1.75 to 1.40          0.00           14.09 to 13.69
                              2009    134   18.19 to 17.64     2,396      1.75 to 1.40          0.00           29.98 to 29.53
                              2008    141   13.99 to 13.62     1,940      1.75 to 1.40          0.00         (30.88) to (31.12)
                              2007    207   20.25 to 19.78     4,139      1.75 to 1.40          0.00           16.03 to 15.62
                              2006    233   17.45 to 17.11     4,022      1.75 to 1.40          0.00            6.87 to 6.50
Health Sciences Series II     2010    320   21.61 to 15.96     6,838      1.90 to 1.15          0.00           14.15 to 13.30
                              2009    345   19.07 to 13.98     6,464      1.90 to 1.15          0.00           30.05 to 29.08
                              2008    394   14.77 to 10.75     5,751      1.90 to 1.15          0.00         (30.86) to (31.38)
                              2007    423   21.53 to 15.55     9,050      1.90 to 1.15          0.00           16.09 to 15.60
                              2006    452   19.12 to 13.36     8,397      1.85 to 1.15          0.00            7.16 to 6.19
High Income Series II         2010     92   12.76 to 12.42     1,163      1.90 to 1.15         29.43           10.01 to 9.19
                              2009    115   11.60 to 11.37     1,324      1.90 to 1.15         22.43           79.2 to 77.86
                              2008      9     6.44 to 6.36        57      1.90 to 1.15          9.67         (44.23) to (44.65)
                              2007     18   11.56 to 11.50       212      1.90 to 1.15         10.05          (7.56) to (8.02)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
High Yield Series I           2010    176 $20.52 to $16.95  $  3,254     1.75% to 1.40%        35.43%         12.20% to 11.81%
                              2009    237   18.28 to 15.16     3,896      1.75 to 1.40         10.85           52.37 to 51.84
                              2008    322    12.00 to 9.99     3,433      1.75 to 1.40          7.94         (30.50) to (30.75)
                              2007    405   17.27 to 14.42     6,307      1.75 to 1.40         12.10           0.22 to (0.14)
                              2006    576   17.23 to 14.44     8,974      1.75 to 1.40          6.86            8.84 to 8.46
High Yield Series II          2010    385   19.70 to 15.83     7,614      1.90 to 1.15         36.39           12.24 to 11.40
                              2009    508    17.69 to 14.1     8,953      1.90 to 1.15         11.26           52.59 to 51.46
                              2008    513    11.68 to 9.24     5,991      1.90 to 1.15          8.22         (30.51) to (31.03)
                              2007    542   16.93 to 13.30     9,166      1.90 to 1.15         12.03           0.20 to (1.97)
                              2006    694   17.42 to 13.24    11,893      1.85 to 1.15          6.91            8.71 to 5.80
International Core Series I   2010    151   11.24 to 11.19     2,107      1.75 to 0.80          1.81            8.70 to 7.68
                              2009    180   10.39 to 10.34     2,336      1.75 to 0.80          2.45           24.01 to 16.58
                              2008    215    12.35 to 8.91     2,367      1.75 to 1.40          5.00         (39.48) to (39.69)
                              2007    256   20.40 to 14.78     4,709      1.75 to 1.40          2.13            9.86 to 9.48
                              2006    308   18.57 to 13.50     5,223      1.75 to 1.40          0.60           23.04 to 22.61
International Core Series II  2010    112   15.86 to 11.25     1,800      1.90 to 1.15          1.64            8.13 to 7.32
                              2009    126    14.78 to 10.4     1,878      1.90 to 1.15          2.21           17.17 to 16.29
                              2008    124    12.71 to 8.88     1,590      1.90 to 1.15          4.53         (39.48) to (39.93)
                              2007    146   21.16 to 14.67     3,122      1.90 to 1.15          1.79            9.86 to 9.32
                              2006    159   20.21 to 13.32     3,123      1.85 to 1.15          0.42           22.89 to 6.43
International Equity Index
   A Trust Series I           2010    115   19.31 to 18.86     2,206      1.75 to 1.40          2.61            9.33 to 8.95
                              2009     51   17.66 to 17.31       895      1.75 to 1.40         12.53           35.94 to 35.46
                              2008     64   12.99 to 12.78       816      1.75 to 1.40          1.94         (45.32) to (45.51)
                              2007     82   23.76 to 23.45     1,939      1.75 to 1.40          3.68           13.81 to 13.41
                              2006     82   20.87 to 20.68     1,708      1.75 to 1.40          0.81           23.75 to 23.31
International Equity Index
   A Trust Series II          2010    307   18.42 to 13.72     5,688      1.90 to 1.15          2.20            9.73 to 9.18
                              2009    146   17.45 to 17.01     2,514      1.85 to 1.40         12.09           35.57 to 34.96
                              2008    178   12.87 to 12.60     2,266      1.85 to 1.40          1.89         (45.42) to (45.67)
                              2007    188   23.58 to 23.19     4,401      1.85 to 1.40          3.48           13.55 to 13.04
                              2006    199   20.76 to 20.52     4,102      1.85 to 1.40          0.61           23.52 to 22.97
International Equity Index
   Series NAV                 2010    265   10.87 to 10.69     2,866      1.85 to 1.40          2.56            9.89 to 9.40
                              2009    278     9.89 to 9.78     2,734      1.85 to 1.40          3.78           36.87 to 36.26
                              2008    308     7.23 to 7.17     2,216      1.85 to 1.40          2.59         (45.16) to (45.41)
                              2007    357   13.18 to 13.14     4,705      1.85 to 1.40          1.99            5.44 to 5.13
International
   Opportunities Series II    2010    234   15.87 to 11.72     3,620      1.90 to 1.15          1.17           12.10 to 11.26
                              2009    265   14.26 to 10.46     3,655      1.90 to 1.15          0.88           35.70 to 34.68
                              2008    227    10.59 to 7.71     2,323      1.90 to 1.15          0.94         (51.23) to (51.60)
                              2007    256   21.88 to 15.80     5,511      1.90 to 1.15          1.39           21.50 to 18.39
                              2006    166   18.78 to 13.31     3,092      1.85 to 1.15          0.27           22.18 to 6.37
International Small
   Company Series I           2010    204   14.94 to 14.78     3,024      1.75 to 0.80          2.49           21.72 to 20.58
                              2009    270   12.27 to 12.26     3,316      1.75 to 0.80          0.78          (1.80) to (1.93)
International Small
   Company Series II          2010    394   14.85 to 14.73     5,826      1.90 to 1.15          2.51           21.06 to 20.15
                              2009    441   12.27 to 12.26     5,404      1.90 to 1.15          0.77          (1.85) to (1.95)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
International Value Series I  2010    440 $17.11 to $11.78  $  7,726     1.75% to 0.80%         1.89%          7.12% to 6.11%
                              2009    525   16.12 to 11.00     8,641      1.75 to 0.80          2.11           33.42 to 29.88
                              2008    654   12.42 to 12.09     8,050      1.75 to 1.40          3.26         (43.47) to (43.67)
                              2007    815   21.97 to 21.45    17,773      1.75 to 1.40          4.21            8.00 to 7.62
                              2006    988   20.35 to 19.93    19,990      1.75 to 1.40          1.86           27.79 to 27.35
International Value Series II 2010    799   19.16 to 12.33    15,513      1.90 to 1.15          1.72            6.54 to 5.74
                              2009    875   18.12 to 11.58    16,005      1.90 to 1.15          1.97           34.04 to 33.04
                              2008    982    13.62 to 8.64    13,483      1.90 to 1.15          3.12         (43.47) to (43.89)
                              2007  1,141   24.28 to 15.28    27,912      1.90 to 1.15          3.64           10.80 to 8.10
                              2006  1,023   24.17 to 14.10    23,440      1.85 to 1.15          1.67           27.48 to 12.65
Investment Quality Bond
   Series I                   2010    262   19.44 to 14.33     6,614      1.75 to 0.80          4.95            6.60 to 5.59
                              2009    295   18.41 to 13.45     7,038       1.75 to 0.8          4.75           10.52 to 10.50
                              2008    355   26.96 to 16.66     7,499      1.75 to 1.40          6.14          (3.04) to (3.38)
                              2007    456   27.80 to 17.24     9,925      1.75 to 1.40          8.82            4.72 to 4.35
                              2006    545   26.55 to 16.52    11,394      1.75 to 1.40          6.35            2.13 to 1.78
Investment Quality Bond
   Series II                  2010  1,566   16.94 to 15.57    26,939      1.90 to 1.15          4.74            6.07 to 5.28
                              2009  1,667   16.09 to 14.68    27,172      1.90 to 1.15          5.17           10.92 to 10.09
                              2008  1,422   14.62 to 13.23    20,940      1.90 to 1.15          5.94          (2.95) to (3.67)
                              2007  1,980   15.17 to 13.63    30,162      1.90 to 1.15          8.71            4.70 to 2.41
                              2006  1,826   14.94 to 12.99    26,873      1.85 to 1.15          5.47            4.16 to 1.47
Large Cap Series I            2010    860   13.40 to 13.13    11,493      1.75 to 1.40          1.06           12.16 to 11.77
                              2009    948   11.94 to 11.75    11,301      1.75 to 1.40          1.92           29.03 to 28.58
                              2008  1,121     9.26 to 9.14    10,360      1.75 to 1.40          1.31         (40.36) to (40.57)
                              2007  1,364   15.52 to 15.38    21,150      1.75 to 1.40          0.52          (5.85) to (6.08)
Large Cap Series II           2010     88   13.29 to 12.96     1,160      1.85 to 1.40          0.89           11.96 to 11.46
                              2009     86   11.87 to 11.63     1,015      1.85 to 1.40          1.71           28.74 to 28.16
                              2008     94     9.22 to 9.07       860      1.85 to 1.40          1.15         (40.52) to (40.79)
                              2007    104   15.51 to 15.32     1,613      1.85 to 1.40          0.60          (0.14) to (0.60)
                              2006     10   15.53 to 15.41       150      1.85 to 1.40          0.22           14.45 to 12.07
Large Cap Value Series I      2010     50   18.89 to 18.39       926      1.75 to 1.40          1.08            8.39 to 8.01
                              2009     65   17.43 to 17.02     1,122      1.75 to 1.40          1.55            9.10 to 8.72
                              2008     84   15.97 to 15.66     1,318      1.75 to 1.40          1.47         (36.80) to (37.03)
                              2007    101   25.27 to 24.86     2,535      1.75 to 1.40          0.94            2.92 to 2.56
                              2006    123   24.56 to 24.24     2,993      1.75 to 1.40          0.00            1.48 to 1.45
Large Cap Value Series II     2010    249   18.73 to 18.10     4,615      1.85 to 1.40          0.98            8.18 to 7.69
                              2009    263    17.32 to 16.8     4,509      1.85 to 1.40          1.38            8.82 to 8.34
                              2008    287   15.91 to 15.51     4,533      1.85 to 1.40          1.34         (36.91) to (37.20)
                              2007    297   25.22 to 24.70     7,440      1.85 to 1.40          0.62            2.73 to 2.26
                              2006    356   24.55 to 24.15     8,694      1.85 to 1.40          0.26           14.15 to 13.64
Lifestyle Aggressive
   Series I                   2010    162   17.69 to 13.57     2,562      1.75 to 1.40          1.71           14.83 to 14.43
                              2009    221   15.41 to 11.86     3,044      1.75 to 1.40          1.01           33.75 to 33.28
                              2008    250    11.52 to 8.90     2,573      1.75 to 1.40          1.72         (42.80) to (43.00)
                              2007    277   20.14 to 15.61     4,983      1.75 to 1.40          9.33            7.03 to 6.66
                              2006    320   18.82 to 14.63     5,390      1.75 to 1.40          7.66           13.86 to 13.46
Lifestyle Aggressive
   Series II                  2010  2,053   16.87 to 12.31    34,935      1.90 to 1.15          1.67           14.80 to 13.94
                              2009  2,338   14.81 to 10.72    34,902      1.90 to 1.15          0.86           33.91 to 32.91
                              2008  2,297    11.14 to 8.01    25,699      1.90 to 1.15          1.60         (42.81) to (43.24)
                              2007  2,375   19.63 to 14.00    46,731      1.90 to 1.15          9.28            7.57 to 7.16
                              2006  3,106   18.89 to 13.01    58,044      1.85 to 1.15          7.68           13.59 to 4.07
Lifestyle Balanced Series I   2010  1,410   16.11 to 13.02    26,554      1.75 to 0.80          2.51           10.86 to 9.81
                              2009  1,754   14.67 to 11.74    30,229      1.75 to 0.80          4.45           28.48 to 22.49
                              2008  1,855   15.63 to 11.42    24,806      1.75 to 1.40          2.84         (32.26) to (32.49)
                              2007  2,442   23.06 to 16.92    47,729      1.75 to 1.40          7.57            4.98 to 4.61
                              2006  2,969   21.97 to 16.17    56,071      1.75 to 1.40          5.48           11.17 to 10.78
Lifestyle Balanced Series II  2010 56,894   13.88 to 12.55   910,709      2.10 to 0.35          2.58           7.90 to 11.06
                              2009 57,548   15.91 to 12.19   846,400      1.90 to 1.15          4.39           28.99 to 28.02
                              2008 52,147    12.43 to 9.45   607,184      1.90 to 1.15          3.26         (32.23) to (32.74)
                              2007 47,212   18.48 to 13.95   828,590      1.90 to 1.15          7.40            5.04 to 4.60
                              2006 36,439   18.14 to 13.22   636,831      1.85 to 1.15          4.89           10.95 to 5.74

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
Lifestyle Conservative
   Series I                   2010    547 $18.17 to $13.82  $ 11,142     1.75% to 0.80%         2.61%          8.25% to 7.23%
                              2009    617   16.95 to 12.77    11,622      1.75 to 0.80          5.00           19.60 to 16.28
                              2008    751   18.51 to 14.17    11,787      1.75 to 1.40          4.02         (16.74) to (17.04)
                              2007    810   22.23 to 17.08    15,463      1.75 to 1.40          8.00            3.91 to 3.54
                              2006    856   21.39 to 16.50    15,451      1.75 to 1.40          4.62            6.93 to 6.56
Lifestyle Conservative
   Series II                  2010 13,932   13.67 to 13.17   229,082      2.10 to 0.35          2.57            3.52 to 5.39
                              2009 12,692   15.80 to 13.72   195,831      1.90 to 1.15          5.84           20.05 to 19.15
                              2008  9,579   13.26 to 11.43   125,592      1.90 to 1.15          5.28         (16.64) to (17.27)
                              2007  5,317   16.03 to 13.71    84,601      1.90 to 1.15          8.10            3.96 to 2.30
                              2006  4,437   15.90 to 13.12    69,236      1.85 to 1.15          4.41            6.63 to 4.99
Lifestyle Growth Series I     2010  1,040   14.60 to 12.65    17,871      1.75 to 0.80          2.34           12.12 to 11.06
                              2009  1,148   13.15 to 11.28    17,935      1.75 to 0.80          3.15           30.98 to 24.30
                              2008  1,376   13.80 to 10.04    16,384      1.75 to 1.40          2.33         (37.49) to (37.71)
                              2007  1,701   22.08 to 16.12    32,488      1.75 to 1.40          7.74            6.02 to 5.65
                              2006  1,922   20.82 to 15.25    34,748      1.75 to 1.40          6.04           11.93 to 11.54
Lifestyle Growth Series II    2010 63,087   14.34 to 12.13   981,607      2.10 to 0.35          2.24           10.73 to 14.68
                              2009 64,057   15.36 to 11.47   904,376      1.90 to 1.15          3.25           31.43 to 30.44
                              2008 60,322    11.77 to 8.73   659,686      1.90 to 1.15          2.50         (37.39) to (37.87)
                              2007 55,721   18.95 to 13.94   992,822      1.90 to 1.15          7.32            6.03 to 5.96
                              2006 39,974   18.43 to 13.09   706,919      1.85 to 1.15          5.22           11.71 to 4.69
Lifestyle Moderate Series I   2010    696   16.92 to 13.51    13,480      1.75 to 0.80          2.55            9.67 to 8.64
                              2009    784   15.58 to 12.32    13,890      1.75 to 0.80          4.58           25.05 to 20.36
                              2008    955   16.90 to 12.46    13,419      1.75 to 1.40          3.29         (25.29) to (25.55)
                              2007  1,329   22.62 to 16.73    24,871      1.75 to 1.40          7.57            3.82 to 3.46
                              2006  1,517   21.79 to 16.17    27,295      1.75 to 1.40          4.68            8.88 to 8.51
Lifestyle Moderate Series II  2010 20,211   13.59 to 13.20   324,398      2.10 to 0.35          2.57            6.30 to 8.75
                              2009 19,158   15.71 to 12.87   284,910      1.90 to 1.15          4.85           25.41 to 24.48
                              2008 16,671   12.62 to 10.27   201,465      1.90 to 1.15          4.25         (25.23) to (25.79)
                              2007 13,562   17.01 to 13.73   224,500      1.90 to 1.15          7.54            3.88 to 2.82
                              2006 10,417   16.89 to 13.15   171,943      1.85 to 1.15          4.21            8.65 to 5.24
Mid Cap Index Series I        2010     90   20.88 to 16.27     1,921      1.75 to 0.80          1.09           24.98 to 23.80
                              2009     95   16.86 to 13.02     1,630      1.75 to 0.80          1.06           34.39 to 4.16
                              2008    105   12.95 to 12.55     1,341      1.75 to 1.40          0.85         (37.30) to (37.52)
                              2007    128   20.66 to 20.08     2,618      1.75 to 1.40          1.30            6.01 to 5.64
                              2006    134   19.49 to 19.01     2,584      1.75 to 1.40          0.62            8.19 to 7.82
Mid Cap Index Series II       2010    620   19.05 to 14.19    11,969      1.90 to 1.15          0.82           24.37 to 23.44
                              2009    678   15.43 to 11.41    10,562      1.90 to 1.15          0.85           34.82 to 33.81
                              2008    713    11.53 to 8.46     8,363      1.90 to 1.15          0.70         (37.25) to (37.72)
                              2007    678   18.51 to 13.48    12,705      1.90 to 1.15          0.85            6.10 to 3.01
                              2006    574   18.59 to 12.70    10,240      1.85 to 1.15          0.44           7.93 to (0.70)
Mid Cap Stock Series I        2010    592   17.49 to 12.38    10,302      1.75 to 0.80          0.00           22.10 to 20.95
                              2009    699   14.46 to 10.14    10,087      1.75 to 0.80          0.00           29.07 to 26.89
                              2008    913   11.20 to 11.16    10,197      1.75 to 1.40          0.00         (44.55) to (44.75)
                              2007    933   20.27 to 20.12    18,819      1.75 to 1.40          0.00           21.85 to 21.42
                              2006  1,178   16.70 to 16.20    19,508      1.75 to 1.40          0.00           11.97 to 11.58

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
Mid Cap Stock Series II       2010    813 $21.10 to $13.64  $ 17,115     1.90% to 1.15%         0.00%         21.40% to 20.50%
                              2009    928   17.51 to 11.23    16,195      1.90 to 1.15          0.00           29.55 to 28.58
                              2008    988    13.62 to 8.67    13,396      1.90 to 1.15          0.00         (44.51) to (44.93)
                              2007    978   24.73 to 15.63    24,028      1.90 to 1.15          0.00           22.51 to 21.93
                              2006  1,016   20.92 to 12.79    20,875      1.85 to 1.15          0.00           11.73 to 2.16
Mid Value Series I            2010    237   19.40 to 17.01      4085      1.75 to 0.80          2.00           15.23 to 14.14
                              2009    277    16.84 to 14.9     4,163      1.75 to 0.80          0.44           33.87 to 29.15
Mid Value Series II           2010    748   17.28 to 16.85     12804      1.85 to 1.40          1.79           14.18 to 13.67
                              2009    859   15.14 to 14.82    12,905      1.85 to 1.40          0.34           43.99 to 43.34
                              2008     60   10.51 to 10.34       629      1.85 to 1.40          0.81         (35.79) to (36.08)
                              2007     65   16.37 to 16.18     1,055      1.85 to 1.40          1.60          (1.09) to (1.54)
                              2006     70   16.55 to 16.43     1,147      1.85 to 1.40          0.05           18.39 to 17.86
Money Market Series I         2010    642   12.97 to 12.41    10,278      1.75 to 0.80          0.00          (0.80) to (1.73)
                              2009    909   13.20 to 12.51    14,419      1.75 to 0.80          0.22          (0.45) to (1.54)
                              2008  1,532   18.43 to 13.41    24,158      1.75 to 1.40          1.75           0.34 to (0.01)
                              2007  1,469   18.37 to 13.41    23,080      1.75 to 1.40          4.47            3.10 to 2.74
                              2006  1,593   17.82 to 13.05    24,875      1.75 to 1.40          4.35            2.99 to 2.63
Money Market Series II        2010  4,659   12.49 to 12.21    58,457      1.90 to 0.35          0.00          (0.15) to (1.88)
                              2009  6,839   13.09 to 12.44    87,119      1.90 to 1.15          0.08          (1.07) to (1.81)
                              2008  9,306   13.23 to 12.67   120,124      1.90 to 1.15          1.43           0.40 to (0.36)
                              2007  4,050   13.17 to 12.71    52,315      1.90 to 1.15          4.17            3.15 to 1.95
                              2006  2,653   12.77 to 12.45    33,361      1.85 to 1.15          4.20            2.79 to 1.81
Money Market Trust B
   Series NAV                 2010    354   12.57 to 12.36     4,417      1.85 to 1.40          0.05          (1.34) to (1.79)
                              2009    418   12.74 to 12.59     5,299      1.85 to 1.40          0.52          (0.92) to (1.37)
                              2008    670   12.86 to 12.76     8,577      1.85 to 1.40          2.03            0.69 to 0.24
                              2007    422   12.77 to 12.73     5,378      1.85 to 1.40          3.05            2.14 to 1.84
Mutual Shares Series I        2010     37   11.72 to 11.47       432      1.55 to 0.80          3.98           10.63 to 9.80
                              2009      9   10.59 to 10.44        98      1.55 to 0.80          0.00           22.32 to 21.71
Natural Resources Series II   2010    436   42.64 to 14.59    15,562      1.90 to 1.15          0.42           13.56 to 12.71
                              2009    475   37.83 to 12.85    15,108      1.90 to 1.15          0.68           57.08 to 55.90
                              2008    403    24.27 to 8.18     8,609      1.90 to 1.15          0.29         (52.27) to (52.63)
                              2007    464   51.23 to 17.13    21,904      1.90 to 1.15          0.81           41.55 to 38.82
                              2006    389   37.87 to 12.31    14,264      1.85 to 1.15          0.40          20.34 to (1.62)
Optimized All Cap Series II   2010    424   17.89 to 17.29     7,484      1.85 to 1.40          0.93           17.56 to 17.03
                              2009    467   15.22 to 14.77     7,022      1.85 to 1.40          1.18           26.24 to 25.67
                              2008    514   12.06 to 11.75     6,135      1.85 to 1.40          0.63         (44.03) to (44.29)
                              2007    578   21.54 to 21.09    12,353      1.85 to 1.40          0.83           1.66 to (3.88)
                              2006     25   21.09 to 20.75       524      1.85 to 1.40          0.74           13.32 to 12.81
Optimized Value Series II     2010    165   13.74 to 13.34     2,249      1.85 to 1.40          1.70           11.54 to 11.04
                              2009    183   12.32 to 12.01     2,245      1.85 to 1.40          1.90           22.77 to 22.22
                              2008    207    10.04 to 9.83     2,062      1.85 to 1.40          2.13         (42.18) to (42.44)
                              2007    234   17.36 to 17.07     4,042      1.85 to 1.40          0.97         (7.14) to (10.66)
                              2006     10   18.61 to 18.38       191      1.85 to 1.40          1.02           19.37 to 18.84

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
Pacific Rim Series I          2010      0 $13.45 to $11.70  $      0     1.75% to 1.40%         0.43%          1.64% to 1.52%
                              2009    123   13.25 to 11.52     1,437      1.75 to 1.40          1.07           30.48 to 30.03
                              2008    136    10.19 to 8.83     1,215      1.75 to 1.40          1.55         (40.85) to (41.06)
                              2007    145   17.28 to 14.92     2,217      1.75 to 1.40          1.73            7.62 to 7.24
                              2006    221   16.12 to 13.52     3,135      1.75 to 1.40          0.97            9.51 to 9.12
Pacific Rim Series II         2010      0   17.27 to 10.38         0      1.90 to 1.15          0.42            1.74 to 1.49
                              2009    195    17.02 to 10.2     3,201      1.90 to 1.15          0.90           30.44 to 29.46
                              2008    177    13.15 to 7.82     2,276      1.90 to 1.15          1.41         (40.77) to (41.22)
                              2007    196   22.37 to 13.20     4,315      1.90 to 1.15          1.48            7.59 to 5.03
                              2006    187   22.84 to 12.24     3,969      1.85 to 1.15          0.76           9.38 to (2.18)
PIMCO All Asset               2010    200   17.46 to 16.94     3,453      1.85 to 1.40          7.01           11.14 to 10.64
                              2009    182   15.71 to 15.31     2,831      1.85 to 1.40          6.86           19.63 to 19.09
                              2008    181   13.13 to 12.86     2,356      1.85 to 1.40          5.27         (17.34) to (17.71)
                              2007    225   15.88 to 15.62     3,545      1.85 to 1.40          6.40            6.49 to 6.01
                              2006    323   14.91 to 14.74     4,792      1.85 to 1.40          4.76            2.91 to 2.45
Real Estate Securities
   Series I                   2010    101   31.09 to 29.44     3,087      1.75 to 1.40          1.83           27.4 to 26.96
                              2009    119   24.40 to 23.19     2,838      1.75 to 1.40          3.49           28.36 to 27.91
                              2008    135   19.01 to 18.13     2,525      1.75 to 1.40          2.96         (40.27) to (40.48)
                              2007    202   31.82 to 30.46     6,284      1.75 to 1.40          2.57         (16.79) to (17.08)
                              2006    296   38.25 to 36.74    11,138      1.75 to 1.40          1.81           36.19 to 35.72
Real Estate Securities
   Series II                  2010    432   24.37 to 12.78    10,202      1.90 to 1.15          1.62           27.40 to 26.45
                              2009    474   19.27 to 10.03     8,905      1.90 to 1.15          3.26           28.55 to 27.59
                              2008    501    15.10 to 7.80     7,440      1.90 to 1.15          2.85         (40.27) to (40.72)
                              2007    620   25.48 to 13.06    15,632      1.90 to 1.15          1.92         (16.74) to (19.48)
                              2006    503   33.50 to 15.65    15,580      1.85 to 1.15          1.58           35.91 to 25.03
Real Return Bond Series II    2010    572   16.52 to 15.96     9,312      1.85 to 1.40         10.82            7.16 to 6.68
                              2009    654   15.42 to 14.96     9,959      1.85 to 1.40          8.51           17.57 to 17.04
                              2008    734   13.11 to 12.78     9,529      1.85 to 1.40          0.55         (12.77) to (13.16)
                              2007    707   15.03 to 14.72    10,531      1.85 to 1.40          6.47            9.54 to 9.05
                              2006    797   13.72 to 13.50    10,855      1.85 to 1.40          2.49          (1.20) to (1.64)
Science & Technology
   Series I                   2010    650    16.60 to 5.76     8,333      1.75 to 1.40          0.00           22.88 to 22.45
                              2009    799     13.51 to 4.7     7,810      1.75 to 1.40          0.00           62.20 to 61.63
                              2008    926     8.33 to 2.91     5,469      1.75 to 1.40          0.00         (45.22) to (45.41)
                              2007  1,171    15.21 to 5.33    12,658      1.75 to 1.40          0.00           17.89 to 17.48
                              2006  1,477    12.90 to 4.53    13,945      1.75 to 1.40          0.00            4.06 to 3.70
Science & Technology
   Series II                  2010    385   17.52 to 16.33     6,815      1.90 to 1.15          0.00           22.96 to 22.05
                              2009    402   14.35 to 13.28     5,799      1.90 to 1.15          0.00           62.26 to 61.05
                              2008    329     8.91 to 8.18     2,941      1.90 to 1.15          0.00         (45.17) to (45.59)
                              2007    408   16.38 to 14.93     6,675      1.90 to 1.15          0.00           18.84 to 17.90
                              2006    413   14.32 to 11.23     5,689      1.85 to 1.15          0.00            3.91 to 0.92
Short Term Government
   Income Series I            2010    814   12.61 to 12.58    10,263      1.75 to 1.40          1.40            0.91 to 0.67
Short Term Government
   Income Series II           2010    919   12.62 to 12.56    11,557      1.90 to 1.15          1.24            0.95 to 0.44
Small Cap Growth Series II    2010    148   18.20 to 13.29     2,592      1.90 to 1.15          0.00           20.32 to 19.42
                              2009    149   15.24 to 11.04     2,158      1.90 to 1.15          0.00           32.89 to 31.90
                              2008    184    11.55 to 8.31     2,057      1.90 to 1.15          0.00         (40.49) to (40.94)
                              2007    113   19.56 to 13.96     2,090      1.90 to 1.15          0.00           12.47 to 10.64
                              2006     72   17.67 to 12.39     1,273      1.85 to 1.15          0.00          11.64 to (1.04)
Small Cap Index Series I      2010     42   17.43 to 17.33       732      1.75 to 1.40          0.53           24.61 to 24.17
                              2009     42   13.99 to 13.96       592      1.75 to 1.40          0.79           24.89 to 24.45
                              2008     52   11.21 to 11.20       588      1.75 to 1.40          1.17         (34.64) to (34.87)
                              2007     74   17.22 to 17.13     1,274      1.75 to 1.40          1.62          (3.53) to (3.87)
                              2006     85   17.91 to 17.47     1,515      1.75 to 1.40          0.52           15.98 to 15.58
Small Cap Index Series II     2010    477   18.12 to 17.43     8,568      1.85 to 1.40          0.29           24.34 to 23.79
                              2009    534   14.57 to 14.08     7,710      1.85 to 1.40          0.61           24.59 to 24.03
                              2008    584   11.70 to 11.35     6,780      1.85 to 1.40          1.04         (34.76) to (35.05)
                              2007    660   17.93 to 17.48    11,758      1.85 to 1.40          0.94          (4.15) to (8.20)
                              2006    342   19.03 to 18.24     6,336      1.85 to 1.40          0.33           15.72 to 15.20

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
Small Cap Opportunities
   Series I                   2010     86 $21.75 to $21.18  $  1,864     1.75% to 1.40%         0.00%         27.87% to 27.42%
                              2009     83   17.01 to 16.62     1,404      1.75 to 1.40          0.00           32.00 to 31.54
                              2008    100   12.89 to 12.63     1,276      1.75 to 1.40          2.29         (42.94) to (43.14)
                              2007    128   22.58 to 22.22     2,872      1.75 to 1.40          1.86          (8.95) to (9.27)
                              2006    161   24.80 to 24.49     3,977      1.75 to 1.40          0.70            8.92 to 8.54
Small Cap Opportunities
   Series II                  2010    258   20.69 to 10.77     5,378      1.90 to 1.15          0.00           27.86 to 26.91
                              2009    279    16.30 to 8.42     4,528      1.90 to 1.15          0.00           32.07 to 31.08
                              2008    303    12.43 to 6.38     3,770      1.90 to 1.15          2.14         (42.92) to (43.35)
                              2007    328   21.95 to 11.17     7,217      1.90 to 1.15          1.54          (8.86) to (7.54)
                              2006    360   24.71 to 12.23     8,807      1.85 to 1.15          0.53           8.66 to (2.29)
Small Cap Value Series II     2010    213   17.76 to 15.00     3,697      1.90 to 1.15          0.15           24.49 to 23.56
                              2009    205   14.37 to 12.05     2,847      1.90 to 1.15          0.43           26.92 to 25.97
                              2008    244    11.41 to 9.49     2,746      1.90 to 1.15          1.00         (27.11) to (27.66)
                              2007    211   15.77 to 13.02     3,258      1.90 to 1.15          0.59          (4.25) to (6.39)
                              2006    132   16.74 to 13.57     2,180      1.85 to 1.15          0.00           17.38 to 8.40
Small Company Value Series I  2010    179   25.94 to 25.01     4,530      1.75 to 1.40          1.35           19.67 to 19.26
                              2009    215   21.75 to 20.90     4,555      1.75 to 1.40          0.38           25.91 to 25.47
                              2008    274   17.34 to 16.60     4,625      1.75 to 1.40          0.68         (28.07) to (28.32)
                              2007    372   24.19 to 23.08     8,736      1.75 to 1.40          0.15          (2.58) to (2.92)
                              2006    468   24.91 to 23.15    11,306      1.75 to 1.40          0.07           13.82 to 13.42
Small Company Value Series II 2010    644   19.93 to 13.26    12,957      1.90 to 1.15          1.17           19.77 to 18.88
                              2009    721   16.76 to 11.07    12,174      1.90 to 1.15          0.23           26.02 to 25.08
                              2008    787    13.40 to 8.78    10,642      1.90 to 1.15          0.47         (28.05) to (28.59)
                              2007    978   18.77 to 12.21    18,683      1.90 to 1.15          0.00          (2.54) to (2.78)
                              2006  1,134   22.11 to 12.50    22,490      1.85 to 1.15          0.00          13.61 to (0.16)
Smaller Company Growth
   Series I                   2010    164   16.19 to 16.12     2,651      1.75 to 1.40          0.00           23.31 to 22.88
                              2009    176   13.13 to 13.12     2,310      1.75 to 1.40          0.00            5.03 to 4.98
Smaller Company Growth
   Series II                  2010    199   16.15 to 16.07     3,214      1.85 to 1.40          0.00           23.12 to 22.56
                              2009    202   13.12 to 13.11     2,643      1.85 to 1.40          0.00            4.96 to 4.89
Strategic Bond Series I       2010      0   24.01 to 19.36         0      1.75 to 1.40          9.17           10.92 to 10.59
                              2009    388    21.65 to 17.5     7,919      1.75 to 1.40          7.73           21.70 to 21.27
                              2008    484   17.79 to 14.43     8,049      1.75 to 1.40          6.62         (17.25) to (17.54)
                              2007    628   21.49 to 17.50    12,570      1.75 to 1.40          9.12          (1.55) to (1.90)
                              2006    758   21.83 to 17.84    15,541      1.75 to 1.40          6.84            5.57 to 5.20
Strategic Bond Series II      2010      0   16.98 to 14.66         0      1.90 to 1.15          9.42           11.01 to 10.31
                              2009    671   15.40 to 13.21    10,564      1.90 to 1.15          8.11           21.72 to 20.81
                              2008    654   12.74 to 10.85     8,497      1.90 to 1.15          6.61         (17.25) to (17.87)
                              2007    852   15.52 to 13.12    13,457      1.90 to 1.15          8.79          (1.41) to (2.96)
                              2006    892   16.27 to 13.27    14,373      1.85 to 1.15          6.66            6.42 to 4.91
Strategic Income
   Opportunities Series I     2010    400   18.48 to 18.06     7,359      1.75 to 1.40          7.31            1.61 to 1.56
Strategic Income
   Opportunities Series II    2010    687   17.86 to 12.70    12,430      1.90 to 1.15         23.27            1.57 to 1.45
                              2009     95   16.21 to 15.81     1,517      1.85 to 1.40          6.15           24.68 to 24.12
                              2008     85   13.00 to 12.73     1,094      1.85 to 1.40          9.19         (10.04) to (10.44)
                              2007    136   14.45 to 14.22     1,943      1.85 to 1.40          1.77            4.06 to 3.59
                              2006    163   13.89 to 13.73     2,244      1.85 to 1.40          3.01            2.43 to 1.97
Total Bond Market Trust A
   Series II                  2010    103   12.63 to 12.42     1,348      2.10 to 1.15          3.04           -0.61 to 1.01
                              2009     24   13.70 to 12.35       325      1.85 to 1.20          2.06           2.30 to (1.19)
                              2008     30   13.49 to 13.39       400      1.85 to 1.40          1.78            4.05 to 3.58
                              2007      3   12.97 to 12.93        42      1.85 to 1.40          0.24            3.74 to 3.43
Total Bond Market Trust A
   Series NAV                 2010     49   13.64 to 13.47       661      1.55 to 0.80          4.49            4.99 to 4.20
                              2009     13   12.99 to 12.93       172      1.55 to 0.80          6.81            3.94 to 3.43
Total Return Series I         2010    868   20.99 to 14.81    18,679      1.75 to 0.80          2.29            6.79 to 5.78
                              2009  1,056   19.84 to 13.86    21,410      1.75 to 0.80          3.99           11.62 to 10.41
                              2008  1,166   18.54 to 17.78    21,108      1.75 to 1.40          4.56            1.33 to 0.98
                              2007  1,411   18.29 to 17.60    25,258      1.75 to 1.40          7.46            6.97 to 6.60
                              2006  1,760   17.10 to 16.52    29,476      1.75 to 1.40          3.46            2.16 to 1.81

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
Total Return Series II        2010  1,929 $17.94 to $16.70  $ 35,302     1.90% to 1.15%         2.09%          6.18% to 5.38%
                              2009  2,189   17.03 to 15.73    37,904      1.90 to 1.15          3.93           12.06 to 11.23
                              2008  1,984   15.31 to 14.04    30,864      1.90 to 1.15          4.70            1.43 to 0.67
                              2007  1,991   15.21 to 13.84    30,752      1.90 to 1.15          7.20            7.03 to 4.90
                              2006  2,196   14.65 to 12.90    31,877      1.85 to 1.15          3.26            3.44 to 1.53
Total Stock Market Index
   Series I                   2010     42   11.97 to 11.89       496      1.75 to 1.40          1.23           15.57 to 15.17
                              2009     55   10.36 to 10.32       564      1.75 to 1.40          1.40           27.08 to 26.63
                              2008     76     8.15 to 8.15       620      1.75 to 1.40          1.44         (38.08) to (38.29)
                              2007    112   13.21 to 13.17     1,483      1.75 to 1.40          2.10            3.71 to 3.34
                              2006    143   12.78 to 12.49     1,821      1.75 to 1.40          1.00           13.70 to 13.30
Total Stock Market Index
   Series II                  2010    528   15.95 to 15.35     8,253      1.85 to 1.40          1.08           15.26 to 14.75
                              2009    603   13.84 to 13.37     8,170      1.85 to 1.40          1.36           26.74 to 26.17
                              2008    715   10.92 to 10.60     7,664      1.85 to 1.40          1.31         (38.16) to (38.44)
                              2007    809   17.66 to 17.22    14,027      1.85 to 1.40          1.22           3.05 to (2.45)
                              2006    424   17.06 to 16.20     7,114      1.85 to 1.40          0.80           13.50 to 12.99
Ultra Short Term Bond
   Series II                  2010     81   12.47 to 12.38     1,010      2.10 to 0.35          1.48           -0.23 to -0.95
U.S. Government Securities
   Series I                   2010      0   25.39 to 16.22         0      1.75 to 1.40          0.98            1.89 to 1.77
                              2009    586   24.92 to 15.94    12,511      1.75 to 1.40          2.90            6.88 to 6.51
                              2008    750   23.32 to 14.97    14,851      1.75 to 1.40          3.48          (2.78) to (3.12)
                              2007    903   23.98 to 15.45    18,094      1.75 to 1.40          8.06            1.71 to 1.35
                              2006  1,010   23.58 to 15.24    19,539      1.75 to 1.40          4.92            2.94 to 2.58
U.S. Government Securities
   Series II                  2010      0   14.02 to 14.07         0      1.90 to 1.15          0.83            1.90 to 1.65
                              2009    803   13.84 to 13.76    11,325      1.90 to 1.15          2.85            6.98 to 6.19
                              2008    883   13.04 to 12.86    11,709      1.90 to 1.15          3.70          (2.77) to (3.50)
                              2007    803   13.51 to 13.23    10,996      1.90 to 1.15          7.70            1.75 to 0.05
                              2006    809   13.69 to 12.97    10,952      1.85 to 1.15          4.65            4.01 to 2.29
U.S. High Yield Series II     2010      0   17.16 to 16.74         0      1.85 to 1.40         32.16            8.49 to 8.08
                              2009     18   15.82 to 15.49       277      1.85 to 1.40          8.23           44.34 to 43.7
                              2008     15   10.96 to 10.78       166      1.85 to 1.40          5.58         (22.15) to (22.50)
                              2007     15   14.08 to 13.91       205      1.85 to 1.40          8.06            1.25 to 0.80
                              2006     21   13.90 to 13.80       286      1.85 to 1.40          2.75            7.94 to 7.46
Utilities Series I            2010    107   19.81 to 19.15     2,093      1.75 to 1.40          2.23           12.34 to 11.95
                              2009    153   17.63 to 17.11     2,649      1.75 to 1.40          4.94           31.91 to 31.45
                              2008    151   13.37 to 13.01     1,985      1.75 to 1.40          2.73         (39.50) to (39.71)
                              2007    231   22.10 to 21.59     5,041      1.75 to 1.40          1.93           25.62 to 25.18
                              2006    307   17.59 to 17.24     5,351      1.75 to 1.40          2.18           29.19 to 28.74
Utilities Series II           2010    178   30.39 to 29.24     5,251      1.85 to 1.40          2.17           12.04 to 11.54
                              2009    206   27.13 to 26.21     5,422      1.85 to 1.40          4.70           31.61 to 31.02
                              2008    217   20.61 to 20.00     4,346      1.85 to 1.40          2.45         (39.59) to (39.86)
                              2007    251   34.12 to 33.26     8,340      1.85 to 1.40          1.61           25.33 to 24.76
                              2006    284   27.22 to 24.79     7,562      1.85 to 1.40          2.05           28.96 to 28.38
Value Series I                2010    181   25.05 to 13.31     4,974      1.75 to 0.80          0.98           21.25 to 20.10
                              2009    208   20.86 to 10.98     4,741      1.75 to 0.80          1.31           38.73 to 29.28
                              2008    268   17.09 to 15.04     4,384      1.75 to 1.40          0.98         (41.70) to (41.90)
                              2007    367   29.30 to 25.88    10,314      1.75 to 1.40          1.32            6.70 to 6.33
                              2006    472   27.46 to 24.34    12,458      1.75 to 1.40          0.38           19.37 to 18.95

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2010

7. UNIT VALUES-- (CONTINUED)

                                            AT DECEMBER 31,                  FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                   --------------------------------- ------------------------------------------------------------
                                    UNITS  UNIT FAIR VALUE   ASSETS  EXPENSE RATIO HIGHEST   INVESTMENT   TOTAL RETURN HIGHEST TO
SUB-ACCOUNT                   YEAR (000S) HIGHEST TO LOWEST  (000S)       TO LOWEST*       INCOME RATIO**        LOWEST***
----------------------------- ---- ------ ----------------- -------- --------------------- -------------- -----------------------
Value Series II               2010    202 $14.27 to $19.30  $  3,772     1.90% to 1.15%         0.79%         20.57% to 19.67%
                              2009    214   16.13 to 11.84     3,344      1.90 to 1.15          1.14           39.18 to 38.14
                              2008    231    11.68 to 8.50     2,622      1.90 to 1.15          0.77         (41.64) to (42.07)
                              2007    275   20.16 to 14.57     5,423      1.90 to 1.15          1.03            6.76 to 6.40
                              2006    250   19.49 to 13.62     4,786      1.85 to 1.15          0.19           19.12 to 8.79

* These amounts represent the annualized contract expenses of the variable account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying Portfolio are excluded.

** These ratios, which are not annualized, represent the distributions from net investment income received by the sub-account from the underlying Portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against policyholder accounts either through the reductions in the unit values or the redemptions of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying Portfolio in which the sub-accounts invest.

*** These amounts represent the total return for the periods indicated, including changes in the value of the underlying Portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options indicated in footnote 1 with a date notation, if any, denote the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period. For closed sub-accounts, the total return is calculated from the beginning of the reporting period to the date the sub-account closed. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

8. DIVERSIFICATION REQUIREMENTS

Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract, other than a contract issued in connection with certain types of employee benefits plans, will not be treated as an annuity contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of Treasury.

The Company believes that the Account satisfies the current requirements of the regulations, and it intends that the Account will continue to meet such requirements.

                                     PART C

                                OTHER INFORMATION

Guide to Name Changes and Successions:

                                  NAME CHANGES

DATE OF CHANGE       OLD NAME                                          NEW NAME
------------------   -----------------------------------------------   ----------------------------------------------------
October 1, 1997      FNAL Variable Account                             The Manufacturers Life Insurance Company of New York
                                                                       Separate Account A
October 1, 1997      First North American Life Assurance Company       The Manufacturers Life Insurance Company of New York
November 1, 1997     NAWL Holding Co., Inc.                            Manulife-Wood Logan Holding Co., Inc.
September 24, 1999   Wood Logan Associates, Inc.                       Manulife Wood Logan, Inc
January 1, 2005      The Manufacturers Life Insurance Company of New   John Hancock Life Insurance Company of New York
                     York Separate Account A                           Separate Account A
January 1, 2005      The Manufacturers Life Insurance Company of New   John Hancock Life Insurance Company of New York
                     York                                              Separate Account A.
January 1, 2005      Manulife Financial Securities LLC                 John Hancock Distributors LLC
January 1, 2005      Manufacturers Securities Services LLC             John Hancock Investment Management Services LLC

On September 30, 1997, Manufacturers Securities Services, LLC ("MSSLLC") succeeded to the business of NASL Financial Services, Inc.

The following changes became effective January 1, 2002: (a) The Manufacturers Life Insurance Company of North America ("Manulife North America") merged into The Manufacturers Life Insurance Company (U.S.A.) with the latter becoming the owner of all of Manulife North America's assets; (b) Manulife Financial Securities LLC became the successor broker-dealer to Manufacturers Securities Services, LLC.

                                    * * * * *

Item 24. Financial Statements and Exhibits

     (a)  Financial Statements


          (1) Financial Statements of the Registrant, John Hancock Life Insurance Company of New York Separate Account A. [FILED HEREWITH]



          (2) Financial Statements of the Depositor, John Hancock Life Insurance Company of New York. [FILED HEREWITH]


     (b)  Exhibits

          (1) (a) Resolution of the Board of Directors of First North American Life Assurance Company establishing the FNAL Variable Account - incorporated by reference to Exhibit (b)(1)(a) to Form N-4, File No. 33-46217, filed on February 25, 1998.

               (b) Resolution of the Board of Directors of First North American Life Assurance Company establishing the Fixed Separate Account - incorporated by reference to Exhibit (b)(1)(b) to Form N-4, File No. 33-46217, filed on February 25, 1998.

               (c) Resolution of the Board of Directors of First North American Life Assurance Company establishing The Manufacturers Life Insurance Company of New York Separate Account D and The Manufacturers Life Insurance Company of New York Separate Account E - incorporated by reference to Exhibit (b)(1)(c) to Form N-4, File No. 33-46217, filed on February 25, 1998.

          (2) Agreements for custody of securities and similar investments - NOT APPLICABLE.

          (3) (a) Underwriting and Distribution Agreement dated January 1, 2002, incorporated by reference to Exhibit (3)(a) to Form N-4, File No. 033-79112, filed on April 30, 2009.

               (b) General Agent and Broker-Dealer Selling Agreement, incorporated by reference to Exhibit (3)(b) to Form N-4, File No. 033-79112, filed on April 30, 2009.

               (c) Amended and Restated Underwriting and Distribution Agreement dated December 1, 2009, incorporated by reference to Exhibit 24(b)(3)(c) to Post-Effective Amendment No. 4 to Registration Statement, File No. 333-146590, filed on February 1, 2010.

          (4)  (a)  (i)  Form of Specimen Flexible Purchase Payment Individual
                         Deferred Variable Annuity Contract. [TO BE FILED BY AMENDMENT]

                    (ii) [Form of Specimen Income Plus For Life Rider]. [TO BE
                         FILED BY AMENDMENT]

                    (iii) [Form of Specimen Income Plus For Life Rider]. [TO BE
                         FILED BY AMENDMENT]

               (b)  (i)  [Form of Endorsement]. [TO BE FILED BY AMENDMENT]

                    (ii) [Form of Individual Retirement Annuity Endorsement].
                         [TO BE FILED BY AMENDMENT]

                    (iii)[Form of Roth Individual Retirement Annuity
                         Endorsement]. [TO BE FILED BY AMENDMENT]

                    (iv) [Form of SIMPLE Individual Retirement Annuity
                         Endorsement]. [TO BE FILED BY AMENDMENT]

          (5)  (a)  (i)  Form of Specimen Application for Flexible Purchase
                         Payment Individual Deferred Combination Variable Annuity Contract. [TO BE FILED BY AMENDMENT]

          (6)  (a)  (i)  Declaration of Intention and Charter of First North
                         American Life Assurance Company - incorporated by reference to Exhibit 24(b)(6)(a)(i) to Post-Effective Amendment No. 7 to Registrant's Registration Statement, File No. 33-46217, filed on February 25, 1998.

                    (ii) Certificate of Amendment of the Declaration of
                         Intention and Charter of First North American Life Assurance Company - incorporated by reference to
                         Exhibit 24(b)(6)(a)(ii) to Post-Effective Amendment No. 7 to Registrant's Registration Statement, File No. 33-46217, filed on February 25, 1998.

                    (iii) Certificate of Amendment of the Declaration of
                         Intention and Charter of The Manufacturers Life Insurance Company of New York - incorporated by reference to Exhibit 24(b)(6)(a)(iii) to Post-Effective Amendment No. 7 to Registrant's Registration Statement, File No. 33-46217, filed on February 25, 1998.

                    (iv) Certificate of Amendment of the Declaration of
                         Intention and Charter of John Hancock Life Insurance Company of New York dated as of January 1, 2005 -incorporated by reference to Exhibit 24(b)(6)(a)(iv) to Post-Effective Amendment No. 1 to Form N-4 Registration Statement, File No. 333-138846, filed on May 1, 2007.

                    (v) Certificate of Amendment of the Declaration of Intention and Charter of John Hancock Life Insurance Company of New York dated as of August 10, 2006 - incorporated by reference to Exhibit 24(b)(6)(a)(v) to Post-Effective Amendment No. 1 to Registration Statement, File No. 333-138846, filed on May 1, 2007.

                    (vi) Certificate of Amendment of the Declaration of
                         Intention and Charter of John Hancock Life Insurance Company of New York dated as of December 17, 2009 - incorporated by reference to Exhibit 24(b)(6)(a)(vi) to Post Effective Amendment No. 41, to Registration Statement, File No. 033-79112, filed on May 3, 2010.

               (b)  (i)  By-Laws of John Hancock Life Insurance Company of New
                         York, as amended and restated as of July 31, 2006, incorporated by reference to Exhibit 24(b)(6)(b)(i) to Post-Effective Amendment No. 1, to Registration Statement, File No. 333-138846, filed on May 1, 2007.

                    (ii) John Hancock Life Insurance Company of New York,
                         Amended and Restated By-Laws, as adopted on November 19, 2009 - incorporated by reference to Exhibit 24(b)(6)(b)(ii) to Post-Effective Amendment 41 to Registration Statement, File No. 033-79112, filed on May 3, 2010.

                    (iii) John Hancock Life Insurance Company of New York,
                         Amended and Restated By-Laws, as adopted on December 14, 2010 - incorporated by reference to Exhibit 24(b)(6)(b)(iii) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-169797, filed on February 22, 2011.

          (7)  (a)  Contracts of Reinsurance - NOT APPLICABLE.

          (8) Other material contracts not made in the ordinary course of business which are to be performed in whole or in part on or after the date the registration statement is filed:

               (a) Administrative Services Agreement between The Manufacturers Life Insurance Company of New York and The Manufacturers Life Insurance Company (U.S.A.), effective January 1, 2001, incorporated by reference to Exhibit 24(b)(8)(a) to Post-Effective Amendment No. 5 to Registration Statement, File No. 333-61283, filed on April 30, 2002.

               (b) Investment Services Agreement between The Manufacturers Life Insurance Company and The Manufacturers Life Insurance Company of New York - incorporated by reference to Exhibit 1(A)(8)(c) to pre-effective amendment no. 1 to The Manufacturers Life Insurance Company of New York Separate Account B Registration Statement on Form S-6, filed March 16, 1998.

               (c)(i) Participation Agreement among John Hancock Life Insurance
                    Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company and John Hancock Trust dated April 20, 2005. Incorporated by reference to pre-effective amendment no. 1 file number 333-126668 filed with the Commission on October 12, 2005.

               (ii) Shareholder Information Agreement between John Hancock Life
                    Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance, and John Hancock Trust portfolios (except American Funds Insurance Series) dated April 16, 2007. Incorporated by reference to post-effective amendment number 9 file number 333-85284 filed with the Commission in April, 2007.


          (9) Opinion of Counsel and consent to its use as to the legality of the securities being registered, incorporated by reference to
               Exhibit 24(b)(9) to this Registration Statement, File No. 333-172475, filed on February 28, 2011.



          (10) Written consent of Ernst & Young LLP, independent registered public accounting firm. [FILED HEREWITH]


          (11) All financial statements omitted from Item 23, Financial Statements - NOT APPLICABLE.

          (12) Agreements in consideration for providing initial capital between or among Registrant, Depositor, Underwriter or initial contract owners - NOT APPLICABLE.

          (13) Schedules of computations - Incorporated by reference to Exhibit
               (b)(13) to Post Effective Amendment No. 2 to Form N-4, File Number 33-76162, filed on March 1, 1996.


          (14) Powers of Attorney for Thomas Borshoff, James R. Boyle, Steven Finch, Ruth Ann Fleming, James D. Gallagher, Scott S. Hartz, Rex Schlaybaugh, Jr., and John G. Vrysen, incorporated by reference to Exhibit 24(b)(14) to this Registration Statement, File No. 333-172475, filed on February 28, 2011.

Item 25. Directors and Officers of the Depositor.

     OFFICERS AND DIRECTORS OF JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
                        EFFECTIVE AS OF JANUARY 13, 2011


NAME AND PRINCIPAL BUSINESS ADDRESS   POSITION WITH DEPOSITOR
-----------------------------------   -----------------------------------------------------------------------------------
James R. Boyle***                     Chairman and President
Jonathan Chiel*                       Executive Vice President and General Counsel
Thomas Borshoff*                      Director
Paul M. Connolly*                     Director
Steven Finch***                       Director and Executive Vice President
Ruth Ann Fleming*                     Director
James D. Gallagher*                   Director and Executive Vice President
Scott S. Hartz***                     Director, Executive Vice President, and Chief Investment Officer - U.S. Investments
Rex  Schlaybaugh, Jr.*                Director
John G. Vrysen*                       Director and Senior Vice President
Marc Costantini*                      Executive Vice President
Peter Levitt**                        Executive Vice President and Treasurer
Katherine  MacMillan**                Executive Vice President
Stephen R. McArthur**                 Executive Vice President
Hugh McHaffie*                        Executive Vice President
Bob Diefenbacher+                     Senior Vice President
Peter Gordon***                       Senior Vice President
Allan Hackney*                        Senior Vice President and Chief Information Officer
Gregory Mack*                         Senior Vice President
Ronald J. McHugh*                     Senior Vice President
Lynne Patterson*                      Senior Vice President and Chief Financial Officer
Craig R. Raymond*                     Senior Vice President, Chief Actuary, and Chief Risk Officer
Diana L. Scott*                       Senior Vice President
Alan R. Seghezzi***                   Senior Vice President
Bruce R. Speca*                       Senior Vice President
Tony Teta***                          Senior Vice President
Brooks Tingle***                      Senior Vice President
Emanuel Alves*                        Vice President, Counsel, and Corporate Secretary
John C. S. Anderson***                Vice President
Roy V. Anderson*                      Vice President
Arnold Bergman*                       Vice President
Stephen J. Blewitt***                 Vice President
Robert Boyda*                         Vice President
John E. Brabazon***                   Vice President and Chief Financial Office, Investments
George H. Braun***                    Vice President
Thomas Bruns*                         Vice President
Tyler Carr*                           Vice President
Robert T. Cassato*                    Vice President
Kevin J. Cloherty*                    Vice President
Brian Collins+                        Vice President
Art Creel*                            Vice President
George Cushnie**                      Vice President
John J. Danello*                      Vice President
Willma Davis***                       Vice President
Anthony J. Della Piana***             Vice President
Brent Dennis***                       Vice President
Robert Donahue++                      Vice President
John Egbert*                          Vice President
Edward Eng**                          Vice President
Carol Nicholson Fulp*                 Vice President
Paul Gallagher+++                     Vice President

     OFFICERS AND DIRECTORS OF JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
                        EFFECTIVE AS OF JANUARY 13, 2011

NAME AND PRINCIPAL BUSINESS ADDRESS   POSITION WITH DEPOSITOR
-----------------------------------   -----------------------------------------------------------------------------------
Wayne A. Gates++                      Vice President
Ann Gencarella***                     Vice President
Richard Harris**                      Vice President and Appointed Actuary
John Hatch*                           Vice President
Kevin Hill***                         Vice President
E. Kendall Hines***                   Vice President
Eugene Xavier Hodge, Jr.***           Vice President
James C. Hoodlet***                   Vice President
Roy Kapoor**                          Vice President
Mitchell Karman***                    Vice President, Chief Compliance Officer, and Counsel
Frank Knox*                           Vice President, Chief Compliance Officer - Retail Funds/Separate Accounts
Jonathan Kutrubes*                    Vice President
Cynthia Lacasse***                    Vice President
Denise Lang**                         Vice President
Robert Leach*                         Vice President
David Longfritz*                      Vice President
Nathaniel I. Margolis***              Vice President
John Maynard+                         Vice President
Steven McCormick**                    Vice President
Janis K. McDonough***                 Vice President
Scott A. McFetridge***                Vice President
William McPadden***                   Vice President
Maureen Milet***                      Vice President and Chief Compliance Officer - Investments
Peter J. Mongeau+                     Vice President
Steven Moore**                        Vice President
Curtis Morrison***                    Vice President
Tom Mullen*                           Vice President
Scott Navin***                        Vice President
Nina Nicolosi*                        Vice President
Frank O'Neill*                        Vice President
Jacques Ouimet+                       Vice President
Gary M. Pelletier***                  Vice President
Steven Pinover*                       Vice President
Krishna Ramdial**                     Vice President, Treasury
S. Mark Ray***                        Vice President
Jill Rebman**                         Vice President
Mark Rizza*                           Vice President
Ian R. Roke*                          Vice President
Andrew Ross**                         Vice President
Thomas Samoluk*                       Vice President
Jonnie Smith****                      Vice President
Yiji S. Starr*                        Vice President
Gaurav Upadhya**                      Vice President
Simonetta Vendittelli++               Vice President
Peter de Vries**                      Vice President
Karen Walsh*                          Vice President
Linda A. Watters*                     Vice President
Joseph P. Welch+                      Vice President
Jeffery Whitehead*                    Vice President and Controller
Henry Wong***                         Vice President
Randy Zipse***                        Vice President

*    Principal business office is 601 Congress Street, Boston, MA 02210

**   Principal business office is 200 Bloor Street, Toronto, Canada M4W 1E5

***  Principal business office is 197 Clarendon Street, Boston, MA 02117

**** Principal business office is 164 Corporate Drive Portsmouth, NH 03801

+    Principal business office is 200 Berkeley Street, Boston, MA 02116

++   Principal business office is 380 Stuart Street, Boston, MA 02116

+++  Principal business office is 200 Clarendon Street, Boston, MA 02116

Item 26. Persons Controlled by or Under Common Control with Depositor or Registrant.

Registrant is a separate account of John Hancock Life Insurance Company (U.S.A.) (the "Company"), operated as a unit investment trust. Registrant supports certain benefits payable under the Company's variable annuity contracts by investing assets allocated to various investment options in shares of John Hancock Trust (the "Trust"), which is a "series" type of mutual fund registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company. The purchasers of variable annuity and variable life insurance contracts, in connection with which the Trust is used, will have the opportunity to instruct the Company with respect to the voting of the shares of the Series Fund held by Registrant as to certain matters. Subject to the voting instructions, the Company directly controls Registrant.


On the effective date of this Pre-Effective Amendment to the Registration Statement, the Company and its affiliates are controlled by Manulife Financial Corporation ("MFC"). A list of other persons controlled by MFC as of December 31, 2010 appears below:

                         MANULIFE FINANCIAL CORPORATION
                   PRINCIPAL SUBSIDIARIES - DECEMBER 31, 2010

                                                       __________________
                                                      |                  |
                                                      |Manulife Financial|
                                                      |    Corporation   |
                                                      |     (Canada)     |
                                                      |__________________|
                                                               |
                                                               |........................................................
                                                               |                                                       .
                                                       ________|_________                                         _____._______
                                                      |                  |                                       |             |
                                                      | The Manufacturers|                                       | John Hancock|
                                                      |  Life Insurance  |                                       | Reassurance |
                                                      |      Company     |                                       | Company Ltd.|
                                                      |     (Canada)     |                                       |  (Bermuda)  |
                                                      |__________________|                                       |_____________|
                                                               |
                                                               |
                                                               |_________________________________________________________________
                                                               |                                                                 |
 ______________________________________________________________|______________________                                           |
|                  |                  |                      .  |                     |                                          |
|                  |                  |                      .  |                     |                                          |
|                  |                  |                      .  |                     |                                          |
|    ___________   |   ____________   |     ______________   .  |   _______________   |   ____________                           |
|   |           |  |  |            |  |    |              |  .  |  |               |  |  |            |                          |
|   |    NAL    |  |  |   Manulife |  |    |   Manulife   |  .  |  |    Manulife   |  |__|    MLI     |                          |
|   | Resources |  |  |    Asset   |  |    |   Insurance  |  .  |  |    Holdings   |     | Resources  |                          |
|___|Management |  |__| Management |  |    |  (Thailand)  |  .  |__|    (Bermuda)  |     |    Inc.    |                          |
|   |  Limited  |  |  |   (North   |  |    |    Public    |...     |     Limited   |     | (Alberta)  |                          |
|   | (Canada)  |  |  |   America) |  |    |    Company   |94.7%|__|    (Bermuda)  |     |____________|                          |
|   |___________|  |  |   Limited  |  |    |    Limited   |     |  |_______________|           .                                 |
|                  |  |  (Canada)  |  |    |  (Thailand)  |     |                              .                                 |
|                  |  |____________|  |    |______________|     |                              ......................            |
|                  |                  |           |             |                              .                    .            |
|                  |                  |           |99.9999%     |                              .                    . 58.72%     |
|    __________    |   ____________   |     ______|_______      |   _______________       _____.______          ____.________    |
|   |          |   |  |            |  |    |              |     |  |               |     |            |        |             |   |
|   | Manulife |   |  | MFC Global |  |    |   Manulife   |     |  | Manufacturers |     |  Manulife  |        |   Manulife  |   |
|___|  Bank of |   |  |    Fund    |  |    |     Asset    |     |__|  P&C Limited  |     |    Life    |    ____|   Holdings  |   |
|   |  Canada  |   |__| Management |  |    |  Management  |     |  |  (Barbados)   |     |  Insurance |   |    |    Berhad*  |   |
|   | (Canada) |   |  |  (Europe)  |  |    |  (Thailand)  |     |  |_______________|     |   Company  |   |    |  (Malaysia) |   |
|   |__________|   |  | Limited(2) |  |    |    Company   |     |                        |   (Japan)  |   |    |_____________|   |
|                  |  |  (England) |  |    |    Limited   |     |                        |____________|   |                      |
|                  |  |____________|  |    |  (Thailand)  |     |                              |          |                      |
|                  |        |         |    |______________|     |                              |          |                      |
|                           |         |                         |                              |          |                      |
|    __________    |   _____|______   |     ______________      |   _______________       _____|______    |     _____________    |
|   |          |   |  |            |  |    |              |     |  |               |     |            |   |    |             |   |
|   | Manulife |   |  |   Manulife |  |    |   Manulife   |     |  | Manufacturers |     | MFC Global |   |    |   Manulife  |   |
|___|  Canada  |   |  |    Asset   |  |____|   (Vietnam)  |     |__|      Life     |     | Investment |   |____|   Insurance |   |
|   |   Ltd.   |   |__| Management |  |    |    Limited   |     |  |  Reinsurance  |     | Management |   |    |    Berhad   |   |
|   | (Canada) |   |  |  (Europe)  |  |    |   (Vietnam)  |     |  |    Limited    |     |   (Japan)  |   |    |  (Malaysia) |   |
|   |__________|   |  |   Limited  |  |    |______________|     |  |   (Barbados)  |     |  Limited(3)|   |    |_____________|   |
|                  |  |  (England) |  |           |             |  |_______________|     |   (Japan)  |   |                      |
|                  |  |___________ |  |           |             |                        |____________|   |     ______________   |
|                  |                  |           |             |                                         |    |              |  |
|                  |                  |           |             |                                         |    |Manulife Asset|  |
|    ___________   |   ____________   |     ______|_______      |   _______________                       |____|  Management  |  |
|   |           |  |  |            |  |    |              |     |  |               |                           |  (Malaysia)  |  |
|   |   First   |  |  |  Berkshire |  |    |   Manulife   |     |  |   Manulife    |                           |    Sdn Bhd   |  |
|   |   North   |  |  |  Insurance |  |    |     Asset    |     |  | International |                           |  (Malaysia)  |  |
|___| American  |  |__|  Services  |  |    |  Management  |     |__|   Holdings    |                           |______________|  |
|   | Insurance |  |  |    Inc.    |  |    |   (Vietnam)  |        |    Limited    |                                             |
|   |  Company  |  |  |  (Ontario) |  |    |    Company   |        |   (Bermuda)   |                                             |
|   | (Canada)  |  |  |____________|  |    |     Ltd.     |        |_______________|                                             |
|   |___________|  |        |         |    |   (Vietnam)  |               |                                                      |
|                  |        |         |    |______________|               |_____________________                                 |
|                  |        |         |                                   |                     |                                |
|    ___________   |   _____|______   |     _____________           ______|________       ______|______                          |
|   |           |  |  |            |  |    |              |        |               |     |             |                         |
|   |    FNA    |  |  |     JH     |  |    |   Manulife   |        |   Manulife    |     |   Manulife  |                         |
|___| Financial |  |  | Investments|  |____|  (Singapore) |        |(International)|     |     Asset   |                         |
|   |   Inc.    |  |  | (Delaware) |  |    |   Pte. Ltd.  |        |    Limited    |     |  Management |                         |
|   | (Canada)  |  |  |     LLC    |  |    |  (Singapore) |        |   (Bermuda)   |     |International|                         |
|   |___________|  |  | (Delaware) |  |    |______________|        |_______________|     |   Holdings  |                         |
|         |        |  |____________|  |                                   |              |    Limited  |                         |
|         |        |                  |                                   |              |  (Barbados) |                         |
|         |        |                  |                                   | 51%          |_____________|                         |
|         |        |                  |                                   |                    |                                 |
|    _____|_____   |   ____________   |     ______________          ______|________       _____|_______                          |
|   |           |  |  |            |  |    |              |        |               |     |             |                         |
|   |  Manulife |  |  |  Manulife  |  |    |   Manulife   |        |   Manulife-   |     |   Manulife  |                         |
|   |   Asset   |  |  | Securities |  |    |     Asset    |        |   Sinochem    |     |     Asset   |                         |
|   | Management|  |__| Investment |  |    |  Management  |        |     Life      |     |  Management |                         |
|   |  Limited  |  |  |  Services  |  |____|  (Singapore) |        | Insurance Co. |     |  (Hong Kong)|                         |
|   | (Ontario) |  |  |    Inc.    |  |    |     Pte.     |        | Ltd. (China)  |     |    Limited  |                         |
|   |___________|  |  |  (Canada)  |  |    |     Ltd.     |        |_______________|     |  (Hong Kong)|                         |
|                  |  |____________|  |    |  (Singapore) |                              |_____________|                         |
|                  |                  |    |______________|                                    |                                 |
|                  |                  |                                                        |                                 |
|    ___________   |   ____________   |     ______________                                _____|_______                          |
|   |           |  |  |            |  |    |              |                              |             |                         |
|   |    EIS    |  |  |  Manulife  |  |    |      The     |                              |  Manulife   |                         |
|   | Services  |  |__| Securities |  |    | Manufacturers|                              |    Asset    |                         |
|___| (Bermuda) |     |Incorporated|  |____|     Life     |                              | Management  |                         |
    |  Limited  |     |  (Ontario) |  |    | Insurance Co.|                              |(Taiwan) Co.,|                         |
    | (Bermuda) |     |____________|  |    |   (Phils.),  |                              |    Ltd.     |                         |
    |___________|                     |    |     Inc.     |                              |  (Taiwan)   |                         |
                                      |    | (Philippines)|                              |_____________|                         |
                                      |    |______________|                                                                      |
                                      |                                                                                          |
                                      |     _______________                                                                      |
                                      |    |               |                                                                     |
                                      |    |  PT Asuransi  |                                                                     |
                                      |____| Jiwa Manulife |                                                                     |
                                        95%|  Indonesia (1)|                                                                     |
                                           |  (Indonesia)  |                                                                     |
                                           |_______________|                                                                     |
                                                   .                                                                             |
                                                   .                                                                             |
                                            _______._______                                                                      |
                                           |               |                                                                     |
                                           |  PT Manulife  |                                                                     |
                                           |     Aset      |                                                                     |
                                           |   Manajemen   |                                                                     |
                                           |   Indonesia   |                                                                     |
                                           |  (Indonesia)  |                                                                     |
                                           |_______________|                                                                     |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                        _________________________________________________________________________________________|
                                       |
                                       |
                                _______|______
                               |              |
                               |   Manulife   |
                               |   Holdings   |
                               |   (Alberta)  |
                               |    Limited   |
                               |   (Alberta)  |
                               |______________|
                                      |
                                      |
                                ______|_______
                               |              |
                               | John Hancock |
                               |   Holdings   |
                               |  (Delaware)  |
                               |      LLC     |
                               |  (Delaware)  |
                               |______________|
                                      |
                                      |
                                ______|_______
                               |              |
                               |      The     |
                               | Manufacturers|
                               |  Investment  |
                               |  Corporation |
                               |  (Michigan)  |
                               |______________|
                                      |
                                      |____________________________________________________________________________
                                ______|_______                                           ____|______        _______|_________
                               |              |                                         |           |      |                 |
                               | John Hancock |                                         |  Manulife |      |  John Hancock   |
                               |     Life     |                                         |Reinsurance|      |Insurance Agency,|
                          _____|   Insurance  |_______________________                  |  Limited  |      |       Inc.      |
                         |     |    Company   |                       |                 | (Bermuda) |      |    (Delaware)   |
                         |     |   (U.S.A.)   |                       |                 |___________|      |_________________|
                         |     |  (Michigan)  |                       |                       |
                         |     |______________|                       |                       |
                         |                                            |                  _____|_____
                         |                                            |                 |           |
                         |      _______________               ________|_______          |  Manulife |
                         |     |               |             |                |         |Reinsurance|
                         |     | John Hancock  |             |  John Hancock  |         | (Bermuda) |
                         |     | Life & Health |       ______|Subsidiaries LLC|         |  Limited  |
                         |_____|   Insurance   |      |      |   (Delaware)   |         | (Bermuda) |
                         |     |    Company    |      |      |________________|         |___________|
                         |     |(Massachusetts)|      |
                         |     |_______________|      |
                         |                            |
                         |                            |
                         |      ______________        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      |  John Hancock  |
                         |_____| Distributors |       |______|    Financial   |
                         |     |      LLC     |       |      |  Network, Inc. |
                         |     |  (Delaware)  |       |      | (Massachusetts)|
                         |     |______________|       |      |________________|
                         |                            |
                         |                            |
                         |      ______________        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      | Hancock Natural|
                         |     |     Life     |       |______| Resource Group,|
                         |_____|   Insurance  |       |      | Inc. (Delaware)|
                         |     |    Company   |       |      |________________|
                         |     |  of New York |       |
                         |     |  (New York)  |       |
                         |     |______________|       |
                         |            |               |
                         |            | 38%           |
                         |      ______|_______        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      |   Declaration  |
                         |_____|  Investment  |       |______|  Management &  |
                           57% |  Management  |       |      |  Research LLC  |
                               | Services, LLC|       |      |   (Delaware)   |
                               |  (Delaware)  |       |      |________________|
                               |______________|       |
                                     /.\              |
                                      .               |       ________________
                                      .               |      |                |
                                      .               |      |  The Berkeley  |
                                      .               |______|    Financial   |
                                      .                      |    Group, LLC  |
                                      .......................|   (Delaware)   |
                                               5%            |________________|
                                                                     .
                                                                     .
                                                              _______.________
                                                             |                |
                                                             |  John Hancock  |
                                                             |  Advisers, LLC |
                                                             |   (Delaware)   |
                                                             |________________|
                                                                     .
                                                                     .
                                                              _______.________
                                                             |                |
                                                             |  John Hancock  |
                                                             |    Funds, LLC  |
                                                             |   (Delaware)   |
                                                             |________________|

........ Indirect Control
_______ Direct Control

(1) The remaining 5% equity of PT Asuransi Jiwa Manulife Indonesia is indirectly held by The Manufacturers Life Insurance Company

(2) MFC Global Fund Management (Europe) Limited changed its name to Manulife Asset Management (Europe) Holdings Limited effective January 6, 2011.

(3) MFC Global Investment Management (Japan) Limited changed its name to Manulife Asset Management (Japan) Limited effective January 11, 2011.

This chart displays voting shares. All entities are 100% controlled unless otherwise indicated.

Item 27. Number of Contract Owners.


As of FEBRUARY 28, 2011, there were 0 qualified and 0 non-qualified contracts of the series offered hereby outstanding.


Item 28. Indemnification.

Article 10 of the Charter of the Company provides as follows:

TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to such director established his or her such acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or (ii) the liability of a director for any act or omission prior to the adoption of this Article by the shareholders of the Corporation. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article VII of the By-laws of the Company provides as follows:

Section VII.1. Indemnification of Directors and Officers. The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator, testatrix or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this Section shall be made in respect of (1) a threatened action, or a pending action which is settled or is otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or , if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

The Corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she, his or her testator, testatrix or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, of its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters.

     (a) Set forth below is information concerning other investment companies for which John Hancock Distributors, LLC ("JHD LLC"), the principal underwriter of the contracts, acts as investment adviser or principal underwriter.

NAME OF INVESTMENT COMPANY                                           CAPACITY IN WHICH ACTING
--------------------------                                           ------------------------
John Hancock Life Insurance Company (U.S.A.) Separate Account H      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account A      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account N      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account I      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account L      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account M      Principal Underwriter
John Hancock Life Insurance Company of New York Separate Account A   Principal Underwriter
John Hancock Life Insurance Company of New York Separate Account B   Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account Q      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account W      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account X      Principal Underwriter
John Hancock Variable Life Account UV                                Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account R      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account T      Principal Underwriter
John Hancock Variable Life Account S                                 Principal Underwriter
John Hancock Variable Life Account U                                 Principal Underwriter
John Hancock Variable Life Account V                                 Principal Underwriter

     (b) John Hancock Life Insurance Company (U.S.A.) is the sole member of John Hancock Distributors LLC (JHD LLC). The management of JHD LLC is vested in its board of managers (consisting of Edward Eng**, Steve Finch***, Lynne Patterson*, Christopher M. Walker**, and Karen Walsh*) who have authority to act on behalf of JHD LLC.

          *    Principal business office is 601 Congress Street, Boston, MA
               02210

          ** Principal business office is 200 Bloor Street, Toronto, Canada M4W 1E5

          ***  Principal business office is 197 Clarendon St, Boston, MA 02116

     (c)  None.

Item 30. Location of Accounts and Records.

All books and records are maintained at 100 Summit Lake Drive, Second Floor, Valhalla, New York 10595.

Item 31. Management Services.

The Company has entered into an Administrative Services Agreement with The Manufacturers Life Insurance Company ("Manulife"). This Agreement provides that under the general supervision of the Board of Directors of the Company, and subject to initiation, preparation and verification by the Chief Administrative Officer of the Company, Manulife shall provide accounting services related to the provision of a payroll support system, general ledger, accounts payable, tax and auditing services.

Item 32. Undertakings.

     (a) Representation of Insurer pursuant to Section 26 of the Investment Company Act of 1940.

          John Hancock Life Insurance Company of New York (the "Company") hereby represents that the fees and charges deducted under the Contracts issued pursuant to this registration statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Company.

     (b) Representation of Registrant Pursuant to Section 403(b) of the Internal Revenue Code of 1986, as amended

          The Company is relying on a no-action letter issued in connection with funding vehicles for retirement plans meeting the requirements of
          Section 403(b) of the Internal Revenue Code of 1986, as amended, on November 28, 1988, SEC Reference No. IP-6-88, and is complying with the provisions of paragraphs 1-4 of such no action letter.

     (c)  Undertakings Pursuant to Item 32 of Form N-4

          (1) The Depositor and Registrant will file a post-effective amendment to this registration statement as frequently as is necessary to insure that the audited financial statements in the registration statement are never longer than 16 months old for so long as payments under the variable annuity contracts may be accepted;

          (2) The Depositor and Registrant will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

          (3) The Depositor and Registrant will deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant and the Depositor have caused this Pre-Effective Amendment to the Registration Statement to be signed on their behalf in the City of Boston, Massachusetts, on this 30th day of March, 2011.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT A
(Registrant)

By: JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
    (Depositor)


By: /s/ James D. Gallagher
    ---------------------------------
    James D. Gallagher
    Director and President


JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK


By: /s/ James D. Gallagher
    ---------------------------------
    James D. Gallagher
    Director and President

                                   SIGNATURES

     As required by the Securities Act of 1933, this Pre-Effective Amendment to the Registration Statement has been signed by the following persons in their capacities with the Depositor on this 30th day of March, 2011.


Signature                               Title
---------                               -------------------------------------------------


/s/ James D. Gallagher                  Director and President
-------------------------------------   (Principal Executive Officer)
James D. Gallagher


/s/ Lynne Patterson                     Senior Vice President and Chief Financial Officer
-------------------------------------   (Principal Financial Officer)
Lynne Patterson


/s/ Jeffery J. Whitehead                Vice President and Controller
-------------------------------------   (Principal Accounting Officer)
Jeffery J. Whitehead


         *                              Chairman
-------------------------------------
James R. Boyle


         *                              Director
-------------------------------------
Thomas Borshoff


                                        Director
-------------------------------------
Paul M. Connolly


         *                              Director
-------------------------------------
Steven Finch


         *                              Director
-------------------------------------
Ruth Ann Fleming


         *                              Director
-------------------------------------
Scott S. Hartz


         *                              Director
-------------------------------------
Rex Schlaybaugh, Jr.


         *                              Director
-------------------------------------
John G. Vrysen


*/s/ Thomas J. Loftus                   Senior Counsel - Annuities
-------------------------------------
Thomas J. Loftus
Pursuant to Power of Attorney

                                  EXHIBIT INDEX

ITEM NO.           DESCRIPTION
--------    -------------------------
24(b)(10)   Ernst & Young LLP Consent